As filed with the Securities and Exchange Commission on November 25, 2014

Registration No. 333-198962

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Skyline Medical Inc.

(Exact name of registrant as specified in its charter)

Delaware	3842	33-1007393
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2915 Commers Drive, Suite 900
Eagan, Minnesota 55121
(651) 389-4800

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Joshua Kornberg, Chief Executive Officer
2915 Commers Drive, Suite 900
Eagan, Minnesota 55121
(651) 389-4800

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Martin Rosenbaum, Esq. Maslon Edelman Borman & Brand, LLP 3300 Wells Fargo Center 90 South Seventh Street Minneapolis, Minnesota 55402 Tel: 612-672-8000/Fax: 612-672-8397	Daniel I. Goldberg, Esq. Reed Smith LLP 599 Lexington Avenue 22nd Floor New York, New York 10022 Tel. 212-521-5400/Fax 212-521-5450	Anthony J. Marsico, Esq. Greenberg Traurig, LLP MetLife Building 200 Park Avenue New York, New York 10166 Tel: 212-801-9200/Fax: 212-801-6400

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)
Common Stock, $0.01 par value(2)(3)	$11,500,000	$1,481.20
Common Stock Global Purchase Warrants	$28,750	$3.70	(4)
Shares of Common Stock, $0.01 par value, underlying Common Stock Global Purchase Warrants(2)(5)	$14,375,000	$1,851.50
Representative’s Common Stock Purchase Warrant	—	—	(6)
Shares of Common Stock, $0.01 par value, underlying Representative’s Global Common Stock Purchase Warrant(2)(7)	$625,000	$80.50
Total	$26,528,750	$3,416.90*

*	Previously paid.
(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Pursuant to Rule 416, under the Securities Act the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.
(3)	Includes shares the underwriters have the option to purchase to cover over-allotments, if any.
(4)	Estimated solely for purpose of calculating the registration fee pursuant to Rule 457(i) under the Securities Act.
(5)	There will be issued a warrant to purchase one share of common stock for every one share offered. The warrants are exercisable at a per share price equal to 125% of the common stock public offering price.
(6)	No registration fee required pursuant to Rule 457(g) under the Securities Act.
(7)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, based on an estimated proposed maximum aggregate offering price of $625,000, which is equal to 125% of $500,000 (5% of $10,000,000).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting and offer to buy these securities in any jurisdiction where the offer of sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED NOVEMBER 25, 2014

1,111,112 Shares of Common Stock

Warrants to Purchase 1,111,112 shares of Common Stock

We are offering 1,111,112 shares of our common stock and warrants to purchase up to an aggregate of 1,111,112 shares of our common stock. The warrants will have a per share exercise price of [125% of the public offering price of the common stock]. The warrants are exercisable immediately and will expire five years from the date of issuance.

Our securities are not listed on any national securities exchange. Our common stock is currently quoted on the OTCQB marketplace under the symbol “SKLN.QB.” On October 24, 2014, we effected a 1:75 reverse stock split of our issued and outstanding common stock. We have applied to list our common stock and warrants on The NASDAQ Capital Market under the symbols “SKLN” and “SKLNW”, respectively. No assurance can be given that our application will be approved. The last reported per share price for our common stock was $9.00, as quoted by the OTCQB marketplace on November 21, 2014.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 13 OF THIS PROSPECTUS FOR A DISCUSSION OF INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	Per Share	Per Warrant	Total
Public offering price	$	$	$
Underwriting discounts and commissions(1)	$	$	$
Proceeds to us, before expenses	$	$	$
(1)	The underwriters will receive compensation in addition to the underwriting discount. See “Underwriting” beginning on page 89 of this prospectus for a description of compensation payable to the underwriters.

We have granted a 45-day option to the representative of the underwriters to purchase up to 166,667 additional shares of common stock and/or 166,667 warrants from us at the public offering price, less the underwriting discount, solely to cover over-allotments, if any.

The underwriters expect to deliver our shares and warrants to purchasers in the offering on or about            , 2014.

Aegis Capital Corp

The date of this prospectus is           , 2014

Skyline Medical Inc. STREAMWAY® System Fluid Management System

You should rely only on the information contained in this prospectus or in any free writing prospectus that we may specifically authorize to be delivered or made available to you. We have not, and the underwriters have not, authorized anyone to provide you with any information other than that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may only be used where it is legal to offer and sell our securities. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted.

For investors outside the United States: We have not and the underwriters have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus outside the United States.

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PROSPECTUS SUMMARY

This summary contains basic information about us and this offering. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors.” Some of the statements contained in this prospectus, including statements under this summary and “Risk Factors” are forward-looking statements and may involve a number of risks and uncertainties. We note that our actual results and future events may differ significantly based upon a number of factors. You should not put undue reliance on the forward-looking statements in this document, which speak only as of the date on the cover of this prospectus.

References to “we,” “our,” “us,” the “Company,” or “Skyline” refer to Skyline Medical Inc., a Delaware corporation.

Business Overview

Skyline Medical Inc. is a medical device company that develops and manufactures The STREAMWAY® System a safe, environmentally conscious, innovative and cost-effective solution for the collection and disposal of infectious fluids that result from surgical procedures and post-operative care. Skyline owns patent rights to its products, has previously received 510(k) approval from the FDA, and distributes these products to hospitals, surgical centers, and other medical facilities where bodily and irrigation fluids produced during surgical procedures must be contained, measured, documented, and disposed. Skyline’s products minimize the exposure potential to the healthcare workers who handle such fluids. Skyline’s goal is to create products that dramatically reduce staff exposure without significant changes to established operative procedures, historically a major stumbling block to innovation and product introduction. In addition to simplifying the handling of these fluids, Skyline believes its technologies provide cost savings to facilities over the aggregate costs incurred today using the traditional canister method of collection, neutralization, and disposal. Skyline currently sells its products through an experienced in-house sales force and independent distributors located throughout the United States. Skyline also intends to seek the necessary approvals to distribute its products in Europe, Asia, Latin America, Canada, and other areas outside of the U.S.

The STREAMWAY FMS is a wall mounted fully automated system that disposes of an unlimited amount of suctioned fluid providing uninterrupted performance for surgeons while virtually eliminating healthcare workers exposure to potentially infectious fluids found in the surgical environment. The system also provides a revolutionary new way to dispose of ascetic fluid with no evac bottles, suction canisters, transport or risk of exposure. The Company also manufactures and sells two disposable products required for system operation: a bifurcated single procedure filter and tissue trap and a single use bottle of cleaning solution. Both items are used on a single procedure basis and must be discarded after use.

Skyline’s virtually hands free direct-to-drain technology will (a) significantly reduce the risk of healthcare worker exposure to these infectious fluids by replacing canisters, (b) further reduce the risk of worker exposure when compared to powered canister technology that requires transport to and from the operating room, (c) reduce the cost per procedure for handling these fluids, and (d) enhance the surgical team’s ability to collect data to accurately assess the patient’s status during and after procedures.

The STREAMWAY FMS is unique to the industry in that it allows for continuous suction to the surgical field and provides unlimited capacity to the user so no surgical procedure will ever have to be interrupted to change canisters. It is wall mounted and takes up no valuable operating room space. The FMS will replace the manual process of collecting fluids in canisters and transporting and dumping in sinks outside of the operating room that is still being used by many hospitals and surgical centers.

Skyline believes its products provide substantial cost savings and improvements in safety in facilities that still use manual processes. In cases where healthcare organizations re-use canisters, the FMS cleaning process eliminates the need for cleaning of canisters for re-use. The FMS reduces the safety issues facing operating room nurses, the cost of the handling process, and the amount of infectious waste generated when the traditional method of disposing of canisters is used. The FMS is fully automated, does not require transport to and from the operating room and eliminates any canister that requires emptying. It is positioned to penetrate its market segment due to its virtually hands free operation, simple design, ease of use, continuous suction, continuous flow, unlimited capacity and efficiency in removal of infectious waste with minimal exposure of operating room personnel to potentially infectious material.

Market — Infectious and Bio-hazardous Waste Management

Due to the potential for ill effects to healthcare workers from exposure to infectious/bio-hazardous materials Federal and state regulatory agencies have issued mandatory guidelines for the control of such materials, and in particular, bloodborne pathogens. The presence of infectious materials is most prevalent in the surgical suite and post-operative care units where often, large amounts of bodily fluids, including blood, bodily and irrigation fluids are continuously removed from the patient during the surgical procedure. Surgical teams and post-operative care personnel may be exposed to these potentially serious hazards during the procedure via direct contact of blood materials or more indirectly via splash and spray. According to the Occupational Safety and Health Administration (“OSHA”), workers in many different occupations are at risk of exposure to bloodborne pathogens, including Hepatitis B and C, and HIV/AIDS. First aid team members, housekeeping personnel, nurses and other healthcare providers are examples of workers who may be at risk of exposure.

According to the American Hospital Association’s (AHA) Hospital Statistics, 2013 edition, America’s hospitals performed 86 million surgeries. This number does not include the many procedures performed at surgery centers across the country. The majority of these procedures produce potentially infectious materials that must be disposed with the lowest possible risk of cross-contamination to healthcare workers. Current standards of care allow for these fluids to be retained in canisters, located in the operating room where they can be monitored throughout the surgical procedure. Once the procedure is complete these canisters and their contents are disposed using a variety of methods all of which include manual handling and result in a heightened risk to healthcare workers for exposure to their contents.

There are currently approximately 40,000 operating rooms and surgical centers in the U.S. (AHA, Hospital Statistics, 2008). The hospital market has typically been somewhat independent of the U.S. economy; therefore we believe that our targeted market is not cyclical, and the demand for our products will not be heavily dependent on the state of the economy. We benefit by having our products address both the procedure market of nearly 51.6 million inpatient procedures (CDC, National Hospital Discharge Survey: 2010 table) as well as the hospital operating room market (approximately 40,000 operating rooms).

We expect the hospital surgery market to continue to increase due to population growth, the aging of the population, expansion of surgical procedures to new areas, for example, use of the endoscope, which requires more fluid management, and new medical technology. With recent emphasis on increasing health-care coverage, including several state mandates for universal or near-universal coverage, health-care construction has become one of the fastest growing institutional construction categories.

Current Techniques of Collecting Infectious Fluids

Typically, during the course of the procedure, fluids are continuously removed from the surgical site via wall suction and tubing and collected in large canisters (1,500 – 3,000 milliliters (ml) capacity or 1.5 – 3.0 liters) adjacent to the surgical table. These canisters, made of glass or high impact plastic, have graduated markers on them allowing the surgical team to make estimates of fluid loss in the patient both intra-operatively as well as for post-operative documentation. Fluid contents are retained in the canisters until the procedure is completed or until the canister is full and needs to be removed. During the procedure the surgical team routinely monitors fluid loss using the measurement calibrations on the canister and by comparing these fluid volumes to quantities of saline fluid introduced to provide irrigation of tissue for enhanced visualization and to prevent drying of exposed tissues. After the procedure is completed the fluids contained in the canisters are measured and a calculation of total blood loss is determined. This is done to ensure no excess fluids of any type remain within the body cavity or that no excessive blood loss has occurred, both circumstances that may place the patient at an increased risk post-operatively.

Once total blood loss has been calculated, the healthcare personnel must dispose of the fluids. This is typically done by manually transporting the fluids from the operating room to a waste station and directly pouring the material into a sink that drains to the sanitary sewer where it is subsequently treated by the local waste management facility, a process that exposes the healthcare worker to the most risk for direct contact or splash exposure. Once emptied these canisters are placed in large, red pigmented, trash bags and disposed of as infectious waste — a process commonly referred to as “red-bagging.”

Alternatively, the canisters may be opened in the operating room and a gel-forming powder is poured into the canister, rendering the material gelatinous. These gelled canisters are then red-bagged in their entirety and removed to a bio-hazardous/infectious holding area for disposal. In larger facilities the canisters, whether pre-treated with gel or not, are often removed to large carts and transported to a separate special handling area where they are processed and prepared for disposal. Material that has been red-bagged is disposed of separately, and more expensively, from other medical and non-medical waste by companies specializing in that method of disposal.

Although all of these protection and disposal techniques are helpful, they represent a piecemeal approach to the problem and fall short of providing adequate protection for the surgical team and other workers exposed to infectious waste. A major spill of fluid from a canister, whether by direct contact as a result of leakage or breakage, splash associated with the opening of the canister lid to add gel, while pouring liquid contents into a hopper, or during the disposal process, is cause for concern of acute exposure to human blood components — one of the most serious risks any worker faces in the performance of his or her job. Once a spill occurs, the entire area must be cleaned and disinfected and the exposed worker faces a potential of infection from bloodborne pathogens. These pathogens include, but are not limited to, HIV, HPV, and other infectious agents. Given the current legal liability environment the hospital, unable to identify at-risk patients due to concerns over patient rights and confidentiality, must treat every exposure incident as a potentially infectious incident and treat the exposed employee according to a specific protocol that is both costly to the facility and stressful to the affected employee and his or her co-workers. In cases of possible exposure to communicable disease, the employee could be placed on paid administrative leave, frequently involving worker’s compensation, and additional workers must be assigned to cover the affected employee’s responsibilities. The facility bears the cost of both the loss of the affected worker and the replacement healthcare worker in addition to any ongoing health screening and testing of the affected worker to confirm if any disease has been contracted from the exposure incident. Employee morale issues also weigh heavily on staff and administration when a healthcare worker suffers a potentially serious exposure to bloodborne pathogens. Canisters are the most prevalent means of collecting and disposing of infectious fluids in hospitals today. Traditional, non-powered canisters and related suction and fluid disposable products are exempt and do not require FDA clearance.

Products

The STREAMWAY Fluid Management System (“FMS”) — The STREAMWAY Automated Surgical Fluid Waste Management System suctions surgical waste fluid from the patient using standard surgical tubing. The surgical waste fluid passes through our proprietary disposable filters and into the STREAMWAY FMS. The STREAMWAY FMS maintains continuous suction to the surgical field at all times. A simple, easy to use Human Interface Display screen guides the user through the set up process, ensuring that a safe vacuum level is identified and set by the user for each procedure and additionally guides them through the cleaning process.

In contrast to competitive products, the wall-mounted FMS does not take up any operating room floor space and it does not require the use of any external canisters or handling by operating room personnel. It does require a dedicated system in each operating room where it is to be used. Other systems on the market are portable, meaning that they are rolled to the bedside for the surgical case and then rolled to a cleaning area, after the surgery is complete, and use canisters, which still require processing or require a secondary device (such as a docking station) to dispose of the fluid in the sanitary sewer after it has been collected. They are essentially powered canisters.

The FMS system may be installed on or in the wall during new construction or renovation or installed in a current operating room by connecting the device to the hospital’s existing sanitary sewer drain and wall suction systems. With new construction or renovation, the system will be placed in the wall and the incremental costs are minimal, limited to connectors to the hospital drain and suction systems (which systems are already required in an operating room), the construction of a frame to hold the FMS in position, and minimal labor.

The Disposable Kit — The Skyline disposables are a critical component of our business model. The disposable kit consists of a proprietary, pre-measured amount of cleaning solution in a plastic bottle that attaches to the FMS. The disposal cleaning kit also includes an in-line filter with single or multiple suction ports. The proprietary cleaning solution placed in the specially designed holder is attached and recommended to be used following each surgical procedure. Due to the nature of the fluids and particles removed during surgical procedures, the FMS is recommended to be cleaned following each use. The disposables have the “razor blade business model” characteristic with an ongoing stream of revenue for every FMS unit installed, and revenues from the sale of the kits are expected to be significantly higher over time than the revenues from the sales of the unit. Our disposable, dual use filter is designed specifically for use only on our FMS. The filter is used only once per procedure followed by immediate disposal. Our operation instructions and warranty require that a Skyline filter is used for every procedure. We have exclusive distribution rights to the disposable fluid and facilitate the use of only our fluid for cleaning following procedures by incorporating a special adapter to connect the fluid to the connector on the FMS system. We will also tie the fluid usage, which we will keep track of with the FMS software, to the product warranty.

Corporate Strategy — We intend to succeed by deploying a strategy of focused expansion within our core product and market segments, while utilizing a progressive approach to manufacturing and marketing to ensure maximum flexibility and profitability.

Our strategy is to:

•	Develop a complete line of wall-mounted fluid evacuation systems for use in hospital operating rooms, radiological rooms and free standing surgery centers as well as clinics and physicians’ offices
•	Provide products that greatly reduce worker and patient exposure to harmful materials present in infectious fluids and that contribute to an adverse working environment.
•	Utilize existing medical products independent distributors and manufacturer’s representatives to achieve the desired market penetration.
•	Continue to utilize operating room consultants, builders and architects as referrals to hospitals and day surgery centers.

Other strategy may also include:

º	Employing a lean operating structure, while utilizing the latest trends and technologies in manufacturing and marketing, to achieve both market share growth and projected profitability.
º	Providing a leasing program and/or “pay per use” program as alternatives to purchasing.
º	Providing service contracts to establish an additional revenue stream.
º	Utilizing the manufacturing experience of our management team to develop sources of supply and manufacturing to reduce costs while still obtaining excellent quality. While cost is not a major consideration in the roll-out of leading edge products, we believe that being a low-cost provider will be important long term.
º	Offering an innovative warranty program that is contingent on the exclusive use of our disposable kit to enhance the success of our after-market disposable products.

Technology and Competition

Fluid Management for Surgical Procedures

The management of surgical waste fluids produced during and after surgery is a complex mix of materials and labor that consists of primary collection of fluid from the patient, transportation of the waste fluid within the hospital to a disposal or processing site and disposal of that waste either via incineration or in segregated landfills.

Once the procedure has ended, the canisters currently being used in many cases, and their contents must be removed from the operating room and disposed. There are several methods used for disposal, all of which present certain risks to the operating room team, the crews who clean the rooms following the procedure and the other personnel involved in their final disposal. These methods include:

•	Direct Disposal Through the Sanitary Sewer. In virtually all municipalities, the disposal of liquid blood may be done directly to the sanitary sewer where it is treated by the local waste management facility. This practice is approved and recommended by the EPA. In most cases these municipalities specifically request that disposed bio-materials not be treated with any known anti-bacterial agents such as glutalderhyde, as these agents not only neutralize potentially infectious agents but also work to defeat the bacterial agents employed by the waste treatment facilities themselves. Disposal through this method is fraught with potential exposure to the service workers, putting them at risk for direct contact with these potentially infectious agents through spillage of the contents or via splash when the liquid is poured into a hopper - a specially designated sink for the disposal of infectious fluids. Once the infectious fluids are disposed of into the hopper, the empty canister is sent to central processing for re-sterilization (glass and certain plastics) or for disposal in the bio-hazardous/infectious waste generated by the hospital (red-bagged).
•	Conversion to Gel for Red-Bag Disposal. In many hospital systems the handling of this liquid waste has become a liability issue due to worker exposure incidents and in some cases has even been a point of contention during nurse contract negotiations. Industry has responded to concerns of nurses over splash and spillage contamination by developing a powder that, when added to the fluid in the canisters, produces a viscous, gel-like substance that can be handled more safely. After the case is completed and final blood loss is calculated, a port on the top of each canister is opened and the powder is poured into it. It takes several minutes for the gel to form, after which the canisters are placed on a service cart and removed to the red-bag disposal area for disposal with the other infectious waste.

There are four major drawbacks to this system:

•	It does not ensure protection for healthcare workers, as there remains the potential for splash when the top of the canister is opened.
•	Based on industry pricing data, the total cost per canister increases by approximately $2.00.
•	Disposal costs to the hospital increase dramatically as shipping, handling and landfill costs are based upon weight rather than volume in most municipalities. The weight of an empty 2,500 ml canister is about 1 pound. A canister and its gelled contents weigh about 7.5 pounds, and the typical cost to dispose of medical waste is approximately $0.30 per pound.
•	The canister filled with gelled fluid must be disposed; it cannot be cleaned and re-sterilized for future use.

Despite the increased cost of using gel and the marginal improvement in health care worker protection it provides, several hospitals have adopted gel as their standard procedure.

Current Competition, Technology, and Costs

Single Use Canisters — In the U.S., glass reusable containers are infrequently used as their high initial cost, frequent breakage and costs of reprocessing are typically more costly than single use high impact plastic canisters, even when disposal is factored in. Each single use glass canister costs roughly $8.00 each while the high impact plastic canisters cost $2.00 – $3.00 each and it is estimated that a range of two to eight canisters are used in each procedure, depending on the operation. Our FMS would replace the use of canisters and render them unnecessary, as storage and disposal would be performed automatically by the FMS. Our true competitive advantage, however, is our unlimited capacity, eliminating the need for any high volume cases to be interrupted for canister changeover.

Solidifying Gel Powder — One significant drawback of the solidifying gels is that they increase the weight of the materials being sent to the landfill by a factor of five to seven times, resulting in a significant cost increase to the hospitals that elect to use the products. The FMS eliminates the need for solidifying gel, providing savings in both gel powder usage and associated landfill costs.

Sterilization and Landfill Disposal — Current disposal methods include the removal of the contaminated canisters (with or without the solidifying gel) to designated biohazardous/infectious waste sites. Previously many hospitals used incineration as the primary means of disposal, but environmental concerns at the international, domestic and local level have resulted in a systematic decrease in incineration worldwide as a viable method for disposing of blood, organs or materials saturated with bodily fluids. When landfill disposal is used, canisters are included in the general red-bag disposal and, when gel is used, comprise a significant weight factor. Where hopper disposal is still in use, most of the contents of the red-bag consist only of outer packaging of supplies used in surgery and small amounts of absorbent materials impregnated with blood and other waste fluid. These, incidentally, are retained and measured at the end of the procedure to provide a more accurate assessment of fluid loss or retention. Once at the landfill site, the red-bagged material is often steam-sterilized with the remaining waste being ground up and interred into a specially segregated waste dumpsite.

Handling Costs — Once the surgical team has finished the procedures, and a blood loss estimate is calculated, the liquid waste (with or without solidifying gels) is removed from the operating room and either disposed of down the sanitary sewer or transported to an infectious waste area of the hospital for later removal. The FMS would significantly reduce the labor costs associated with the disposal of fluid or handling of contaminated canisters, as the liquid waste is automatically emptied into the sanitary sewer after measurements are obtained. We will utilize the same suction tubing currently being used in the operating room, so no additional cost is incurred with our process. While each hospital handles fluid disposal differently, we believe that the cost of our cleaning fluid after each procedure will be less than the current procedural cost that could include the cost of canisters, labor to transport the canisters, solidifying powder, gloves, gowns, mops, goggles, shipping, and transportation, as well as any costs associated with spills that may occur due to manual handling.

A hidden but very real and considerable handling cost is the cost of an infectious fluid exposure. A July 2007 research article published in Infection Control Hospital Epidemiology concluded that “Management of occupational exposures to blood and bodily fluids is costly; the best way to avoid these costs is by prevention of exposures.” According to the article, hospital management cost associated with occupational blood exposure can, conservatively, be more than $4,500 per exposure. Because of privacy laws, it is difficult to obtain estimates of exposure events at individual facilities; however, in each exposure the worker must be treated as a worse case event. This puts the healthcare worker through a tremendous amount of personal trauma, and the health care facility through considerable expense and exposure to liability and litigation.

Nursing Labor — Nursing personnel spend significant time in the operating room readying canisters for use, calculating blood loss and removing or supervising the removal of the contaminated canisters after each procedure. Various estimates have been made, but an internal study at a large healthcare facility in Minneapolis, Minnesota, revealed that the average nursing team spends twenty minutes pre-operatively and intra-operatively setting up, monitoring fluid levels and changing canisters as needed and twenty minutes post-operatively readying blood loss estimates or disposing of canisters. Estimates for the other new technologies reviewed have noted few cost savings to nursing labor.

The FMS would save nursing time as compared to the manual process of collecting and disposing of surgical waste. Set-up is as easy as attaching the suction tube to the inflow port of the FMS. Post-operative clean-up requires approximately five minutes, the time required to dispose of the suction tubing and disposable filter to the red-bag, calculate the patient’s blood loss, attach the bottle of cleaning solution to the inlet port of the unit, initiate the cleaning cycle, and dispose of the emptied cleaning solution. The steps that our product avoids, which are typically involved with the manual disposal process include, canister setup, interpretation of an analog read out for calculating fluid, canister management during the case (i.e. swapping out full canisters), and then temporarily storing, transferring, dumping, and properly disposing of the canisters.

Marketing and Sales Distribution

We sell the FMS and procedure disposables through various methods that may include a direct sales force, independent distributors and manufacturer’s representatives covering the vast majority of major U.S. and outside U.S. markets. Currently we have six regional managers selling, and demoing the FMS for prospective customers and distributors, as well as, supporting our current customer base for disposable resupply. We are close to signing contracts with various hospital purchasing groups and have signed on independent distributors. Our targeted customer base includes nursing administration, operating room managers, CFOs, CEOs, risk management, and infection control. Other professionals with an interest in the product include physicians, nurses, biomedical engineering, anesthetists, imaging, anesthesiologists, human resources, legal, administration and housekeeping.

Promotion — The dangers of exposure to infectious fluid waste are well recognized in the medical community. It is our promotional strategy to effectively educate medical staff regarding the risks of contamination using current waste collection procedures and the advantages of the FMS in protecting medical personnel from inadvertent exposure. We intend to leverage this medical awareness and concern with education of regulatory agencies at the local, state and federal levels about the advantages of the FMS.

We supplement our sales efforts with a promotional mix that will include a number of printed materials, video support and a website. We believe our greatest challenge lies in reaching and educating the 1.6 million medical personnel who are exposed daily to fluid waste in the operating room or in other healthcare settings (OSHA, CPL 2-2.44C). These efforts will require utilizing single page selling pieces, video educational pieces for technical education, use of scientific journal articles and a webpage featuring product information, educational materials, and training sites.

Pricing — We believe prices for the FMS and its disposable procedure kit reflect a substantial cost savings to hospitals and surgical centers compared to their long-term procedure costs. Our pricing strategy ensures that the customer realizes actual cost savings when using the FMS versus replacing traditional canisters, considering the actual costs of the canisters and associated costs such as biohazard processing labor and added costs of biohazard waste disposal. Our cleaning solution’s bottle is recyclable, and the anticipated selling price of the fluid is built into our cost analysis. In contrast, an operation using traditional disposal methods will often produce multiple canisters destined for biohazard processing. Biohazard disposal costs are estimated by Outpatient Surgery Magazine to be 5 times more per pound to dispose of than regular waste (Outpatient Surgery Magazine, April 2007). Once the canister has touched blood, it is considered “red bag” biohazard waste, whereas the cleaning fluid bottle used in our system can be recycled or disposed with the rest of the facility’s plastics.

The FMS lists for $21,900 per system (one per operating room — installation extra) and $24 per unit retail for the proprietary disposables: one filter and one bottle of cleaning solution to the U.S. hospital market. By comparison, the disposal system of Stryker Instruments, one of our competitors, retails for approximately $25,000 plus an $8,000 docking station and requires a disposable component with an approximate cost of $25 per procedure and a proprietary cleaning fluid (cost unknown per procedure). Per procedure cost of the traditional disposal process includes approximate costs of $2 – $3.00 per liter canister, plus solidifier at $2 per liter canister, plus the biohazard premium disposal cost approximated at $1.80 per liter canister. In addition, the labor, gloves, gowns, goggles, and other related material handling costs are also disposal expenses.

Ability to Continue as a Going Concern

We have suffered recurring losses from operations and have a stockholders’ deficit. Although we have been able to fund our current working capital requirements, principally through debt and equity financing, there is no assurance that we will be able to do so in the future. These factors raise substantial doubt about our ability to continue as a going concern. As a result of the above factors, our independent registered public accounting firm has indicated in their audit opinion, contained in our financial statements included in this prospectus that they have serious doubts about our ability to continue as a going concern. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Plan of Financing; Going Concern Qualification.”

Risks

We are subject to a number of risks, which you should be aware of before deciding to purchase the securities in this offering. In particular, you should consider the following risks, which are discussed more fully in the section titled “Risk Factors.”

•	As a result of our current lack of financial liquidity and negative stockholders’ equity, our auditors have expressed substantial concern about our ability to continue as a “going concern.”
•	We have significant indebtedness, which may restrict our business and operations, adversely affect our cash flow and restrict our future access to sufficient funding to finance desired growth.

•	Our limited operating history does not afford investors a sufficient history on which to base an investment decision.
•	Our business is dependent upon proprietary intellectual property rights, which if we were unable to protect, could have a material adverse effect on our business.
•	If we become subject to intellectual property actions, this could hinder our ability to deliver our products and services and our business could be negatively impacted.
•	We face significant competition, including competition from companies with considerably greater resources than ours, and if we are unable to compete effectively with these companies, our market share may decline and our business could be harmed.
•	Our products require FDA clearance and our business will be subject to intense governmental regulation and scrutiny, both in the U.S. and abroad.
•	Our product has only recently entered the commercial market and, although we anticipate market acceptance, we do not have enough customer experience with it to predict future demands.
•	If our product is not accepted by our potential customers, it is unlikely that we will ever become profitable.
•	We are dependent for our success on a few key executive officers. Our inability to retain those officers would impede our business plan and growth strategies, which would have a negative impact on our business and the value of an investment.
•	The relative lack of public company experience of our management team may put us at a competitive disadvantage.
•	Costs incurred because we are a public company may affect our profitability.
•	Even if we do obtain a listing on the NASDAQ Capital Market, there can be no assurance that we will be able to comply with continued listing standards of the NASDAQ Capital Market.
•	Our recent reverse stock split may decrease the liquidity of the shares of our common stock.

Corporate Information

The Company was originally incorporated on April 23, 2002 in Minnesota as BioDrain Medical, Inc. Effective August 6, 2013, the Company changed its name to Skyline Medical Inc. Pursuant to an Agreement and Plan of Merger dated effective December 16, 2013, the Company merged with and into a Delaware corporation with the same name that was its wholly-owned subsidiary, with such Delaware Corporation as the surviving corporation of the merger.

Our address is 2915 Commers Drive, Suite 900, Eagan, Minnesota 55121. Our telephone number is (651) 389-4800, and our website address is www.skylinemedical.com.

Recent Developments

Conversions of Preferred Stock and Convertible Promissory Notes and Agreements With Convertible Noteholders.  In connection with the closing of this offering, the holders of the Company’s Series A Convertible Preferred Stock will convert an aggregate of $2,055,000 in principal balance of such preferred stock into an aggregate of 326,191 shares of the Company’s common stock at the conversion prices specified in the Certificate of Designation, filed January 27, 2014, setting forth the preferences, rights and limitations of the Series A Convertible Preferred Stock. The terms of the Series A Convertible Preferred Stock are described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Historical Financing — 2014 Sales of Preferred Stock and Warrants” below.

From July through September 2014, the Company entered into a series of securities purchase agreements pursuant to which it issued approximately $1,802,396 original principal amount of convertible promissory notes (the “2014 Convertible Notes”) and warrants exercisable for shares of the Company’s common stock. The terms of the 2014 Convertible Notes are described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Historical Financing — 2014 Sales of Convertible Notes and Warrants.” below. As of the date of this prospectus, $471,739 aggregate principal amount of the 2014 Convertible Notes, plus accrued and unpaid interest thereto with respect to Convertible Notes that have been converted in full, have been converted into shares of the

Company’s common stock. In connection with this offering, the holders of the Company’s 2014 Convertible Notes (“the Convertible Noteholders”) have agreed to convert the following outstanding principal amount outstanding of 2014 Convertible Notes, plus accrued and unpaid interest thereon with respect to 2014 Convertible Notes that have been converted in full, upon the completion of this offering pursuant to the terms set forth in such notes: SOK Partners, LLC (“SOK”), all of the approximately $108,695.60 outstanding principal amount; 31Group, LLC (“31 Group”), approximately $200,000 of the approximately $463,478 outstanding principal amount; Evan Myrianthopoulos, a managing director of the representative of the underwriters, all of the approximately $27,173.90 outstanding principal amount; and certain affiliates of the Company and certain persons with whom the Company was required to have a pre-existing relationship (collectively, the “Affiliates”) in the aggregate, approximately $367,391.20 of the approximately $532,173.60 outstanding principal amount. Assuming a conversion price of $6.50 per share (which represents a 27.5% discount to the assumed offering price of $9.00 per share), such balances of the notes would be converted into the following numbers of shares of Common Stock: SOK, approximately 17,336 shares; 31 Group, approximately 31,898 shares; Mr. Myrianthopoulos, approximately 4,292 shares; and Affiliates in the aggregate, approximately 58,595 shares. The remaining principal amount of the 2014 Convertible Notes, plus any accrued and unpaid interest, will be redeemed with proceeds from this offering, as follows: 31Group, approximately $263,478 of the approximately $463,478 outstanding principal amount; and Affiliates in the aggregate, approximately $164,782.40 of the approximately $532,173.60 outstanding principal amount. See “Use of Proceeds.”

In consideration for the Convertible Noteholders’ converting certain balances of their 2014 Convertible Notes upon the closing of this offering as described above and the execution of a general release, pursuant to which the Convertible Noteholders agree to release the Company from any and all claims, demands, actions, causes of actions, damages, obligations, liabilities and suits of whatsoever kind or nature arising from, relating to, or otherwise in connection with the 2014 Convertible Notes, the Company has agreed to issue to the Convertible Noteholders an aggregate of 93,056 shares of Common Stock (the “Additional Shares”) with 5,556 shares to SOK, 38,889 shares to 31 Group, 1,389 shares to Mr. Myrianthopoulos and 47,222 to Affiliates in the aggregate. The Company is required to prepare and file a registration statement with the SEC within 45 days of the issuance date of the Additional Shares, and to use reasonable best efforts to have the registration statement declared effective within the earlier of (i) the 60th calendar day after the issuance date of the Additional Shares (or the 120th calendar day after the issuance date of the Additional Shares in the event that such registration statement is subject to review by the SEC) and (ii) the fifth trading day after the date the Company is notified by the SEC that such registration statement will not be reviewed or will not be subject to further review.

In addition, the Company and 31 Group have agreed that such party will exercise, at or prior to the closing of this offering, warrants with an aggregate exercise price of $50,000 for the purchase of approximately 4,041 shares of the Company’s common stock, which such Convertible Noteholder received in connection with the Company’s issuance of the 2014 Convertible Notes.

Resignation of Dr. Arnon Dreyfuss. On October 1, 2014, Dr. Arnon Dreyfuss resigned as a director of the Company.

Reverse Stock Split. The Company filed a Certificate of Amendment effecting a 1:75 reverse stock split (the “Reverse Stock Split”) with the Secretary of State of the State of Delaware, which became effective under Delaware law as of October 24, 2014. At the effective time (the “Effective Time”) of the Reverse Stock Split, the issued and outstanding Common Stock of the Company was combined on a 1-for-75 basis such that every seventy-five shares of Common Stock outstanding immediately prior to the Effective Time was combined into one share of Common Stock. This share combination was effected through the exchange and replacement of certificates representing issued and outstanding shares of Common Stock as of the Effective Time, together with immediate book-entry adjustments to the stock register of the Company maintained in accordance with the Delaware General Corporation Law. In the event that the share combination would have resulted in a shareholder being entitled to receive less than a full share of Common Stock, the fractional share that would so result was rounded up to the nearest whole share of Common Stock. The par value of each share of issued and outstanding Common Stock was not affected by the share combination. For purposes of trading of the common stock, the Reverse Stock Split was approved, by FINRA and became effective as of market open on October 28, 2014.

THE OFFERING

Securities offered by us
1,111,112 shares of common stock and warrants to purchase up to an aggregate of 1,111,112 shares of common stock.
Common stock to be outstanding immediately after this offering
4,733,727 shares of common stock (5,844,839 if the warrants are exercised in full). If the underwriters’ over-allotment option is exercised in full, the total number of shares of common stock outstanding immediately after this offering would be 4,899,894 (6,178,173 if the warrants are exercised in full).
Description of warrants
The warrants will have a per share exercise price equal to [125% of the public offering price of the common stock]. The warrants are exercisable immediately and expire five years from the date of issuance.
Use of proceeds
We intend to use the net proceeds received from this offering to build and maintain inventory, purchase tooling, purchase and install manufacturing equipment for fluids, for research and development including obtaining our CE mark, expansion of sales and marketing, to assist funding our working capital costs and to clear certain past debt. See “Use of Proceeds” on page 24.
Risk factors
See “Risk Factors” beginning on page 13 and the other information included in this prospectus for a discussion of factors you should carefully consider before investing in our securities.
OTCQB symbol
Common Stock — SKLN.QB.
Proposed symbol and listing
We have applied to list our common stock and warrants on The NASDAQ Capital Market under the symbols “SKLN” and SKLNW,” respectively.

Unless we indicate otherwise, all information in this prospectus:

•	reflects a 1-for-75 reverse stock split of our issued and outstanding shares of common stock, options and warrants that was effective October 24, 2104 and the corresponding adjustment of all common stock prices per share and stock option and warrant exercise prices per share;
•	is based on 3,091,205 shares of common stock issued and outstanding as of November 21, 2014;
•	assumes no exercise by the underwriters of their option to purchase up to an additional 166,667 shares of common stock and/or warrants to purchase 166,667 additional shares of common stock to cover over-allotments, if any;
•	excludes 445,889 shares of our common stock issuable upon exercise of outstanding stock options under our stock incentive plans at a weighted average exercise price of $7.65 per share as of November 21, 2014;
•	excludes 499,331 shares of our common stock issuable upon exercise of outstanding warrants as a result of previous private placements at a weighted average price of $8.48 per share as of November 21, 2014;
•	assumes the conversion of all outstanding Series A Convertible Preferred Stock in the aggregate principal amount of approximately $2,055,000 for 326,191 shares of common stock (based on an assumed offering price of $9.00 per share);
•	assumes the conversion of the 2014 Convertible Notes in the aggregate principal amount of $703,260.70, plus accrued and unpaid interest on such balance, for 112,163 shares of common stock (based on an assumed offering price of $9.00 per share), the redemption of the $428,260.40 in remaining principal amount of such notes, plus accrued and unpaid interest, from the proceeds of this offering, and the issuance of 93,056 shares of common stock, as described under “Conversions of Convertible Promissory Notes and Agreements With Convertible Noteholders” above;
•	excludes shares of common stock underlying the warrants to be issued to the underwriters in connection with this offering; and
•	if the public offering price of our common stock is less than $9.00, then additional shares of our common stock will be issued to the Convertible Noteholders and holders of our Series A Convertible Preferred Stock (the “Preferred Shareholders”) in connection with the conversion of the 2014 Convertible Notes and the Series A Preferred Stock at the closing of this offering as described above. However, in no event will the number of shares of common stock issued to the Convertible Noteholders and Preferred Shareholders exceed 985,094 shares.

SUMMARY FINANCIAL DATA

The following table sets forth our summary statement of operations data for the fiscal years ended December 31, 2013 and 2012 derived from our audited financial statements and related notes included elsewhere in this prospectus. The summary financial data for the nine months ended September 30, 2014 and 2013, are derived from our unaudited financial statements appearing elsewhere in this prospectus and are not indicative of results to be expected for the full year. Our financial statements are prepared and presented in accordance with generally accepted accounting principles in the United States. The results indicated below are not necessarily indicative of our future performance. You should read this information together with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

	Nine Months Ended September 30,		Year Ended December 31,
	2014	2013	2013	2012
Revenue	$785,767	$386,418	$468,125	$188,772
Operating Expenses
Research and Development Expenses	321,929	207,162	235,052	15,000
General and Administrative Expenses	4,778,644	6,955,459	9,160,454	7,333,462
Total Operating Expenses	5,100,573	7,162,621	9,395,506	7,348,462
Loss from Operations	(4,314,806)	(6,776,203)	(8,927,381)	(7,159,690)
Other Income (expense)
Interest Expense	164,964	629,722	636,503	259,349
(Gain) Loss on Equity Linked	(11,599)	(153,960)	(157,580)	3,116
Net Loss available to common shareholders	$(4,468,170)	$(7,251,965)	$(9,406,304)	$(7,422,155)
Loss per common share – basic and diluted	$(1.51)	$(4.30)	$(4.64)	$(8.00)
Weighted average number of shares – basic and diluted	2,967,483	1,687,625	2,026,115	927,838

	As of September 30, 2014
	Actual	Pro Forma As Adjusted(1)
Balance Sheet Data:
Cash and cash equivalents	$244,044	$8,544,044
Total assets	1,236,865	9,536,865
Total liabilities	5,071,698	3,902,021
Total shareholders’ equity (deficiency)	(3,834,833)	5,634,844

(1)	Pro forma, as adjusted amounts give effect to (i) the assumed conversion of $703,260.70 in aggregate principal amount of convertible promissory notes, together with all interest accrued and unpaid thereon through the date of conversion, the assumed redemption of $428,260.40 in aggregate principal amount of such notes, together with all interest accrued and unpaid thereon through such date, with the proceeds of this offering, and of the assumed conversion of 20,550 shares of Series A Convertible Preferred Stock into an aggregate 326,191 shares of our common stock (in each case basaed on as assumed offering price of $9.00 per share), and (ii) the sale of 1,111,112 shares and warrants to acquire 1,111,112 shares in this offering, after deducting underwriting discounts and commissions and other estimated offering expenses payable by us.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. Our business could be harmed by any of these risks. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In assessing these risks, you should also refer to the other information contained in this prospectus, including our financial statements and related notes.

Risks Related to Our Business

We will require additional financing to sustain our operations, and if adequate financing is not available, we may be forced to go out of business. Such financing will be dilutive and feature restricted terms. Our independent public accounting firm has indicated in their audit opinion, contained in our financial statements, that they have serious doubts about our ability to remain a going concern.

We have never generated sufficient revenues to fund our capital requirements. We have funded our operations through a variety of debt and equity instruments. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Historical Financing” below. Our future cash requirements and the adequacy of available funds depend on our ability to sell our products. See “Plan of Financing; Going Concern Qualification” below.

In February 2014, we raised approximately $2.0 million in gross proceeds from our private placement of convertible preferred stock. In July, August and September 2014, we sold convertible notes and warrants for an aggregate purchase price of $1.475 million.

We may also need further equity financing to maintain our operations. If such financing is available, it may be highly dilutive to our existing shareholders and may otherwise include burdensome or onerous terms. Our inability to raise additional working capital at all or to raise it in a timely manner would negatively impact our ability to fund our operations, to generate revenues, and to otherwise execute our business plan, leading to the reduction or suspension of our operations and ultimately forcing us to declare bankruptcy, reorganize or to go out of business. Should this occur, the value of any investment in our securities could be adversely affected, and an investor would likely lose all or a significant portion of their investment. These factors raise substantial doubt about our ability to continue as a going concern.

Based on our current operating plan we believe that we have sufficient cash, cash equivalents and short-term investment balances to continue operating approximately through November 30, 2014 after which additional financing will be needed to continue to satisfy our obligations. While holders of our warrants could provide cash to us during that time frame through the exercise of their warrants, we are not depending on that revenue in our fundraising efforts. We commenced sales of our enhanced STREAMWAY Fluid Management System (“FMS”) in the first quarter of 2014. Sales of this product are expected to provide additional operating revenues and cash balances that could reduce the need for additional fundraising; however, cash collections for product sales are not immediate, which may result in a delay in positive operating cash flows over the next several quarters.

As a result of the above factors, our independent registered public accountant firm has indicated in their audit opinion, included herein, that they have serious doubts about our ability to continue as a going concern. The financial statements included herein have been prepared assuming the Company will continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our limited operating history makes evaluation of our business difficult.

We were formed on April 23, 2002 and to date have generated only moderate revenue year by year. Our ability to implement a successful business plan remains unproven and no assurance can be given that we will ever generate sufficient revenues to sustain our business. We have a limited operating history which makes it difficult to evaluate our performance. You must consider our prospects in light of these risks and the expenses, technical obstacles, difficulties, market penetration rate and delays frequently encountered in connection with the development of new businesses. These factors include uncertainty whether we will be able to:

•	raise capital;
•	develop and implement our business plan in a timely and effective manner;

•	be successful in uncertain markets;
•	respond effectively to competitive pressures;
•	successfully address intellectual property issues of others;
•	protect and expand our intellectual property rights; and
•	continue to develop and upgrade our products.

Our business is dependent upon proprietary intellectual property rights, which if we were unable to protect, could have a material adverse effect on our business.

We rely on a combination of patent, trade secret and other intellectual property rights and measures to protect our intellectual property. We currently own and may in the future own or license additional patent rights or trade secrets in the U.S. with non-provisional patents elsewhere in the world that cover certain of our products. We rely on patent laws and other intellectual property laws, nondisclosure and other contractual provisions and technical measures to protect our products and intangible assets. These intellectual property rights are important to our ongoing operations and no assurance can be given that any measure we implement will be sufficient to protect our intellectual property rights. Also, with respect to our trade secrets and proprietary know-how, we cannot be certain that the confidentiality agreements we have entered into with consultants, vendors and employees will not be breached, or that we will have adequate remedies for any breach. We may lose the protection afforded by these rights through patent expirations, legal challenges or governmental action. If we cannot protect our rights, we may lose our competitive advantage if these patents were found to be invalid in the jurisdictions in which we sell or plan to sell our products. The loss of our intellectual property rights could have a material adverse effect on our business.

If we become subject to intellectual property actions, this could hinder our ability to deliver our products and services and our business could be negatively impacted.

We may be subject to legal or regulatory actions alleging intellectual property infringement or similar claims against us. Companies may apply for or be awarded patents or have other intellectual property rights covering aspects of our technologies or businesses. Moreover, if it is determined that our products infringe on the intellectual property rights of third parties, we may be prevented from marketing our products. While we are currently not subject to any material intellectual property litigation, any future litigation alleging intellectual property infringement could be costly, particularly in light of our limited resources. Similarly, if we determine that third parties are infringing on our patents or other intellectual property rights, our limited resources may prevent us from litigating or otherwise taking actions to enforce our rights. Any such litigation or inability to enforce our rights could require us to change our business practices, hinder or prevent our ability to deliver our products and services, and result in a negative impact to our business. Expansion of our business via product line enhancements or new product lines to drive increased growth in current or new markets may be inhibited by the intellectual property rights of our competitors and/or suppliers. Our inability to successfully mitigate those factors may significantly reduce our market opportunity and subsequent growth.

We face significant competition, including competition from companies with considerably greater resources than ours, and if we are unable to compete effectively with these companies, our market share may decline and our business could be harmed.

Our industry is highly competitive with numerous competitors ranging from well-established manufacturers to innovative start-ups. A number of our competitors have significantly greater financial, technological, engineering, manufacturing, marketing and distribution resources than we do. Their greater capabilities in these areas may enable them to compete more effectively on the basis of price and production and more quickly develop new products and technologies.

We estimate that the total market for surgical suction canisters is approximately $100 million and has a compound annual growth rate of 5%. We estimate the total cost of using surgical canisters is a multiple of $100 million because this amount does not include the labor to handle the canisters, disposal costs and solidifying compounds commonly used to minimize exposure to health care workers. Cardinal Health, Inc., a $91 billion plus medical manufacturer and distributor, is a leading competitor. Another one of our competitors is Stryker Instruments, a wholly owned subsidiary of Stryker Corporation, which is a publicly traded company with revenues of approximately $9 billion, and has a leading position in this market. Both of these competitors are better capitalized than we are.

Companies with significantly greater resources than ours may be able to reverse engineer our products and/or circumvent our intellectual property position. Such action, if successful, would greatly reduce our competitive advantage in the marketplace.

We believe that our ability to compete successfully depends on a number of factors, including our technical innovations of unlimited suction and unlimited capacity capabilities, our innovative and advanced research and development capabilities, strength of our intellectual property rights, sales and distribution channels and advanced manufacturing capabilities. We plan to employ these and other elements as we develop our products and technologies, but there are many other factors beyond our control. We may not be able to compete successfully in the future, and increased competition may result in price reductions, reduced profit margins, loss of market share and an inability to generate cash flows that are sufficient to maintain or expand our development and marketing of new products, which could adversely impact the trading price of the shares of our common stock.

Our products require FDA clearance and our business will be subject to intense governmental regulation and scrutiny, both in the U.S. and abroad.

In March 2009, we filed a 510(k) submission with the FDA with respect to a product classification as a Class II non-exempt device. We cannot generate revenues from our product to be used in the surgical operating room without FDA clearance. We received written confirmation of final FDA clearance on April 1, 2009.

The production, marketing and research and development of our product is subject to extensive regulation and review by FDA and other governmental authorities both in the United States and abroad. In addition to testing and approval procedures, extensive regulations also govern marketing, manufacturing, distribution, labeling, and record keeping. If we do not comply with applicable regulatory requirements, violations could result in warning letters, non-approvals, suspensions of regulatory approvals, civil penalties and criminal fines, product seizures and recalls, operating restrictions, injunctions, and criminal prosecution.

Periodically, legislative or regulatory proposals are introduced that could alter the review and approval process relating to medical products. It is possible that the FDA will issue additional regulations further restricting the sale of our present or proposed products. Any change in legislation or regulations that govern the review and approval process relating to our current and future products could make it more difficult and costly to obtain approval for new products, or to produce, market, and distribute existing products.

Our product has only recently entered the commercial market and we do not have enough customer experience with it to predict future demands.

The STREAMWAY FMS has been launched into the fluid management market. We are currently manufacturing the Product, following Good Management Practice compliance regulations, at our own facility and anticipate the capability of producing the STREAMWAY FMS in sufficient quantities for future near term sales. We have contracted with a manufacturing company that fits our standards and costs. We have sold and installed a limited number of FMS Systems to date and unknown or unforeseen market requirements may arise.

If our product is not accepted by our potential customers, it is unlikely that we will ever become profitable.

The medical industry has historically used a variety of technologies for fluid waste management. Compared to these conventional technologies, our technology is relatively new, and the number of companies using our technology is limited. The commercial success of our product will depend upon the widespread adoption of our technology as a preferred method by hospitals and surgical centers. In order to be successful, our product must meet the technical and cost requirements for these facilities. Market acceptance will depend on many factors, including:

•	the willingness and ability of customers to adopt new technologies;

•	our ability to convince prospective strategic partners and customers that our technology is an attractive alternative to conventional methods used by the medical industry;
•	our ability to select and execute agreements with effective distributors and manufacturers representatives to market and sell our product; and
•	our ability to assure customer use of the Skyline proprietary cleaning fluid and in-line filter.

Because of these and other factors, our product may not gain market acceptance or become the industry standard for the health care industry. The failure of such companies to purchase our products would have a material adverse effect on our business, results of operations and financial condition.

We are dependent for our success on a few key executive officers. Our inability to retain those officers would impede our business plan and growth strategies, which would have a negative impact on our business and the value of an investment.

Our success depends on the skills, experience and performance of key members of our management team. We heavily depend on our management team: Joshua Kornberg, our President and Chief Executive Officer and Interim Chairman of the Board, David Johnson our Chief Operating Officer and Bob Myers our Chief Financial Officer. We have entered into employment agreements with all members of our senior management team and we may expand the relatively small number of executives in our company. Were we to lose one or more of these key individuals, we would be forced to expend significant time and money in the pursuit of a replacement, which could result in both a delay in the implementation of our business plan and the diversion of our limited working capital. We can give you no assurance that we can find satisfactory replacements for these key individuals at all, or on terms that are not unduly expensive or burdensome to our company. However, we have issued stock options and other equity-based compensation to attract and retain employees, and are confident that our team is committed to the products success.

Our success is dependent on our ability to attract and retain technical personnel, sales and marketing personnel, and other skilled management.

Our success depends to a significant degree on our ability to attract, retain and motivate highly skilled and qualified personnel. Failure to attract and retain necessary technical, sales and marketing personnel and skilled management could adversely affect our business. If we fail to attract, train and retain sufficient numbers of these highly qualified people, our prospects, business, financial condition and results of operations will be materially and adversely affected.

Costs incurred because we are a public company may affect our profitability.

As a public company, we incur significant legal, accounting, and other expenses, and we are subject to the SEC’s rules and regulations relating to public disclosure that generally involve a substantial expenditure of financial resources. In addition, the Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC, requires changes in corporate governance practices of public companies. We expect that full compliance with such rules and regulations will significantly increase our legal and financial compliance costs and make some activities more time-consuming and costly, which may negatively impact our financial results. To the extent our earnings suffer as a result of the financial impact of our SEC reporting or compliance costs, our ability to develop an active trading market for our securities could be harmed.

Risks Related to Our Securities and this Offering

From our inception through the date of our reincorporation in Delaware, a majority of our shares and other securities were issued in violation of the preemptive rights of existing shareholders, which could result in claims against us.

In 2013, it was brought to the attention of our management and Board of Directors that our company was subject to preemptive rights prior to its reincorporation in Delaware. The Minnesota Business Corporation Act provides such rights to shareholders of a corporation, unless the corporation’s articles of incorporation “opt out” and deny them. Our company’s articles of incorporation never denied preemptive rights or mentioned them in any way. Since our inception in 2002, our company has issued shares of common stock and other equity securities on numerous occasions to raise capital and for other purposes and, to our knowledge; we have never complied with the Minnesota preemptive rights statute in connection with such issuances. On December 16, 2013, the reincorporation merger became effective. From that date, stockholders no longer have preemptive rights relating to any future issuances of securities. As described in our Form 10-Q report for the quarter ended September 30, 2013 in Part II, Item 1A, “Risk Factors,” in connection with previous issuances of securities, we may be subject to the claims of previous and current shareholders based on violations of their preemptive rights; the risk and magnitude of these claims are uncertain, because there is little legal authority on the application of the Minnesota preemptive rights statute and if there are any future claims, we intend to vigorously defend based in part on numerous facts and circumstances described in such Form 10-Q report and other factors. However, if current or former shareholders bring claims against the company for violations of preemptive rights, there can be no assurance that our company will not be liable for damages, the amount of which cannot be predicted. Further, in connection with any such claims, a court may grant other remedies that will have a material adverse effect on our company’s financial condition or results of operations, or that will result in dilution to some existing shareholders.

Our management team will have immediate and broad discretion over the use of the net proceeds from this offering and we may use the net proceeds in ways with which you disagree.

The net proceeds from this offering will be immediately available to our management to use at their discretion. We currently intend to use the net proceeds from this offering to build and maintain inventory, construct tooling, install a filling station, tanks, label registration and boxing, support research and development, expand sales and marketing, assist with our operating and administrative expenses, clear past debt and provide working capital. See “Use of Proceeds.” We have not allocated specific amounts of the net proceeds from this offering for any of the foregoing purposes. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us or our stockholders. The failure of our management to use such funds effectively could have a material adverse effect on our business, prospects, financial condition, and results of operation.

There is currently a limited public trading market for our common stock and we cannot assure you that a more active public trading market for our common stock will develop or be sustained. Even if a market develops, you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

There is currently a limited public trading market for our registered common stock. The numbers of institutions or persons interested in purchasing our registered common stock at or near ask prices at any given time may be relatively small or nonexistent. This situation may be attributable to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume. Even if we came to the attention of such persons, they tend to be risk averse and may be reluctant to follow a relatively unproven company such as ours or purchase or recommend the purchase of our shares until such time as we become more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot assure you that an active public trading market for our registered common stock will develop or be sustained.

Limitations on director and officer liability and indemnification of our officers and directors by us may discourage shareholders from bringing suit against a director.

Our certificate of incorporation and bylaws provide, with certain exceptions as permitted by governing state law, that a director or officer shall not be personally liable to us or our shareholders for breach of fiduciary duty as a director, except for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or unlawful payments of dividends. These provisions may discourage shareholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by shareholders on our behalf against a director. In addition, our certificate of incorporation and bylaws may provide for mandatory indemnification of directors and officers to the fullest extent permitted by governing state law.

We do not expect to pay dividends for the foreseeable future, and we may never pay dividends.

We currently intend to retain any future earnings to support the development and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our Board of Directors after taking into account various factors, including but not limited to, our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. In addition, our ability to pay dividends on our common stock may be limited by state law. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize certain returns on their investment.

The Company completed a private offering in February 2014 issuing Series A Convertible Preferred Stock paying dividends at 6% of the Stated Value per annum on a quarterly basis (see “Subsequent Events” in Note 1 to the Consolidated Financial Statements included in this prospectus).

Our stock may be thinly traded.

Our common stock has been thinly traded, meaning there has been a low volume of buyers and sellers of the shares. We went public without the typical initial public offering procedures which usually include a large selling group of broker-dealers who may provide market support after going public. Thus, we will be required to undertake efforts to develop market recognition and support for our shares of common stock in the public market. The price and trading volume of our registered common stock cannot be assured. The numbers of institutions or persons interested in purchasing our registered common stock at or near ask prices at any given time may be relatively small or non-existent. This situation may be attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume. Even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days, weeks or months when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price.

Although, we intend to apply for listing of our common stock and warrants on The NASDAQ Capital Market, no assurance can be given that our application will be approved. In order for our registered common stock to be eligible to trade on The NASDAQ Capital Market, we would need, among other things, a bid price of $4.00, $5 million in stockholders’ equity, and $15 million market value of publicly held shares. We currently do not meet the objective listing criteria for listing on that exchange and there can be no assurance as to when we will qualify for such exchanges or that we will ever qualify for such exchanges. We would also need to meet the corporate governance and independent director and audit committee standards of NASDAQ. We do satisfy such standards at this time.

A limited public trading market may cause volatility in the price of our common stock and warrants.

The quotation of our common stock on the OTCQB does not assure that a meaningful, consistent and liquid trading market currently exists, and in recent years such market has experienced extreme price and volume fluctuations that have particularly affected the market prices of many smaller companies like us. Many institutional investors have investment policies which prohibit them from trading in stocks on the OTCQB Market. As a result, stocks traded on the OTCQB Market generally have limited trading volume and exhibit a wide spread between the bid/ask quotations than stock traded on national exchanges. Our common stock is thus subject to significant volatility. Sales of substantial amounts of common stock, or the perception that such sales might occur, could adversely affect prevailing market prices of our common stock and our stock price may decline substantially in a short time and our stockholders could suffer losses or be unable to liquidate their holdings. In addition, there are large blocks of restricted stock that have met the holding requirements under Rule 144 that may be sold without restriction. Our stock is thinly traded due to the limited number of shares available for trading on the market thus causing large swings in price. In addition, there is no established trading market for the warrants being offered in this offering. Although we intend to apply for listing of our common stock and warrants on The NASDAQ Capital Market, no assurance can be given that our application will be approved, or that, if the application is approved, the price of our common stock will be less volatile, or that the price of the warrants will not be volatile.

We expect volatility in the price of our common stock and warrants, which may subject us to securities litigation.

If established, the market for our common stock may be characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will be more volatile than a seasoned issuer for the indefinite future. In addition, there is no established trading market for the warrants being offered in this offering. Although, we intend to apply for listing of our common stock and warrants on The NASDAQ Capital Market, no assurance can be given that our application will be approved, or that, if the application is approved, the price of our common stock will be less volatile, or that the price of the warrants will not be volatile. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

Our common stock has in the past been a “penny stock”. It may be more difficult to resell shares of common stock classified as “penny stock”.

Our common stock has, in the past, been a “penny stock” under applicable Securities and Exchange Commission (“SEC”) rules (generally defined as non-exchange traded stock with a per-share price below $5.00). Unless we successfully list our common stock on a national securities exchange, maintain a per-share price at or above $5.00, or otherwise qualify for an exemption from the “penny stock” definition we will be subject to the “penny stock” rules. The “penny stock” rules impose additional sales practice requirements on certain broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with net assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). These regulations, if they apply, require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks. Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser’s written agreement to a transaction prior to sale. These regulations may have the effect of limiting the trading activity of our common stock, reducing the liquidity of an investment in our common stock and increasing the transaction costs for sales and purchases of our common stock as compared to other securities.

Although we conducted a reverse stock split and applied to list our common stock and warrants on The NASDAQ Capital Market, no assurance can be given that the share price of our common stock will remain at or above $5.00, or that our common stock will ever be approved for listing on The NASDAQ Capital Market or any other exchange, such that our stock will be subject to these rules again in the future.

A DTC “Chill” on the electronic clearing of trades in our securities in the future may affect the liquidity of our stock and our ability to raise capital.

Because our common stock may from time to time, be considered a “penny stock,” there is a risk that the Depository Trust Company (DTC) may place a “chill” on the electronic clearing of trades in our securities. This may lead some brokerage firms to be unwilling to accept certificates and/or electronic deposits of our stock and other securities and also some may not accept trades in our securities altogether. A future DTC chill would affect the liquidity of our securities and make it difficult to purchase or sell our securities in the open market. It may also have an adverse effect on our ability to raise capital because investors may be unable to easily resell our securities into the market. Our inability to raise capital on terms acceptable to us, if at all, could have a material and adverse effect on our business and operations.

Shares eligible for future sale may adversely affect the market.

From time to time, certain shareholders may be eligible to sell some or all of their shares of common stock pursuant to Rule 144, promulgated under the Securities Act of 1933, as amended, (the “Securities Act”) subject to certain limitations. In general, pursuant to Rule 144 as in effect as of the date of this Form S-1 Registration Statement, a shareholder (or shareholders whose shares are aggregated) who has satisfied the applicable holding period and is not deemed to have been one of our affiliates at the time of sale, or at any time during the three months preceding a sale, may sell their shares of common stock. Any substantial sale, or cumulative sales, of our common stock pursuant to Rule 144 or pursuant to any resale prospectus may have a material adverse effect on the market price of our securities. In addition, we have registered the resale of 1,049,467 shares of our common stock, pursuant to registration obligations, and have registered the resale of the shares underlying certain warrants to purchase common stock. On or prior to the closing of this offering, we will issue an additional 93,056 shares of our common stock to the Convertible Noteholders in consideration for the Convertible Noteholders’ converting certain balances of their 2014 Convertible Notes upon the closing of this offering and the execution of a general release, pursuant to which the Convertible Noteholders agree to release the Company from any and all claims, demands, actions, causes of actions, damages, obligations, liabilities and suits of whatsoever kind or nature arising from, relating to, or otherwise in connection with the 2014 Convertible Notes. Such additional shares are subject to registration rights as described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations —  Liquidity and Capital Resources — Historical Financing — 2014 Sales of Convertible Notes and Warrants.”

We may not be able to achieve secondary trading of our stock in certain states because our common stock is not nationally traded.

Because our common stock is not listed for trading on a national securities exchange, our common stock is subject to the securities laws of the various states and jurisdictions of the United States in addition to federal securities law. This regulation covers any primary offering we might attempt and all secondary trading by our stockholders. If we fail to take appropriate steps to register our common stock or qualify for exemptions for our common stock in certain states or jurisdictions of the United States, the investors in those jurisdictions where we have not taken such steps may not be allowed to purchase our stock or those who presently hold our stock may not be able to resell their shares without substantial effort and expense. These restrictions and potential costs could be significant burdens on our stockholders. Although, we intend to apply for listing of our common stock and warrants on The NASDAQ Capital Market, no assurance can be given that our application will be approved.

Speculative nature of warrants.

The warrants do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of common stock at a fixed price for a limited period of time. Specifically, commencing on the date of issuance, holders of the warrants may exercise their right to acquire the common stock and pay an exercise price of $    per share [125% of public offering price of the common stock], prior to five years from the date of issuance, after which date any unexercised warrants will expire and have no further value. Moreover, following this offering, the market value of the warrants is uncertain and there can be no assurance that the market value of the warrants will equal or exceed their public offering price. There can be no assurance that the market price of the common stock will ever equal or exceed the exercise price of the warrants, and consequently, whether it will ever be profitable for holders of the warrants to exercise the warrants.

A stockholder group holds a majority of our outstanding common stock and is able to effectively control our management and operations, and control by this group may create conflicts of interest.

A group consisting of Dr. Samuel Herschkowitz, Josh Kornberg (who is our Chief Executive Officer and Interim Chairman of the Board), SOK Partners, LLC and Atlantic Partners Alliance, currently owns more than 1.4 million shares of our outstanding common stock, representing approximately 47% of our voting power. As a result, this group controls the outcome of all matters requiring stockholder approval, including any future merger, consolidation or sale of all or substantially all of our assets. Further, this group indirectly controls our management through the power to elect and remove any members of the Board of Directors. This concentrated control could discourage others from initiating any potential merger, takeover or other change of control transaction that may otherwise be beneficial to our stockholders. As a result, the return on your investment in our common stock through the market price of our common stock or ultimate sale of our business could be adversely affected. Further, conflicts of interest may arise with respect to the interpretation, continuation, renewal or enforcement of our agreements with the members of this group and their affiliates, including the agreements described under “Certain Relationships and Related Party Transactions.” The resolution of any such conflict in favor of any member of this group or any of their affiliates may materially harm our results of operations and the value of your shares of common stock.

Our Board of Directors’ ability to issue undesignated preferred stock and the existence of anti-takeover provisions may depress the value of our common stock.

Our authorized capital includes 10 million shares of preferred stock. Of this amount, 20,550 shares have been designated as Series A Convertible Preferred Stock and the remaining authorized shares are undesignated preferred stock. Our Board of Directors has the power to issue any or all of the shares of undesignated preferred stock, including the authority to establish one or more series and to fix the powers, preferences, rights and limitations of such class or series, without seeking stockholder approval. Further, as a Delaware corporation, we are subject to provisions of the Delaware General Corporation Law regarding “business combinations.” We may, in the future, consider adopting additional anti-takeover measures. The authority of our board to issue undesignated stock and the anti-takeover provisions of Delaware law, as well as any future anti-takeover measures adopted by us, may, in certain circumstances, delay, deter or prevent takeover attempts and other changes in control of the company not approved by our Board of Directors. As a result, our stockholders may lose opportunities to dispose of their shares at favorable prices generally available in takeover attempts or that may be available under a merger proposal and the market price, voting and other rights of the holders of common stock may also be affected.

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future as we do further financings and transactions.

You will incur immediate and substantial dilution as a result of this offering. After giving effect to the sale by us of up to shares of common stock and warrants to purchase up to an aggregate of shares of common stock offered in this offering at an assumed public offering price of $9.00 per share, and after deducting the underwriter’s discount and estimated offering expenses payable by us, investors in this offering can expect an immediate dilution of $3.97 per share. In addition, in the past, we issued preferred stock, convertible notes and warrants to acquire shares of common stock. To the extent these preferred stock or warrants are ultimately exercised or these convertible notes are ultimately converted, you will sustain further future dilution.

Risks Related to Our Reverse Stock Split

Even if our recent reverse stock split achieves the requisite increase in the market price of our common stock, we cannot assure you that we will be able to continue to comply with the minimum bid price requirement of The NASDAQ Capital Market. Therefore, we may not be able to list our common stock and warrants on The NASDAQ Capital Market, in which case this offering may not be completed.

On October 24, 2014 we completed a reverse stock split of our outstanding common stock, and our common stock began trading on a post-reverse split basis on October 28, 2014. Since that date, our common stock has traded at prices that would comply will the minimum bid price requirement of The NASDAQ Capital Market. However, there can be no assurance that the market price of our common stock split will remain at the level required for listing. It is not uncommon for the market price of a company’s common stock to decline in the period following a reverse stock split. If the market price of our common stock declines following the effectuation of a reverse stock split, the percentage decline may be greater than would occur in the absence of a reverse stock split. In any event, other factors unrelated to the number of shares of our common stock outstanding, such as negative financial or operational results, could adversely affect the market price of our common stock and jeopardize our ability to meet or maintain The NASDAQ Capital Market’s minimum bid price requirement. In addition to specific listing and maintenance standards, The NASDAQ Capital Market has broad discretionary authority over the initial and continued listing of securities, which it could exercise with respect to the listing of our common stock. If we are unable meet the minimum bid price requirement, we may be unable to list our shares and warrants on The NASDAQ Capital Market, in which case this offering may not be completed.

Even if the market price of our common stock remains at the required level, there can be no assurance that we will be able to comply with other continued listing standards of The NASDAQ Capital Market.

Even if the market price of our common stock increases sufficiently so that we comply with the minimum bid price requirement, we cannot assure you that we will be able to comply with the other standards that we are required to meet in order to maintain a listing of our common stock on The NASDAQ Capital Market. Our failure to meet these requirements may result in our common stock being delisted from The NASDAQ Capital Market, irrespective of our compliance with the minimum bid price requirement.

The reverse stock split may decrease the liquidity of the shares of our common stock.

The liquidity of the shares of our common stock may be affected adversely by the reverse stock split given the reduced number of shares that are outstanding following the reverse stock split, especially if the market price of our common stock does not increase as a result of the reverse stock split. In addition, the reverse stock split may increase the number of stockholders who own odd lots (less than 100 shares) of our common stock, creating the potential for such stockholders to experience an increase in the cost of selling their shares and greater difficulty effecting such sales.

Our common stock may not attract new investors, including institutional investors, and may not satisfy the investing requirements of those investors. Consequently, the trading liquidity of our common stock may not improve.

Although we believe that the higher market price of our common stock following our recent reverse stock split may help generate greater or broader investor interest, there can be no assurance that the reverse stock split will result in a share price that will attract new investors, including institutional investors. In addition, there can be no assurance that the market price of our common stock will satisfy the investing requirements of those investors. As a result, the trading liquidity of our common stock may not necessarily improve.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

All statements contained in this prospectus, other than statements of historical facts, that address future activities, events, or developments, are forward-looking statements, including, but not limited to, statements containing the words “believe,” “anticipate,” “expect,” and words of similar import. These statements are based on certain assumptions and analyses made by us in light of our experience and our assessment of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate under the circumstances. Whether actual results will conform to the expectations and predictions of management, however, is subject to a number of risks and uncertainties that may cause actual results to differ materially. Such risks are in the section herein entitled “Risk Factors,” and in our previous SEC filings.

Consequently, all of the forward-looking statements made in this prospectus are qualified by these cautionary statements, and there can be no assurance that the actual results anticipated by management will be realized or, even if substantially realized, that they will have the expected consequences to or effects on our business operations.

USE OF PROCEEDS

We estimate that our net proceeds from the sale of the common stock and warrants offered pursuant to this prospectus will be approximately $8.5 million, or approximately $9.9 million if the underwriters exercise in full their option to purchase additional shares of common stock and additional warrants, and after deducting the underwriting discount and the estimated offering expenses that are payable by us.

We expect to use any proceeds received from this offering as follows:

•	to build and maintain inventory for shorter sales lead times, retaining stock for sub-assembly repairs and to reserve units for immediate trial validations;
•	construct tooling for producing tanks, manifold, nozzles and miscellaneous injection moldings to decrease product cost in both parts and labor;
•	install a filling station, tanks, label registration and boxing to bring the cleaning solution in-house for a dramatic cost reduction;
•	to support research and development including: obtaining our CE mark, developing an additional component to the STREAMWAY FMS, designing for evolutionary changes, covering audit and testing as required by government regulation;
•	to expand sales and marketing both nationally and internationally;
•	to assist with our operating and administrative expenses clearing past debt, and providing working capital until we are self-sufficient; and
•	our management team will have significant discretion and flexibility in applying the net proceeds from this offering.

In connection with this offering, the holders of our 2014 Convertible Notes have agreed to convert an aggregate $703,260.70 of the aggregate principal amount outstanding of such notes, plus accrued and unpaid interest with respect to Convertible Notes that have been converted in full, upon the completion of this offering pursuant to the terms set forth in such notes. The remaining $428,260.40 in aggregate principal amount of such notes, plus any accrued and unpaid interest, will be redeemed with proceeds from this offering. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Historical Financing — 2014 Sales of Convertible Notes and Warrants”. However, in no event shall we use more than 5% of the proceeds to repay notes held by affiliates of Aegis Capital Corp. The 2014 Convertible Notes were issued in July through September 2014 and mature on July 23, 2015.

We believe that our cash on hand at September 30, 2014, plus the net proceeds from this offering (assuming $10 million of shares of common stock are sold in this offering) would be adequate to fund operations through the end of 2015. We estimate that our costs during this time will be approximately $15 million, which will be additionally offset by anticipated revenues. The costs consists of approximately $0.9 million for research and development, approximately $5.5 million dollars in cost of goods purchased, approximately $4.3 million in sales and marketing and approximately $4.3 million in general and administrative costs.

Pending any use as described above, we intend to invest the net proceeds in high-quality, short-term, interest-bearing securities.

PRICE RANGE OF COMMON STOCK

Our common stock is not listed on any stock exchange. Our common stock has been quoted by the OTCQB under the symbol “SKLN.QB.” Prior to August 2012, it was quoted by the OTC Bulletin Board. The following table sets forth the high and low bid information for our common stock for each quarter within our last two fiscal years as reported by the OTCQB or the OTC Bulletin Board, as applicable. The bid prices reflect inter-dealer quotations, do not include retail markups, markdowns, or commissions, and do not necessarily reflect actual transactions. These prices reflect the 1:75 reverse stock split effected on October 24, 2014, as well as rounding. Prior to this offering, there was no trading market for the warrants.

	High	Low
2014
Quarter ending December 31, 2014 (through November 21, 2014)	$10.88	$6.35
Quarter ended September 30, 2014	$18.00	$5.25
Quarter ended June 30, 2014	$14.25	$7.95
Quarter ended March 31, 2014	$21.75	$13.13
2013
Quarter ended December 31, 2013	$26.25	$15.00
Quarter ended September 30, 2013	$35.25	$9.75
Quarter ended June 30, 2013	$21.00	$9.00
Quarter ended March 31, 2013	$10.50	$3.75
2012
Quarter ended December 31, 2012	$10.50	$5.25
Quarter ended September 30, 2012	$9.00	$3.75
Quarter ended June 30, 2012	$7.95	$2.25
Quarter ended March 31, 2012	$24.75	$3.75

As of November 21, 2014 the closing price for shares of our common stock was $9.00 per share on the OTCQB. We have applied to list the common stock and the warrants on The NASDAQ Capital Market under the symbols “SKLN” and “SKLNW,” respectively.

Holders

As of November 21, 2014, there were approximately 158 stockholders of record of our common stock.

DIVIDEND POLICY

We follow a policy of retaining earnings, if any, to finance the expansion of our business. We have not paid, and, except as set forth below, do not expect to declare or pay, cash dividends in the foreseeable future.

In February 2014, the company completed a private placement of Series A Convertible Preferred Stock on which the Company shall pay a 6% quarterly dividend on the stated value per annum commencing on the first day of each quarter. The dividends shall be payable quarterly in cash or in shares of common stock (calculated at the then applicable conversion price per share) and shall be payable on the day at the end of each dividend period (each such day being hereinafter called a “Dividend Payment Date”). No other dividends shall be paid on shares of preferred stock; and the Company shall pay no dividends (other than dividends in the form of common stock) on shares of the common stock unless it simultaneously complies with the previous sentence. Dividends shall be payable to holders of record as they appear in the stock records of the Company at the close of business on the applicable record date, which shall be the tenth (10th) day preceding the applicable Dividend Payment Date, or such other date designated by the Board of Directors or an officer of the Company duly authorized by the Board of Directors for the payment of dividends that is not more than 30 nor less than ten days prior to such Dividend Payment Date.

Upon completion of this offering all the Series A Convertible Preferred Stock will automatically be converted into common stock and will no longer be outstanding. Therefore, as of that date, no more dividends will be payable on the preferred stock.

DILUTION

If you invest in our securities, your interest will be immediately and substantially diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma net tangible book value per share of our common stock after giving effect to this offering.

Our net tangible book value per share as of September 30, 2014 was $(3,834,833) or $(3.43) per share of common stock. Our adjusted pro forma net tangible book value per share as of September 30, 2014 was $5,634,844, or $5.03, per share of common stock after giving effect to: (i) the assumed conversion of convertible notes in the aggregate principal amount of $703,260.70, plus accrued and unpaid interest thereon with respect to Convertible Notes that have been converted in full, for 112,163 shares of common stock (based on an assumed offering price of $9.00 per share), the assumed redemption of the $428,260.40 in remaining principal amount of such notes, plus accrued and unpaid interest, from the proceeds of this offering, and the issuance of 93,056 shares of common stock, as described under “Conversions of Convertible Promissory Notes and Agreements With Convertible Noteholders” above; and (ii) the conversion of our outstanding shares of Series A Preferred Stock into 326,191 shares of our common stock (based on an assumed public offering price of $9.00 per share).

After giving effect to (i) the sale of the 1,111,112 shares and warrants to acquire 1,111,112 shares in this offering at the assumed public offering price of $9.00 per share (the closing price on November 21, 2014) and $0.01 per warrant, (ii) after deducting underwriting discounts and commissions and other estimated offering expenses payable by us, our pro forma as adjusted net tangible book value at September 30, 2014 would have been approximately $5.03 per share. This represents an immediate increase in pro forma net tangible book value of approximately $8.46 per share to our existing stockholders, and an immediate dilution of $3.97 per share to investors purchasing securities in the offering.

Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of our common stock in this offering and the pro forma net tangible book value per share of our common stock immediately after this offering.

The following table illustrates the per share dilution to investors purchasing shares in the offering:

Assumed public offering price per share		$9.00
Net tangible book value per share as of September 30, 2014	$(3.43)
Increase in net tangible book value per share attributable to this offering	$8.46
Pro forma as adjusted net tangible book value per share after this offering		$5.03
Amount of dilution in net tangible book value per share to new investors in this offering		$3.97

The information above assumes that the underwriters do not exercise their over-allotment option. If the underwriters exercise their over-allotment option in full, the pro forma as adjusted net tangible book value will increase to $6.37 per share, representing an immediate increase to existing stockholders of $9.80 per share and an immediate dilution of $2.63 per share to new investors. If any shares are issued upon exercise of outstanding options, warrants, or convertible notes, new investors will experience further dilution.

CAPITALIZATION

The following table sets forth our capitalization, as of September 30, 2014:

•	on an actual basis;
•	on a pro forma basis to give effect to (i) the assumed conversion of convertible notes in the aggregate principal amount of $703,260.70, plus accrued and unpaid interest thereon with respect to convertible notes that have been converted in full, for 112,163 shares of common stock (based on an assumed offering price of $9.00 per share), the assumed redemption of the $428,260.40 in remaining principal amount of such notes, plus accrued and unpaid interest, from the proceeds of this offering, and the issuance of 93,056 shares of common stock, as described under “Recent Developments — Conversions of Convertible Promissory Notes and Agreements With Convertible Noteholders”, and (ii) the assumed conversion of 20,550 shares of Series A Convertible Preferred Stock into an aggregate 326,191 shares of our common stock (based on 70% of an assumed public offering price of $9.00 per share) upon completion of this offering.
•	on a pro forma as adjusted basis to give effect to the events described above and the sale of the securities in this offering after deducting underwriting discounts and commissions and other estimated offering expenses payable by us, and the use of the net proceeds therefrom.

You should consider this table in conjunction with our financial statements and the notes to those financial statements included elsewhere in this prospectus.

	As of September 30, 2014
	Actual	Pro Forma	Pro Forma As Adjusted
Total Long-Term Liabilities	229,318	229,318	229,318
Stockholders’ Equity Deficit:
Series A Convertible Preferred Stock, $0.01 par value, $100 Stated Value, 40,000 authorized, 20,550 outstanding	206	—	—
Common Stock, $0.01 par value, 10,666,667 authorized, 2,999,386 outstanding	29,993	34,799	200,303
Additional paid-in capital	29,380,273	30,132,760	39,477,784
Deficit accumulated during the development stage	(33,245,305)	(32,832,921)	(34,043,243)
Total Stockholders’ Equity Deficit	(3,834,833)	(2,665,156)	5,634,844
Total Capitalization	$(3,605,515)	$(2,435,838)	$5,864,162

Notes:

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes appearing elsewhere in this prospectus. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations, and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the “Special Note Regarding Forward-Looking Statements”, “Business”, and “Risk Factors” sections in this prospectus.

Recent Developments

The paragraphs below in this section update the disclosures under “Management’s Discussion and Analysis of Financial Condition and Resulting Operations” for the nine-month periods ended September 30, 2014 and 2013 and the years ended December 31, 2013 and 2012. The subsequent sections beginning with “Overview” are as originally filed in content with some minor changes in paragraph placement for easier comparison.

Our cash balance was approximately $244,000 as of September 30, 2014. Our current operating expenses are approximately $350,000 per month.

As of September 30, 2014 the Company is not in default with respect to any debt. We expect that we will require additional funding to finance operating expenses and to enter the international marketplace. We will attempt to raise these funds through equity or debt financing, alternative offerings or other means. If we are successful in securing adequate funding we plan to make significant capital or equipment investments, and we will also continue to make human resource additions over the next 12 months.

Overview

We were incorporated in Minnesota in April 2002 under the name BioDrain Medical, Inc. Effective August 6, 2013, the Company changed its name to Skyline Medical Inc. Pursuant to an Agreement and Plan of Merger dated effective December 16, 2013, the Company merged with and into a Delaware corporation with the same name that was its wholly-owned subsidiary, with such Delaware Corporation as the surviving corporation of the merger. We are a development stage company manufacturing an environmentally conscientious system for the collection and disposal of infectious fluids that result from surgical procedures and post-operative care. Since our inception in 2002, we have invested significant resources into product development. We believe that our success depends upon converting the traditional process of collecting and disposing of infectious fluids from the operating rooms of medical facilities to our wall-mounted Fluid Management System (“FMS”) and use of our proprietary cleaning fluid and filter kit.

We currently have six regional sales managers to sell the STREAMWAY FMS. In the first three quarters of 2014 we signed a contract with an independent distributor covering New York and surrounding areas, as well as, two other independent contracting groups handling parts of the Midwest and the Southeast.

Since inception, we have been unprofitable. We incurred net losses of approximately $1.1 million and $4.0 million for the three months ended September 30, 2014 and 2013, respectively. We incurred net losses of approximately $4.5 million and $7.3 million for the nine months ended September 30, 2014 and 2013, respectively. As of September 30, 2014, we had an accumulated deficit of approximately $33.2 million. We received approval from the FDA in April 2009 to commence sales and marketing activities of the STREAMWAY FMS and shipped the first system in 2009. However, there was no significant revenue prior to 2011, primarily due to lack of funds to build and ship the product. We sold five original STREAMWAY FMS units in 2011, and another twenty-nine original units to date.

In the first quarter of 2014, the Company commenced sales of an updated version of the STREAMWAY FMS, which provides a number of enhancements to the existing product line including a more intuitive and easier to navigate control screen, data storage capabilities, and additional inlet ports on the filters, among other improvements. This updated version utilizes improved technology, including the capability for continuous flow and continuous suctioning, as covered by our provisional patent application filed in 2013 and our non-provisional patent application filed in January 2014. In total the Company has sold seventy units through September 30, 2014.

We expect the revenue for STREAMWAY FMS units to increase significantly at such time as the hospitals approve the use of the units for their applications based on trial basis units and place orders for billable units. Trial basis units are either installed in or hung on the hospital room wall. The unit is connected to the hospital plumbing and sewer systems, as well as, the hospital vacuum system. The unit remains on the customer site for 2 – 4 weeks, as contracted, at no cost to the customer. However, the customer does purchase the disposable kits necessary to effectively operate the units. Once the trial period has expired the unit is either returned to the Company or purchased by the customer. If purchased, at that time, the Company invoices the customer based upon a contracted price negotiated prior to the trial.

We have never generated sufficient revenues to fund our capital requirements. We have funded our operations through a variety of debt and equity instruments. See “Liquidity and Capital Resources —  Historical Financing” below. Our future cash requirements and the adequacy of available funds depend on our ability to sell our products. See “Plan of Financing; Going Concern Qualification” below.

As a company still in development, our limited history of operations makes prediction of future operating results difficult. We believe that period to period comparisons of our operating results should not be relied on as predictive of our future results.

Results of Operations

Comparison of Three and Nine Months Ended September 30, 2014 with Three and Nine Months Ended September 30, 2013

Revenue.  The Company recognized $397,000 of revenue in the three months ended September 30, 2014 compared to $108,000 in revenue in the three months ended September 30, 2013. The Company recognized $786,000 in revenue in the nine months ended September 30, 2014 compared to $386,000 in revenue in the nine months ended September 30, 2013. The revenue in the first nine months of 2014 included the sale of 43 STREAMWAY FMS units. Three STREAMWAY FMS units were sold under the Company’s pay per procedure plan whereby hardware revenue is recognized on a per procedure basis. In essence, the Company adds a premium charge on top of the cleaning solution per bottle price representing an amortized amount of the STREAMWAY unit over an agreed upon period between the customer and Skyline.

Cost of sales.   Cost of sales in the three months ended September 30, 2014 was $135,000 and $26,000 in the three months ended September 30, 2013. Cost of sales in the nine months ended September 30, 2014 was $264,000 and $135,000 in the nine months ended September 30, 2014. The gross profit margin was approximately 66% in the nine months ended September 30, 2014 compared to 65% for the nine months ended September 30, 2013. Our margins still vary as our initial production of the STREAMWAY FMS has been released for sale. We expect our margins to increase over the next several quarters as our manufacturing production becomes more consistent, and as increased sales allow us to achieve volume purchasing discounts on both equipment components and our cleaning solution. Over the next several quarters, we expect increases in revenues to exceed increases in costs related to increasing manufacturing and sales capabilities.

General and Administrative expense.  General and administrative expense primarily consists of management salaries, professional fees, consulting fees, travel expense, administrative fees and general office expenses.

General and Administrative (G&A) expenses decreased by $2,458,000 for the three months ended September 30, 2014 compared to the 2013 period. G&A decreased by $2,660,000 for the nine months ended September 30, 2014 compared to the 2013 period. The primary decrease was due to stock based and investor stock compensation reductions of $2,440,000 resulting from fewer private placements quarter to quarter. Tangentially, our legal fees were down by $162,000. There were moderate offsetting increases due to salaries of $39,000, corporate insurance of $24,000 and for finder’s fees of $74,000. The decrease in the nine month period was primarily due to stock based and investor stock compensation reductions of $3,464,000 resulting from the structure of private placements in 2014. Other decreases were for reduced legal fees of $88,000, lower consulting expenses of $73,000 and amortization of $141,000 written-off in 2013 for our generation one technology. Offsetting increases were for salaries of $136,000 as a result of hiring a controller and company-wide raises, corporate insurance expenses of $42,000, recruiting fees of $60,000, fund raising consulting fees of $284,000 and $463,000 due to the Marshall Ryan settlement in 2014.

Operations expense.  Operations expense primarily consists of expenses related to product development and prototyping and testing in the company’s current stage.

Operations expense decreased by $171,000 for the three months ended September 30, 2014 compared to the 2013 period. Operations decreased by $23,000 for the nine months ended September 30, 2014 compared to the 2013 period. The three and nine month decreases are mainly because of lower stock based compensation of $126,000 and $127,000, respectively. There were moderate offsetting increases from consulting of $7,000 and $45,000 due to hiring a quality control contractor and additional engineers and for shipping and postage of $14,000 and $34,000 for expedited orders that were on backorder.

Sales and Marketing expense.  Sales and marketing expense consists of expenses required to sell products through independent reps, attendance at trades shows, product literature and other sales and marketing activities.

Sales and marketing expenses increased by $160,000 for the three months ended September 30, 2014 compared to the 2013 period. Sales and marketing increased by $492,000 for the nine months ended September 30, 2014 compared to the 2013 period. The three and nine month increases are comprised of salaries of $153,000 and $363,000 due to hiring four additional regional sales managers, commissions of $21,000 and $33,000 for both periods as system sales rose in the third quarter, a $11,000 and $35,000 increase over both periods in employee benefits resulting from the increased hires, increases in travel expense of $15,000 and $58,000 relating to new hires, a $15,000 increase in marketing expenses in the third quarter and increases in advertising of $4,000 and $12,000, respectively. There was some offset by reduced public relations expenses of $35,000 and $84,000, respectively.

Interest expense.  Interest dropped significantly in the three months and nine months ended September 30, 2014 compared to the three and nine months ended September 30, 2013. There was a decrease of $276,000 in interest expense in the three-month period and $465,000 in the nine month period. The lower interest is due to the elimination of convertible notes and all but one settlement agreement less the addition of original issue discounts to SOK Partners and six other convertible note holders for our 2014 bridge loan.

The (Gain)/Loss on revaluation of equity-linked financial instruments reflected a gain of $0 in the three months ended September 30, 2014 compared to a gain of $65,000 in the three months ended September 30, 2013. The reflected gain is $11,000 in the nine months ended September 30, 2014 compared to a gain of $154,000 in the nine months ended September 30, 2013. The reduced gain in the current periods resulted from fewer expiring warrants; there are no warrants remaining to the equity-linked financial instruments.

Comparison of Year Ended December 31, 2013 with Year Ended December 31, 2012

Revenue.  We recorded revenue of $468,000 in 2013, compared to $188,000 in 2012. Revenue in 2013 included the sale of 21 STREAMWAY units and disposable supplies to operate the STREAMWAY FMS. The revenue in 2012 included the sale of seven STREAMWAY units and disposable supplies to operate the STREAMWAY FMS. The Company is no longer installing the original STREAMWAY FMS in hospitals for evaluation purposes, but will place our enhanced STREAMWAY FMS in hospitals for evaluation in the first quarter of 2014. Additionally, the Company has purchase orders for approximately 50 enhanced STREAMWAY FMS units that we anticipate installing over the next 12 months beginning at the end of February. The Company decision to cease production of the original STREAMWAY FMS in June 2013 enabled us to concentrate efforts toward putting the enhanced STREAMWAY FMS into full production that is expected to lead to stronger sales in 2014.

Cost of sales.  Cost of sales was $189,000 in 2013 compared to $128,000 in 2012. The gross profit margin was 59% in 2013 and 32% in 2012. As our revenue has increased and we honed in on parts for the enhanced STREAMWAY FMS we were better able to maximize our margins through advanced purchasing at larger volumes. The Company also developed ways to reduce cost through tooling parts and purchasing different components that improved the STREAMWAY FMS while costing less.

General and Administrative expense.  General and administrative (G&A) expense primarily consists of management salaries, professional fees, consulting fees, travel expense, administrative fees and general office expenses.

G&A expense increased to $7,530,000, for 2013 from $6,286,000 in 2012. The $1,244,000 increase in G&A expenses for 2013, compared to 2012, is primarily due to an increase in salaries of $306,000 as a result of additional hiring and full year compensation for the officers; an increase in legal expenses of $429,000 incurred for private placement funding, registration filings, renaming, reincorporating and merging the Company; investor relations expenses of $353,000 for fees to placement agents, data room costs for investors to conduct research and expenses related to a possible listing on the NASDAQ or the New York Stock Exchange, and, $402,500 for bonuses predominantly in the form of stock options. There were offsets for reductions to accounting fees and consulting expenses.

Operations expense.  Operations expense primarily consists of expenses related to product development and prototyping and testing in the Company’s current stage.

Operations expense increased to $1,097,000 in 2013 compared to $761,000 in 2012. The $336,000 increase in operations expense in 2013 is primarily due to increases of $145,000 in salaries as a result of additional hiring and full year compensation for the COO and $220,000 in research and development from a concentrated effort extended toward rolling out the enhanced STREAMWAY FMS. These increases were partially offset by certain expense reductions, including a reduction of $116,000 in consulting expense.

Sales and marketing expense.  Sales and marketing expense consists of expenses required to sell products through independent reps, attendance at trades shows, product literature and other sales and marketing activities.

Sales and marketing expenses increased to $579,000 in 2013 compared to $173,000 in 2012. The $406,000 increase is a result of a $68,000 increase in salaries due to hiring a senior sales executive and a direct salesperson; a $132,000 increase in public relations after contracting a firm to assist the Company in bringing essential news to the public sector; a $68,000 increase in commissions; and, a $20,000 increase in web development.

Interest expense.  Interest expense increased to $637,000 in 2013 compared to $259,000 in 2012. The $377,000 was a result of financing efforts through private placements that were funded through convertible notes. All of the convertible notes were converted in 2013 resulting in interest expense paid through common stock shares.

Loss (gain) on valuation of equity-linked financial instruments.  The Company realized a gain of $158,000 on valuation of equity-linked financial instruments in 2013 compared to a loss of $3,100 in 2012. The gain resulted from older warrants expiring.

Liquidity and Capital Resources

Cash Flows for the Nine Months Ended September 30, 2014 and 2013

Net cash used in operating activities was $3,142,000 for the nine months ended September 30, 2014 compared with net cash used of $3,336,000 for the comparable 2013 period. The difference in cash used in operating activities was due to increases in accounts payables as vendors increased terms for the past quarter, increases in accrued liabilities as payroll liabilities were increased; this was offset by increased purchases of inventories as more systems were in production.

Cash flows used in investing activities was $122,000 for the nine months ended September 30, 2014 and $102,000 dollars for the nine months ended September 30, 2013. As we have grown our fixed asset acquisitions have increased as well. We have purchased furniture, computers, and software, have incurred leasehold improvements and issued demonstration units to our sales force.

Net cash provided by financing activities was $3,407,000 for the nine months ended September 30, 2014 compared to net cash provided of $3,753,000 for the nine months ended September 30, 2013. The provision in 2014 was primarily the result of completing a private placement for Series A Convertible Preferred Stock resulting in gross proceeds of $2,055,000 to the Company, and for receiving $1,475,000 in net cash as a result of issuing convertible notes for a bridge loan.

Cash Flows for the Year Ended December 31, 2013 and 2012

Net cash used in operating activities was $3,855,000 for 2013, compared with net cash used of $1,184,000 for 2012. The $2,671,000 increase in cash used in operating activities was largely due to an increase consisting of contracted bonuses for 2013, short term amounts for long term liabilities resulting from settlements of old notes, an increase of $36,000 for prepaid expenses and other assets, an increase in research and development of $220,000 and an increase of $68,000 in accounts receivable. There was also $79,000 in payroll liabilities.

Cash flows used in investing activities was $216,000 for 2013 and zero in 2012. As we have grown our fixed asset acquisitions have increased as well. We have purchased furniture, computers, software and have incurred leasehold improvements.

Net cash provided by financing activities was $4,160,000 for 2013 compared to net cash provided of $1,074,000 for 2012. The increase in 2013 was primarily the result of proceeds of private placements of common stock of $1,000,000, warrant exercises of $1,337,000 and proceeds of $1,823,000 of convertible debt. All then outstanding convertible notes were converted in 2013.

Capital Resources

We had a cash balance of $244,000 as of September 30, 2014. Since our inception, we have incurred significant losses. As of September 30, 2014, we had an accumulated deficit of approximately $33,166,000.

From inception to September 30, 2014, our operations have been funded through a bank loan and private convertible debt of approximately $5,518,000 and equity investments totaling approximately $9,248,000. See “Historical Financing” below.

In the first quarter of 2014, we raised $2,055,000 in gross proceeds excluding offering expenses from a private placement of Series A Convertible Preferred Stock. In the third quarter we raised $1,475,000 in net proceeds from issuing convertible notes.

Plan of Financing; Going Concern Qualification

We have not achieved profitability and anticipate that we will continue to incur net losses for the foreseeable future. We expect that our operations, sales and marketing, and general and administrative expenses will increase, and as a result we will need to generate significant revenue to achieve profitability.

We are currently incurring operating expenses of approximately $350,000 per month. Although we are attempting to curtail our expenses, there is no guarantee that we will be able to reduce these expenses significantly, and expenses for some periods may be higher as we prepare our product for broader sales, increase our sales efforts and maintain adequate inventories. Further, we have approximately $5,208,000 in debts, liabilities and cash obligations that predominantly become due in the next twelve months.

In February 2014, we raised approximately $2.0 million in gross proceeds from our private placement of convertible preferred stock and warrants. In July, August and September 2014, sold convertible notes and warrants for an aggregate purchase price of $1.475 million. See “Historical Financing” below.

We expect that we will need further equity financing to maintain our operations, including further sales of convertible notes and warrants and possibly other financing. If such financing is available, it may be highly dilutive to our existing shareholders and may otherwise include burdensome or onerous terms. Our inability to raise additional working capital at all or to raise it in a timely manner would negatively impact our ability to fund our operations, to generate revenues, and to otherwise execute our business plan, leading to the reduction or suspension of our operations and ultimately forcing us to declare bankruptcy, reorganize or to go out of business. Should this occur, the value of any investment in our securities could be adversely affected, and an investor would likely lose all or a significant portion of their investment. These factors raise substantial doubt about our ability to continue as a going concern.

Our current operating cash balance, subsequent to the convertible bridge, is approximately $56,000. The funds were predominantly used for operating expenses and purchasing. Based on our current operating plan we believe that we have sufficient cash, cash equivalents and short-term investment balances to last approximately through November 30, 2014 after which additional financing will be needed to continue to satisfy our obligations. While holders of our warrants could exercise and provide cash to us during that time frame, we are not depending on that in our fundraising efforts. We commenced sales of our enhanced STREAMWAY FMS in the first quarter of 2014. Sales of this product are expected to provide additional operating revenues and cash balances that could reduce the need for additional fundraising; however, cash collections for product sales are not immediate, which may result in a delay in positive operating cash flow over the next several quarters.

As a result of the above factors, our independent registered public accountant firm has indicated in their audit opinion, contained herein, that they have serious doubts about our ability to continue as a going concern. The financial statements included herein have been prepared assuming the Company will continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Historical Financing

We have funded our operations through a combination of debt and equity instruments. We funded our early operations through a bank loan of $41,400, an equity investment of $68,000 from the Wisconsin Rural Enterprise Fund (“WREF”) and $30,000 in early equity investment from several individuals. WREF had also previously held debt in the form of three loans of $18,000, $12,500 and $25,000. In December 2006, WREF converted two of the loans totaling $37,500 into 574 shares of our common stock. In August 2006, we secured a $10,000 convertible loan from one of our vendors. In February 2007, we obtained $4,000 in officer and director loans and in March 2007, we arranged a $100,000 convertible note from two private investors. In July 2007, we obtained a convertible bridge loan of $170,000. In June 2008, we paid off the remaining $18,000 loan from WREF and raised approximately $1.6 million through a private common stock offering completed in October 2008. The $170,000 convertible bridge loan and the $4,000 in officer and director loans were converted into shares of our common stock in October 2009. During 2009, we raised an additional $725,000 in a private placement of stock units and/or convertible debt, with each stock or debt unit consisting of, or converting into, respectively, one share of our common stock, and a warrant to purchase one share of our common stock at $48.75 per share.

In 2010, we raised approximately $229,000 in equity and $605,000 in convertible debt.

In 2011, we raised $1,386,000 in equity and $525,000 in convertible debt, including the convertible debt investment by Dr. Sam Herschkowitz described under, “Certain Relationships and Related Party Transactions.”

In 2012, the Company raised $696,000 in equity and $529,000 in convertible debt, and $818,000 of debt was converted into equity. This convertible debt included advances on a convertible promissory note from SOK Partners, LLC, and an investment fund affiliated with one of our directors, for approximately $357,000. See, “Certain Relationships and Related Party Transactions.” On November 6, 2012, we entered into additional note purchase agreements with Dr. Samuel Herschkowitz, pursuant to which on the same date, we issued and sold convertible promissory notes in the total principal amount of $156,243 to Dr. Herschkowitz and certain of his assignees. Pursuant to the note purchase agreements, we issued to these parties an aggregate 20,833 shares of common stock in consideration of placement of the notes. The convertible notes bear interest at a rate of 20% per annum and are secured by a security interest in the Company’s accounts receivable, patents and certain patent rights and are convertible into common stock upon certain mergers or other fundamental transactions at a conversion price based on the trading price prior to the transaction. The proceeds from this financing were used to pay off approximately $155,000 in principal amount of secured indebtedness.

The Company also raised an additional $300,000 from the sale of convertible notes in January 2013. Also, in January and March 2013, the Company raised an additional $500,000 from a second private sale of equity securities. In addition, in March 2013, the Company completed a further private sale of common stock for an aggregate purchase price of $500,000. See Note 2 to the Financial Statements included in this prospectus. In June 2013, the Company raised an additional $1,000,000 from the sale of convertible notes. See Note 3 to the Financial Statements included in this prospectus. In the third quarter we also borrowed the remaining $243,000 principal amount of our convertible note payable to SOK Partners, LLC. During the third quarter of 2013, the holders of convertible notes, including Dr. Samuel Herschkowitz and SOK Partners, LLC, converted $1,506,000 of outstanding debt, including principal and interest, into equity. The Company converted the promissory notes totaling $314,484 and $680,444, respectively, including principal and interest, on September 11, 2013 for 299,509 and 648,043 shares, respectively, at $1.05 per share. Also during the third quarter of 2013, we raised approximately $1,044,000 through the cash exercise of warrants by investors who were offered a reduction in the exercise price in connection with the exercise. In December 2013 the Company raised $280,000 in the form of a short term non-convertible note with 10% interest based on a 365 day year from SOK Partners, LLC. In January 2014 an additional $20,000 was raised and added to the original note to SOK Partners, LLC. Josh Kornberg the CEO, is a 50% managing partner in SOK Partners, LLC.

2014 Sales of Preferred Stock and Warrants.

On February 4, 2014, (the “Closing Date”) we raised $2,055,000 in gross proceeds from a private placement of Series A Convertible Preferred Stock, par value $0.01 (the “Preferred Shares”) pursuant to a Securities Purchase Agreement with certain investors (the “Purchasers”) purchased 20,550 Preferred Shares, and warrants (the “Warrants”) to acquire an aggregate of approximately 21,334 shares of Common Stock. The Preferred Shares are convertible into shares of Common Stock at an initial conversion price of $19.50 per share of Common Stock. The Warrants are exercisable at an exercise price of $24.38 per share and expire five years from the Closing Date. If the Common Stock is not listed on The NASDAQ Capital Market, the New York Stock Exchange, or the NYSE MKT within 180 days of the Closing, the Company shall issue additional Warrants to purchase additional shares of Common Stock, equal to 30% of the shares of Common Stock which the Preferred Shares each Purchaser purchased are convertible into. As of August 4, 2014, the Company issued additional warrants to purchase 61,539 shares to the Purchasers in connection with this provision.

The Securities Purchase Agreement requires the Company to register the resale of the shares of Common Stock underlying the Preferred Shares (the “Underlying Shares”) and the Common Stock underlying the Warrants (the “Warrant Shares”). The Company is required to prepare and file a registration statement with the Securities and Exchange Commission (“SEC”) within 132 days of the Closing Date (as extended by subsequent consent of the Purchasers), and to use commercially reasonable efforts to have the registration statement declared effective within 147 days if there is no review by the SEC, and within 192 days in the event of such review.

The Preferred Shares are convertible at the option of the holder into the number of shares of Common Stock determined by dividing the stated value of the Preferred Shares being converted by the conversion price of $19.50, subject to adjustment for stock splits, reverse stock splits and similar recapitalization events. If the Company issues additional shares of Common Stock, other than certain stock that is excluded under the terms of the Securities Purchase Agreement, in one or more capital raising transactions with an aggregate purchase price of at least $100,000 for a price less than the then existing conversion price for the Preferred Shares (the “New Issuance Price”), then the then existing conversion price shall be reduced to the New Issuance Price, provided, however, that under no circumstances shall the New Issuance Price be less than $9.75 or reduced to a price level that would be in breach of the listing rules of any stock exchange or that would have material adverse effect on the Corporation’s ability to list its Common Stock on a stock exchange, including but not limited to the change of accounting treatment of the Preferred Stock. The Preferred Shares contain certain limitations on conversion so that the holder will not own more than 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Preferred Shares held by the applicable holder, with the percentage subject to increase in certain circumstances. The Preferred Shares are eligible to vote with the Common Stock on an as-converted basis, but only to the extent that the Preferred Shares are eligible for conversion without exceeding the Beneficial Ownership Limitation. The Preferred Shares are entitled to receive dividends on a pari passu basis with the Common Stock, when, and if declared. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), after the satisfaction in full of the debts of the Company and the payment of any liquidation preference owed to the holders of shares of Common Stock ranking prior to the Preferred Shares upon liquidation, the holders of the Preferred Shares shall receive, prior and in preference to the holders of any junior securities, an amount equal to $2,055,000 times 1.2, plus all declared but unpaid dividends.

The Warrants are exercisable on any day on or after the date of issuance, have an exercise price of $24.38 per share, subject to adjustment, and a term of five years from the date they are first exercisable. However, a holder will be prohibited from exercising a Warrant if, as a result of such exercise, the holder, together with its affiliates, would exceed the Beneficial Ownership Limitation as described above for the Preferred Shares. If any Warrant has not been fully exercised prior to the first anniversary of the Closing and if during such period the Company has not installed or received firm purchase orders (accepted by the Company) for at least 500 STREAMWAY FMS units, then, the number of shares of Common Stock for which such Warrant may be exercised shall be increased 2.5 times.

As of July 23, 2014, in connection with the offering of convertible notes and warrants described below, the Company and the holders of at least the minimum number of Preferred Shares required to (i) waive certain covenants under the Securities Purchase Agreement for the Preferred Shares, dated February 4, 2014 (the “Preferred Stock SPA”), and (ii) consent to the automatic conversion of all outstanding Preferred Shares pursuant to Section 6(d) of the Certificate of Designation, filed January 27, 2014, setting forth the preferences, rights and limitations of the Preferred Shares (the “Certificate of Designation”), agreed to the following:

•	a waiver of the Company’s obligation under Section 6.12 of the Preferred Stock SPA to not enter into any contract, transaction or arrangement or issue any security or instrument that provides for forward pricing of shares of Common Stock (the “Forward Pricing Transaction Restriction”) with respect to the offering of convertible notes and, following a Qualified Public Offering (as defined below), a waiver of the Forward Pricing Transaction Restriction for any subsequent offering of securities by the Company;
•	a consent to the inclusion of the registration of the Additional Shares (as defined below) on a registration statement or registration statements of the Company to be filed under the Securities Act of 1933, as amended, pursuant to Section 10 of the Preferred Stock SPA (the “Registration Statement”), covering the “Registrable Securities” as defined under the Preferred Stock SPA (the “Preferred Stockholders Registrable Securities”);
•	a consent to further extend the Filing Deadline and the Effectiveness Deadline (each as defined in the Certificate of Designation) pursuant to Section 10.1 of the Preferred Stock SPA such that the deadlines for the filing and effectiveness of the Registration Statement shall be the same as the applicable deadlines for the Convertible Notes Offering;
•	an agreement by the Preferred Stockholders to a 90-day lock-up beginning from the date of closing of an underwritten public offering of the Common Stock with gross offering proceeds of at least $6.0 million and the concurrent listing of the Common Stock on a national securities exchange (a “Qualified Public Offering”) (the “Purchaser Lock-Up”); and
•	a consent to automatically convert all outstanding Preferred Shares upon a Qualified Public Offering pursuant to the Certificate of Designation as described further below.

In consideration of the waiver and consents provided by the Preferred Stockholders, the Company agreed:

•	to issue additional shares of Common Stock to the Preferred Stockholders (the “Additional Shares”) (A) automatically upon the closing of a Qualified Public Offering, to the extent that (i) the Qualified Public Offering closes within six (6) months of the first closing of the Convertible Notes Offering (“Qualified Public Offering Deadline”) and (ii) 70% of the public offering price per share of the Common Stock in the Qualified Public Offering (the “QPO Discount Price”) is less than the Conversion Price floor contained in Section 7(e)(i) of the Certificate of Designation (the “Conversion Price Floor”), or (B) if a Qualified Public Offering has not been consummated by the Qualified Public Offering Deadline, upon the Preferred Stockholders’ conversion of their shares of Preferred Stock to the extent that 70% of the volume weighted average price of the Common Stock on the principal Trading Market (as defined in the Certificate of Designation) of the Common Stock during the ten Trading Days (as defined in the Certificate of Designation) immediately preceding the Qualified Public Offering Deadline (the “Non-QPO Discount Price”) is less than the Conversion Price Floor;
•	to provide the Preferred Stockholders with the right to participate in the Affiliate Convertible Notes Offering (as defined below) pro rata up to an aggregate of $500,000 based on their respective interests in the Preferred Shares;
•	to provide the Preferred Stockholders with the right to participate in the Affiliate Convertible Notes Offering pro rata up to an aggregate of $500,000 based on their respective interests in the Preferred Shares; and
•	to pay reasonable attorneys’ fees and expenses of the Preferred Stockholders in connection with certain transactions as described further in the waiver and consent of, and notice to, holders of Preferred Shares.

If the public offering price of the Company’s common stock is less than $9.00 per share, then additional shares of the Company’s common stock will be issued to the Preferred Stockholders upon conversion of the Series A Preferred Stock pursuant to the waivers and consents described above. However, in no event will the number of shares of common stock issued to the Preferred Stockholders exceed 733,929 shares.

2014 Sales of Convertible Notes and Warrants.

Securities Purchase Agreements

On July 23, 2014, the Company entered into a Securities Purchase Agreement (the “SOK Securities Purchase Agreement”) with SOK Partners, LLC, an affiliate of the Company (“SOK”), pursuant to which the Company agreed to issue and sell (i) a senior convertible note, in an original principal amount of $122,195.60 (the “SOK Note”), which SOK Note shall be convertible into a certain amount of shares (the “SOK Conversion Shares”) of Common Stock, in accordance with the terms of the SOK Note, and (ii) a warrant (the “SOK Warrant”) to initially acquire up to 5,431 additional shares of Common Stock (the “SOK Warrant Shares”, and collectively with the SOK Note, the SOK Warrant and the SOK Conversion Shares, the “SOK Securities”) for an aggregate purchase price of $100,000 (with the reduced principal amount as described below representing an approximately 8.7% original issue discount) (the “SOK Convertible Notes Offering”). Upon effectiveness of the Resale Registration Statement (as defined below) on September 9, 2014, the principal amount of the note was reduced to $108,695 and the number of warrants was reduced to 4,831 shares.

Also, on July 23, 2014, the Company entered into a Securities Purchase Agreement with 31 Group, LLC (an affiliate of Aegis Capital Corp., the representative of the underwriters for the Company’s pending public offering) (“31 Group”), pursuant to which the Company agreed to issue and sell (i) a senior convertible note, in an original principal amount of $610,978 (subsequently reduced to $543,478) (the “31 Group Note”), which shall be convertible into a certain amount of shares of Common Stock, in accordance with the terms of the 31 Group Note, (ii) a warrant (the “31 Group Warrant”) to initially acquire up to 27,155 additional shares of Common Stock (subsequently reduced to 24,155 shares) (the “31 Group Conversion Shares”, and collectively with the 31 Group Note, the 31 Group Warrant and the 31 Conversion Shares, the “31 Group Securities”) for an aggregate purchase price of $500,000 (representing an approximately 8.7% original issue discount) (the “31 Group Convertible Notes Offering”).

Also, on July 23, 2014, the Company entered into a Securities Purchase Agreement with Evan Myrianthopoulos (a managing director of the representative of the underwriters), pursuant to which the Company agreed to issue and sell (i) a senior convertible note, in an original principal amount of $30,548.90 (subsequently reduced to $27,173.90) (the “Myrianthopoulos Note”), which shall be convertible into a certain amount of shares of Common Stock, in accordance with the terms of the Myrianthopoulos Note, (ii) a warrant (the “Myrianthopoulos Warrant”) to initially acquire up to 1,358 additional shares of Common Stock (subsequently reduced to 1,208 shares) (the “Myrianthopoulos Conversion Shares”, and collectively with the Myrianthopoulos Note, the Myrianthopoulos Warrant and the Myrianthopoulos Conversion Shares, the

“Myrianthopoulos Securities”) for an aggregate purchase price of $25,000 (representing an approximately 8.7% original issue discount) (the “Myrianthopoulos Convertible Notes Offering”).

On July 31, 2014, August 8, 2014, August 12, 2014, September 4, 2014 and September 5, 2014, the Company entered into Securities Purchase Agreements (collectively, the “Affiliate Securities Purchase Agreements”) with certain affiliates of the Company and certain persons with whom the Company was required to have a pre-existing relationship (the “Affiliates”) pursuant to which the Company agreed to issue and sell (i) senior convertible notes, in an original aggregate principal amount of $1,069,221 (subsequently reduced to $951,086) (the “Affiliate Notes”), which Affiliate Notes shall be convertible into a certain amount of shares (the “Affiliate Conversion Shares”) of the Company’s Common Stock in accordance with the terms of the Affiliate Notes, and (ii) warrants (the “Affiliate Warrants”) to initially acquire up to 48,879 additional shares of Common Stock (subsequently reduced to 42,271 shares) (the “Affiliate Warrant Shares”, and collectively with the Affiliate Notes, the Affiliate Warrants and the Affiliate Conversion Shares, the “Affiliate Securities”) for an aggregate purchase price of $875,000 (representing an approximately 8.7% original issue discount) (the “Affiliate Convertible Notes Offering”).

In this section, the SOK Note, the 31 Group Note, the Myrianthopoulos Note and the Affiliate Notes are referred to as the “2014 Convertible Notes.” Certain of the terms of the 2014 Convertible Notes and the accompanying Warrants are described below.

On September 30, 2014, the SOK Note, 31 Group Note and the Affiliate Notes had a combined amortization of $250,494. At the same point in time the SOK Note, the 31 Group Note and the Affiliate Notes had a combined original issue discount of $103,088. Additionally, as of September 30, 2014, the 31 Group, LLC converted $40,000 of their note. One of the affiliate investors also converted $40,000 of their note by September 30, 2014.

Under the terms of the Registration Rights Agreements and Affiliates Registration Rights Agreements, the Company was required to file a registration statement on Form S-1 to cover the resale of the Original Conversion Shares, the Original Warrant Shares, the Issued Affiliate Conversion Shares and the Issued Affiliate Warrant Shares (the “Resale Registration Statement”) and have the Resale Registration Statement declared effective by the SEC). The Company filed the Resale Registration Statement on August 25, 2014 (as amended on September 8, 2014), and the Resale Registration Statement was declared effective on September 8, 2014. As a result of the Company filing the Resale Registration Statement and the SEC declaring it effective within the time periods specified in the Registration Rights Agreements and Affiliates Registration Rights Agreements, (1) the outstanding principal amount of the Notes was reduced from $1,802,385 to $1,603,260 (without any cash payment by the Company) and any accrued and unpaid interest with respect to such portion of the principal amount of the Notes that was extinguished was similarly extinguished, and (2) the number of shares of Common Stock issuable upon the exercise of the Warrants was reduced from 80,106 shares of Common Stock to 71,257 shares of Common Stock (without any cash payment by the Company).

As of the date of this prospectus, the following principal amounts of the 2014 Convertible Notes, plus accrued and unpaid interest thereto with respect to Convertible Notes that have been converted in full, have been converted into shares of Common Stock: SOK, $0 in principal amount; 31 Group and its affiliates, $80,000 in principal amount; Affiliates in the aggregate, $120,000 in principal amount.

In connection with this offering, the Convertible Noteholders have agreed to convert the following amounts of the aggregate principal amount outstanding of 2014 Convertible Notes, plus accrued and unpaid interest thereto with respect to Convertible Notes that have been converted in full, upon the completion of this offering pursuant to the terms set forth in such notes: SOK, all of the approximately $108,695.60 outstanding principal amount; 31 Group, approximately $200,000 of the approximately $463,478 outstanding principal amount; Evan Myrianthopoulos, a managing director of the representative of the underwriters, all of the approximately $27,173.90 outstanding principal amount; and Affiliates in the aggregate, approximately $367,391.20 of the approximately $532,173.60 outstanding principal amount. Assuming a conversion price of $6.50 per share (which represents a 27.5% discount to the assumed offering price of $9.00 per share), such balances of the notes would be converted into the following numbers of shares of Common Stock: SOK, approximately 17,336 shares; 31 Group, approximately 31,898 shares; Mr. Myrianthopoulos approximately 4,292 shares; and Affiliates in the aggregate, approximately 58,595 shares. The remaining principal amount of the 2014 Convertible Notes, plus any accrued and unpaid interest, will be redeemed with proceeds from this offering, as follows: 31 Group, approximately $263,478 of the approximately $463,478 outstanding principal amount; Affiliates in the aggregate, approximately $164,782.40 of the approximately $559,347.50 outstanding principal amount. See “Use of Proceeds.”

If the public offering price of the Company’s common stock is less than $9.00 per share, then additional shares of the Company’s common stock will be issued to the Convertible Noteholders in connection with the conversion of the 2014 Convertible Notes as described above. However, in no event will the number of shares of common stock issued to the Convertible Noteholders exceed 251,165 shares.

In consideration for the Convertible Noteholders’ converting certain balances of their 2014 Convertible Notes upon the closing of this offering as described above and the execution of a general release, pursuant to which the Convertible Noteholders agree to release the Company from any and all claims, demands, actions, causes of actions, damages, obligations, liabilities and suits of whatsoever kind or nature arising from, relating to, or otherwise in connection with the 2014 Convertible Notes, the Company has agreed to issue to the Convertible Noteholders an aggregate of 93,056 shares of Common Stock (the “Additional Shares”) with 5,556, to SOK, 38,889 to 31 Group, 1,389 shares to Mr. Myrianthopoulos and 47,222 to Affiliates in the aggregate. The Company is required to prepare and file a registration statement with the SEC within 45 days of the issuance date of the Additional Shares, and to use reasonable best efforts to have the registration statement declared effective within the earlier of (i) the 60th calendar day after the issuance date of the Additional Shares (or the 120th calendar day after the issuance date of the Additional Shares in the event that such registration statement is subject to review by the SEC) and (ii) the fifth trading day after the date the Company is notified by the SEC that such registration statement will not be reviewed or will not be subject to further review.

In addition, the Company and 31 Group have agreed that such party will exercise, at or prior to the closing of this offering, warrants with an aggregate exercise price of $50,000 for the purchase of approximately 4,041 shares of the Company’s common stock, which such Convertible Noteholder received in connection with the Company’s issuance of the 2014 Convertible Notes.

Certain Terms of the 2014 Convertible Notes

The 2014 Convertible Notes mature on July 23, 2015 (subject to extension as provided in the 2014 Convertible Notes) and, in addition to the approximately 8.7% original issue discount (after the reduction of the principal amount in September 2014), accrue interest at a rate of 12.0% per annum. The holders have no voting rights as the holders of the 2014 Convertible Notes. Upon conversion of the 2014 Convertible Notes, the holders are entitled to receive such dividends paid and distributions made to the holders of Common Stock from and after the initial issuance date of the 2014 Convertible Notes to the same extent as if the holders had effected such conversion and had held such shares of Common Stock on the record date for such dividends and distributions.

The 2014 Convertible Notes are convertible at any time after issuance, in whole or in part, at the holder’s option into shares of Common Stock, at a conversion price equal to the lesser of (i) the product of (x) the arithmetic average of the lowest three volume weighted average prices of the Common Stock during the ten consecutive trading days ending and including the trading day immediately preceding the applicable conversion date and (y) 72.5% (or if an event of default has occurred and is continuing, 70%), and (ii) $11.25 (as adjusted for stock splits, stock dividends, recapitalizations or similar events).

The 2014 Convertible Notes include customary events of default provisions. The 2014 Convertible Notes provides for a default interest rate of 15% per annum. Upon the occurrence of an event of default, the holder may require the Company to pay in cash the “Event of Default Redemption Price” which is defined in the 2014 Convertible Notes to mean the greater of (i) the product of (A) the amount to be redeemed multiplied by (B) 125% (or 100% if an insolvency related event of default) and (ii) the product of (X) the conversion price in effect at that time multiplied by (Y) the product of (1) 125% (or 100% if an insolvency related event of default) multiplied by (2) the greatest closing sale price of the Common Stock on any trading day during the period commencing on the date immediately preceding such event of default and ending on the date the Company makes the entire payment required to be made under this provision.

With respect to the 2014 Convertible Notes, the Company has the right at any time to redeem, in whole or in part, the outstanding amount then remaining under such 2014 Convertible Note (the “Remaining Amount”) at a price equal to the greater of (i) 125% of the Remaining Amount and (ii) the product of (X) the conversion price in effect at that time multiplied by (Y) the product of (1) 135% multiplied by (2) the greatest closing sale price of the Common Stock on any trading day during the period commencing on the Company option redemption notice date and ending on the date immediately prior to the date that the Company makes the entire payment required to be made under this provision. The Company is also required to initially reserve 133,334 shares of Common Stock, and will take all action necessary to reserve and keep available 150% of the number of shares of Common Stock as shall from time to time be necessary to effect the conversion of such portion of the 2014 Convertible Notes then outstanding.

Certain Terms of the Warrants Issued to Purchasers of 2014 Convertible Notes

The Warrants issued to the purchasers of the 2014 Convertible Notes are exercisable on any day on or after the date of issuance and have an exercise price of $12.38 per share, subject to adjustment, and a term of five years from the date of issuance. The holders, will not be entitled, by virtue of being holders of the Warrants, to vote, to consent, to receive dividends, to receive notice as shareholders with respect to any meeting of shareholders for the election of the Company’s directors or any other matter, or to exercise any rights whatsoever as our shareholders. If, however, the Company decides to declare a dividend or make distributions of its assets (the “Distribution”), the holders will be entitled to such Distribution to the same extent that the holder’s would have participated therein if the holder’s had held the number of share of Common Stock acquirable upon complete exercise of the Warrants.

At any time commencing on the earliest to occur of (x) the public disclosure of any change of control, (y) the consummation of any change of control and (z) the holder first becoming aware of any change of control through the date that is ninety (90) days after the public disclosure of the consummation of such change of control by the Company pursuant to a Current Report on Form 8-K filed with the SEC, the Company or the successor entity (as the case may be) may have to purchase the Warrants from the holder in an amount equal to the Black Scholes Value (as defined in the Warrants).

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our audited Financial Statements, which have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of our financial statements, the reported amounts of revenues and expenses during the reporting periods presented, as well as our disclosures of contingent assets and liabilities. On an on-going basis, we evaluate our estimates and assumptions, including, but not limited to, fair value of stock-based compensation, fair value of acquired intangible assets and goodwill, useful lives of intangible assets and property and equipment, income taxes, and contingencies and litigation.

We base our estimates and assumptions on our historical experience. We also used any other pertinent information available to us at the time that these estimates and assumptions are made. We believe that these estimates and assumptions are reasonable under the circumstances and form the basis for our making judgments about the carrying values of our assets and liabilities that are not readily apparent from other sources. Actual results and outcomes could differ from our estimates.

Our significant accounting policies are described in “Note 1 — Summary of Significant Accounting Policies,” in Notes to Financial Statements of this prospectus. We believe that the following discussion addresses our critical accounting policies and reflects those areas that require more significant judgments, and use of estimates and assumptions in the preparation of our Financial Statements.

Revenue Recognition.  We recognize revenue in accordance with the SEC’s Staff Accounting Bulletin Topic 13 Revenue Recognition and ASC 605 — Revenue Recognition.

Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed and determinable and collectability is probable. Delivery is considered to have occurred upon either shipment of the product or arrival at its destination based on the shipping terms of the transaction. Our standard terms specify that shipment is FOB Skyline and we will, therefore, recognize revenue upon shipment in most cases. This revenue recognition policy applies to shipments of our STREAMWAY FMS units as well as shipments of cleaning solution and filter consumables. When these conditions are satisfied, we recognize gross product revenue, which is the price we charge generally to our customers for a particular product. Under our standard terms and conditions, there is no provision for installation or acceptance of the product to take place prior to the obligation of the customer. The customer’s right of return is limited only to our standard one-year warranty, whereby we replace or repair, at our option. We believe it would be rare that the STREAMWAY FMS unit or significant quantities of cleaning solution and filter consumables may be returned. Additionally, since we buy both the STREAMWAY FMS units and cleaning solution and filter consumables from “turnkey” suppliers, we would have the right to replacements from the suppliers if this situation should occur.

Stock-Based Compensation.  Effective January 1, 2006, we adopted ASC 718 — Compensation — Stock Compensation (“ASC 718”). Under ASC 718 stock-based employee compensation cost is recognized using the fair value based method for all new awards granted after January 1, 2006 and unvested awards outstanding at January 1, 2006. Compensation costs for unvested stock options and non-vested awards that were outstanding at January 1, 2006, are being recognized over the requisite service period based on the grant-date fair value of those options and awards, using a straight-line method. We elected the modified-prospective method in adopting ASC 718 under which prior periods are not retroactively restated.

ASC 718 requires companies to estimate the fair value of stock-based payment awards on the date of grant using an option-pricing model. We use the Black-Scholes option-pricing model which requires the input of significant assumptions including an estimate of the average period of time employees and directors will retain vested stock options before exercising them, the estimated volatility of our common stock price over the expected term, the number of options that will ultimately be forfeited before completing vesting requirements and the risk-free interest rate.

Because we do not have significant historical trading data on our common stock we relied upon trading data from a composite of 10 medical companies traded on major exchanges and 15 medical companies quoted by the OTC Bulletin Board to help us arrive at expectations as to volatility of our own stock when broader public trading commences. In 2013 the Company experienced significant exercises of options and warrants. The options raised $6,500 in capital. Warrants exercised for cash produced $1,330,000 of capital. In the case of options and warrants issued to consultants and investors we used the legal term of the option/warrant as the estimated term unless there was a compelling reason to use a shorter term. The measurement date for employee and non-employee options and warrants is the grant date of the option or warrant. The vesting period for options that contain service conditions is based upon management’s best estimate as to when the applicable service condition will be achieved. Changes in the assumptions can materially affect the estimate of fair value of stock-based compensation and, consequently, the related expense recognized. The assumptions we use in calculating the fair value of stock-based payment awards represent our best estimates, which involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and we use different assumptions, our equity-based compensation expense could be materially different in the future. See “Note 3 — Stockholders’ Deficit, Stock Options and Warrants” in Notes to Financial Statements included in this prospectus for additional information.

When an option or warrant is granted in place of cash compensation for services, we deem the value of the service rendered to be the value of the option or warrant. In most cases, however, an option or warrant is granted in addition to other forms of compensation and its separate value is difficult to determine without utilizing an option pricing model. For that reason we also use the Black-Scholes option-pricing model to value options and warrants granted to non-employees, which requires the input of significant assumptions including an estimate of the average period that investors or consultants will retain vested stock options and warrants before exercising them, the estimated volatility of our common stock price over the expected term, the number of options and warrants that will ultimately be forfeited before completing vesting requirements and the risk-free interest rate. Changes in the assumptions can materially affect the estimate of fair value of stock-based compensation and, consequently, the related expense recognizes that. Since we have no trading history in our common stock and no first-hand experience with how our investors and consultants have acted in similar circumstances, the assumptions we use in calculating the fair value of stock-based payment awards represent our best estimates, which involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and we use different assumptions, our equity-based consulting and interest expense could be materially different in the future.

Since our common stock has no significant public trading history we were required to take an alternative approach to estimating future volatility and the future results could vary significantly from our estimates. We compiled historical volatilities over a period of 2 to 7 years of 10 small-cap medical companies traded on major exchanges and 15 medical companies in the middle of the market cap size range on the OTC Bulletin Board and combined the results using a weighted average approach. In the case of standard options to employees we determined the expected life to be the midpoint between the vesting term and the legal term. In the case of options or warrants granted to non-employees, we estimated the life to be the legal term unless there was a compelling reason to make it shorter.

Valuation of Intangible Assets

We review identifiable intangible assets for impairment in accordance with ASC 350 — Intangibles — Goodwill and Other, whenever events or changes in circumstances indicate the carrying amount may not be recoverable. Our intangible assets are currently solely the costs of obtaining trademarks and patents. Events or changes in circumstances that indicate the carrying amount may not be recoverable include, but are not limited to, a significant change in the medical device marketplace and a significant adverse change in the business climate in which we operate. If such events or changes in circumstances are present, the undiscounted cash flows method is used to determine whether the intangible asset is impaired. Cash flows would include the estimated terminal value of the asset and exclude any interest charges. If the carrying value of the asset exceeds the undiscounted cash flows over the estimated remaining life of the asset, the asset is considered impaired, and the impairment is measured by reducing the carrying value of the asset to its fair value using the discounted cash flows method. The discount rate utilized is based on management’s best estimate of the related risks and return at the time the impairment assessment is made. The Company wrote off the entire original STREAMWAY FMS product patent of $140,588 in June 2013. The balance represented intellectual property in the form of patents for our original STREAMWAY FMS product. The Company’s enhanced STREAMWAY FMS product has a new patent pending.

Recent Accounting Developments

See Note 1 — “Summary of Significant Accounting Policies — Recent Accounting Developments” included in this prospectus.

Off-Balance Sheet Transactions

We have no off-balance sheet transactions.

BUSINESS

Overview

We are a development stage medical device company manufacturing an environmentally conscientious system for the collection and disposal of infectious fluids that result from surgical procedures and post-operative care. We own patent rights to our products and distribute our products to medical facilities where bodily and irrigation fluids produced during surgical procedures must be contained, measured, documented, and disposed. Our products minimize the exposure potential to the healthcare workers who handle such fluids. Our goal is to create products that dramatically reduce staff exposure without significant changes to established operative procedures, historically a major stumbling block to innovation and product introduction. In addition to simplifying the handling of these fluids, we believe our technologies provide cost savings to facilities over the aggregate costs incurred today using the traditional canister method of collection, neutralization, and disposal. We sell our products through an experienced in-house sales force. The Company has hired four regional managers in addition to the two regional managers currently on staff enhancing our national coverage. We also intend to utilize independent distributors and manufacturer’s representatives in the United States and Europe, initially, and eventually to other areas of the world.

The Company was originally incorporated on April 23, 2002 in Minnesota as BioDrain Medical, Inc. Effective August 6, 2013, the Company changed its name to Skyline Medical Inc. Pursuant to an Agreement and Plan of Merger dated effective December 16, 2013, the Company merged with and into a Delaware corporation with the same name that was its wholly-owned subsidiary, with such Delaware Corporation as the surviving corporation of the merger. Our address is 2915 Commers Drive, Suite 900, Eagan, Minnesota 55121. Our telephone number is 651-389-4800, and our website address is www.skylinemedical.com. Information on our website is not included or incorporated by reference in this prospectus.

Industry and Market Analysis

Infectious and Bio-hazardous Waste Management

There has long been recognition of the collective potential for ill effects to healthcare workers from exposure to infectious/bio-hazardous materials. Federal and state regulatory agencies have issued mandatory guidelines for the control of such materials, and in particular, bloodborne pathogens. The medical device industry has responded to this need by developing various products and technologies to limit exposure or to alert workers to potential exposure.

The presence of infectious materials is most prevalent in the surgical suite and post-operative care units where often, large amounts of bodily fluids, including blood, bodily and irrigation fluids are continuously removed from the patient during the surgical procedure. Surgical teams and post-operative care personnel may be exposed to these potentially serious hazards during the procedure via direct contact of blood materials or more indirectly via splash and spray.

According to the Occupational Safety and Health Administration (“OSHA”), workers in many different occupations are at risk of exposure to bloodborne pathogens, including Hepatitis B and C, and HIV/AIDS. First aid team members, housekeeping personnel, nurses and other healthcare providers are examples of workers who may be at risk of exposure.

In 1991, OSHA issued the Bloodborne Pathogens Standard to protect workers from this risk. In 2001, in response to the Needlestick Safety and Prevention Act, OSHA revised the Bloodborne Pathogens Standard. The revised standard clarifies (and emphasizes) the need for employers to select safer needle devices and to involve employees in identifying and choosing these devices. The revised standard also calls for the use of “automated controls” as it pertains to the minimization of healthcare exposure to bloodborne pathogens. Additionally, employers are required to have an exposure control plan that includes universal precautions to be observed to prevent contact with blood or other potentially infectious materials, such as implementing work practice controls, requiring personal protective equipment and regulating waste and waste containment. The exposure control plan is required to be reviewed and updated annually to reflect new or modified tasks and procedures, which affect occupational exposure and to reflect changes in technology that eliminate or reduce exposure to bloodborne pathogens.

According to the American Hospital Association’s (AHA) Hospital Statistics, 2013 edition, America’s hospitals performed approximately 86 million surgeries. This number does not include the many procedures performed at surgery centers across the country.

The majority of these procedures produce potentially infectious materials that must be disposed with the lowest possible risk of cross-contamination to healthcare workers. Current standards of care allow for these fluids to be retained in canisters, located in the operating room where they can be monitored throughout the surgical procedure. Once the procedure is complete these canisters and their contents are disposed using a variety of methods all of which include manual handling and result in a heightened risk to healthcare workers for exposure to their contents. A Frost & Sullivan research report from April 24, 2006 estimates that 60 million suction canisters are sold each year and the estimated market value of canisters is upwards of $120 million. According to the average estimate of three manufacturers and three different solidifiers as reported in a research report by Frost & Sullivan in 2003 and in an article titled “Liquid Waste Management & Disposal” that was published in Infection Control Today in 2006, there is an average cost of $2.00 per canister, $2.00 per container of solidification powder and an average disposal cost of $0.30/lb. of infectious waste at approximately 7.5 lbs. per canister, the estimated disposal cost to the hospitals who use solidifiers is $6.25 per canister. This cost increases significantly for disposal of higher capacity containers.

A study by the Lewin Group, prepared for the Health Industry Group Purchasing Association in April 2007, reports that infectious fluid waste accounts for more than 75% of U.S. hospitals biohazard disposal costs. The study also includes findings from a bulletin published by the University of Minnesota’s Technical Assistance Program, “A vacuum system that uses reusable canisters or empties directly into the sanitary sewer can help a facility cut its infectious waste volume, and save money on labor, disposal and canister purchase costs.” The Minnesota’s Technical Assistance Program bulletin also estimated that, in a typical hospital, “. . . . $75,000 would be saved annually in suction canister purchase, management and disposal cost if a canister-free vacuum system was installed.”

We expect the hospital surgery market to continue to increase due to population growth, the aging of the population, expansion of surgical procedures to new areas, for example, use of the endoscope, which requires more fluid management, and new medical technology. According to the American Institute of Architects Consensus Construction Forecast, “Health care is expected to see even stronger growth. With recent emphasis on increasing health-care coverage, including several state mandates for universal or near-universal coverage, health-care construction has become one of the fastest growing institutional construction categories. Panel members are projecting an 8.5 percent increase in spending in 2009, followed by an additional 5 percent gain in 2010.”

There are currently approximately 40,000 operating rooms and surgical centers in the U.S. (AHA, Hospital Statistics, 2008). The hospital market has typically been somewhat independent of the U.S. economy; therefore we believe that our targeted market is not cyclical, and the demand for our products will not be heavily dependent on the state of the economy. We benefit by having our products address both the procedure market of nearly 51.6 million inpatient procedures (CDC, National Hospital Discharge Survey: 2010 table) as well as the hospital operating room market (approximately 40,000 operating rooms).

Current Techniques of Collecting Infectious Fluids

Typically, during the course of the procedure, fluids are continuously removed from the surgical site via wall suction and tubing and collected in large canisters (1,500 – 3,000 milliliters (ml) capacity or 1.5 – 3.0 liters) adjacent to the surgical table.

These canisters, made of glass or high impact plastic, have graduated markers on them allowing the surgical team to make estimates of fluid loss in the patient both intra-operatively as well as for post-operative documentation. Fluid contents are retained in the canisters until the procedure is completed or until the canister is full and needs to be removed. During the procedure the surgical team routinely monitors fluid loss using the measurement calibrations on the canister and by comparing these fluid volumes to quantities of saline fluid introduced to provide irrigation of tissue for enhanced visualization and to prevent drying of exposed tissues. After the procedure is completed the fluids contained in the canisters are measured and a calculation of total blood loss is determined. This is done to ensure no excess fluids of any type remain within the body cavity or that no excessive blood loss has occurred, both circumstances that may place the patient at an increased risk post-operatively.

Once total blood loss has been calculated, the healthcare personnel must dispose of the fluids. This is typically done by manually transporting the fluids from the operating room to a waste station and directly pouring the material into a sink that drains to the sanitary sewer where it is subsequently treated by the local waste management facility, a process that exposes the healthcare worker to the most risk for direct contact or splash exposure. Once emptied these canisters are placed in large, red pigmented, trash bags and disposed of as infectious waste — a process commonly referred to as “red-bagging.”

Alternatively, the canisters may be opened in the operating room and a gel-forming powder is poured into the canister, rendering the material gelatinous. These gelled canisters are then red-bagged in their entirety and removed to a bio-hazardous/infectious holding area for disposal. In larger facilities the canisters, whether pre-treated with gel or not, are often removed to large carts and transported to a separate special handling area where they are processed and prepared for disposal. Material that has been red-bagged is disposed of separately, and more expensively, from other medical and non-medical waste by companies specializing in that method of disposal.

Although all of these protection and disposal techniques are helpful, they represent a piecemeal approach to the problem and fall short of providing adequate protection for the surgical team and other workers exposed to infectious waste. A major spill of fluid from a canister, whether by direct contact as a result of leakage or breakage, splash associated with the opening of the canister lid to add gel, while pouring liquid contents into a hopper, or during the disposal process, is cause for concern of acute exposure to human blood components —  one of the most serious risks any worker faces in the performance of his or her job. Once a spill occurs, the entire area must be cleaned and disinfected and the exposed worker faces a potential of infection from bloodborne pathogens. These pathogens include, but are not limited to, Hepatitis B and C, HIV/AIDS, HPV, and other infectious agents. Given the current legal liability environment the hospital, unable to identify at-risk patients due to concerns over patient rights and confidentiality, must treat every exposure incident as a potentially infectious incident and treat the exposed employee according to a specific protocol that is both costly to the facility and stressful to the affected employee and his or her co-workers. In cases of possible exposure to communicable disease, the employee could be placed on paid administrative leave, frequently involving worker’s compensation, and additional workers must be assigned to cover the affected employee’s responsibilities. The facility bears the cost of both the loss of the affected worker and the replacement healthcare worker in addition to any ongoing health screening and testing of the affected worker to confirm if any disease has been contracted from the exposure incident. Employee morale issues also weigh heavily on staff and administration when a healthcare worker suffers a potentially serious exposure to bloodborne pathogens. Canisters are the most prevalent means of collecting and disposing of infectious fluids in hospitals today. Traditional, non-powered canisters and related suction and fluid disposable products are exempt and do not require FDA clearance.

We believe that our virtually hands free direct-to-drain technology will (a) significantly reduce the risk of healthcare worker exposure to these infectious fluids by replacing canisters, (b) further reduce the risk of worker exposure when compared to powered canister technology that requires transport to and from the operating room, (c) reduce the cost per procedure for handling these fluids, and (d) enhance the surgical team’s ability to collect data to accurately assess the patient’s status during and after procedures.

In addition to the traditional canister method of waste fluid disposal, several new powered medical devices have been developed which address some of the deficiencies described above. MD Technologies, Inc., Dornoch Medical Systems, Inc. (Zimmer) and Stryker Instruments have all developed systems that provide for disposal into the sanitary sewer without pouring the infectious fluids directly through a hopper disposal or using expensive gel powders and most are sold with 510(k) concurrence from the FDA. Most of these competing products continue to utilize some variant on the existing canister technology, and while not directly addressing the canister, most have been successful in eliminating the need for expensive gel and its associated handling and disposal costs. Our existing competitors that already have products on the market have a clear competitive advantage over us in terms of brand recognition and market exposure. In addition, the aforementioned companies have extensive marketing and development budgets that could overpower an early stage company like ours. We believe that Stryker Instruments has the dominant market share position.

Products

The STREAMWAY Fluid Management System (“FMS”)

The STREAMWAY FMS suctions surgical waste fluid from the patient using standard surgical tubing. The surgical waste fluid passes through our proprietary disposable filters and into the STREAMWAY FMS. The STREAMWAY FMS maintains continuous suction to the surgical field at all times. A simple, easy to use Human Interface Display screen guides the user through the set up process, ensuring that a safe vacuum level is identified and set by the user for each procedure and additionally guides them through the cleaning process.

The STREAMWAY FMS is unique to the industry in that it allows for continuous suction to the surgical field and provides unlimited capacity to the user so no surgical procedure will ever have to be interrupted to change canisters. It is wall mounted and takes up no valuable operating room space.

The FMS will replace the manual process of collecting fluids in canisters and transporting and dumping in sinks outside of the operating room that is still being used by many hospitals and surgical centers. The manual process, involving canisters, requires that the operating room personnel open the canisters that contain waste fluid, often several liters, at the end of the surgical procedure and either add a solidifying agent or empty the canisters in the hospital drain system. Some facilities require that used canisters be cleaned by staff and reused. It is during these procedures that there is increased potential for contact with the waste fluid through splashing or spills. The FMS eliminates the use of canisters and these cleaning and disposal steps by collecting the waste fluid in the internal collection chamber and automatically disposing of the fluid with no handling by personnel. Each procedure requires the use of a disposable filter. At the end of each procedure, a proprietary cleaning fluid is attached to the FMS and an automatic cleaning cycle ensues, making the FMS ready for the next procedure. The cleaning fluid bottle is attached to the port on the FMS device. The cleaning fluid bottle and its contents are not contaminated and are used to clean the internal fluid pathway in the FMS device to which personnel have no exposure. During the cleaning cycle, the cleaning fluid is pulled from the bottle into the FMS, and then disposed in the same manner as the waste fluid from the surgical case. At the end of the cleaning cycle, the bottle is discarded. The filter and any suction tubing used during the procedure must be disposed of in the same manner as suction tubing used with the canister system. Handling of this tubing does present the potential for personnel exposure but that potential is minimal.

We believe our product provides substantial cost savings and improvements in safety in facilities that still use manual processes. In cases where healthcare organizations re-use canisters, the FMS cleaning process eliminates the need for cleaning of canisters for re-use. The FMS reduces the safety issues facing operating room nurses, the cost of the handling process, and the amount of infectious waste generated when the traditional method of disposing of canisters is used. The FMS is fully automated, does not require transport to and from the operating room and eliminates any canister that requires emptying. It is positioned to penetrate its market segment due to its virtually hands free operation, simple design, ease of use, continuous suction, continuous flow, unlimited capacity and efficiency in removal of infectious waste with minimal exposure of operating room personnel to potentially infectious material.

In contrast to competitive products, the wall-mounted FMS does not take up any operating room floor space and it does not require the use of any external canisters or handling by operating room personnel. It does require a dedicated system in each operating room where it is to be used. The FMS is the only known direct-to-drain system that is wall-mounted and designed to collect, measure and dispose of, surgical waste. Other systems on the market are portable, meaning that they are rolled to the bedside for the surgical case and then rolled to a cleaning area, after the surgery is complete, and use canisters, which still require processing or require a secondary device (such as a docking station) to dispose of the fluid in the sanitary sewer after it has been collected. They are essentially powered canisters. A comparison of the key features of the devices currently marketed and the FMS is presented in the table below.

Key Feature Comparison

Feature	Skyline Medical Inc.	Stryker Instruments	DeRoyal	Dornoch Medical Systems, Inc. (Zimmer)	MD Technologies, Inc.
Portable to Bedside vs. Fixed Installation	Fixed	Portable	Fixed	Portable	Fixed
Uses Canisters	No	Yes	Yes	Yes	No
Secondary Installed Device Required for Fluid Disposal	No	Yes	Yes	Yes	No
Numeric Fluid Volume Measurement	Yes	Yes	No	Yes	Optional
Unlimited Fluid Capacity	Yes	No	No	No	Yes
Continuous, Uninterrupted Vacuum	Yes	No	No	No	No
Installation Requirements:
Water	No	Yes	Yes	Yes	No
Sewer	Yes	Yes	Yes	Yes	Yes
Vacuum	Yes	No	No	No	Yes

The FMS system may be installed on or in the wall during new construction or renovation or installed in a current operating room by connecting the device to the hospital’s existing sanitary sewer drain and wall suction systems. With new construction or renovation, the system will be placed in the wall and the incremental costs are minimal, limited to connectors to the hospital drain and suction systems (which systems are already required in an operating room), the construction of a frame to hold the FMS in position, and minimal labor. The fluid collection chamber is internal to the FMS unit and requires no separate installation. Based upon our consultations with several architects, we believe that there is no appreciable incremental expense in planning for the FMS system during construction.

For on-the-wall installation in a current operating room, the location of the FMS may be chosen based on proximity to the existing hospital drain and suction systems. Installation will require access to those systems through the wall and connection to the systems in a manner similar to that for within-the-wall installation. The FMS system is mounted on the wall using a mounting bracket supplied with the system and standard stud or drywall attachments.

Once installed, the FMS has inflow ports positioned on the front of the device that effectively replace the current wall suction ports most commonly used to remove fluids during surgery. Additionally, a disposable external filter, which is provided as part of our disposable cleaning kit, allows for expansion to additional inflow suction ports by utilizing one or two dual port filters.

Although the FMS is directly connected to the sanitary sewer, helping to reduce potential exposure to infectious fluids, it is possible that installation of the system will temporarily cause inconvenience and lost productivity as the operating rooms will need to be taken off line temporarily.

One of the current techniques utilized by Stryker, Cardinal Health, and other smaller companies typically utilizes two to eight canisters positioned on the floor or on elaborate rolling containers with tubing connected to the hospital suction system and to the operative field. Once the waste fluids are collected, they must be transported out of the operating room and disposed of using various methods. These systems take up floor space in and around the operating room and require additional handling by hospital personnel, thereby increasing the risk of exposure to infectious waste fluids generated by the operating room procedure. Handling infectious waste in this manner is also more costly.

A summary of the features of the wall unit include:

•	Minimal Human Interaction. The wall-mounted FMS provides a small internal reservoir that keeps surgical waste isolated from medical personnel and disposes the medical waste directly into the hospital sanitary sewer with minimal medical personnel interaction. This minimal interaction is facilitated by the automated electronic controls and computerized LCD touch-screen allowing for simple and safe single touch operation of the FMS.

•	Fluid Measurement. The STREAMWAY FMS volume measurement allows for in-process, accurate measurement of blood/saline suctioned during the operative procedure, and eliminates much of the estimation of fluid loss currently practiced in the operating room. This will be particularly important in minimally invasive surgical procedures, where accounting for all fluids, including saline added for the procedure, is vital to the operation. The surgical team can view in real time the color of the extracted or evacuated fluid through the viewing window on the system.
•	Cleaning Solution. A bottle of cleaning solution, proprietary to and sold by us, is used for the automated cleaning cycle at the conclusion of each procedure and prepares the STREAMWAY FMS for the next use, reducing operating room turnover time. The cleaning solution is intended to clean the internal tubing, pathways, and chamber within the system. The cleaning solution bottle is easily attached to the STREAMWAY FMS by inserting the bottle into the mount located on the front of the unit and inverting the bottle. The automated cleaning process takes less than five minutes and requires minimal staff intervention. The disposable cleaning fluid bottle collapses at the end of the cleaning cycle rendering it unusable; therefore it cannot be refilled with any other solution. The instructions for use clearly state that our cleaning fluid, and only our cleaning fluid, must be used with the STREAMWAY FMS following each surgical case. The warranty is voided if any other solution is used.
•	Procedure Filters. One or two filters, depending on the type of procedure, will be used for every surgical procedure. The filter has been developed by us, is proprietary to the STREAMWAY FMS and is only sold by us. The filter is a two port, bifurcated, disposable filter that contains a tissue trap that allows staff to capture a tissue sample and send to pathology if needed. The filters are disposed of after each procedure. The cleaning fluid and filter are expected to be a substantial revenue generator for the life of the STREAMWAY FMS.
•	Ease of Use. The FMS simply connects to the existing suction tubing from the operative field (causing no change to the current operative methods). Pressing the START button on the FMS touch screen enacts a step by step instruction with safety questions ensuring that the correct amount of suction is generated minimizing the learning curve for operation at the surgical site.
•	Installation. We will arrange installation of the FMS products through a partnership or group of partnerships. Such partnerships will include, but not be limited to, local plumbers, distribution partners, manufacturer’s representatives, hospital supply companies and the like. We will train our partners and standardize the procedure to ensure the seamless installation of our products. The FMS is designed for minimal interruption of operating room and surgical room utilization. Plug-and-play features of the design allow for almost immediate connection and hook up to hospital utilities for wall-mounted units allowing for quick start-up post-installation.
•	Sales Channel Partners. We expect the FMS will be sold to end-users through a combination of independent stocking distributors, manufacturer’s representatives, and direct sales personnel. We intend for all personnel involved in direct contact with the end-user will have extensive training and will be approved by us. We plan to maintain exclusive agreements between us and the sales channel partners outlining stocking expectations, sales objectives, target accounts and the like. Contractual agreements with the sales channel partners will be reviewed on an annual basis and expect that such agreements will contain provisions allowing them to be terminated at any time by us based on certain specified conditions.
•	Competitive Pricing. The list sales price to a hospital or surgery center is $21,900 per system (one per operating room — installation extra) and $24 per unit retail for the proprietary consumable kit to the U.S. hospital market.

Intellectual Property

We believe that in order to maintain a competitive advantage in the marketplace, we must develop and maintain protection of the proprietary aspects of our technology. We rely on a combination of patent, trade secret and other intellectual property rights and measures to protect our intellectual property.

We spent approximately $322,000 in the first nine months of 2014, $235,000 in 2013 and $15,000 in 2012 on research and development. On January 25, 2014 the Company filed a non-provisional PCT Application No. PCT/US2014/013081 claiming priority from the U.S. Provisional Patent Application, number 61756763 which was filed one year earlier on January 25, 2013. The Patent Cooperation Treaty (“PCT”) allows an applicant to file a single patent application to seek patent protection for an invention simultaneously in each of the 148 member countries of the PCT, including the United States. By filing this single “international” patent application through the PCT system, it is easier and more cost effective than filing separate applications directly with each national or regional patent office in the various countries in which patent protection is desired.

Our PCT patent application is for an enhanced model of the surgical fluid waste management system. We utilize this enhanced technology in the updated version of the STREAMWAY FMS unit we began selling in the first quarter of 2014. We obtained a favorable International Search Report from the PCT searching authority indicating that the claims in our PCT application are patentable (i.e., novel and non-obvious) over the cited prior art. A feature claimed in the PCT application is the ability to maintain continuous suction to the surgical field while simultaneously measuring, recording and evacuating fluid to the facilities sewer drainage system. This provides for continuous operation of the STREAMWAY FMS unit in suctioning waste fluids, which means that suction is not interrupted during a surgical operation, for example, to empty a fluid collection container or otherwise dispose of the collected fluid. We believe that this continuous operation and unlimited capacity feature provides us with a significant competitive advantage, particularly on large fluid generating procedures. All competing products, except certain models of MD Technologies, have a finite fluid collection capacity necessitating that the device be emptied when capacity is reached during the surgical procedure. In the case of MD Technologies while some of their models may have an unlimited capacity the process is not truly continuous like the Company’s system because it requires switching the vacuum containers when one becomes full. For example, when the first container becomes full, the vacuum is switched over to a second container in order to collect the fluid in the second container while the fluid in the first container is drained. When the second container becomes full, the vacuum is again switched back to the first container to collect fluid while the second container is drained, and so on. Even though the switching of the vacuum between containers is automated in certain MD Technology models, the automated switching is still believed to result in brief interruptions or reductions in suction during the surgical procedure.

The Company holds the following granted patents in the United States, and a pending application in the United States on its earlier models: US7469727, US8123731 and US Publication No. US20090216205 (collectively, the “Patents”). These Patents will begin to expire on August 8, 2023.

In general, the Patents are directed to a system and method for collecting waste fluid from a surgical procedure while ensuring there is no interruption of suction during the surgical procedure and no limit on the volume of waste fluid which can be collected. More particularly, the Patents claim a system and method in which waste fluid is suctioned or drawn into holding tanks connected to a vacuum source which maintains a constant negative pressure in the holding tanks. When the waste fluid collected in the holding tanks reaches a predetermined level, the waste fluid is measured and pumped from the holding tanks while maintaining the negative pressure. Therefore, because the negative pressure is maintained in the holding tanks, waste fluid will continue to be drawn into the holding tanks while the waste fluid is being pumped from the holding tanks. Thus, there is no limit to the volume of waste fluid which can be collected, and the suction at the surgical site is never interrupted during the surgical procedure.

We also rely upon trade secrets, continuing technological innovations and licensing opportunities to develop and maintain our competitive position. We seek to protect our trade secrets and proprietary know-how, in part, with confidentiality agreements with consultants, vendors and employees, although we cannot be certain that the agreements will not be breached, or that we will have adequate remedies for any breach.

The Disposable Kit

The disposable kit is an integral, critical component of the FMS and our total value proposition to the customer. It consists of a proprietary, pre-measured amount of cleaning solution in a plastic bottle that attaches to the FMS. The disposal cleaning kit also includes an in-line filter with single or multiple suction ports. The proprietary cleaning solution placed in the specially designed holder is attached and recommended to be used following each surgical procedure. Due to the nature of the fluids and particles removed during surgical procedures, the FMS is recommended to be cleaned following each use. Utilizing the available vacuum of the wall system, the proprietary cleaning fluid is drawn into the FMS to provide a highly effective cleaning process that breaks up bio-film at the cellular level. Proper cleaning is required for steady, dependable and repeated FMS performance and for maintenance of the warranty of the FMS.

Our disposables are a critical component of our business model. The disposables have the “razor blade business model” characteristic with an ongoing stream of revenue for every FMS unit installed, and revenues from the sale of the kits are expected to be significantly higher over time than the revenues from the sales of the unit. Our disposable, dual use filter is designed specifically for use only on our FMS. The filter is used only once per procedure followed by immediate disposal. Our operation instructions and warranty require that our filter is used for every procedure. There are no known off the shelf filters that will fit our FMS. We have developed a more effective and cost efficient filter, with intent to patent. We have exclusive distribution rights to the disposable fluid and facilitate the use of only our fluid for cleaning following procedures by incorporating a special adapter to connect the fluid to the connector on the FMS system. We will also tie the fluid usage, which we will keep track of with the FMS software, to the product warranty. While it could be possible for other manufacturers to provide fluids for utilization in this process, it would require that they manufacture an adapter compatible with our connector on the FMS, obtain a container that fits in the specially designed container holder on the FMS and perform testing to demonstrate that any other fluid would not damage the FMS. We believe that these barriers and the warranty control will allow us to achieve substantial revenue from our cleaning fluid. The instructions for use that accompanies the product will clearly state how the fluid is to be hooked up to the FMS machine. Further, a diagram on the FMS will also assist the user in attaching the fluid bottle to the machine. This will be a very simple task, and we do not anticipate that any training of operating room staff will be necessary.

All installations of our FMS product will be completed by either a hospital appointed service technician or a service and maintenance organization that is familiar with completing such installations in health care settings. We have had conversations with multiple providers and expect to reach agreements to perform this function in the fourth quarter of 2014. The general availability of these types of service and maintenance personnel in the health care sector should not hinder us from forming a beneficial relationship in this area.

Corporate Strategy

We intend to succeed by deploying a strategy of focused expansion within our core product and market segments, while utilizing a progressive approach to manufacturing and marketing to ensure maximum flexibility and profitability.

Our strategy is to:

•	Develop a complete line of wall-mounted fluid evacuation systems for use in hospital operating rooms, radiological rooms and free standing surgery centers as well as clinics and physicians’ offices. Initially, we have developed the FMS to work in hospital operating rooms and surgical centers. This device was developed for use with the wall vacuum suction currently installed in hospitals. Opportunities for future products include an FMS developed for post-operation and recovery rooms with multiple inlet ports and multiple volume measurements that may incorporate an on-board vacuum supply.
•	Provide products that greatly reduce worker and patient exposure to harmful materials present in infectious fluids and that contribute to an adverse working environment. As one of the only stand-alone surgical fluid disposal systems directly connected to the sanitary sewer, the FMS could advance the manner in which such material is collected, measured and disposed of in operating rooms, post-operating recovery, emergency rooms and intensive care settings by eliminating the need to transport a device to the patient bedside and remove it for emptying and cleaning at the end of the procedure. The cost of such exposures, measured in terms of human suffering, disease management costs, lost productivity, liability or litigation, will be, when properly leveraged, the strongest motivating factor for facilities looking at investing in the FMS line of products.

•	Utilize existing medical products independent distributors and manufacturer’s representatives to achieve the desired market penetration. Contacts have been established with several existing medical products distributors and manufacturer’s representatives and interest has been generated regarding the sales of the FMS and cleaning kits.
•	Continue to utilize operating room consultants, builders and architects as referrals to hospitals and day surgery centers. To date, the STREAMWAY FMS has achieved market acceptance through the installation of more than sixty-seven (67) FMS systems. The product has received numerous references from users and was also recognized by LifeScience Alley as a top ten finalist in their new technology showcase. Additionally, we have become a member of Practice Greenhealth; highlighting the positive environmental impact of the STREAMWAY FMS.

Other strategy may also include:

º	Employing a lean operating structure, while utilizing the latest trends and technologies in manufacturing and marketing, to achieve both market share growth and projected profitability.
º	Providing a leasing program and/or “pay per use” program as alternatives to purchasing.
º	Providing service contracts to establish an additional revenue stream.
º	Utilizing the manufacturing experience of our management team to develop sources of supply and manufacturing to reduce costs while still obtaining excellent quality. While cost is not a major consideration in the roll-out of leading edge products, we believe that being a low-cost provider will be important long term.
º	Offering an innovative warranty program that is contingent on the exclusive use of our disposable kit to enhance the success of our after-market disposable products.

Technology and Competition

Fluid Management for Surgical Procedures

The management of surgical waste fluids produced during and after surgery is a complex mix of materials and labor that consists of primary collection of fluid from the patient, transportation of the waste fluid within the hospital to a disposal or processing site and disposal of that waste either via incineration or in segregated landfills.

Once the procedure has ended, the canisters currently being used in many cases, and their contents must be removed from the operating room and disposed. There are several methods used for disposal, all of which present certain risks to the operating room team, the crews who clean the rooms following the procedure and the other personnel involved in their final disposal. These methods include:

•	Direct Disposal Through the Sanitary Sewer. In virtually all municipalities, the disposal of liquid blood may be done directly to the sanitary sewer where it is treated by the local waste management facility. This practice is approved and recommended by the EPA. In most cases these municipalities specifically request that disposed bio-materials not be treated with any known anti-bacterial agents such as glutalderhyde, as these agents not only neutralize potentially infectious agents but also work to defeat the bacterial agents employed by the waste treatment facilities themselves. Disposal through this method is fraught with potential exposure to the service workers, putting them at risk for direct contact with these potentially infectious agents through spillage of the contents or via splash when the liquid is poured into a hopper — a specially designated sink for the disposal of infectious fluids. Once the infectious fluids are disposed of into the hopper, the empty canister is sent to central processing for re-sterilization (glass and certain plastics) or for disposal in the bio-hazardous/infectious waste generated by the hospital (red-bagged).
•	Conversion to Gel for Red-Bag Disposal. In many hospital systems the handling of this liquid waste has become a liability issue due to worker exposure incidents and in some cases has even been a point of contention during nurse contract negotiations. Industry has responded to concerns of nurses over splash and spillage contamination by developing a powder that, when added to the fluid in the canisters, produces a viscous, gel-like substance that can be handled more safely. After the case is completed and final blood loss is calculated, a port on the top of each canister is opened and the powder is poured into it. It takes several minutes for the gel to form, after which the canisters are placed on a service cart and removed to the red-bag disposal area for disposal with the other infectious waste.

There are four major drawbacks to this system:

•	It does not ensure protection for healthcare workers, as there remains the potential for splash when the top of the canister is opened.
•	Based on industry pricing data, the total cost per canister increases by approximately $2.00.
•	Disposal costs to the hospital increase dramatically as shipping, handling and landfill costs are based upon weight rather than volume in most municipalities. The weight of an empty 2,500 ml canister is about 1 pound. A canister and its gelled contents weigh about 7.5 pounds, and the typical cost to dispose of medical waste is approximately $0.30 per pound.
•	The canister filled with gelled fluid must be disposed; it cannot be cleaned and re-sterilized for future use.

Despite the increased cost of using gel and the marginal improvement in health care worker protection it provides, several hospitals have adopted gel as their standard procedure.

Drainage Systems

Several new medical devices have been developed which address some of the deficiencies described above. MD Technologies, Inc., Cardinal Health, Inc., Dornoch Medical Systems, Inc. (now Zimmer) and Stryker Instruments have all developed systems that provide disposal into the sanitary sewer without pouring the infectious fluids directly through a hopper disposal or using expensive gel powders. All of these newer products are currently sold with 510(k) exempt concurrence from the FDA. Most of these competing products incorporate an internal collection canister with finite capacity, and while not directly eliminating the need to transport a device to and from the surgical room, we believe most have been successful in eliminating the need for expensive gel and its associated handling and disposal costs.

Existing competitors, that already have products on the market, have a competitive advantage in terms of brand recognition and market exposure. In addition, the aforementioned companies have extensive marketing and development budgets that could overpower an early stage company like ours.

We believe that Stryker Instruments has the dominant market share position. We also believe competing products are used in select procedures and often in some, but not all, surgical procedures.

Current Competition, Technology, and Costs

Single Use Canisters

In the U.S., glass reusable containers are infrequently used as their high initial cost, frequent breakage and costs of reprocessing are typically more costly than single use high impact plastic canisters, even when disposal is factored in. Each single use glass canister costs roughly $8.00 each while the high impact plastic canisters cost $2.00 – $3.00 each and it is estimated that a range of two to eight canisters are used in each procedure, depending on the operation.

Our FMS would replace the use of canisters and render them unnecessary, as storage and disposal would be performed automatically by the FMS. It should be noted that these canisters are manufactured by companies with substantially more resources than our Company. Cardinal Health, a very significant competitor, manufactures both single use canisters as well as a more automated fluid handling system that will compete with us. Accordingly, faced with this significant competition, we may have difficulty penetrating this market. Our true competitive advantage, however, is our unlimited capacity, eliminating the need for any high volume cases to be interrupted for canister changeover.

Solidifying Gel Powder

The market potential for solidifying gel was estimated by industry publications at over $100 million in 2002. This market is not yet fully realized, but many hospitals, responding to increased concerns over inadvertent worker exposure to liquid waste, are converting to this technology. There have been many reports (Allina and Fairview to name two Minneapolis-based health systems) of nursing contracts containing language that requires the facilities to use gels after every procedure. We are aware that at a large healthcare facility in Minneapolis, Minnesota, routine usage of gel increased annual operating room expenditures by $63,000, based on 14,000 procedures done in 2006. It is clear that solidifying gels, while not providing complete freedom from exposure to workers does present a level of safety and peace of mind to the healthcare workers who handle gel-treated canisters. While several gel manufacturers proclaim that sterility of the contents is achieved with the use of their product, protocols continue to recommend that the red-bag procedure is followed when using these products. One significant drawback of the solidifying gels is that they increase the weight of the materials being sent to the landfill by a factor of five to seven times, resulting in a significant cost increase to the hospitals that elect to use the products.

The FMS eliminates the need for solidifying gel, providing savings in both gel powder usage and associated landfill costs.

Sterilization and Landfill Disposal

Current disposal methods include the removal of the contaminated canisters (with or without the solidifying gel) to designated biohazardous/infectious waste sites. Previously many hospitals used incineration as the primary means of disposal, but environmental concerns at the international, domestic and local level have resulted in a systematic decrease in incineration worldwide as a viable method for disposing of blood, organs or materials saturated with bodily fluids. When landfill disposal is used, canisters are included in the general red-bag disposal and, when gel is used, comprise a significant weight factor. Where hopper disposal is still in use, most of the contents of the red-bag consist only of outer packaging of supplies used in surgery and small amounts of absorbent materials impregnated with blood and other waste fluid. These, incidentally, are retained and measured at the end of the procedure to provide a more accurate assessment of fluid loss or retention. Once at the landfill site, the red-bagged material is often steam-sterilized with the remaining waste being ground up and interred into a specially segregated waste dumpsite.

In a related note, many countries are struggling with landfills within their own borders, and a thriving and growing biohazardous/infectious waste disposal business is emerging. The inevitable disputes connected with such a highly charged and potentially politically sensitive topic have developed, particularly in Europe and the former Soviet Republics, over the disposition and disposal of these infectious wastes. Such disputes have also arisen in the U.S. as states lacking landfill capacity (New Jersey, for example) seek to offload their medical waste on less populous states or those which lack stringent enforcement.

Handling Costs

Once the surgical team has finished the procedures, and a blood loss estimate is calculated, the liquid waste (with or without solidifying gels) is removed from the operating room and either disposed of down the sanitary sewer or transported to an infectious waste area of the hospital for later removal.

The FMS would significantly reduce the labor costs associated with the disposal of fluid or handling of contaminated canisters, as the liquid waste is automatically emptied into the sanitary sewer after measurements are obtained. We will utilize the same suction tubing currently being used in the operating room, so no additional cost is incurred with our process. While each hospital handles fluid disposal differently, we believe that the cost of our cleaning fluid after each procedure will be less than the current procedural cost that could include the cost of canisters, labor to transport the canisters, solidifying powder, gloves, gowns, mops, goggles, shipping, and transportation, as well as any costs associated with spills that may occur due to manual handling.

A hidden but very real and considerable handling cost is the cost of an infectious fluid exposure. A July 2007 research article published in Infection Control Hospital Epidemiology concluded that “Management of occupational exposures to blood and bodily fluids is costly; the best way to avoid these costs is by prevention of exposures.” According to the article, hospital management cost associated with occupational blood exposure can, conservatively, be more than $4,500 per exposure. Because of privacy laws, it is difficult to obtain estimates of exposure events at individual facilities; however, in each exposure the worker must be treated as a worse case event. This puts the healthcare worker through a tremendous amount of personal trauma, and the health care facility through considerable expense and exposure to liability and litigation.

Nursing Labor

Nursing personnel spend significant time in the operating room readying canisters for use, calculating blood loss and removing or supervising the removal of the contaminated canisters after each procedure. Various estimates have been made, but an internal study at a large healthcare facility in Minneapolis, Minnesota, revealed that the average nursing team spends twenty minutes pre-operatively and intra-operatively setting up, monitoring fluid levels and changing canisters as needed and twenty minutes post-operatively readying blood loss estimates or disposing of canisters. Estimates for the other new technologies reviewed have noted few cost savings to nursing labor.

The FMS would save nursing time as compared to the manual process of collecting and disposing of surgical waste. Set-up is as easy as attaching the suction tube to the inflow port of the FMS. Post-operative clean-up requires approximately five minutes, the time required to dispose of the suction tubing and disposable filter to the red-bag, calculate the patient’s blood loss, attach the bottle of cleaning solution to the inlet port of the unit, initiate the cleaning cycle, and dispose of the emptied cleaning solution. The steps that our product avoids, which are typically involved with the manual disposal process include, canister setup, interpretation of an analog read out for calculating fluid, canister management during the case (i.e. swapping out full canisters), and then temporarily storing, transferring, dumping, and properly disposing of the canisters.

Competitive Products

Disposable canister system technology for fluid management within the operating room has gone virtually unchanged for decades. As concern for the risk of exposure of healthcare workers to bloodborne pathogens, and the costs associated with canister systems has increased, market attention has increasingly turned toward fluid management. The first quarter of 2001 saw the introduction of three new product entries within the infectious material control field. Stryker Instruments introduced the “NeptuneTM” system, offering a combination of bio-aerosol and fluid management in a portable two-piece system; Waterstone Medical (now DeRoyal) introduced the “Aqua BoxTM” stationary” system for fluid disposal; Cardinal Health introduced the Orwell Fluid Collection and Disposal System; and Dornoch Medical Systems, Inc. (Zimmer) introduced the “Red AwayTM” stationary system for fluid collection and disposal. All companies, regardless of size, have their own accessory kits.

We differentiate from these competitors since we are completely direct-to-drain and have the most automatic, hands-free process of any of the systems currently on the market. Each of our competitors, with the exception of MD Technologies, Inc., has some significant manual handling involved in the process. For instance, some competing products require transport of the mobile unit to a docking port and then emptying of the fluid, while others require that the canister be manually transported to a more efficient dumping station. Regardless, most of our competitors require more human interaction with the fluid than our products do. Please refer to the chart included in the section headed as Products for a comparison of the key features of the devices currently marketed and the FMS.

Although the mobility associated with most of the competing products adds time and labor to the process and increases the chance of worker exposure to waste fluids, it also allows the hospital to purchase only as many mobile units needed for simultaneous procedures in multiple operating rooms. With the FMS, a unit must be purchased and installed in each room where it is intended to be used.

Marketing and Sales Distribution

We sell the FMS and procedure disposables through various methods that may include a direct sales force, independent distributors and manufacturer’s representatives covering the vast majority of major U.S. and outside U.S. markets. Currently we have six regional managers selling, and demoing the FMS for prospective customers and distributors, as well as, supporting our current customer base for disposable resupply. We are close to signing contracts with various hospital purchasing groups and have signed on independent distributors. Our targeted customer base includes nursing administration, operating room managers, CFOs, CEOs, risk management, and infection control. Other professionals with an interest in the product include physicians, nurses, biomedical engineering, anesthetists, imaging, anesthesiologists, human resources, legal, administration and housekeeping.

The major focus of our marketing efforts will be to introduce the FMS as a standalone device capable of effectively removing infectious waste and disposing of it automatically while providing accurate measurement of fluids removed, and also limiting exposure of the surgical team and healthcare support staff.

Governmental and professional organizations have become increasingly aggressive in attempting to minimize the risk of exposure by medical personnel to bloodborne pathogens. We believe that the FMS provides a convenient and cost effective way to collect and dispose of this highly contaminated material.

Our distributors may have installation and service capability, or we will contract those functions with an independent service/maintenance company. We have been in contact with both distributors and service companies regarding these installation requirements. We will establish extensive training and standards for the service and installation of the FMS to ensure consistency and dependability in the field. Users of the system will require a minimal amount of training to operate the FMS. The instructions for use and the installation guide will be included with every system along with a quick start guide, a troubleshooting manual and an on-board PLC controlling an intuitive touch screen with step by step instruction and safety features.

We have structured our pricing and relationships with distributors and/or service companies to ensure that these entities receive at least a typical industry level compensation for their activities. We believe our current cost and price estimates are conservative and allow for reasonable profit margins for all entities in the FMS and the cleaning fluid and filter supply chain.

Promotion

The dangers of exposure to infectious fluid waste are well recognized in the medical community. It is our promotional strategy to effectively educate medical staff regarding the risks of contamination using current waste collection procedures and the advantages of the FMS in protecting medical personnel from inadvertent exposure. We intend to leverage this medical awareness and concern with education of regulatory agencies at the local, state and federal levels about the advantages of the FMS.

We supplement our sales efforts with a promotional mix that will include a number of printed materials, video support and a website. We believe our greatest challenge lies in reaching and educating the 1.6 million medical personnel who are exposed daily to fluid waste in the operating room or in other healthcare settings (OSHA, CPL 2-2.44C). These efforts will require utilizing single page selling pieces, video educational pieces for technical education, use of scientific journal articles and a webpage featuring product information, educational materials, and training sites.

We support our sales organization by attending major scientific meetings where large numbers of potential users are in attendance. The theme of our trade show booths will focus on education, the awareness of the hazards of infectious waste fluids and the Company’s innovative solution to the problem. We will focus our efforts initially on the Association of Operating Room Nurses (“AORN”) meeting, where the largest concentration of potential buyers and influencers are in attendance and the Radiological Society of North America Scientific Assembly and Annual Meeting. We feature information on protection of the healthcare worker on our website as well as links to other relevant sites. We have invested in limited journal advertising for targeted audiences that have been fully identified. The initial thrust focuses on features of the product and ways of contacting the Company via the webpage or directly through postage paid cards or direct contact. Additionally, we will create a press release distribution to clinician-oriented periodicals for inclusion in their new product development columns. These periodicals will provide the reader with an overview of the FMS and will direct readers to pursue more information by direct contact with us by accessing our webpage.

Pricing

We believe prices for the FMS and its disposable procedure kit reflect a substantial cost savings to hospitals compared to their long-term procedure costs. Our pricing strategy ensures that the customer realizes actual cost savings when using the FMS versus replacing traditional canisters, considering the actual costs of the canisters and associated costs such as biohazard processing labor and added costs of biohazard waste disposal. Suction tubing that is currently used in the operating room will continue to be used with our system and should not be considered in the return on investment equation. Our cleaning solution’s bottle is completely recyclable, and the anticipated selling price of the fluid is built into our cost analysis. In contrast, an operation using traditional disposal methods will often produce multiple canisters destined for biohazard processing. Biohazard disposal costs are estimated by Outpatient Surgery Magazine to be 5 times more per pound to dispose of than regular waste (Outpatient Surgery Magazine, April 2007). Once the canister has touched blood, it is considered “red bag” biohazard waste, whereas the cleaning fluid bottle used in our system can be recycled or disposed with the rest of the facility’s plastics.

The FMS lists for $21,900 per system (one per operating room — installation extra) and $24 per unit retail for the proprietary disposables: one filter and one bottle of cleaning solution to the U.S. hospital market. By comparison, the disposal system of Stryker Instruments, one of our competitors, retails for approximately $25,000 plus an $8,000 docking station and requires a disposable component with an approximate cost of $25 per procedure and a proprietary cleaning fluid (cost unknown per procedure). Per procedure cost of the traditional disposal process includes approximate costs of $2 – $3.00 per liter canister, plus solidifier at $2 per liter canister, plus the biohazard premium disposal cost approximated at $1.80 per liter canister. In addition, the labor, gloves, gowns, goggles, and other related material handling costs are also disposal expenses.

Installation will be done by distributors, independent contractors, or in-house engineering at an estimated price of $300 – $1,000, depending on the operating room. Installation of the FMS requires access only to the hospital’s sanitary sewer, vacuum suction, and electricity. To help facilities maintain their utilization rates, we will recommend installation during off peak hours. In smaller facilities, an outside contractor may be called in, while larger institutions have their own installation and maintenance workforce. Installation time should not seriously impact the use of the operating room. Each FMS will have an industry standard warranty period that can be extended through documented use of our disposables: one filter and one bottle of cleaning solution per procedure.

Engineering and Manufacturing

We are currently manufacturing the FMS in our own facility. We have the capability to manufacture, test, house, ship and receive from our warehouse. We contracted a manufacturing company, Wair Products in Bloomington, Minnesota that meets our standards and requirements that can produce six times the amount of FMS systems produced in-house at our facility on a monthly basis as sales increase.

The disposables, including a bottle of proprietary cleaning solution and an in-line filter is sourced through Diversified Manufacturing Corporation (cleaning solution) situated in Newport, Minnesota and MPP Corporation (filters), located in Osceola, Wisconsin that has tooled to manufacture our own newly designed disposable filter. Both these companies have the potential for long term vendor agreements with the Company. We are pursuing Intellectual Property protection for these disposable products as well.

Government Regulation

To date, no regulatory agency has established exclusive jurisdiction over the area of biohazardous and infectious waste in healthcare facilities. Several prominent organizations maintain oversight function concerning various aspects of pertinent technologies and methods of protection.

These agencies include:

•	OSHA (Occupational Safety and Health Administration)
•	EPA (Environmental Protection Agency)
•	DOT (Department of Transportation)
•	JCAHO (Joint Commission of Accreditation of Hospitals)
•	NFPA (National Fire Protection Association)
•	AIA (American Institute of Architects)
•	AORN (Association of Operating Room Nurses)

Application for Electrical Safety Testing and Certification

We sought and achieved testing and certification to the IEC 60606-1 and IEC 60606-1-2, two internationally recognized standards.

The 6060101 & 60601-2 2nd edition certification for our STREAMWAY FMS is valid and enables us to continue to market and sell our product domestically.

A new standard; IEC 60601-1 3rd Edition Medical Device Safety Testing was adopted by the International Organization of Standards in 2005 and had a compliance date of June 2012 for OUS and December 31, 2013 for the U.S. This standard, which is now recognized by the US FDA, includes a provision of risk management which the 2nd edition did not require. The purpose of these rules is to ensure that equipment manufacturers have safety, performance, and risk management control measures in place.

The EU & Canada required 60601-1 3rd Edition compliance for all product sold or currently on the market after June 2013. Any product that had previously been certified to the 60601-1 2nd generation standard was no longer allowed for use as the old standard was no longer recognized. This did not affect us as we did not sell internationally.

The U.S. FDA compliance date to meet the new standard was December 31, 2013. The major difference between the U.S. and the EU & Canadian market transition to the new standard is that the U.S. allows the 60601-1 2nd edition testing to be grandfathered in, allowing previously certified product to remain on the market. Any new product that will be tested after December 31, 2013 should be certified to the new 60601-1 3rd generation standard.

FDA Clearance under Section 510(k)

The FDA Center for Devices and Radiological Health requires 510(k) submitters to provide information that compares its new device to a marketed device of a similar type, in order to determine whether the device is substantially equivalent (“SE”).

This means that a manufacturer can submit a 510(k) comparing a new device to a device that has been found to be SE and the FDA can use this as evidence to determine whether the new device is SE to an already legally marketed device (or a “predicate device”). The ultimate burden of demonstrating the substantial equivalence of a new device to a predicate device remains with the 510(k) submitter, and in those occasions when the Center for Devices and Radiological Health is unfamiliar with certain aspects of the predicate device, the submitter will be required to provide information that substantiates a claim of substantial equivalence.

As a matter of practice, the Center for Devices and Radiological Health generally considers a device to be SE to a predicate device if, in comparison to the predicate device, (i) the new device has the same intended use, (ii) the new device has the same technological characteristics (i.e., same materials design, energy source), (iii) the new device has new technological characteristics that could not affect safety or effectiveness, or (iv) the new device has new technological characteristics that could affect safety or effectiveness, but there are accepted scientific methods for evaluating whether safety or effectiveness has been adversely affected and there is data to demonstrate that the new technological features have not diminished safety or effectiveness. Pre-market notification submissions are designed to facilitate these determinations.

The FDA requires, pursuant to a final regulation for Establishment Registration and Device Listing for Manufacturers of Devices, that a 510(k) premarket notification be submitted at least ninety days before marketing a device that: (1) is being introduced into distribution for the first time by that person or entity, or (2) is in distribution but is being significantly modified in design or use. A 510(k) submission must contain, among other things: (i) proposed labeling sufficient to describe the device’s intended use; (ii) a description of how the device is similar to or different from other devices of comparable type, or information about what consequences a proposed device modification may have on the device’s safety and effectiveness; and (iii) any other information necessary to determine whether the device is substantially equivalent. The FMS is a Class II device, which is less stringently reviewed as that of a Class III device. Our COO has numerous years’ significant experience in the FDA clearance process and has a team of regulatory consultants with significant experience in the FDA clearance process.

We filed the 510(k) submission for clearance of the FMS device on March 14, 2009 and received written confirmation on April 1, 2009 that our 510(k) has been cleared by the FDA.

Following this 510(k) clearance by the FDA, we continue to be subject to the normal ongoing audits and reviews by the FDA and other governing agencies. These audits and reviews are standard and typical in the medical device industry, and we do not anticipate being affected by any extraordinary guidelines or regulations.

Employees

We have 16 employees, 13 of whom are full-time, and three who are part-time.

Property

Our corporate offices are located at 2915 Commers Drive, Suite 900, Eagan, Minnesota 55121. On January 28, 2013, the Company signed an amendment to the month to month lease originally signed on April 30, 2012. The lease as amended has a five-year term effective February 1, 2013 ending January 31, 2018. We lease 5,773 square feet at this location, of which 2,945 square feet is used for office space and 2,828 is used for manufacturing. Our lease is effective through January 31, 2018. We expect that this space will be adequate for our current office and manufacturing needs.

Legal Proceedings

On July 17, 2014, the Company and a stockholder entered into a settlement agreement and release (the “Settlement Agreement”) with Marshall Ryan (“Ryan”) and a company related to Ryan (together, the “Plaintiffs”). The settlement relates to a lawsuit by the Plaintiffs initiated in March 2014. Ryan is an engineer who previously worked with the Company on design of certain of the Company’s products. The lawsuit alleged among other things, breach of a 2008 consulting agreement, a 2006 manufacturing agreement and a 2006 supply agreement among the Plaintiffs and the Company, various claims of fraud and negligent misrepresentation, and breach of the duty of good faith and fair dealing.

Under the Settlement Agreement, the parties have agreed that the lawsuit will be dismissed. The Company has agreed to pay Ryan an aggregate of $500,000 in various cash installments through April 25, 2015, which amount includes $200,000 in installments that are payable during the remainder of 2014. The Settlement Agreement, among other things, extinguishes any prior claims of Plaintiffs for royalties or other alleged rights to payments under their prior agreements with the Company. Payment of the outstanding balance under the Settlement Agreement will be accelerated if the Company raises $2 million or more of gross dollars in a single funding round or raises aggregate funding of $4 million of gross dollars on or before April 10, 2015. If the Company defaults on the required cash payments and fails to cure as provided in the Settlement Agreement, then Ryan will have the option to either sue us to enforce the Settlement Agreement or rescind the Settlement Agreement, including returning all payments previously made thereunder.

The Settlement Agreement also contains mutual releases covering claims other than a breach of the Settlement Agreement. In the Settlement Agreement, Ryan fully, unconditionally and irrevocably affirms and ratifies the Company’s rights to Ryan’s prior patent assignments, and disclaims any right, title or interest in the Company’s STREAMWAY FMS including any claims to royalties both past and future. In addition, the parties confirmed that the patents related to the STREAMWAY FMS belong exclusively to us and remain in full force and effect.

MANAGEMENT

Our directors and executive officers, their ages, their respective offices and positions, and their respective dates of election or appointment are as follows:

Name	Age	Position	Date of Election or Appointment
Josh Kornberg	41	President, Chief Executive Officer, and Interim Chairman of the Board	July 1, 2012
Ricardo Koenigsberger	47	Director	June 25, 2012
Thomas J. McGoldrick	72	Director	2005
Andrew P. Reding	44	Director	2006
Frank Mancuso Jr.	54	Director	August 1, 2013
David O. Johnson	61	Chief Operating Officer	July 1, 2012
Bob Myers	59	Chief Financial Officer	July 1, 2012

Business Experience Descriptions

Set forth below is a summary of our executive officers’ and directors’ business experience for the past 5 years. Other than as described below, the experience and background of each of the directors, as summarized below, were significant factors in their previously being nominated as directors of the Company.

Josh Kornberg, President, Chief Executive Officer and Interim Chairman of the Board.  Effective July 22, 2012, Mr. Kornberg was appointed as the Chief Executive Officer and President of the Company. Mr. Kornberg was appointed Interim Chairman of the Board on August 21, 2013. Mr. Kornberg was elected Interim President and Chief Executive Officer by the Board on April 23, 2012. Mr. Kornberg was elected to the Board on March 9, 2012. Mr. Kornberg is President and founding partner of Atlantic Partners Alliance (APA), a private equity fund based in New York. APA and its affiliates are controlling stockholders of the Company. Prior to founding APA, Mr. Kornberg served as Chief Investment Officer of The Lightstone Group, a national private equity firm and Director of the Lightstone Value Plus REIT, a public company focused on commercial real estate. Mr. Kornberg worked in the capital markets group at Morgan Stanley, and also served as Vice President at The RREEF Funds, one of the leading global pension fund advisors. In December 2013 Mr. Kornberg was appointed to the Board of Directors of Prospect Park Capital Corporation a business development company currently trading on the Canadian TSX exchange.

Ricardo Koenigsberger.  Effective June 25, 2012, Mr. Koenigsberger, was elected to the Board of Directors of Skyline Medical Inc. (the “Company”). Mr. Koenigsberger is currently co-CEO of CV Holdings, Inc. a publically held REIT. In addition he is a managing partner of ROCA Management, a private investment fund focused on the REIT industry. Previously, Mr. Koenigsberger was a partner of Apollo Real Estate, a large private equity firm, where he was responsible for new investments and investment management. At Apollo, he oversaw the investment of over $1 billion in equity. Mr. Koenigsberger graduated summa cum laude from the Wharton School of the University of Pennsylvania.

Thomas J. McGoldrick.  Mr. McGoldrick has served as a director of the Company since 2005. Prior to that, he served as Chief Executive Officer of Monteris Medical Inc. from November 2002 to November 2005. He has been in the medical device industry for over 30 years and was co-founder and Chief Executive Officer of Fastitch Surgical in 2000. Fastitch is a start-up medical device company with unique technology in surgical wound closure. Prior to Fastitch, Mr. McGoldrick was President and Chief Executive Officer of Minntech from 1997 to 2000. Minntech was a $75 million per year publicly traded (NASDAQ-MNTX) medical device company offering services for the dialysis, filtration, and separation markets. Prior to employment at Minntech from 1970 to 1997, he held senior marketing, business development and international positions at Medtronic, Cardiac Pacemakers, Inc. and Johnson & Johnson. Mr. McGoldrick is on the board of directors of two other start-up medical device companies.

Andrew P. Reding.  Mr. Reding is an executive with extensive experience in sales and marketing of capital equipment for the acute care markets. He has served as a director of the Company since 2006 and he is currently the President and Chief Executive Officer of TRUMPF Medical Systems, Inc., a position he has held since April 2007. Prior to that, he was Director of Sales at Smith & Nephew Endoscopy and prior to that, he served as Vice President of Sales and Director of Marketing with Berchtold Corporation from 1994 to 2006. His experience is in the marketing and sales of architecturally significant products for the operating room, emergency department and the intensive care unit. Mr. Reding has successfully developed high quality indirect and direct sales channels, implemented programs to interface with facility planners and architects and developed GPO and IDN portfolios. Mr. Reding holds a bachelor’s degree from Marquette University and an MBA from The University of South Carolina.

Frank Mancuso, Jr.  Mr. Mancuso is a veteran of the film production industry with more than 30 years of industry experience. He is currently the President of Boss Media, LLC, which he co-founded in 2010. Prior to joining Boss Media, Mr. Mancuso was the President of 360 Pictures, LLC and FGM Entertainment Inc. Mr. Mancuso also has an extensive background in healthcare and has served on the boards of multiple public companies. Mr. Mancuso has been a director of Prospect Park Capital Corp. (TSX VENTURE: PPK.P), a company whose strategy is to invest in early to mid-stage healthcare companies. Previously, he was a director at Delcath Systems, Inc. (NASDAQ: DCTH), a healthcare device company dedicated to the infusion of high dose chemotherapy to targeted areas of the body for the treatment of cancer. Mr. Mancuso obtained a Bachelor of Arts degree in business and graduated with honors from Upsala College in 1980.

David O. Johnson, Chief Operating Officer.  Mr. Johnson has been Chief Operating Officer since July 2012. He was previously the Acting Chief Operating Officer since December 2011 and had been a consultant to medical device companies since October 2010. Mr. Johnson has over 30 years’ experience in executive, operations and management positions in rapid growth medical device organizations, directing growth domestically and internationally with products ranging from consumer based disposable commodity items to Class III implantable devices. His experience includes executive management, training, product development, business development, regulatory and quality assurance, operations, supplier development and technology acquisitions. From August 2007 to September 2010 Mr. Johnson was President and CEO of Spring Forest Qigong, an alternative healthcare organization. Prior to August 2007 he had been a co-founder and Vice President of Operations at Epitek, Inc. since January 2005, and prior to that time he was a co-founder and President of Timm Medical Technologies. He also held positions including Vice President —  Operations/Technology at UroHealth/Imagyn, Vice-President Operations at Dacomed Corporation and various technical, operations and training positions at American Medical Systems and Pfizer Corporation. He also holds a number of patents in the medical device field and the exercise fitness industry.

Bob Myers, Chief Financial Officer.  Effective July 1, 2012, Mr. Myers was appointed as the Chief Financial Officer of the Company. Mr. Myers was the Acting Chief Financial Officer and Corporate Secretary for the Company since December 2011. He has over 30 years’ experience in multiple industries focusing on medical device, service and manufacturing and for the past ten years has been a financial contractor represented by various contracting firms in the Minneapolis area. He has spent much of his career as a Chief Financial Officer and/or Controller. Mr. Myers was a contract CFO at Disetronic Medical, contract Corporate Controller for Diametric Medical Devices and contract CFO for Cannon Equipment. Previously he held executive positions with American Express, Capitol Distributors, and International Creative Management and was a public accountant with the international firm of Laventhol & Horwath. Mr. Myers has an MBA in Finance from Adelphi University and a BBA in Public Accounting from Hofstra University.

Family Relationships

There are no family relationships among our directors and executive officers.

Audit Committee of the Board; Audit Committee Financial Expert

The Audit Committee was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee our corporate accounting and financial reporting processes and audits of our financial statements.

The functions of the Audit Committee include, among other things:

•	serving as an independent and objective party to monitor our financial reporting process and internal control system;

•	coordinating, reviewing and appraising the audit efforts of our independent auditors and management and, to the extent we have an internal auditing or similar department or persons performing the functions of such department (“internal auditing department” or “internal auditors”), the internal auditing department; and
•	communicating directly with the independent auditors, financial and senior management, the internal auditing department, and the Board of Directors regarding the matters related to the committee’s responsibilities and duties.

Both our independent registered public accounting firm and management periodically meet privately with the Audit Committee.

Our Audit Committee currently consists of Mr. Koenigsberger as the chairperson, Mr. McGoldrick and Mr. Reding. The Board of Directors has appointed Ricardo Koenigsberger to the Audit Committee. Mr. Koenigsberger has a strong and vast financial history specializing in investment banking and management. Mr. Koenigsberger graduated from the Wharton School of Business of the University of Pennsylvania summa cum laude; he qualifies as a financial expert and meets independence within the meaning of NASDAQ’s listing standards. Each Audit Committee member is a non-employee director of our Board. The Board of Directors reviews the NASDAQ listing standards definition of independence for Audit Committee members on an annual basis and has determined that all current members of our Audit Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Audit Committee has met four times in fiscal 2013.

Director Independence

Although we are not required to comply with The NASDAQ Capital Market listing standards, we use these listing standards as our guide toward determining independence of our directors and other areas of corporate governance. Under NASDAQ listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board of Directors consults with our counsel to ensure that the Board of Directors’ determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management, and its independent registered public accounting firm, the Board of Directors has affirmatively determined that the following directors and nominees are independent directors within the meaning of the NASDAQ listing standards: Messrs. McGoldrick, Reding, Koenigsberger, and Mancuso. In making this determination, the Board of Directors found that none of these directors and nominees had a material or other disqualifying relationship with the Company. Mr. Kornberg, our President and Chief Executive Officer, is not independent by virtue of his managing partnership position with SOK Partners. Mr. Koenigsberger is a shareholder of SOK Partners, LLC.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors currently consists of two directors, Mr. Mancuso, as the chairperson, and Mr. McGoldrick. All members of the Compensation Committee were appointed by the Board of Directors, and consist entirely of directors who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act and “independent” as independence is currently defined in Rule 4200(a) (15) of the NASDAQ listing standards. In fiscal 2013, the Compensation Committee met two times. The functions of the Compensation Committee include, among other things:

•	approving the annual compensation packages, including base salaries, incentive compensation, deferred compensation and stock-based compensation, for our executive officers;
•	administering our stock incentive plans, and subject to board approval in the case of executive officers, approving grants of stock, stock options and other equity awards under such plans;
•	approving the terms of employment agreements for our executive officers;

•	developing, recommending, reviewing and administering compensation plans for members of the Board of Directors;
•	reviewing and discussing the compensation discussion and analysis with management; and
•	preparing any compensation committee report required to be included in the annual proxy statement.

All Compensation Committee approvals regarding compensation to be paid or awarded to our executive officers are rendered with the full power of the Board, though not necessarily reviewed by the full Board.

Our Chief Executive Officer may not be present during any Board or Compensation Committee voting or deliberations with respect to his compensation. Our Chief Executive Officer may, however, be present during any other voting or deliberations regarding compensation of our other executive officers, but may not vote on such items of business.

As indicated above, the Compensation Committee consists of Mr. McGoldrick and Mr. Mancuso. No member of the Compensation Committee has ever been an executive officer or employee of ours. None of our officers currently serves, or has served during the last completed year, on the compensation committee or the board of directors of any other entity that has one or more officers serving as a member of the Board of Directors or the Compensation Committee.

Governance/Nominating Committee

The Governance/Nominating Committee of the Board of Directors currently consists of Mr. McGoldrick, as the chairperson, and Mr. Koenigsberger, each of whom is an “independent director,” as such term is defined by The NASDAQ Market Listing Rule 5605(a)(2), and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee.

The members of the Committee shall be elected annually by the Board. Committee members may be removed for any reason or no reason at the discretion of the Board, and the Board may fill any Committee vacancy that is created by such removal or otherwise. The Committee’s chairperson shall be designated by the full Board or, if it does not do so, the Committee members shall elect a chairperson upon the affirmative vote of a majority of the directors serving on the Committee.

The Committee may form and delegate authority to subcommittees as it may deem appropriate in its sole discretion.

Structure and Meetings

The chairperson of the Committee presides at each meeting and, in consultation with the other members of the Committee, sets the frequency and length of each meeting and the agenda of items to be addressed at each meeting. The chairperson of the Committee ensures that the agenda for each meeting is circulated to each Committee member in advance of the meeting. The Committee reports its actions and recommendations to the Board.

Goals and Responsibilities

In furtherance of its purposes, the Committee:

•	Evaluates the composition, organization and governance of the Board, determines future requirements and make recommendations to the Board for approval;
•	Determines desired Board and committee skills and attributes and criteria for selecting new directors;
•	Reviews candidates for Board membership consistent with the Committee’s criteria for selecting new directors and annually recommend a slate of nominees to the Board for consideration at the Company’s annual shareholders’ meeting;
•	Reviews candidates for Board membership, if any, recommended by the Company’s shareholders;
•	Conducts the appropriate and necessary inquiries into the backgrounds and qualifications of possible director candidates;

•	Evaluates and considers matters relating to the qualifications and retirement of directors;
•	Develops a plan for, and consults with the Board regarding, management succession; and
•	Advises the Board generally on corporate governance matters.

In addition, the Committee, if and when deemed appropriate by the Board or the Committee, will develop and recommend to the Board a set of corporate governance principles applicable to the Company, and review and reassess the adequacy of such guidelines annually and recommend to the Board any changes deemed appropriate. The Committee also advises the Board on (a) committee member qualifications, (b) appointments, removals and rotation of committee members, (c) committee structure and operations (including authority to delegate to subcommittees), and (d) committee reporting to the Board. Finally, the Committee performs any other activities consistent with this Charter, the Company’s certificate of incorporation, bylaws and governing law as the Committee or the Board deems appropriate.

The Committee will review and reassess at least annually the adequacy of the Charter and recommend any proposed changes to the Board for approval.

Committee Resources

The Committee has the authority to obtain advice and seek assistance from internal or external legal, accounting or other advisors. The Committee has the sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve such search firm’s fees and other retention terms.

Diversity

The Board of Directors does not currently have a policy regarding attaining diversity on the Board.

EXECUTIVE COMPENSATION

The following table provides information regarding the compensation earned during the fiscal years ended December 31, 2013 and December 31, 2012 by each of the named executive officers:

Summary Compensation Table for Fiscal 2013 and 2012

Name and Principal Position	Year	Salary(5)	Bonus	Stock Awards	Option Awards(1)	All Other Compensation(6)	Total Compensation
Joshua Kornberg, CEO, President(2)	2013	$238,691	$50,000	$—	$689,169	$36,000	$1,013,860
	2012	$45,000	$—	$45,000	$345,044	$112,162	$547,206
David O. Johnson, COO(3)	2013	$161,466	$50,000	$—	$68,252	$10,350	$290,068
	2012	$35,625	$—	$—	$57,507	$65,725	$158,857
Bob Myers, CFO(4)	2013	$140,561	$62,500	$—	$56,877	$1,133	$261,071
	2012	$30,933	$—	$—	$57,507	$15,000	$103,440

(1)	Represents the actual compensation cost recognized during 2013 and 2012 as determined pursuant to FASB ASC 718 — Stock Compensation utilizing the assumptions discussed in Note 3, “Stock Options and Warrants,” in the notes to the financial statements included in this prospectus.
(2)	Mr. Kornberg became a consultant on March 13, 2012, interim CEO on April 4, 2012 and CEO on July 1, 2012. Mr. Kornberg’s bonus earned in 2013 was 75% of his base salary, $187,500, and will be paid in 2014. Mr. Kornberg was also awarded 225% of his base salary in the form of options to purchase 32,609 shares of common stock at $17.25. Mr. Kornberg received a salary increase of $25,000 in March 2014. In 2013 he also received options to purchase 457 shares of common stock as fees for serving on the Board of Directors. Mr. Kornberg received options to purchase 192,000 shares at $5.625 in 2013 as part of his 2012 bonus. Mr. Kornberg’s 2012 cash bonus was for $360,000 payable in 2013; he was paid $50,000 in 2013 and the Company has the remainder recorded as an accrued liability. Mr. Kornberg received options to purchase 80,000 shares at $6.00 following his appointment in 2012.
(3)	Mr. Johnson was a contract employee from December 2011 to June 30, 2012 and became COO on July 1, 2012. Mr. Johnson’s bonus awarded by the Board in 2013 was fifty percent in cash ($72,000) payable in 2014 and fifty percent in the form of options to purchase 4,058 shares of common stock at $17.25 per share. The bonus awarded by the Board in 2012 was fifty percent in cash ($75,000) payable in 2013 and fifty percent in the form of options to purchase 12,645 shares of common stock at $5.93. Mr. Johnson was paid $50,000 in 2013 and the Company has the remainder recorded as an accrued liability. Following his 2012 appointment Mr. Johnson was granted options to purchase 13,334 shares of common stock at $6.00 per share.
(4)	Mr. Myers was a contract employee from December 2011 to June 30, 2012 and became CFO on July 1, 2012. Mr. Myers’s bonus awarded by the Board in 2013 was fifty percent in cash ($60,000) payable in 2014 and fifty percent in the form of options to purchase 3,479 shares of common stock at $17.25 per share. The bonus awarded by the Board in 2012 was fifty percent in cash ($62,500) payable in 2013 and fifty percent in the form of options to purchase 10,549 shares of common stock at $5.93. Mr. Myers was paid $62,500 in 2013. Mr. Myers received a salary increase of $15,000 in March 2014. Following his 2012 appointment Mr. Myers was granted options to purchase 13,334 shares of common stock at $6.00 per share.
(5)	Salaries shown, where applicable are net of the 401(k) retirement plan put in place during 2013.
(6)	All Other Compensation in 2013 consists of consulting income for Messrs. Johnson and Myers remaining due from 2012 and paid in 2013. Mr. Kornberg’s All Other Compensation consists of health insurance reimbursement for 2013.

Outstanding Equity Awards at Fiscal Year-end for Fiscal 2013

The following table sets forth certain information regarding outstanding equity awards held by the named executive officers as of December 31, 2013:

	Option Awards
	Grant Date	Number of Securities Underlying Options Exercisable	Number of Securities Underlying Options Unexercisable	Option Exercise Price	Option Expiration Date
Joshua Kornberg(1)	8/13/2012	80,000	—	$6.00	8/13/2022
	3/14/2013	192,000	—	$5.63	3/14/2023
	9/30/2013	210	—	$23.85	9/30/2018
	12/31/2013	247	—	$20.25	12/31/2018
	3/6/2014	32,609	—	$17.25	3/6/2024
David O. Johnson	8/13/2012	13,334	—	$6.00	8/13/2022
	3/18/2013	12,659	—	$5.93	3/18/2023
	3/6/2014	4,045	—	$17.25	3/6/2024
Bob Myers	8/13/2012	13,334	—	$6.00	8/13/2022
	3/18/2013	10,549	—	$5.93	3/18/2023
	3/6/2014	3,479	—	$17.25	3/6/2024

(1)	Does not reflect an award of 66,667 shares of restricted stock which the Compensation Committee has approved. Such shares would vest upon certain changes in control of the Company.

Executive Compensation Components for Fiscal 2013

Base Salary.  Base salary is an important element of our executive compensation program as it provides executives with a fixed, regular, non-contingent earnings stream to support annual living and other expenses. As a component of total compensation, we generally set base salaries at levels believed to attract and retain an experienced management team that will successfully grow our business and create shareholder value. We also utilize base salaries to reward individual performance and contributions to our overall business objectives, but seek to do so in a manner that does not detract from the executives’ incentive to realize additional compensation through our stock options and restricted stock awards.

The Compensation Committee reviews the Chief Executive Officer’s salary at least annually. The Compensation Committee may recommend adjustments to the Chief Executive Officer’s base salary based upon the Compensation Committee’s review of his current base salary, incentive cash compensation and equity-based compensation, as well as his performance and comparative market data. The Compensation Committee also reviews other executives’ salaries throughout the year, with input from the Chief Executive Officer. The Compensation Committee may recommend adjustments to other executives’ base salary based upon the Chief Executive Officer’s recommendation and the reviewed executives’ responsibilities, experience and performance, as well as comparative market data.

In utilizing comparative data, the Compensation Committee seeks to recommend salaries for each executive at a level that is appropriate after giving consideration to experience for the relevant position and the executive’s performance. The Compensation Committee reviews performance for both our Company (based upon achievement of strategic initiatives) and each individual executive. Based upon these factors, the Compensation Committee may recommend adjustments to base salaries to better align individual compensation with comparative market compensation, to provide merit-based increases based upon individual or company achievement, or to account for changes in roles and responsibilities.

Stock Options and Other Equity Grants.  Consistent with our compensation philosophies related to performance-based compensation, long-term shareholder value creation and alignment of executive interests with those of shareholders, we make periodic grants of long-term compensation in the form of stock options or restricted stock to our executive officers, directors and others in the organization.

Stock options provide executive officers with the opportunity to purchase common stock at a price fixed on the grant date regardless of future market price. A stock option becomes valuable only if the common stock price increases above the option exercise price and the holder of the option remains employed during the period required for the option shares to vest. This provides an incentive for an option holder to remain employed by us. In addition, stock options link a significant portion of an employee’s compensation to shareholders’ interests by providing an incentive to achieve corporate goals and increase shareholder value. Under the 2012 Plan, we may also make grants of restricted stock awards, restricted stock units, performance share awards, performance unit awards and stock appreciation rights to officers and other employees. We adopted the 2012 Plan to give us flexibility in the types of awards that we could grant to our executive officers and other employees.

Limited Perquisites; Other Benefits.  We provide our employees with a full complement of employee benefits, including health and dental insurance, long term disability insurance, life insurance, a 401(k) plan, FSA flex plan and Section 125 plan. Mr. Kornberg receives $3,000 monthly as a health insurance reimbursement in lieu of accepting the Company medical plan benefits.

Employment Contracts

Employment Agreement with Chief Executive Officer

Base Salary.  Our employment agreement, dated March 14, 2013, with Joshua Kornberg, President, Chief Executive Officer and Interim Chairman of the Board, provided that his initial annual base salary would be $250,000 and that his base salary for subsequent years is to be determined by the Board. Effective in March 2014 Mr. Kornberg’s annualized base salary was increased to $275,000. We offered this amount as part of a package of compensation to ensure that we retain Mr. Kornberg in his current capacity with our Company. The compensation package for Mr. Kornberg was designed to provide annual cash compensation, combined with the equity compensation described below, sufficient to induce him to remain with the Company and continue to incentivize him to create revenue growth and shareholder value. Based upon the recommendation of the Compensation Committee, the Board approved an increase to Mr. Kornberg’s base salary rate from $180,000 to $250,000 for calendar 2014.

Compensation and Related Matters.  Notwithstanding the terms of the Existing Employment Agreement, in connection with the Mr. Kornberg’s employment with the Company from April 24, 2012 to December 31, 2012, the Executive shall receive, or has received, the following incentive compensation payments in lieu of the payments described in Section 2(b) of the Existing Employment Agreement:

2012 Annual Bonus.  Mr. Kornberg shall receive a cash bonus equal to Three Hundred Sixty Thousand Dollars ($360,000), which is equal to two hundred percent (200%) of the Executive’s annual Base Salary in 2012, payable in a lump sum no later than the Company’s first regularly scheduled payroll date after the Effective Date. In March 2014 Mr. Kornberg was awarded a $187,500 cash bonus equal to 75% of his base salary, and 225% of his base salary in the form of options to purchase 32,609 shares of common stock at $17.25.

Incentive Compensation.  In connection with his employment during the Term, Mr. Kornberg shall be eligible to receive cash and/or equity incentive compensation as determined by the Board and/or the Compensation Committee from time to time, including, without limitation, the incentive compensation described below:

Annual Bonus.  Mr. Kornberg shall be eligible to receive with respect to each calendar year ending during the Term of the Executive’s employment with the Company a bonus payment subject to the terms of this Section (the “Annual Bonus”). The amount of the Annual Bonus shall be determined based on the attainment of reasonable Company and/or individual performance metrics established and revised annually by the Compensation Committee and/or Board in consultation with Mr. Kornberg, which shall be set at or about the beginning of the given year to which the metrics relate. Mr. Kornberg’s target Annual Bonus shall be one hundred fifty percent (150%) of his Base Salary (the “Target Annual Bonus”); provided, however, that the actual amount of the Annual Bonus for each calendar year shall be determined by the Compensation Committee and/or the Board based on relative level of achievement of the applicable metrics and which may be in an amount greater or less than the Target Annual Bonus but shall not be less than fifty percent (50%) of the Target Annual Bonus (the “Minimum Bonus”). The Annual Bonus shall be payable in a single lump sum in cash between January 1 and March 15 of the year following the calendar year to which such Annual Bonus relates. Except as otherwise provided in this Agreement, to earn and be entitled to payment of an Annual Bonus in respect of a given calendar year, Mr. Kornberg must be employed by the Company on the last day (i.e., December 31st) of the calendar year to which the bonus relates. Notwithstanding the foregoing, Mr. Kornberg (or his estate, if applicable) shall receive a pro-rata portion of the Target Annual Bonus (calculated as if all applicable performance metrics had been attained at one hundred percent (100%) and based on the portion of the calendar year during which the Executive was employed) (the “Pro-Rata Bonus”) for the calendar year during which the Executive’s employment terminates due to: (i) termination by the Company without Cause (as defined below); (ii) termination by the Executive for Good Reason (as defined below); or (iii) termination due to the Executive’s death or Disability (as defined below).

2012 Stock Option Award Grant.  On March 14, 2013, the Company granted to Mr. Kornberg 192,000 stock options, which is equal to (A) Three Hundred Sixty Thousand Dollars ($360,000) (i.e., two hundred percent (200%) of the Executive’s annual Base Salary in 2012); divided by (B) the price of a share of common stock of the Company on the day preceding the date of grant; multiplied by (C) three (3) (the “2012 Stock Option Award Grant”). The 2012 Stock Option Award Grant will be fully vested on the date of grant. If the shares covered by the 2012 Stock Option Award Grant exceed, as of the date of grant, the number of shares of common stock which may be issued under the Skyline Medical Inc. 2012 Stock Incentive Plan (the “Plan”) as last approved by the shareholders of the Company, then the 2012 Stock Option Award Grant shall be void with respect to such excess shares, unless shareholder approval of an amendment sufficiently increasing the number of shares of common stock issuable under the Plan is obtained in accordance with the provisions of the Plan on or before June 30, 2013.

2012 Restricted Stock Award Grant.  On March 14, 2013, the Company granted to Mr. Kornberg 66,667 shares of common stock, subject to the restrictions contained in the applicable award agreement (the “2012 Restricted Stock Award Grant”). The 2012 Restricted Stock Award Grant will fully vest on a Change in Control (as defined below), as provided in the applicable award agreement. If the shares covered by the 2012 Restricted Stock Award Grant exceed, as of the date of grant, the number of shares of common stock which may be issued under the Plan as last approved by the shareholders of the Company, then the 2012 Restricted stock Award Grant shall be void with respect to such excess shares, unless shareholder approval of an amendment sufficiently increasing the number of shares of common stock issuable under the Plan is obtained in accordance with the provisions of the Plan on or before June 30, 2013.

Equity Incentive Grants.  Mr. Kornberg shall receive annual equity incentive grants (e.g., stock options, restricted stock or other stock-based awards) with respect to each calendar year ending during the Term of Mr. Kornberg’s employment with the Company, which shall be granted on December 31st of the calendar year to which such grant pertains (each an “Annual Grant”). Each Annual Grant shall be granted in accordance with the terms and conditions of the applicable equity incentive plan or plans then in effect and will be evidenced by an award agreement issued under the applicable plan. The target aggregate grant date fair value of each such Annual Grant shall be two hundred percent (200%) of Mr. Kornberg’s Base Salary (the “Target Grant”); provided, however, that the actual amount of any such award shall be determined in the reasonable discretion of the Compensation Committee and/or the Board and may be greater than the Target Grant but shall not be less than the Target Grant. Each Annual Grant shall be fully vested on the date of grant; provided, however, that any equity incentive grant Mr. Kornberg receives that is not an Annual Grant will be subject to the vesting provisions contained in the applicable award agreement.

Compensation Upon Termination.

Termination Generally.  If Mr. Kornberg’s employment with the Company is terminated for any reason, the Company shall pay or provide to Mr. Kornberg (or to his authorized representative or estate) (i) any Base Salary earned through the Date of Termination (paid on or before the time required by law but in no event more than thirty (30) days after the Date of Termination); (ii) if the Date of Termination occurs following the end of a given calendar year, but prior to payment of the Annual Bonus with respect to such year, the Annual Bonus payable for such prior calendar year (paid in accordance with Section 2(c)(i))of the Employment Contract; (iii) if applicable under Section 2(c)(i), the Pro-Rata Bonus for the year during which the Date of Termination occurs (paid at the time the Company pays bonuses with respect to such year); (iv) unpaid expense reimbursements (subject to, and in accordance with, Sections 2(d), 2(f) and 2(i) of the Employment

Contract) and, if applicable under Section 2(h) of the Employment Contract, unused vacation that accrued through the Date of Termination (paid on or before the time required by law but in no event more than thirty (30) days after the Date of Termination); and (v) any vested benefits the Executive may have under any Executive Benefit Plan or other employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such benefit plans (collectively, the “Accrued Benefits”).

Termination by the Company Without Cause or by the Executive with Good Reason. During the Term, if Mr. Kornberg’s employment is terminated by the Company without Cause as provided in Section 3(d) the Employment Contract or Mr. Kornberg terminates his employment for Good Reason as provided in Section 3(e), then the Company shall pay Mr. Kornberg his Accrued Benefits (as provided in Section 4(a) of the Employment Contract). In addition, subject to Mr. Kornberg signing a full and final release of all releasable claims in favor of the Company and related persons and entities in a reasonable form and manner reasonably satisfactory to the Company (the “Release”) and the expiration of the applicable revocation period for the Release:

a.	the Company shall pay Mr. Kornberg an amount equal to two (2) times the sum of (x) the Executive’s Base Salary; and (y) the Executive’s Target Annual Bonus (i.e., one hundred percent (100%) of the Target Annual Bonus amount as if employed for the full year and all applicable performance metrics had been fully achieved) (the “Severance Amount”). The Severance Amount shall be paid in a cash lump sum payment within sixty (60) days after the Date of Termination; provided, however, that if the sixty (60) day period begins in one calendar year and ends in a second calendar year, the lump sum payment of the Severance Amount shall be paid in the second calendar year (but prior to the end of the sixty (60) day period). Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulations Section 1.409A-2(b)(2);
b.	effective upon the Date of Termination, all stock options and other stock-based awards (including, without limitation, all such awards/grants under Sections 2(b)(ii) and 2(c)(ii)) of the Employment Contract held by Mr. Kornberg and all yet unvested portions thereof shall immediately and fully accelerate and vest and become exercisable or nonforfeitable as of the Date of Termination (to the extent that the Release is not effective as of the Date of Termination, the Company shall take all necessary corporate action to ensure that no such stock-based awards terminate or are forfeited by Mr. Kornberg from the Date of Termination until the date such accelerated vesting and/or exercisability becomes effective);
c.	if the Annual Grant had not been made with respect to the year in which the Date of Termination occurs, the Company shall grant to Mr. Kornberg on the Date of Termination such number of shares of common stock with an aggregate fair market value on the Date of Termination equal to two hundred percent (200%) of Mr. Kornberg’s Base Salary (which grant shall be fully vested on the Date of Termination); and
d.	the Company shall provide Mr. Kornberg (and, as applicable, his spouse and eligible dependents) with continued medical (health, dental, and vision), life insurance (as provided in Section 2(g) of the Employment Contract) and disability benefits, at the Company’s expense, to the same extent in which the Executive participated prior to the Date of Termination for a period of eighteen (18) months following the Date of Termination; provided, however, if the Company cannot provide, for any reason, Mr. Kornberg or his dependents with the opportunity to participate in the benefits to be provided pursuant to this paragraph (at the Company’s expense), the Company shall pay to Mr. Kornberg a single sum cash payment, payable within sixty (60) days following the date the Company cannot provide such benefits, in an amount equal to the fair market value of the benefits to be provided pursuant to this paragraph plus an amount necessary to “gross-up” Mr. Kornberg with respect to any Federal, state or local taxation due on such single sum cash payment. If Mr. Kornberg (and his spouse and dependents, as applicable) was/were covered by Mr. Kornberg’s own health insurance premiums for which Mr. Kornberg was being reimbursed pursuant to Section 2(t) of the Employment Contract, then the Company shall pay to Mr. Kornberg a single sum cash payment, payable within sixty (60) days following the Date of Termination, equal to the total amount of the monthly premiums for such insurance coverage for a period of eighteen (18) months.

Change in Control Payment.  The provisions of this set forth certain terms of an agreement reached between Mr. Kornberg and the Company regarding Mr. Kornberg’s rights and obligations upon the occurrence of a Change in Control of the Company. These provisions are intended to assure and encourage in advance Mr. Kornberg’s continued attention and dedication to his assigned duties and his objectivity during the pendency and/or after the occurrence of any such event. These provisions shall apply in lieu of, and expressly supersede, the provisions of Section 4 of the Employment Contract regarding severance pay and benefits upon a termination of employment by the Company without Cause as provided in Section 3(d) of the Employment Contract, if such termination of employment occurs in connection with or within eighteen (18) months after the occurrence of the first event constituting a Change in Control. These provisions shall terminate and be of no further force or effect beginning eighteen (18) months after the occurrence of a Change in Control if Mr. Kornberg remains employed with the Company through and at such time.

Change in Control.  In the event of a Change in Control (as defined below):

a.	notwithstanding anything to the contrary in any applicable option agreement or stock-based award agreement, all stock options and other stock-based awards held by Mr. Kornberg (including, without limitation, all such awards/grants under Sections 2(b)(ii) and 2(c)(ii)) the Employment Contract and all yet unvested portions thereof shall immediately and fully accelerate and vest and become fully exercisable or nonforfeitable as of immediately prior to the closing or occurrence (as applicable) of the event constituting the Change in Control; and
b.	if, in connection with or within eighteen (18) months after a Change in Control, Mr. Kornberg’s employment is terminated by the Company without Cause as provided in Section 3(d) the Employment Contract or Mr. Kornberg terminates his employment for any reason, then the Company shall pay Mr. Kornberg his Accrued Benefits (as provided in Section 4(a) above). In addition, subject to the signing of the Release by the Executive and the expiration of the applicable revocation period for the Release:
(A)	the Company shall pay Mr. Kornberg a lump sum in cash in an amount equal to three (3) times the sum of (A) Mr. Kornberg’s current Base Salary (or the Executive’s Base Salary in effect immediately prior to the Change in Control, if higher); and (B) Mr. Kornberg’s Target Annual Bonus (or Mr. Kornberg’s Target Annual Bonus in effect immediately prior to the Change in Control, if higher). Such payment shall be paid within sixty (60) days after the Date of Termination; provided, however, that if the sixty (60) day period begins in one calendar year and ends in a second calendar year, such payment shall be paid in the second calendar year (but prior to the end of the sixty (60) day period);
(B)	to the extent not covered by and accelerated pursuant to Section 5(a)(i) of the Employment Contract, effective upon the Date of Termination all stock options and other stock-based awards (including, without limitation, all such awards/grants under Sections 2(b)(ii) and 2(c)(ii)) of the Employment Contract held by Mr. Kornberg and all yet unvested portions thereof shall immediately and fully accelerate and vest and become exercisable or nonforfeitable as of the Date of Termination (to the extent that the Release is not effective as of the Date of Termination, the Company shall take all necessary corporate action to ensure that no such stock-based awards terminate or are forfeited by Mr. Kornberg from the Date of Termination until the date such accelerated vesting and/or exercisability becomes effective);
(C)	if the Annual Grant had not been made with respect to the year in which the Date of Termination occurs, the Company shall grant to Mr. Kornberg on the Date of Termination such number of shares of common stock with an aggregate fair market value on the Date of Termination equal to two hundred percent (200%) of Mr. Kornberg’s Base Salary (which grant shall be fully vested on the Date of Termination);
(D)	the Company shall provide Mr. Kornberg (and, as applicable, his spouse and eligible dependents) with continued medical (health, dental, and vision), life insurance (as provided in

Section 2(g) of the Employment Contract) and disability benefits, at the Company’s expense, to the same extent in which Mr. Kornberg participated prior to the Date of Termination for a period of eighteen (18) months following the Date of Termination; provided, however, if the Company cannot provide, for any reason, Mr. Kornberg or his dependents with the opportunity to participate in the benefits to be provided pursuant to this paragraph (at the Company’s expense), the Company shall pay to Mr. Kornberg a single sum cash payment, payable within sixty (60) days following the date the Company cannot provide such benefits, in an amount equal to the fair market value of the benefits to be provided pursuant to this paragraph plus an amount necessary to “gross-up” Mr. Kornberg with respect to any Federal, state or local taxation due on such single sum cash payment. If Mr. Kornberg (and his spouse and dependents, as applicable) was/were covered by Mr. Kornberg’s own health insurance premiums for which Mr. Kornberg was being reimbursed pursuant to Section 2(f) of the Employment Contract, then the Company shall pay to Mr. Kornberg a single sum cash payment, payable within sixty (60) days following the Date of Termination, equal to the total amount of the monthly premiums for such insurance coverage for a period of eighteen (18) months;
(E)	Gross-Up Payment.
(i)	Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that the amount of any compensation, payment or distribution by the Company to or for the benefit of Mr. Kornberg, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and the applicable regulations thereunder (the “Severance Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Mr. Kornberg with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Mr. Kornberg shall be entitled to receive an additional payment or payments (collectively, the “Gross-Up Payment”) such that the net amount retained by Mr. Kornberg, after deduction of any Excise Tax on the Severance Payments, any Federal, state, and local income tax, employment tax and Excise Tax upon the payment provided by this Section, and any interest and/or penalties assessed with respect to such Excise Tax, shall be equal to the Severance Payments.
(ii)	Subject to the provisions of Section 5(b)(iii) of the Employment Contract, all determinations required to be made under this clause (ii), including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Mr. Kornberg within fifteen (15) business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or Mr. Kornberg. For purposes of determining the amount of the Gross-Up Payment, Mr. Kornberg shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of Mr. Kornberg’s residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. The Gross-Up Payment, if any, as determined pursuant to this clause (ii), shall be paid to the relevant tax authorities as withholding taxes on behalf of Mr. Kornberg at such time or times when each Excise Tax payment is due. Any determination by the Accounting Firm shall be binding upon the Company and Mr. Kornberg. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an “Underpayment”). In the event that the Company exhausts its remedies pursuant to Section 5(b)(iii) of the Employment Contract and Mr. Kornberg thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred, consistent with the calculations required to be made hereunder, and any such Underpayment, and any interest and penalties imposed on the Underpayment and required to be paid by Mr. Kornberg in connection with the proceedings described in Section 5(b)(iii) of the Employment Contract, shall be promptly paid by the Company to the relevant tax authorities as withholding taxes on behalf of Mr. Kornberg.
(iii)	Mr. Kornberg shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Mr. Kornberg knows of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Mr. Kornberg shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Mr. Kornberg in writing prior to the expiration of such period that it desires to contest such claim, provided that the Company has set aside adequate reserves to cover the Underpayment and any interest and penalties thereon that may accrue, the Executive shall:
(A)	give the Company any information reasonably requested by the Company relating to such claim;
(B)	take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company;
(C)	cooperate with the Company in good faith in order to effectively contest such claim; and
(D)	permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Mr. Kornberg harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses.
(iv)	If, after a Gross-Up Payment by the Company on behalf of Mr. Kornberg pursuant to this Section 5(b) of the Employment Contract, Mr. Kornberg becomes entitled to receive any refund with respect to such claim, Mr. Kornberg shall (subject to the Company’s complying with the requirements of Section 5(b)(iii) of the Employment Contract) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).

Definitions.  For purposes of Section 5 of the Employment Contract, the following terms shall have the following meanings:

“Change in Control” shall mean any of the following:

(i)	there is consummated a merger, consolidation, statutory exchange or reorganization, unless securities representing more than fifty percent (50%) of the total combined voting power of the outstanding voting securities of the successor corporation are immediately thereafter beneficially owned directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction;

(ii)	any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) under the Securities Exchange Act of 1934, as amended (other than the Company or a person that, prior to such transaction or series of related transactions, directly or indirectly, is controlled by or is under common control with the Company) becomes directly or indirectly the beneficial owner (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing (or convertible into or exercisable for securities possessing) thirty percent (30%) or more of the total combined voting power of the securities (determined by the power to vote with respect to the elections of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Company or the acquisition of outstanding securities held by one or more of the Company’s shareholders;
(iii)	there is consummated a sale, lease, exclusive license, or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries, other than a sale, lease, license, or other disposition of all or substantially all of the consolidated assets of the Company and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale, lease, license, or other disposition; or
(iv)	individuals who, on the Effective Date, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new director was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new director shall, for purposes of sentence, be considered as a member of the Incumbent Board.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred for purposes of the foregoing clause (ii) solely as the result of (A) the acquisition of additional securities by Dr. Samuel Herschkowitz, Joshua Kornberg or their affiliates; or (B) a repurchase or other acquisition of securities by the Company which, by reducing the number of shares of voting securities outstanding, increases the proportionate number of voting securities beneficially owned by any person to thirty percent (30%) or more of the combined voting power of all of the then outstanding voting securities; provided, however, that if any person referred to in this clause (B) shall thereafter become the beneficial owner of any additional shares of voting securities (other than pursuant to a stock split, stock dividend, or similar transaction or as a result of an acquisition of securities directly from the Company) and immediately thereafter beneficially owns thirty percent (30%) or more of the combined voting power of all of the then outstanding voting securities, then a “Change in Control” shall be deemed to have occurred for purposes of the foregoing clause (ii).

Employment Agreements with Chief Operating Officer and Chief Financial Officer.

On August 13, 2012, the Company entered into employment agreements with David O. Johnson, who has served as Chief Operating Officer since July 1, 2012, and Bob Myers, who has served as Chief Financial Officer since July 1, 2012 (Messrs. Johnson and Myers are referred to as the “executives”). Under the agreements the employment of each of these individuals with the Company is at will.

The annualized base salaries of Messrs. Johnson and Myers were $150,000 and $125,000, respectively for their first year employed. Effective July 1, 2013 the annualized base salaries of Messrs. Johnson and Myers were $180,000 and $150,000, respectively. Effective in March 2014 Mr. Myers annualized base salary was increased to $165,000. Such base salaries may be adjusted by the Company but may not be reduced except in connection with a reduction imposed on substantially all employees as part of a general reduction. The executives will also each be eligible to receive an annual incentive bonus for each calendar year at the end of which he remains employed by the Company, subject to the attainment of certain objectives. The executives have a minimum bonus guarantee of twenty percent (20%) of their annualized salary. Messrs. Johnson and Myers each had received ten year stock options to purchase 13,334 shares of common stock at $6.00 per share with each option vested immediately with respect to 9,334 shares and with the remaining 4,000 shares to vest 18 months after the date of grant. The executives received bonuses for 2012 equal to one hundred percent (100%) of their annualized salary; fifty percent (50%) in cash and fifty percent (50%) in options to purchase 12,659 and 10,549 shares of common stock, respectively, at $5.93 per share, with each option vesting immediately. Also, in 2013 the 4,000 unvested shares for Messrs. Johnson and Myers were accelerated to immediate vesting.

If the Company terminates the executive’s employment without cause or if the executive terminates his employment for “good reason,” he shall be entitled to receive from Company severance pay in an amount equal to (a) before the first anniversary of the date of the agreement, three months of base salary, or (b) on or after the first anniversary of the date of the agreement, twelve months of base salary, in either case less applicable taxes and withholdings. In that event, he will receive a bonus payment on a pro-rata basis through the date of termination and any accrued, unused vacation pay. The severance pay, bonus payment, and other consideration are conditioned upon executive’s execution of a full and final release of liability. “Cause” is defined to mean the executive engages in willful misconduct or fails to follow the reasonable and lawful instructions of the Board, if such conduct is not cured within 30 days after notice; the executive embezzles or misappropriates assets of Company or any of its subsidiaries; the executive’s violation of his obligations in the agreement, if such conduct is not cured within 30 days after notice; breach of any agreement between the executive and the Company or to which Company and the executive are parties, or a breach of his fiduciary responsibility to the Company; commission by of fraud or other willful conduct that adversely affects the business or reputation of Company; or, Company has a reasonable belief the executive engaged in some form of harassment or other improper conduct prohibited by Company policy or the law. “Good reason” is defined as (i) a material diminution in Employee’s position, duties, base salary, and responsibilities; or (ii) Company’s notice to Employee that his or her position will be relocated to an office which is greater than 100 miles from Employee’s prior office location. In all cases of Good Reason, Employee must have given notice to Company that an alleged Good Reason event has occurred and the circumstances must remain uncorrected by Company after the expiration of (30) days after receipt by Company of such notice.

During each executive’s employment with the Company and for twelve months thereafter, regardless of the reason for the termination, he will not engage in a competing business, as defined in the agreement and will not solicit any person to leave employment with the Company or solicit clients or prospective clients of the Company with whom he worked, solicited, marketed, or obtained confidential information about during his employment with the Company, regarding services or products that are competitive with any of the Company’s services or products.

Potential Payments Upon Termination or Change of Control

Most of our stock option agreements provide for an acceleration of vesting in the event of a change in control as defined in the 2012 Stock Incentive Plan. Also, see “Employment Contracts” above.

Most of our stock option agreements provide for an acceleration of vesting in the event of a change in control as defined in the agreements and in the 2012 Stock Incentive Plan. Additionally, the restricted stock agreements that were awarded to management and directors in 2013 also provide for an acceleration of vesting in the event there is a change in control as defined in the 2012 Plan. Also, see “Employment Contracts” above.

Adoption of 2012 Stock Incentive Plan

2012 Stock Incentive Plan.  On August 13, 2012, the board adopted the 2012 Stock Incentive Plan (the “Plan”) and the Plan became effective. The shareholders approved the Plan on September 20, 2013. The Plan replaced the 2008 Equity Incentive Plan (the “2008 Plan”). A summary of the Plan is as follows:

General.  The purpose of the Plan is to increase shareholder value and to advance the interests of the Company by furnishing a variety of economic incentives designed to attract, retain and motivate employees, certain key consultants and directors of the Company. The Plan is administered by the compensation committee, or if no committee is designated, the board. The compensation committee may grant incentives to employees (including officers) of the Company or its subsidiaries, members of the board, and consultants or other independent contractors who provide services to the Company or its subsidiaries, in the following forms: (a) non-statutory stock options and incentive stock options; (b) stock appreciation rights (“SARs”); (c) stock awards; (d) restricted stock; (e) restricted stock units (“RSUs”); and (f) performance awards.

Shares Subject to Plan.  Subject to adjustment, the number of shares of common stock which may be issued under the Plan shall not exceed 1,333,334 shares. In addition, any shares that were available in the reserve of the 2008 Plan were added to the Plan share reserve for issuance under the Plan. If an incentive granted under the Plan or under the 2008 Plan expires or is terminated or canceled unexercised as to any shares of common stock or forfeited or reacquired by the Company pursuant to rights reserved upon issuance thereof, such forfeited and reacquired shares may again be issued under the Plan pursuant to another incentive.

Description of Incentives.

Stock Options.  The compensation committee may grant non-qualified and incentive stock options to eligible employees to purchase shares of common stock from the Company. The Plan confers on the compensation committee discretion, with respect to any such stock option, to determine the term of each option, the time or times during its term when the option becomes exercisable and the number and purchase price of the shares subject to the option. However, the option price per share may not be less than the fair market value of the common stock on the grant date, and the term of each option shall not exceed ten years and one day from the grant date. With respect to stock options which are intended to qualify as “incentive stock options” (as defined in Code Section 422), the aggregate fair market value of the shares with respect to which incentive stock options are exercisable for the first time cannot exceed $100,000. All incentive stock options must be granted within ten years from the earlier of the date of the Plan’s adoption by the board or approval by the Company’s shareholders.

Stock Appreciation Rights.  A stock appreciation right or “SAR” is a right to receive, without payment to the Company, a number of shares, cash or any combination thereof, the amount of which is equal to the aggregate amount of the appreciation in the shares of common stock as to which the SAR is exercised. The compensation committee has the discretion to determine the number of shares as to which a SAR will relate as well as the duration and exercisability of a SAR. The exercise price may not be less than the fair market value of the common stock on the grant date.

Limitation on Certain Grants.  During any one fiscal year, no person shall receive Incentives under the Plan that could result in that person receiving, earning or acquiring, subject to adjustment: (a) stock options and SARs for, in the aggregate, more than 266,667 shares of common stock; or (b) performance awards, in the aggregate, for more than 266,667 shares of common stock or, if payable in cash, with a maximum amount payable exceeding $2,000,000.

Stock Awards.  Stock awards consist of the transfer by the Company to an eligible participant of shares of common stock, with or without other payment, as additional compensation for services to the Company. The number of shares transferred pursuant to any stock award is determined by the compensation committee.

Restricted Stock.  Restricted stock consists of the sale or transfer by the Company to an eligible participant of one or more shares of common stock that are subject to restrictions on their sale or other transfer by the employee which restrictions will lapse after a period of time as determined by the compensation committee. If restricted stock is sold to a participant, the sale price will be determined by the compensation committee, and the price may vary from time to time and among participants and may be less than the fair market value of the shares at the date of sale. Subject to these restrictions and the other requirements of the Plan, a participant receiving restricted stock shall have all of the rights of a shareholder as to those shares.

RSUs.  Restricted stock units represent the right to receive one share of common stock at a future date that has been granted subject to terms and conditions, including a risk of forfeiture, established by the compensation committee. Dividend equivalents may be granted with respect to any amount of RSU’s and either paid at the dividend payment date in cash or in shares of unrestricted stock having a fair market value equal to the amount of such dividends, or deferred with respect to such RSU’s and the amount or value thereof automatically deemed reinvested in additional RSU’s until the time for delivery of shares pursuant to the terms of the restricted stock unit award. RSU’s may be satisfied by delivery of shares of stock, cash equal to the fair market value of the specified number of shares covered by the RSU’s, or a combination thereof, as determined by the compensation committee at the date of grant or thereafter.

Performance Awards.  A performance award is a right to either a number of shares of common stock, their cash equivalent, or a combination thereof, based on satisfaction of performance goals for a particular period. At or about the same time that performance goals are established for a specific period, the compensation committee shall in its absolute discretion establish the percentage of the performance awards granted for such performance period which shall be earned by the participant for various levels of performance measured in relation to achievement of performance goals for such performance period.

Performance goals applicable to a performance award will be established by the compensation committee not more than 90 days after the beginning of the relevant performance period. The performance goals for performance awards that are intended to qualify as “performance based” compensation within the meaning of Section 162(m) of the Code must be based on one or more of the business criteria specified in the Plan, including earnings per share, operating income or profit, net income, gross or net sales, or other specified criteria. The compensation committee may modify the performance goals if it determines that circumstances have changed and modification is required to reflect the original intent of the performance goals; provided, however, that no such change or modification may be made to the extent it increases the amount of compensation payable to any participant who is a “covered employee” within the meaning of Code Section 162(m).

The compensation committee will determine the terms and conditions applicable to any performance award, which may include restrictions on the delivery of common stock payable in connection with the performance award, the requirement that the stock be delivered in the form of restricted stock, or other restrictions that could result in the future forfeiture of all or part of any stock earned. The compensation committee will, as soon as practicable after the close of a performance period, determine the extent to which the performance goals for such performance period have been achieved; and the percentage of the performance awards earned as a result. Performance awards will not be earned for any participant who is not employed by the Company or a subsidiary continuously during the entire performance period for which such performance award was granted, except in certain events such as death, disability or retirement.

Transferability of Incentives.  Incentives granted under the Plan may not be transferred, pledged or assigned by the holder thereof except, in the event of the holder’s death, by will or the laws of descent and distribution or pursuant to a qualified domestic relations order. However, non-qualified stock options may be transferred by the holder thereof to certain family members or related entities.

Duration, Termination and Amendment of the Incentive Plan and Incentives.  The Plan will remain in effect until all Incentives granted under the Plan have been satisfied or terminated and all restrictions on shares issued under the Plan have lapsed. No Incentives may be granted under the Plan after August 13, 2022, the tenth anniversary of the approval of the Plan by the Board of Directors. The Board of Directors may amend or discontinue the Plan at any time. However, no such amendment or discontinuance may adversely change or impair a previously granted incentive without the consent of the recipient thereof. Certain Plan amendments require shareholder approval, including amendments which would increase the maximum number of shares of common stock which may be issued to all participants under the Plan, change the class of persons eligible to receive Incentives under the Plan, or materially increase the benefits accruing to participants under the Plan. Generally, the terms of an existing incentive may be amended by agreement between the compensation committee and the participant. However, in the case of a stock option or SAR, no such amendment shall (a) without shareholder approval, lower the exercise price of a previously granted stock option or SAR when the exercise price per share exceeds the fair market value of the underlying shares in exchange for another incentive or cash or take any other action with respect to a stock option that may be treated as a re-pricing under the federal securities laws or generally accepted accounting principles, or (b) extend the term of the incentive, with certain exceptions.

Change in Control; Effect of Sale, Merger, Exchange or Liquidation.  Upon the occurrence of an event satisfying the definition of “change in control” with respect to a particular incentive, unless otherwise provided in the agreement for the incentive, such incentive shall become vested and all restrictions shall lapse. The compensation committee may, in its discretion, include such further provisions and limitations in any agreement for an incentive as it may deem desirable. The definition of “change in control” is similar to that in Mr. Kornberg’s employment agreement. Unless otherwise provided in the agreement for an incentive, in the event of an acquisition of the Company through the sale of substantially all of the Company’s assets or through a merger, exchange, reorganization or liquidation of the Company or a similar event, the compensation committee has broad discretion to take any and all action it deems equitable under the circumstances, including but not limited to terminating the Plan and all incentives and issuing to the holders of outstanding vested options and SARs the stock, securities or assets they would have received if the incentives had been exercised immediately before the transaction, or other specified actions.

Amendment to Agreement.  The Compensation Committee amended Mr. Kornberg’s Employment Agreement. In this amendment the Committee has approved for Mr. Kornberg, among other things, an increase in his base salary to $250,000 per year and a further grant of 66,667 shares of restricted stock relating to fiscal 2012 performance that would vest only upon certain events relating to a change in control of the Company.

Director Compensation

The directors of Skyline Medical Inc. are not paid cash compensation for their service on the Board except for Lawrence Gadbaw, the former Chairman of the Board, who was paid $2,000 per month for his service as Chairman of the Board.

Mr. Gadbaw and Dr. Peter Morawetz were awarded 267 shares of common stock, par value $0.01 by the Board upon resigning from the Board in 2013. Additionally, both Mr. Gadbaw and Dr. Morawetz were awarded 400 shares of common stock, par value $0.01 by the Board pursuant to prior agreements recognizing the attainment of a fund-raising threshold.

Effective in 2013 the Board instituted a quarterly and an annual stock options award program for all the directors under which they will be awarded options to purchase $5,000 worth of shares of common stock, par value $0.01 per quarter at an exercise price determined by the close on the last day of the quarter. Additionally, the directors that serve on a committee will receive options to purchase $10,000 worth of shares of common stock, par value $0.01 annually, per committee served, at an exercise price determined by the close on the last day of the year.

Director Compensation Table for Fiscal 2013

The following table summarizes the compensation paid to each non-employee director in the fiscal year ended December 31, 2013.

Name	Fees Paid or Earned in Cash	Stock Awards	Option Awards	Total
Lawrence W. Gadbaw(1)	$26,000	15,900	—	$41,900
Peter Morawetz(2)	$—	15,900	—	$15,900
Thomas McGoldrick(3)	$—	—	21,459	$21,459
Ricardo Koenigsberger(4)	$—	—	21,459	$21,459
Andrew Reding(5)	$—	—	14,295	$14,295
Dr. Arnon Dreyfuss(6)	$—	—	14,295	$14,295
Frank Mancuso Jr.(7)	$—	—	14,295	$14,295

(1)	Mr. Gadbaw received $2,000 per month as compensation for serving as Chairman of the Board. At the end of fiscal 2012 he was owed $10,000 in compensation that was paid in 2013. Mr. Gadbaw also received $16,000 in total in 2013 for 8 monthly fees paid until he resigned from the Board in August 2013. Mr. Gadbaw was awarded 667 shares of common stock, par value $0.01 when he resigned.
(2)	Dr. Morawetz was awarded 667 shares of common stock, par value $0.01 when he resigned in August 2013.
(3)	Mr. McGoldrick was awarded options to purchase 1,445 shares of common stock both for serving on the Board and for participating on the Audit and Corporate Governance Committees.
(4)	Mr. Koenigsberger was awarded options to purchase 1,445 shares of common stock both for serving on the Board and for participating on the Audit and Corporate Governance Committees.

(5)	Mr. Reding was awarded options to purchase 951 shares of common stock both for serving on the Board and for participating on the Audit Committee.
(6)	Dr. Dreyfuss was awarded options to purchase 951 shares of common stock both for serving on the Board and for participating on the Compensation Committee. Dr. Dreyfuss resigned as a director effective October 1, 2014.
(7)	Mr. Mancuso was awarded options to purchase 951 shares of common stock both for serving on the Board and for participating on the Compensation Committee.

Equity Compensation Plan Information

The following table presents the equity compensation plan information as of December 31, 2013:

	Number of securities to be issued upon exercise of outstanding restricted stock, warrants and options (a)	Weighted-average exercise price of outstanding options, warrants (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	452,526	$6.38	880,809
Equity Compensation plans not approved by security holders	—	$—	—

(1)	Consists of outstanding options under the 2008 Equity Incentive Plan and the 2012 Stock Incentive Plan. The remaining share authorization under the 2008 Equity Incentive Plan was been rolled over to the current 2012 Stock Incentive Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Audit Committee has the responsibility to review and approve all transactions to which a related party and the Company may be a party prior to their implementation, to assess whether such transactions meet applicable legal requirements. Rick Koenigsberger, a director, is a holder of membership units of SOK Partners.

Agreements with Former Directors

The Company entered into agreements, in 2008, with our Chairman of the Board, Lawrence Gadbaw, and in 2009 with a board member, Peter Morawetz, to pay Mr. Gadbaw $25,000 and Mr. Morawetz $30,000 upon the Company raising $3 million in new equity. Mr. Gadbaw received 3,704 shares at $6.75 per share in June 2012 as compensation in lieu of the $25,000 cash for raising $3 million in new equity. Mr. Gadbaw was paid the balance due under his separation agreement from 2008. This amount was $46,000 upon signing the agreement in 2008 payable at $2,000 per month; the payments to Mr. Gadbaw are complete. Mr. Gadbaw was due $10,000 in accounts payable as of December 31, 2012 pertaining to his monthly fee as Chairman of the Board of Directors. Mr. Gadbaw also received a warrant for 400 shares at $11.25 per share in June 30, 2012 as compensation for service as Chairman. Mr. Gadbaw and Mr. Morawetz have both resigned from the Board in the third quarter of 2013. Both Mr. Gadbaw and Mr. Morawetz received 667 shares of common stock each at $24.38 per share; 267 of these shares were for compensation from serving as Board members and the remaining 400 shares were issued to satisfy previous contractual agreements.

Convertible Note Issuances to Dr. Samuel Herschkowitz and SOK Partners, LLC

On September 11, 2013, both the Herschkowitz Note and the SOK Note (each as defined below) were converted in full by the holders thereof at $1.05 per share. The principal and interest balance of the Herschkowitz Note of $314,484 was converted into 299,509 shares of common stock. The principal and interest balance of the SOK Note of $680,444 was converted into 648,050 shares of common stock. The collateral that secured these notes was released back to the Company.

On March 28, 2012, the Company, entered into a Convertible Note Purchase Agreement, dated as of March 28, 2012 (the “SOK Purchase Agreement”) with SOK Partners, LLC (“SOK Partners”), an investment partnership. Josh Kornberg, who is the Company’s Chief Executive Officer and Chairman of the Board, and Dr. Samuel Herschkowitz are affiliates of the manager of SOK Partners and Ricardo Koenigsberger, a director, is a holder of membership units of SOK Partners. Pursuant to the SOK Purchase Agreement, the Company issued a 20.0% convertible note due August 2012 in the principal amount of up to $600,000 (the “SOK Note”). Principal and accrued interest on the SOK Note was initially due and payable on August 28, 2012. The Company’s obligations under the SOK Note were secured by the grant of a security interest in substantially all tangible and intangible assets of the Company. The SOK Purchase Agreement and the SOK Note included customary events of default that include, among other things, non-payment defaults, covenant defaults, inaccuracy of representations and warranties, cross-defaults to other indebtedness and bankruptcy and insolvency defaults. The occurrence of an event of default would have resulted in the acceleration of the Company’s obligations under the SOK Note, and interest rate of twenty-four (24%) percent per annum accrues if the SOK Note had not been paid when due.

On March 28, 2012, the Company received an advance of $84,657 under the SOK Note, including a cash advance of $60,000 net of a prepayment of interest on the first $300,000 in advances under the SOK Note. The holder of the SOK Note was entitled to convert such note into shares of common stock of the Company at an initial conversion price per share of $4.88 per share, subject to adjustment in the event of (1) certain issuances of common stock or convertible securities at a price lower than the conversion price of the SOK Note, and (2) recapitalizations, stock splits, reorganizations and similar events. In addition, the Company is required to issue two installments of an equity bonus to SOK Partners in the form of common stock valued at the rate of $4.88 per share. In March 2012, the Company issued the first equity bonus to SOK Partners, consisting of 61,539 shares of common stock, with a second installment due within five business days after SOK Partners has made aggregate advances under the note of at least $300,000. In May 2012, the Company issued the second installment consisting of 61,539 shares of common stock subsequent to SOK Partners surpassing the aggregate advances of $300,000. Until the maturity date of the SOK Note, if the Company obtained financing from any other source without the consent of SOK Partners, then the Company was required to issue additional bonus equity in an amount equal to $600,000 less the aggregate advances on the SOK Note made prior to the breach. The principal balance of the SOK Note was $357,282 as of December 31, 2012.

As long as any amount payable under the SOK Note remained outstanding, SOK Partners or its designee were entitled to appoint a new member to the Company’s Board of Directors, to be appointed upon request. As a result, Mr. Koenigsberger was appointed to the Board by SOK Partners on June 25, 2012.

On March 28, 2012, the Company signed an Amended and Restated Note Purchase Agreement, dated as of December 20, 2011, with Dr. Herschkowitz (as amended, the “Herschkowitz Purchase Agreement”). Pursuant to the Herschkowitz Purchase Agreement, the Company issued a 20.0% convertible note due June 20, 2012 in the principal amount of $240,000 for previous advances under the note (the “Herschkowitz Note”). The Company’s obligations under the Herschkowitz Note was secured by the grant of a security interest in substantially all tangible and intangible assets of the Company. The Company has previously issued to Dr. Herschkowitz an equity bonus consisting of 20,623 shares of common stock. An additional 100,000 shares were transferred to Dr. Herschkowitz effective in April 2012, upon the occurrence of an event of default on the Herschkowitz Note. On August 13, 2012, the Company entered into a settlement and forbearance agreement described below, relating to the defaults under the Herschkowitz Note and other matters.

As long as any amount payable under the Herschkowitz Note remained outstanding, Dr. Herschkowitz or his designee was entitled to appoint a special advisor to the Company’s Board of Directors, to be appointed as a member of the Board upon request. Pursuant to this authority, Josh Kornberg was appointed to the Board on March 9, 2012. In addition, pursuant to this authority, Ricardo Koenigsberger was appointed to the Board on June 25, 2012.

Pursuant to a letter dated April 20, 2012, Dr. Herschkowitz advised the Company of the occurrence of numerous events of default under the terms of the Herschkowitz Note and the Herschkowitz Note Purchase Agreement. As a result of such events of default, Dr. Herschkowitz asserted significant rights as a secured creditor of the Company, including his rights as a secured creditor with a security interest in substantially all assets of the Company. Without a settlement relating to the defaults and other matters, Dr. Herschkowitz could have taken action to levy upon the Company’s assets, including patents and other intellectual property.

In addition, the Company and Atlantic Partners Alliance LLC (“APA”) were parties to a letter agreement dated March 14, 2012, providing APA and its affiliates (including Dr. Herschkowitz and SOK) with rights to avoid dilution relating to additional issuances of equity securities by the Company through July 14, 2012, evidencing the parties’ intent that APA would be provided with significant protection against dilution. This protection was in recognition of APA’s investments in the Company involving a high degree of risk and the Company’s contemplated need for restructuring its indebtedness, which were anticipated to result, and have resulted, in significant dilution. The parties acknowledged that Dr. Herschkowitz and SOK would not have made their historical cash investments in the Company to the same degree had the dilution protection not been provided, and the investments by these parties have enabled the Company to avoid insolvency. Since the respective dates of the Herschkowitz Note Purchase Agreement and the SOK Note Purchase Agreement, the Company has issued in excess of 213,334 shares of common stock to parties other than APA and its affiliates, resulting in significant dilution.

Effective August 15, 2012, the Company entered into a letter agreement with Dr. Herschkowitz, APA and SOK (the “Forbearance Agreement”). Under the Forbearance Agreement, among other things, (i) Dr. Herschkowitz agreed to forbear from asserting his rights as a secured creditor to substantially all of the Company’s assets, resulting from the Company’s defaults; (ii) the Company issued an aggregate 353,334 shares of common stock to Dr. Herschkowitz and SOK and adjusted the conversion price of the Herschkowitz Note and the SOK Note, respectively, to $1.05 per share from $4.88 per share, to satisfy the Company’s obligations to adjust for dilution under the March 14, 2012 letter agreement; (iii) Dr. Herschkowitz and SOK agreed to extend the maturity of the Herschkowitz Note and the SOK Note, respectively, to December 31, 2012; (iv) the Company agreed to pay certain compensation to Dr. Herschkowitz upon the achievement of financial milestones; and (v) Dr. Herschkowitz clarified and waived certain of his rights, including the right to interest at a penalty rate upon default.

In the Forbearance Agreement, Dr. Herschkowitz agreed to forbear from exercising any of his rights arising under the Herschkowitz Note or the Herschkowitz Note Purchase Agreement with respect to the existing defaults against the Company, subject to the limitations set forth in the letter agreement and without releasing or waiving any future breach of the letter agreement. He further agreed to forbear from exercising any rights with respect to events of default, security interests in the collateral and other similar remedies against the Company or his interests under the Herschkowitz Note or the Herschkowitz Note Purchase Agreement until the occurrence of an event of default under the Herschkowitz Note: (a) that does not constitute an existing default and (b) occurs and accrues after the effective date of the letter agreement.

Dr. Herschkowitz and the Company acknowledged that 100,000 shares of the Company’s common stock, constituting the “penalty shares” under the Herschkowitz Note Purchase Agreement, were delivered to Dr. Herschkowitz in April 2012 as provided in the Herschkowitz Note Purchase Agreement upon an event of default. Notwithstanding a provision that would have increased the rate of interest from 20% to 24% upon an event of default, Dr. Herschkowitz agreed that the Company would not pay the increased rate of interest but would accrue interest at 20% until a subsequent event of default.

Under the Forbearance Agreement, the Herschkowitz Note and the SOK Note were amended as follows: (i) the due dates of the notes were extended to December 31, 2012, from the previous due dates of June 20, 2012 and August 28, 2012, respectively; (ii) Dr. Herschkowitz will release his security agreement after payment of all currently outstanding promissory notes to parties other than SOK; and (iii) the Herschkowitz Note was amended to add certain events of default relating to judgments against the Company or other creditors taking action with respect to the collateral. In consideration of the extension additional milestone fees were revised as described below. Pursuant to a Forbearance and Settlement Agreement with these parties dated August 15, 2012, as subsequently amended, the due date of these notes were extended to August 31, 2013.

APA and its affiliates agreed to terminate the letter agreement regarding dilution dated March 14, 2012. In consideration of the various provisions of the letter agreement and in recognition of the understanding of the parties regarding dilution and the agreements of APA and its affiliates to forebear and to extend the due dates of the notes, the Company (i) issued 176,667 shares to Dr. Herschkowitz, (ii) issued 176,667 shares to SOK, and (iii) the conversion price of the Herschkowitz Note and the SOK Note, respectively was changed to $1.05 per share from $4.88 per share.

In the event that the Company consummated the following series of transactions on or prior to June 30, 2013: (i) a merger or similar transaction with a public shell company, (ii) raising between $2 million and $4 million through an offering of the securities of the public shell company concurrent with or subsequent to the shell merger and (iii) listing the Company’s shares on NASDAQ pursuant to an underwritten offering of the Company’s securities resulting in gross proceeds of between $5 million and $30 million, then the Company would have been required to deliver to Dr. Herschkowitz the following compensation: (A) $75,000 upon consummating the shell merger, (B) $150,000 upon consummating the qualifying financing round and (C) 3% of the gross proceeds of the NASDAQ underwriting, which payment shall under no circumstances be less than $200,000 or greater than $1,000,000. The Company was also required to reimburse Dr. Herschkowitz at his actual out-of-pocket cost for reasonable expenses incurred in connection with the shell transactions, with a maximum limit of $10,000 for such expenses.

In connection with the extension of the due date for the Herschkowitz Note and the SOK Note on March 6, 2013, the milestone fees were revised. The following fees were payable to Dr. Herschkowitz in the event that the Company consummates the following series of transactions on or prior to December 31, 2013: (i) financing raising not less than $1 million, compensation of $75,000; (ii) a going private transaction, compensation of $200,000 and (iii) 3% of the gross proceeds of the NASDAQ underwriting, which payment shall under no circumstances be less than $200,000 or greater than $3,000,000. In May 2013 Dr. Herschkowitz received $75,000 after the Company surpassed raising $1 million. On January 6, 2014 a side-letter to the forbearance agreement was signed between Dr. Herschkowitz and the Company. Skyline agreed that the private offering for its Series A Convertible Preferred Stock, plus any future offering of any class of its preferred stock, shall be considered a NASDAQ underwriting for purposes of Section 8(e) of the Forbearance Agreement. As such Dr. Herschkowitz received $200,000 or 3% of the gross proceeds of any such offering per the terms of Section 8(e) of the

Forbearance Agreement. In addition, any listing of the Company’s shares on the New York Stock Exchange shall qualify as a NASDAQ underwriting under the Forbearance Agreement. For the avoidance of doubt, the payment in the aggregate for all offerings qualifying as a NASDAQ underwriting shall under no circumstances be less than $200,000 or greater than $1,000,000. Section 8(e) of the Forbearance Agreement will apply to any transactions consummated by Skyline on or before June 30, 2014.

As a result of the transactions under the Forbearance Agreement and other investments, Dr. Herschkowitz, SOK and their affiliates currently own shares of common stock and securities representing beneficial ownership of approximately 57% of the Company’s outstanding common stock, giving such parties significant control over election of the Board of Directors and other matters.

On November 6, 2012, the Company issued and sold convertible promissory notes in the total principal amount of $156,243 to Dr. Herschkowitz and certain of his assignees. The Company issued to these parties an aggregate 20,833 shares of common stock in consideration of placement of the notes. These notes bear interest at a rate of 20% per annum and are secured by a security interest in the Company’s accounts receivable, patents and certain patent rights and are convertible into common stock upon certain mergers or other fundamental transactions at a conversion price based on the trading price prior to the transaction. The proceeds from this transaction were used to pay off approximately $155,000 in principal amount of secured indebtedness. Such notes were converted in April 2013 into 13,889 shares of common stock at $7.50 per share.

In December 2013 the Company received an additional $300,000 in debt financing from SOK Partners under a non-convertible grid note due February 28, 2014, with 10% interest based on a 365 day year. Dr. Herschkowitz received 10% of the gross proceeds in advance, and the Company received $250,000 in three tranches in December 2013. In January 2014, the Company received an additional $20,000 from SOK Partners completing the grid note maximum. Should the company default on the note the interest rate will increase to 20% interest based on a 365 day year. In February 2014, the Company wired $305,589.04 to SOK Partners in complete payment of the grid note, including interest.

In connection with the sale of the Preferred Shares on February 4, 2014, Josh Kornberg, our CEO, was one of the Purchasers. Mr. Kornberg purchased 19,231 Preferred Shares for a purchase price of $25,000 and received warrants to purchase 52 shares of common stock.

Finally, SOK invested in the July 2014 offering of convertible notes and warrants. In November 2014, the convertible noteholders agreed to convert certain balances of the convertible notes in connection with this offering, in consideration of the agreement to issue certain additional shares. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources —  Historical Financing — 2014 Sales of Convertible Notes and Warrants.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL HOLDERS AND MANAGEMENT

The following table sets forth as of November 14, 2014 certain information regarding beneficial ownership of our common stock by:

•	Each person known to us to beneficially own 5% or more of our common stock;
•	Each of our executive officers who in this prospectus are collectively referred to as the “named executive officers;”
•	Each of our directors; and
•	All of our executive officers (as that term is defined under the rules and regulations of the SEC) and directors as a group.

We have determined beneficial ownership in accordance with Rule 13d-3 under the Exchange Act. Beneficial ownership generally means having sole or shared voting or investment power with respect to securities. Unless otherwise indicated in the footnotes to the table, each shareholder named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite the shareholder’s name. We have based our calculation of the percentage of beneficial ownership on 2,990,493 shares of the Company’s common stock outstanding on September 17, 2014. Unless otherwise noted below, the address for each person or entity listed in the table is c/o Skyline Medical Inc., 2915 Commers Drive, Suite 900, Eagan, Minnesota 55121.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Officers and Directors
Josh Kornberg(5)(6)	1,119,052	33.60%
David Johnson(2)	30,227	0.99%
Bob Myers(3)	27,493	0.90%
Ricardo Koenigsberger(4)	3,744	0.12%
Thomas J. McGoldrick(4)	5,324	0.18%
Andrew Reding(7)	4,119	0.14%
Frank Mancuso(7)	6,139	0.20%
All directors and executive officers as a group (7 persons)	1,196,098	39.58%
5% Security Holders
Sam Herschkowitz(5)(6)	1,435,804	47.51%
SOK Partners	805,982	26.62%
APA, SOK, Sam Herschkowitz, Josh Kornberg	1,748,873	52.51%
Carl Schwartz(8)	164,469	5.34%

(1)	Under Rule 13d-3, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of common stock actually outstanding.

(2)	Includes (i) option to purchase 13,334 shares of common stock at a price of $6.00 per share (ii) option to purchase 12,659 shares of common stock at a price of $5.93 per share and (iii) option to purchase 4,045 shares of common stock at a price of $17.25 per share that may be exercised within 60 days of August 21, 2014.
(3)	Includes (i) option to purchase 13,334 shares of common stock at a price of $6.00 per share (ii) option to purchase 10,549 shares of common stock at a price of $5.93 per share and (iii) option to purchase 3,479 shares of common stock at a price of $17.25 per share that may be exercised within 60 days of August 21, 2014.
(4)	Includes (i) option to purchase 210 shares of common stock at a price of $23.85 per share (ii) option to purchase 1,235 shares of common stock at a price of $20.25 (iii) option to purchase 1,334 shares of common stock at a price of $11.25, and (iv) option to purchase 606 shares of common stock at a price of $8.25 per share that may be exercised within 60 days of August 21, 2014.
(5)	Includes (i) options to purchase 306,476 shares common stock that may be exercised within the next 60 days, (ii) 788,808 shares owned directly by SOK Partners, (iii) warrants to purchase 1,261 shares of common stock at a price of $24.38 per share, respectively, and (iv) 1,282 shares of common stock issuable upon conversion of 250 shares of Series A Convertible Preferred Stock, par value, $0.01, stated value $100.00. Mr. Kornberg and Dr. Samuel Herschkowitz are the managing partners of SOK Partners.
(6)	Includes 788,808 shares owned directly by SOK Partners. Joshua Kornberg and Dr. Samuel Herschkowitz are the managing partners of SOK Partners.
(7)	Includes (i) option to purchase 210 shares of common stock at a price of $23.85 per share (ii) option to purchase 741 shares of common stock at a price of $20.25 (iii) option to purchase 889 shares of common stock at a price of $11.25, and (iv) option to purchase 606 shares of common stock at a price of $8.25 that may be exercised within 60 days of August 21, 2014.
(8)	Includes 106,310 shares of common stock. Includes an option to purchase 1,778 shares of common stock at $11.25; and a warrant to purchase 56,381 shares of common stock at $11.25.

DESCRIPTION OF SECURITIES

The following information describes our capital stock and provisions of our certificate of incorporation and our bylaws. This description is only a summary. You should also refer to our certificate of incorporation and bylaws, each as amended, that have been incorporated by reference or filed with the SEC as exhibits to the registration statement on Form S-1 of which this prospectus forms a part.

General

We are authorized to issue 10,666,667 shares of capital stock, designated as $0.01 par value common stock, and 10 million shares of preferred stock, of which 40,000 shares are authorized as Series A Convertible Preferred Stock with a stated value of $100 per share and a par value of $0.01 per share.

Common Stock

The securities being offered hereby are shares of our common stock. As of November 10, 2014, we had 3,021,831 shares of common stock issued and outstanding and held by 162 shareholders of record.

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders, provided that no proxy shall be voted if executed more than one year prior to the date of the stockholders’ meeting except as may otherwise be provided by our board of directors from time to time. Only stockholders of record at the close of business on day twenty prior to the date of the meeting are entitled to vote at the stockholders’ meeting. Holders of our common stock do not have cumulative voting rights.

The holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by our board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities. The common stock has no preemptive or conversion rights or other subscription rights and there are no redemption provisions applicable to our common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock offered in this offering will be fully paid and not liable for further call or assessment.

Except for directors, who are elected by receiving the highest number of affirmative votes of the shares entitled to be voted for them, or as otherwise required by Delaware law, and subject to the rights of the holders of preferred stock then outstanding (if any), all shareholder action is taken by the vote of a majority of the issued and outstanding shares of common stock present at a meeting of shareholders at which a quorum consisting of a majority of the issued and outstanding shares of common stock is present in person or proxy. In the absence of a quorum for the transaction of business, any meeting may be adjourned from time to time. The stockholders present at a duly called or held meeting may continue to do business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Our President or, in his absence, the Vice-President or any other person designated from time to time by the board of directors, shall preside at all meetings of stockholders.

Warrants Offered Hereby

The following summary of certain terms and provisions of the warrants offered hereby is not complete and is subject to, and qualified in its entirety by the provisions of the form of the warrant, which is filed as an exhibit to the registration statement of which this prospectus is a part of. Prospective investors should carefully review the terms and provisions set forth in the form of warrant.

Exercisability.  The warrants are exercisable immediately upon issuance and at any time up to the date that is five years from the date of issuance. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). Unless otherwise specified in the warrant, the holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants.

Cashless Exercise.  In the event that a registration statement covering shares of common stock underlying the warrants, or an exemption from registration, is not available for the resale of such shares of common stock underlying the warrants, the holder may, in its sole discretion, exercise the warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, elect instead to receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the warrant. In no event shall we be required to make any cash payments or net cash settlement to the registered holder in lieu of issuance of common stock underlying the warrants.

Exercise Price.  The initial exercise price per share of common stock purchasable upon exercise of the warrants is $     per share [125% of the public offering price of the common stock]. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Certain Adjustments.  The exercise price and the number of shares of common stock purchasable upon the exercise of the warrants are subject to adjustment upon the occurrence of specific events, including stock dividends, stock splits, combinations and reclassifications of our common stock.

Transferability.  Subject to applicable laws, the warrants may be transferred at the option of the holders upon surrender of the warrants to us together with the appropriate instruments of transfer.

Warrant Agent and Exchange Listing.  The warrants will be issued in registered form under a warrant agency agreement between Corporate Stock Transfer, Inc., as warrant agent and us.

Fundamental Transaction.   If, at any time while the warrants are outstanding, (1) we consolidate or merge with or into another corporation and we are not the surviving corporation, (2) we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets, (3) any purchase offer, tender offer or exchange offer (whether by us or another individual or entity) is completed pursuant to which holders of our shares of common stock are permitted to sell, tender or exchange their shares of common stock for other securities, cash or property and has been accepted by the holders of 50% or more of our outstanding shares of common stock, (4) we effect any reclassification or recapitalization of our shares of common stock or any compulsory share exchange pursuant to which our shares of common stock are converted into or exchanged for other securities, cash or property, or (5) we consummate a stock or share purchase agreement or other business combination with another person or entity whereby such other person or entity acquires more than 50% of our outstanding shares of common stock, each, a ‘Fundamental Transaction,’ then upon any subsequent exercise of the warrants, the holders thereof will have the right to receive the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of the number of warrant shares then issuable upon exercise of the warrant, and any additional consideration payable as part of the Fundamental Transaction.

Rights as a Stockholder.  Except as otherwise provided in the warrants or by virtue of such holder’s ownership of shares of our common stock, the holder of a warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the warrant.

Governing Law

The warrants and the warrant agency agreement are governed by Delaware law.

Representative’s Warrants

Please see “Underwriting — Representative’s Warrants” for a description of the warrants we have agreed to issue to the representative of the underwriters in this offering, subject to the completion of the offering. We expect to enter into a warrant agreement in respect of the Representative’s Warrants prior to the closing of this offering.

Preferred Stock

Our board of directors has the authority, without action by our stockholders, to designate and issue up to 10,000,000 shares of preferred stock in one or more series or classes and to designate the rights, preferences and privileges of each series or class, which may be greater than the rights of our common stock. The board’s authority to issue preferred stock without shareholder approval could make it more difficult for a third party to acquire control of our company, and could discourage such attempt.

Series A Convertible Preferred Stock and Warrants

On January 24, 2014, the board filed the Certificate of Designation with the Delaware Secretary of State, designating 40,000 shares of preferred stock as the Company’s Series A Convertible Preferred Stock. On February 4, 2014, the Company entered into a Securities Purchase Agreement with certain investors pursuant to which the Company agreed to offer and sell 20,550 shares of Series A Convertible Preferred Stock, par value $0.01 (the “Preferred Shares”), in addition to warrants to purchase shares of the Company’s common stock. On August 4, 2014, the Company issued additional warrants to such investors, which was required because the Company’s common stock was not listed on NASDAQ within 180 days of the closing of the offering of the Preferred Shares.

In connection with the Company’s offering of convertible promissory notes and accompanying warrants (see “Convertible Notes and Warrants” below), the minimum requisite number of holders of Preferred Shares executed a Waiver and Consent of, and Notice to, Holder of Preferred Stock of the Company with such holders as of July 23, 2014 (the “Waiver and Consent”), pursuant to which the Company agreed, among other things, to issue certain additional shares of its common stock to the holders of Preferred Shares upon the conversion of such Preferred Shares under the terms and conditions described therein. The terms and conditions of the Securities Purchase Agreement relating to the Preferred Shares, the Waiver and Consent and related documents are described herein under “Management’s Discussion and Analysis of Results of Operations and Financial Condition — Liquidity and Capital Resources — 2014 Sales of Preferred Stock and Warrants.”

If the public offering price of the Company’s common stock is less than $9.00 per share, then additional shares of the Company’s common stock will be issued to the Preferred Stockholders upon conversion of the Series A Preferred Stock pursuant to the waivers and consents described above. However, in no event will the number of shares of common stock issued to the Preferred Stockholders exceed 733,929 shares.

Convertible Notes and Warrants

On July 23, 2014, the Company entered into Securities Purchase Agreements with certain investors, including SOK Partners, LLC, an affiliate of the Company, pursuant to which the Company agreed to offer and sell an aggregate of $733,173.60 in principal amount of senior convertible notes (the “Convertible Notes”), in addition to warrants to purchase shares of the Company’s common stock.

On July 31, 2014, August 8, 2014, August 12, 2014, September 4, 2014 and September 5, 2014, the Company entered into Securities Purchase Agreements with certain affiliates of the Company, pursuant to which the Company agreed to offer and sell an aggregate of $1,069,211.50 in principal amount of Convertible Notes, in addition to warrants to purchase shares of the Company’s common stock.

In connection with this offering, the Convertible Noteholders have agreed to convert the following amounts of the aggregate principal amount outstanding of 2014 Convertible Notes, plus accrued and unpaid interest thereto with respect to Convertible Notes that have been converted in full, upon the completion of this offering pursuant to the terms set forth in such notes: SOK, all of the approximately $108,695.60 outstanding principal amount; 31Group, approximately $200,000 of the approximately $463,478 outstanding principal amount; Evan Myrianthopoulos, a managing director of the representative of the underwriters, all of the approximately $27,173.90 outstanding principal amount; and Affiliates in the aggregate, approximately $367,391.20 of the approximately $532,173.60 outstanding principal amount. Assuming a conversion price of $6.50 per share (which represents a 27.5% discount to the assumed offering price of $9.00 per share), such balances of the notes would be converted into the following numbers of shares of Common Stock: SOK, approximately 17,336 shares; 31 Group, approximately 31,898 shares; Mr. Myrianthopoulos, approximately 4,292 shares, and Affiliates in the aggregate, 58,595 shares. The remaining principal amount of the 2014 Convertible Notes, plus any accrued and unpaid interest, will be redeemed with proceeds from this offering, as follows: 31 Group, approximately $263,478 of the approximately $463,478 outstanding principal amount; Affiliates in the aggregate, approximately $164,782.40 of the approximately $559,347.50 outstanding principal amount. See “Use of Proceeds.”

If the public offering price of the Company’s common stock is less than $9.00 per share, then additional shares of the Company’s common stock will be issued to the Convertible Noteholders in connection with the conversion of the 2014 Convertible Notes as described above. However, in no event will the number of shares of common stock issued to the Convertible Noteholders exceed 251,165 shares.

In consideration for the Convertible Noteholders’ converting certain balances of their 2014 Convertible Notes upon the closing of this offering as described above and the execution of a general release, pursuant to which the Convertible Noteholders agree to release the Company from any and all claims, demands, actions, causes of actions, damages, obligations, liabilities and suits of whatsoever kind or nature arising from, relating to, or otherwise in connection with the 2014 Convertible Notes, the Company has agreed to issue to the Convertible Noteholders an aggregate of 93,056 shares of Common Stock (the “Additional Shares”) with 5,556, to SOK, 38,889 to 31 Group, 1,389 shares to Mr. Myrianthopoulos and 47,222 to Affiliates in the aggregate. The Company is required to prepare and file a registration statement with the SEC within 45 days of the issuance date of the Additional Shares, and to use reasonable best efforts to have the registration statement declared effective within the earlier of (i) the 60th calendar day after the issuance date of the Additional Shares (or the 120th calendar day after the issuance date of the Additional Shares in the event that such registration statement is subject to review by the SEC) and (ii) the fifth trading day after the date the Company is notified by the SEC that such registration statement will not be reviewed or will not be subject to further review.

In addition, the Company and 31 Group have agreed that such party will exercise, at or prior to the closing of this offering, warrants with an aggregate exercise price of $50,000 for the purchase of approximately 4,041 shares of the Company’s common stock, which such Convertible Noteholder received in connection with the Company’s issuance of the 2014 Convertible Notes The terms and conditions of such Securities Purchase Agreements, the Convertible Notes, the warrants and related documents are described herein under “Management’s Discussion and Analysis of Results of Operations and Financial Condition —  Liquidity and Capital Resources — Historical Financing — 2014 Sales of Convertible Notes and Warrants.”

Anti-Takeover Provisions

Delaware Law

We are subject to Section 203 of the Delaware General Corporation Law. This provision generally prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the stockholder became an interested stockholder, unless:

•	prior to such date, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•	on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual meeting or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;
•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;
•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or
•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of a corporation, or an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of a corporation at any time within three years prior to the time of determination of interested stockholder status; and any entity or person affiliated with or controlling or controlled by such entity or person.

These statutory provisions could delay or frustrate the removal of incumbent directors or a change in control of our company. They could also discourage, impede, or prevent a merger, tender offer, or proxy contest, even if such event would be favorable to the interests of stockholders. In addition, note that while Delaware law permits companies to opt out of its business combination statute, our Certificate of Incorporation does not include this opt-out provision.

Certificate of Incorporation and Bylaws

Our current certificate of incorporation authorizes the issuance of “blank check” preferred stock that could be issued by our board of directors to defend against a takeover attempt. See “Preferred Stock” above.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Corporate Stock Transfer, Inc.

Listing

The shares of our common stock are quoted on the OTCQB marketplace under the symbol “SKLN.QB.” We have applied to list our common stock and warrants on The NASDAQ Capital Market under the symbols “SKLN” and “SKLNW,” respectively. On November 21, 2014, the last reported sale price per share for our common stock as reported by the OTCQB marketplace was $9.00.

UNDERWRITING

Aegis Capital Corp. is acting as the representative of the underwriters of the offering. We have entered into an underwriting agreement dated [______], 2014 with the representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below and each underwriter named below has severally agreed to purchase from us, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock and warrants listed next to its name in the following table:

Underwriter	Number of Shares	Number of Warrants
Aegis Capital Corp.
Total	1,111,112	1,111,112

The underwriters are committed to purchase all the shares of common stock and warrants offered by us other than those covered by the option to purchase additional shares and warrants described below, if they purchase any shares and warrants. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

The underwriters propose to offer the shares and warrants offered by us to the public at the public offering price set forth on the cover of this prospectus. In addition, the underwriters may offer some of the shares and warrants to other securities dealers at such price less a concession of $___ per share. After the public offering of the shares and warrants, the offering price and other selling terms may be changed by the underwriters.

Over-Allotment Option.  We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the closing of the offering, permits the underwriters to purchase a maximum of 166,667 additional shares (15% of the shares sold in this offering) and/or warrants to purchase an additional 166,667 shares (15% of the shares and warrants sold in this offering) from us to cover over-allotments, if any. If the underwriters exercise all or part of this option, they will purchase shares and/or warrants covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price to the public will be $      and the total net proceeds, before expenses (other than the 1% non-accountable expense allowance), to us will be $     .

Discounts and Commissions.  The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

Total
	Per Share	Per Warrant	Without Over-Allotment	With Over-Allotment
Public offering price	$	$	$	$
Underwriting discounts and commissions (7%)	$	$	$	$
Proceeds, before other expenses, to us	$	$	$	$
Non-accountable expense allowance (1%)(1)	$	$	$	$

(1)	We have agreed to pay a non-accountable expense allowance to the underwriters equal to 1% of the gross proceeds received in this offering; provided, however, the expense allowance of 1% is not payable with respect to the shares sold upon exercise of the underwriters’ over-allotment option.

We are required to pay an expense deposit of $15,000 to the representative for out-of-pocket-accountable expenses, which will be applied against accountable expenses (in compliance with FINRA Rule 5110(f)(2)(c)) that will be paid by us to the underwriters in connection with this offering. The underwriting agreement, however, provides that in the event the offering is terminated, the $15,000 expense deposit paid to the representative will be returned to the extent such out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(f)(2)(C). Our obligations to reimburse the representative for any out-of-pocket expenses actually incurred shall not exceed $100,000 in the aggregate, including but not limited to legal fees and road show expenses.

We estimate that the total expenses of the offering payable by us, excluding the total underwriting discount and expense reimbursements, will be approximately $600,000.

Lock-Up Agreements.  We have agreed not to, without the prior written consent of the representative, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock, (ii) file or cause to be filed any registration statement with the Securities and Exchange Commission relating to the offering of any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock or (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our capital stock, in each case for a period of 90 days from the date of effectiveness of the offering, which we refer to as the Lock-Up Period. The restrictions described above do not apply to (1) the shares of common stock to be sold to the underwriters pursuant to the underwriting agreement, (2) the issuance of securities pursuant to any documents, agreements or securities existing or outstanding as of the closing of the offering, (3) the issuance of stock options or shares of our capital stock under any of our equity compensation plans, (4) the issuance of securities in connection with mergers, acquisitions, joint ventures, licensing arrangements or any other similar non-capital raising transactions or (5) the filing of a Form S-1 registration statement or other relevant registration statement and amendments thereto as necessary to comply with our contractual rights with our preferred stockholders and convertible noteholders and other holders of our securities.

Each of our executive officers and directors and significant stockholders have agreed not to, without the prior written consent of the representative, (i) offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of shares of our common stock, whether any such transaction described in clause (i) or (ii) is to be settled by delivery of common stock, in cash or otherwise, (iii) make any demand for or exercise any right with respect to the registration of any shares of our common stock or (iv) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to any shares of our common stock, in each case during the Lock-Up Period. The restrictions described above do not apply to (1) transactions relating to shares of common stock acquired in open market transactions after the completion of this offering, subject to certain limitations, (2) transfers of common stock as a bona fide gift, by will or intestacy, to a family member or trust or other estate planning vehicle for the direct or indirect benefit of the security holder or a family member, (3) transfers of common stock to a charity or educational institution, (4) if such party is corporation, partnership, limited liability company or other business entity, (i) any transfers of common stock to another corporation, partnership or other business entity that controls, is controlled by or is under our common control or (ii) distributions of common stock to current or former members, partners, stockholders, subsidiaries or affiliates of such party or to any investment funder or other entity that controls or manages such party, subject to certain limitations; provided that in the case of any transfer pursuant to the foregoing clauses (2), (3) or (4), any such transfer shall not involve a disposition for value, each transferee shall sign and deliver to the representative a lock-up agreement substantially in the form of the lock-up agreement executed by our officers, directors and stockholders and no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made; or (5) the transfer of common stock pursuant to a change of control by us; provided that in the event that the change of control is not completed, the shares of common stock owned by such party shall remain subject to the restrictions contained in the lock-up agreement. Furthermore, the restrictions described above do not restrict or prohibit (a) the exercise, exchange or conversion of any securities exercisable or exchangeable for or convertible into shares of common stock, provided that the security holder does not transfer the shares of common stock acquired on such exercise, exchange or conversion during the Lock-Up Period or (b) the establishment or modification of a 10b5-1 trading plan under the Exchange Act by a security holder for the sale of shares of common stock, provided that such plan does not provide for the transfer of common stock during the Lock-Up Period.

The Lock-Up Period may be extended if (1) during the last 17 days of the Lock-Up Period, we issue an earnings release or material news or a material event regarding us occurs or (2) prior to the expiration of the Lock-Up Period, we announce that we will release earnings results or we become aware that material news or a material event will occur during the 16-day period beginning on the last day of the Lock-Up Period, in which case the period of such extension will be 18 days, beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless the representative waives such extension in writing.

Representative’s Warrants.  We have agreed to issue to the representative warrants to purchase up to a total of shares of common stock (5% of the shares of common stock sold in this offering, excluding the over-allotment). The warrants will be exercisable at any time, and from time to time, in whole or in part, during the four-year period commencing one year from the effective date of the offering, which period shall not extend further than five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G)(i). The warrants are exercisable at a per share price equal to 125% of the public offering price per share in the offering. The warrants have been deemed compensation by FINRA and are therefore subject to a 180 day lock-up pursuant to Rule 5110(g)(1) of FINRA. Accordingly, the representative (or permitted assignees under Rule 5110(g)(1)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, for a period of 180 days from the effective date of the offering. In addition, the warrants provide for registration rights upon request, in certain cases. The demand registration right provided will not be greater than five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G)(iv). The piggyback registration right provided will not be greater than seven years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G)(v). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

Right of First Refusal.  Subject to certain conditions, we granted the representative of the underwriters in the offering, for a period of 12 months after the effective date of the offering, a right of first refusal to act as sole investment banker, sole book-runner and/or sole placement agent, at the representative’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings, during such 12-month period, on terms customary to the representative, provided that such right shall not apply to any merger, acquisition or other similar transaction. The representative may be compensated for any breach of this right in an amount equal to the greater of 1% of the aggregate gross proceeds at such offering, of 5% of the aggregate underwriter or placement fees in such offering subject to any reduction required by FINRA’s rules.

Indemnification.  We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Electronic Offer, Sale and Distribution of Securities.  A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representative may agree to allocate a number of shares and warrants to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Stabilization.  In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

•	Stabilizing transactions permit bids to purchase securities so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress.
•	Over-allotment transactions involve sales by the underwriters of securities in excess of the number of securities the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriters is not greater than the number of securities that they may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of securities in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing securities in the open market.
•	Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared with the price at which they may purchase securities through exercise of the over-allotment option. If the underwriters sell more securities than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the securities in the open market that could adversely affect investors who purchase in the offering.
•	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the securities originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As a result, the price of our securities in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our securities. These transactions may be effected on The NASDAQ Capital Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive market making.  In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our common stock on The NASDAQ Capital Market or on the OTCQB in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Certain Relationships.  The underwriters and their affiliates have provided, or may in the future provide, various investment banking, commercial banking, financial advisory, brokerage and other services to us and our affiliates for which services they have received, and may in the future receive, customary fees and expense reimbursement. In July 2014, we entered into a Securities Purchase Agreement with 31 Group, LLC (“31 Group”), pursuant to which we issued and sold (i) a senior convertible note (the “31 Group Note”), in an original principal amount of $610,978 (which principal amount was subsequently reduced to $543,478 in accordance with the terms of the 31 Group Note, of which approximately $463,478 is currently outstanding), convertible into shares of our common stock in accordance with the terms of the 31 Group Note, and (ii) a warrant to initially acquire up to 27,155 additional shares of our common stock (subsequently reduced to

24,155 shares) for an aggregate purchase price of $500,000. 15.5 Partners LLC, whose member entities are controlled by senior management personnel of the representative, owns 50% of the membership interests of 31 Group and is therefore affiliated with the representative. In addition, Evan Myrianthopoulos, a managing director of the representative, also entered into an agreement with us pursuant to which we issued and sold to Mr. Myrianthopoulos (i) a senior convertible note (the “Myrianthopoulos Note”, and together with the 31 Group Note, the “Notes”), in an original principal amount of $30,548.90 (which principal amount was subsequently reduced to $27,173.90 in accordance with the terms of the Myrianthopoulos Note, of which approximately $27,173.90 is currently outstanding), convertible into shares of our common stock in accordance with the terms of such Myrianthopoulos Note, and (ii) a warrant to initially acquire up to 1,358 additional shares of our common stock (subsequently reduced to 1,208 shares) for an aggregate purchase price of $25,000. The representative served as the placement agent in connection with these private placements as well as the private placement of senior convertible notes and warrants to another investor and, in exchange for its services, earned a placement agent fee equal to $37,000 (which is equal to 4% of the $925,000 in gross proceeds from such private placement). The representative deferred receipt of this placement agent fee until consummation of this offering. The Company may use up to 5% of the proceeds of this offering, not including underwriting compensation, to retire the Notes. However, in no event shall we use more than 5% of the net proceeds of this offering, not including underwriting compensation, to redeem notes held by affiliates or associated persons of the representative. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations —  Liquidity and Capital Resources — Historical Financing — 2014 Sales of Convertible Note and Warrants” for additional information concerning the private placements and agreements between those parties and the Company concerning those securities.

The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of our company. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The principal business address of Aegis Capital Corp. is 810 Seventh Avenue, 18th Floor, New York, New York 10019.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer for the offeree under this prospectus.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of common stock and warrants will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of common stock and warrants has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

(a)	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
(b)	to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statement);
(c)	to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)I of the Prospectus Directive) subject to obtaining the prior consent of the company or any underwriter for any such offer; or
(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of common stock shall result in a requirement for the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The common stock and warrants have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the common stock and warrants have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés ) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs non-qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the common stock and warrants cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The common stock and warrants have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The common stock and warrants offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (ISA), nor have such common stock and warrants been registered for sale in Israel. The common stock and warrants may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the common stock and warrants being offered. Any resale in Israel, directly or indirectly, to the public of the common stock and warrants offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the common stock and warrants in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Societá la Borsa, “CONSOB”) pursuant to the Italian securities legislation and, accordingly, no offering material relating to the common stock and warrants may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

•	to Italian qualified investors, as defined in Article 100 of Decree no. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and
•	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the common stock and warrants or distribution of any offer document relating to the common stock and warrants in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and
•	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the common stock and warrants in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such common stock and warrants being declared null and void and in the liability of the entity transferring the common stock and warrants for any damages suffered by the investors.

Japan

The common stock and warrants have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the common stock and warrants may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires common stock and warrants may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of common stock and warrants is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The common stock and warrants have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the common stock and warrants have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of common stock and warrants in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the common stock and warrants be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of common stock in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The common stock and warrants may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the common stock and warrants may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the common stock and warrants have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of common stock and warrants will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the common stock and warrants have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor have we received authorization or licensing from the Central Bank of the United

Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the common stock and warrants within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the common stock and warrants, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by us.

No offer or invitation to subscribe for common stock and warrants is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the common stock and warrants. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the common stock and warrants may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the common stock and warrants has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to us.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

Maslon Edelman Borman & Brand, LLP, Minneapolis, Minnesota has rendered an opinion regarding the legality of the issuance of the securities being registered in this prospectus. Reed Smith LLP, New York, New York is representing us in connection with various legal matters associated with this offering. Certain legal matters in connection with this offering will be passed upon for the underwriters by Greenberg Traurig, LLP, New York, New York.

EXPERTS

Our financial statements for the fiscal years ended December 31, 2013 and December 31, 2012 were audited by our independent auditors, Olsen Thielen & Co., Ltd., certified public accountants registered with the Public Company Accounting Oversight Board.

We have included our financial statements in this prospectus in reliance on the reports of the above-named independent auditors, given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act. Reports filed with the SEC pursuant to the Exchange Act, including proxy statements, annual and quarterly reports, and other reports filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC at the Headquarters Office, 100 F. Street N.E., Room 1580, Washington, D.C. 20549. The reader may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The reader can request copies of these documents upon payment of a duplicating fee by writing to the SEC. Our filings are also available on the SEC’s internet site at http://www.sec.gov. and the Company’s website at www.skylinemedical.com.

Skyline Medical Inc.

Index of Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Skyline Medical, Inc.
Eagan, MN

We have audited the accompanying balance sheets of Skyline Medical, Inc. (a development stage company) as of December 31, 2013 and 2012 and the related statements of operations, stockholders’ deficit and cash flows for the years then ended and for the period from April 23, 2002 (inception), to December 31, 2013. Skyline Medical, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Skyline Medical, Inc. (a development stage company) as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the years then ended and from April 23, 2002 (inception) to December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the company will continue as a going concern. As discussed in Note 1 to the financial statements, the company has incurred losses since inception, has an accumulated deficit and has not received significant revenue from sales of products and services. These factors raise substantial doubt about its ability to continue as a going concern. Managements’ plan in regard to these matters is also described in Note 1. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Olsen Thielen & Co., Ltd.

St. Paul, Minnesota
March 27, 2014

SKYLINE MEDICAL, INC.
(A DEVELOPMENT STAGE COMPANY)

BALANCE SHEETS

	December 31, 2013	December 31, 2012
ASSETS
Current Assets:
Cash	$101,953	$13,139
Accounts receivable, net of Allowance for Doubtful Accounts of $0 and $4,073 in 2013 and 2012	97,245	39,711
Inventories	122,175	145,209
Prepaid expense and other assets	60,588	27,409
Total Current Assets	381,961	225,468
Fixed assets, net	158,110	3,521
Intangibles, net	53,355	140,588
Total Assets	$593,426	$369,577
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Current portion of convertible debt, net of discounts of $0 and $21,138 (See Note 6)	$—	$1,081,187
Accounts payable	1,062,108	733,595
Accrued expenses	2,057,957	1,599,519
Short-term note payable (See Note 9)	280,000	—
Deferred Revenue	69,000	—
Total Current Liabilities	3,469,065	3,414,301
Long-term debt and convertible debt, net of discounts of $0 and $0 (See Note 6)	—	89,300
Accrued Expenses	331,216	—
Liability for equity-linked financial instruments (See Note 8)	11,599	169,179
Total Liabilities	3,811,880	3,672,780
Commitments and Contingencies	—	—
Stockholders’ Deficit:
Common stock, $.01 par value, 10,666,667 authorized, 2,932,501 and 1,389,964 outstanding	29,325	13,900
Additional paid-in capital	25,449,636	15,974,008
Deficit accumulated during development stage	(28,697,415)	(19,291,111)
Total Stockholders’ Deficit	(3,218,453)	(3,303,203)
Total Liabilities and Stockholders’ Deficit	$593,426	$369,577

See Notes to Financial Statements.

SKYLINE MEDICAL, INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF OPERATIONS

	Year Ended December 31,		Period From April 23. 2002 (Inception) To December 31, 2013
	2013	2012
Revenue	$468,125	$188,772	$769,559
Cost of goods sold	189,707	128,540	381,467
Gross margin	278,418	60,232	388,092
General and administrative expense	7,530,037	6,285,905	23,280,400
Operations expense	1,096,969	761,047	3,387,550
Sales and marketing expense	578,793	172,970	1,640,248
Interest expense	636,503	259,349	1,562,959
Loss (gain) on valuation of equity-linked financial instruments	(157,580)	3,116	(785,650)
Total expense	9,684,722	7,482,387	29,085,507
Net loss available to common shareholders	$(9,406,304)	$(7,422,155)	$(28,697,415)
Loss per common share – basic and diluted	$(4.64)	$(8.00)	$(28.80)
Weighted average shares used in computation – basic and diluted	2,026,115	927,838	996,362

See Notes to Financial Statements.

SKYLINE MEDICAL, INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF STOCKHOLDERS’ DEFICIT
PERIOD FROM APRIL 23, 2002 (INCEPTION)
To December 31, 2013

	Shares	Amount	Paid-in Capital	Deficit	Total
Issuance of common stock 9/1/02, $1.25(1)	7,981	$80	$9,920	$—	$10,000
Issuance of common 10/23/02, $125.25/share	40		5,000		5,000
Net loss				(51,057)	(51,057)
Balance 12/31/02	8,021	$80	$14,920	$(51,057)	$(36,057)
Issuance of common 2/12/03, $1.25(2)	320	3	397		400
Issuance of common 6/11 & 12, $125.25(3)	288	3	34,997		35,000
Net loss				(90,461)	(90,461)
Balance 12/31/03	8,629	$86	$50,314	$(141,518)	$(91,118)
Issuance of common 5/25/04, $1.25(4)	88	1	109		110
Net loss				(90,353)	(90,353)
Balance 12/31/04	8,717	$87	$50,423	$(231,871)	$(181,361)
Issuance of common 12/14/05, $1.25(5)	200	2	248		250
Vested stock options and warrants		—	2,793		2,793
Net loss				(123,852)	(123,852)
Balance 12/31/05	8,917	$89	$53,464	$(355,723)	$(302,170)
Issuance of common 5/16 & 8/8, $1.25(6)	1,159	12	1,439		1,451
Issuance of common 10/19 & 23, $1.25(7)	519	5	645		650
Issuance of common 12/01, $125.25(8)	384	4	44,806		44,810
Vested stock options and warrants			13,644		13,644
Net loss				(273,026)	(273,026)
Balance 12/31/06	10,979	$110	$113,998	$(628,749)	$(514,641)
Issuance of common 1/30/07 @ $125.25(9)	8		1,000		1,000
Value of equity instruments issued with debt		—	132,938		132,938
Capital contributions resulting from waivers of debt		—	346,714		346,714
Vested stock options and warrants		—	73,907		73,907
Net loss				(752,415)	(752,415)
Balance 12/31/07	10,987	$110	$668,557	$(1,381,164)	$(712,497)
Issuance of common 6/11 to 9/30, $26.25(10)	60,705	607	1,592,895		1,593,502
Shares issued to finders, agents	26,836	268	(268)		—
Shares issued to pay direct legal fees	3,810	38	(38)		—
Issuance of common due to anti-dilution provisions	2,746	27	(27)		—
Shares issued to pay investor relations services 6/23/08, $26.25	3,334	33	87,467		87,500
Vested stock options and warrants		—	354,994		354,994
Capital contributions resulting from waivers of debt		—	129,684		129,684
Net loss				(1,762,628)	(1,762,628)
Balance 12/31/08	108,418	$1,084	$2,833,264	$(3,143,792)	$(309,445)
Cumulative effect of adoption of EITF 07-5		—	(486,564)	6,654	(479,910)
Vested stock options and warrants		—	111,835		111,835
Shares issued 3/20/09 to pay for fund raising	1,667	17	(17)		—
Shares issued under PMM in 2009, $37.50	28,638	286	1,073,619		1,073,905

See Notes to Financial Statements.

SKYLINE MEDICAL, INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF STOCKHOLDERS’ DEFICIT
PERIOD FROM APRIL 23, 2002 (INCEPTION)
To December 31, 2013 – (continued)

	Shares	Amount	Paid-in Capital	Deficit	Total
Capital contributions resulting from waivers of debt		—	84,600		84,600
Value of equity-linked financial instruments issued in connection with PPMs		—	(222,296)		(222,296)
Value of equity instruments issued with debt		—	30,150		30,150
Shares issued to consultant for fund raising	400	4	(4)		—
Shares issued upon conversion of debt and interest, $20.25	12,473	125	256,329		256,454
Shares issued upon conversion of shareholder note, $26.25	187	2	4,904		4,906
Net loss				(2,892,230)	(2,892,230)
Balance 12/31/09	151,783	$1,518	$3,685,820	$(6,029,368)	$(2,342,031)
Shares issued in 2010 under PPM, $37.50	4,728	47	177,228		177,275
Shares issued to consultants for IR and consulting, $37.50	4,988	50	186,995		187,045
Value of equity instruments issued for consulting services		—	354,602		354,602
Vested stock options and warrants		—	11,382		11,382
Value of equity-linked financial instruments issued in connection with PPM in first quarter		—	(25,553)		(25,553)
Shares issued in May 2010 to consultant, $37.50	172	2	6,423		6,425
Shares issued in May 2010 to 2008 investors as a penalty for late registration, $37.50	9,470	95	355,029		355,124
Value of equity instruments issued with debt		—	119,474		119,474
Value of equity-linked financial instruments issued in connection with PPM in second quarter		—	(31,332)		(31,332)
Value of equity-linked financial instruments issued in connection with PPM in third quarter		—	(31,506)		(31,506)
Shares issued in September 2010 under PPM, $7.50	3,334	33	24,967		25,000
Shares issued to consultants in third quarter at $16.50 per share	6,519	65	107,484		107,549
Shares issued in November 2010 upon exercise of warrants at $10.13 per share	1,715	17	17,340		17,357
Shares issued in November 2010 to directors as compensation at $11.25 per share	4,000	40	44,960		45,000
Vested stock options in fourth quarter		—	161,107		161,107
Equity instruments issued to consultants in fourth quarter		—	26,234		26,234
Net loss				(1,352,709)	(1,352,709)
Balance 12/31/2010	186,709	$1,867	$5,190,654	$(7,382,077)	$(2,189,557)
Value of equity instruments issued with debt in first quarter		—	47,908		47,908
Shares issued at $5.63 per share under PPM	71,112	711	399,289		400,000
Shares issued at $6.38 per share under PPM	25,099	251	159,749		160,000
Shares issued at $6.75 per share under PPM	2,667	27	17,973		18,000
Shares issued at $7.50 per share under PPM	2,000	20	14,980		15,000
Vested stock options and warrants in first quarter		—	1,937,638		1,937,638
Equity instruments issued to consultants in first quarter		—	91,504		91,504

See Notes to Financial Statements.

SKYLINE MEDICAL, INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF STOCKHOLDERS’ DEFICIT
PERIOD FROM APRIL 23, 2002 (INCEPTION)
To December 31, 2013 - (continued)

	Shares	Amount	Paid-in Capital	Deficit	Total
Stock issued upon conversion of debt in first quarter	5,547	55	19,945		20,000
Stock issued to pay interest on debt	2,108	21	22,479		22,500
Shares issued at $5.25 per share under PPM	14,286	143	74,857		75,000
Stock issued upon conversion of debt and interest	12,548	125	31,875		32,000
Equity instruments issued to consultants		—	12,256		12,256
Equity instruments issued to consultants		—	147,116		147,116
Restricted stock issued to consultants	10,972	110	54,890		55,000
Shares issued at $4.50 per share under PPM	46,667	467	209,533		210,000
Shares issued at $15.00 per share under PPM	18,334	183	274,817		275,000
Shares issued upon exercise of stock options at $.75	1,334	13	987		1,000
Shares issued at $26.25 per share IR compensation	7,667	77	201,173		201,250
Equity instruments upon conversion of Accounts Payable		—	20,000		20,000
Shares issued to private investor at $11.25 per share	20,623	206	231,794		232,000
Net loss				(4,486,879)	(4,486,879)
Balance 12/31/2011	427,673	$4,277	$9,161,417	$(11,868,956)	$(2,703,264)
Shares issued to institutional investor upon conversion of Note Payable at $10.07 per share	795	8	7,992		8,000
Shares issued to institutional investor upon conversion of Note Payable at $9.75 per share	1,436	14	13,986		14,000
Shares issued to institutional investor upon conversion of Note Payable at $6.60 per share	2,273	23	14,977		15,000
Shares issued to institutional investor upon conversion of Note Payable at $3.35 per share	4,578	46	15,954		16,000
Shares issued to institutional investor upon conversion of Note Payable at $3.35 per share	3,588	36	11,964		12,000
Shares issued to institutional investor upon conversion of Note Payable at $3.35 per share	3,583	36	9,964		10,000
Shares issued to institutional investor upon conversion of Note Payable at $2.98 per share	5,709	57	8,443		8,500
Shares issued to a private investor at $4.88 per share	123,076	1,231	598,769		600,000
Shares issued for consulting to the then interim CEO at $4.88 per share	4,000	40	19,460		19,500
Vested stock options and warrants		—	830,372		830,372
Shares issued to an institutional investor upon conversion of Note Payable at $2.15 per share	4,661	47	9,953		10,000
Shares issued to a private investor per a convertible note default at $11.25 per share	100,000	1,000	1,124,000		1,125,000
Shares issued to a private investor at $11.25 per share	3,511	35	39,465		39,500
Shares issued upon exercise of options at $.75 per share	5,506	55	4,075		4,130
Stock issued upon conversion of debt at $11.25 per share	43,900	439	493,445		493,884
Stock issued upon conversion of debt at $4.88 per share	38,010	380	184,919		185,299

See Notes to Financial Statements.

SKYLINE MEDICAL, INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF STOCKHOLDERS’ DEFICIT
PERIOD FROM APRIL 23, 2002 (INCEPTION)
To December 31, 2013 - (continued)

	Shares	Amount	Paid-in Capital	Deficit	Total
Shares issued to private investor upon conversion of Note Payable at $13.50 per share	4,225	42	57,000		57,042
Shares issued to private investor upon conversion of Note Payable at $3.90 per share	15,293	153	59,381		59,534
Shares issued to private investor upon conversion of Note Payable at $7.50 per share	7,543	75	56,509		56,584
Shares issued to a private investor upon conversion of Note Payable at $2.40 per share	20,963	210	49,790		50,000
Shares issued to an institutional investor upon conversion of Note Payable at $2.33 per share	5,160	52	11,948		12,000
Stock issued upon conversion of debt at $11.25 per share	5,296	53	59,537		59,590
Shares issued to a Director as compensation at $6.75 per share	3,703	37	24,963		25,000
Shares issued under PPM at $5.25 per share	131,608	1,316	689,629		690,946
Shares issued to institutional investor upon conversion of Note Payable at $2.65 per share	6,797	68	17,932		18,000
Shares issued to a private investor upon conversion of Note Payable at $2,40 per share	3,782	38	8,984		9,022
Shares issued to an institutional investor upon conversion of Note Payable at $2.23 per share including $11,021 of interest.	9,876	99	32,922		33,021
Shares issued at $11.25 per share as Investor Relations compensation	8,333	83	93,667		93,750
Shares issued as settlement to remove anti-dilution agreement at $4.88 per share	353,333	3,533	1,718,967		1,722,500
Shares issued in settlement with former COO at $11.25 per share less shares cancelled at $6.75 per share	10,715	107	142,226		142,333
Equity value for options and warrants		—	150,189		150,189
Shares issued at $5.25 per share as Investor Relations compensation	4,000	40	20,960		21,000
Shares issued at $11.25 per share as conversion of debt	2,094	21	23,542		23,563
Shares issued to a private investor exercising options at $.75 per share	957	10	708		718
Shares issued to debtors as compensation at $7.50 per share	20,839	208	156,035		156,243
Value of equity instruments issued with debt		—	33,469		33,469
Shares issued upon conversion of Note Payable at $5.25 per share	3,147	31	16,494		16,525
Share true-up to certified shareholders list per the stock transfer agency	1	0	1		2
Net loss				(7,422,155)	(7,422,155)
Balance at 12/31/2012	1,389,963	$13,900	$15,974,008	$(19,291,111)	$(3,303,203)
Shares issued to debtors as compensation at $11.25 per share	3,869	39	43,482		43,521
Shares issued under PPM to five investors at $5.25 per share	95,238	952	499,048		500,000
Shares issued to an escrow account underlying a debt agreement(11)	13,333	133	9,867		10,000

See Notes to Financial Statements.

SKYLINE MEDICAL, INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF STOCKHOLDERS’ DEFICIT
PERIOD FROM APRIL 23, 2002 (INCEPTION)
To December 31, 2013 - (continued)

	Shares	Amount	Paid-in Capital	Deficit	Total
Shares issued to debtors as compensation at $11.25 per share	3,071	31	34,519		34,550
Shares issued to an institutional investor at $5.25 per share	95,238	952	499,048		500,000
Value of shares per an agreement with a former officer(12)		—	40,480		40,480
Shares issued to consultant as compensation at $5.03 per share	3,333	33	16,717		16,750
Value of Equity instruments issued with debt			392,556		392,556
Shares issued to former consultant exercising options at $.75 per share	2,667	27	1,973		2,000
Shares issued to former CEO exercising options at $.75 per share.	4,444	44	3,289		3,333
Shares issued upon conversion of four notes payable at $11.25 per share	13,888	139	156,104		156,243
Shares issued for interest to the four notes payable at $11.25 per share	993	10	11,160		11,170
Shares issued for cashless exercise of warrants at $9.00 per share	3,704	37	2,741		2,778
Shares issued for cashless exercise of warrants at $12.00 per share	2,178	22	1,611		1,633
Shares issued for cashless exercise of warrants at $11.25 per share	8,436	84	6,243		6,327
Shares issued for cashless exercise of warrants at $15.00 per share	3,491	35	2,583		2,618
Shares issued to 24 warrant holders exercised at a reduced price for $7.50 per share	139,265	1,393	1,043,097		1,044,490
Shares issued to 4 PPM investors converting notes at $9.00 per share	35,167	352	316,152		316,504
Shares issued to 10 PPM investors converting notes at $13.50 per share	72,072	721	1,019,479		1,020,200
Shares issued to consultant as compensation at $28.50 per share	2,000	20	56,980		57,000
Shares issued for two note conversions at $1.05 per share	947,551	9,476	985,452		994,928
Shares issued for warrant exercise at $11.25 per share	14,286	143	160,572		160,715
Shares issued for a cashless exercise of warrants at $7.50 per share	40,325	403	29,841		30,244
Shares issued to an investor for a cashless exercise of warrants at $12.75 per share	2,724	27	2,016		2,044
Shares issued for a cashless exercise of warrants at $5.63 per share	7,263	73	5,374		5,447
Shares issued to former Board Directors as compensation at $24.38 per share	1,333	13	99,987		100,000
Reduced warrant exercise compensation expense		—	2,140,946		2,140,946
Options issued as part of employee bonus		—	147,500		147,500
Shares issued to one investor for cashless warrant exercised at $9.00 per share	3,704	37	2,741		2,778
Shares issued for cashless warrant exercise at $9.75 per share	2,130	21	1,576		1,597

See Notes to Financial Statements.

SKYLINE MEDICAL, INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF STOCKHOLDERS’ DEFICIT
PERIOD FROM APRIL 23, 2002 (INCEPTION)
To December 31, 2013 - (continued)

	Shares	Amount	Paid-in Capital	Deficit	Total
Shares issued for interest on two note conversions at $13.50 per share	546	5	7,360		7,365
Shares issued in settlement with a former noteholder at $20.25 per share	5,040	50	102,010		102,060
Shares issued for a stock option exercise at $4.88 per share	133	1	649		650
Shares issued to one warrant holder executed at a reduced price of $9.38 per share	13,333	133	124,867		125,000
Shares issued for option exercise at $5.25 per share	227	2	1,188		1,190
Shares issued for cashless warrant exercise at $5.63 per share	1,556	16	1,151		1,167
Vesting expense		—	1,505,270		1,505,270
Net loss				(9,406,304)	(9,406,304)
Balance at 12/31/13	2,932,501	$29,325	$25,449,636	$(28,697,415)	$(3,218,454)

(1)	Founders shares, 1,000,000 pre-split.
(2)	23,492 (40,000 pre-split) shares valued at $1.25 per share as compensation for loan guarantees by management.
(3)	Investment including 9 shares issued as a 10% finder’s fee.
(4)	For payment of patent legal fees.
(5)	Compensation for loan guarantees by management.
(6)	For vendor contractual consideration.
(7)	Employment agreements.
(8)	Investment.
(9)	Conversion of convertible notes by management.
(10)	Investment, “October 2008 financing”.
(11)	The shares reduce by 1/3 yearly and are returned to the Company as the debt is paid.
(12)	The Company purchased shares previously issued to a former officer equal to the cost of withholding taxes advanced by the Company. The value here represents the net pay from the transaction that was retained by the Company.

See Notes to Financial Statements.

SKYLINE MEDICAL, INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENTS OF CASH FLOWS

	Year Ended December 31,		April 23, 2002 (Inception) To December 31, 2013
	2013	2012
Cash flow from operating activities:
Net loss	(9,406,304)	(7,422,155)	(28,697,415)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	148,761	1,079	159,405
Vested stock options and warrants	3,700,070	830,372	7,197,742
Equity instruments issued for management and consulting	239,290	3,919,828	6,029,058
Stock-based registration payments	—	—	355,124
Capital contributions resulting from waivers of debt	—	—	476,398
Amortization of debt discount	413,695	57,518	756,497
(Gain) loss on valuation of equity-linked instruments	(157,580)	3,116	(785,650)
Changes in assets and liabilities:
Accounts receivable	(57,534)	10,583	(97,245)
Inventories	23,034	(47,604)	(122,175)
Prepaid expense and other assets	(33,179)	2,739	(60,588)
Notes payable to shareholders	—	—	(14,957)
Accounts payable	429,033	421,104	2,147,872
Accrued expenses	776,548	1,039,255	2,494,237
Deferred revenue	69,000	—	69,000
Net cash used in operating activities:	(3,855,166)	(1,184,165)	(10,092,697)
Cash flow from investing activities:
Purchase of fixed assets	(162,761)	—	(175,019)
Purchase of intangibles	(53,355)	—	(195,850)
Net cash used in investing activities	(216,116)	—	(370,869)
Cash flow from financing activities:
Proceeds from long-term and convertible debt	1,822,718	528,525	3,935,209
Repayment of convertible debt	—	(150,000)	(250,000)
Principal payments on long-term debt	—	—	(75,667)
Issuance of common stock	2,337,378	695,794	6,955,977
Net cash provided by (used in) financing activities	4,160,096	1,074,319	10,565,519
Net increase (decrease) in cash	88,814	(109,846)	101,953
Cash at beginning of period	13,139	122,985	—
Cash at end of period	101,953	13,139	101,953
Non cash transactions:
Conversion of debt to accrued liabilities	415,775	100,000	515,775
Common stock issued for accrued interest/bonus	402,669	106,310	620,839
Conversion of accounts payable to convertible debt	—	—	546,600
Common stock issued to satisfy debt	2,318,568	817,800	3,538,935
Stock/warrant issued to satisfy accounts payable/Liabilities	100,521	418,644	539,165

See Notes to Financial Statements.

SKYLINE MEDICAL, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Continuance of Operations

Skyline Medical, Inc. (the “Company”) was incorporated under the laws of the State of Minnesota in 2002. Effective August 6, 2013, the Company changed its name to Skyline Medical Inc. Pursuant to an Agreement and Plan of Merger dated effective December 16, 2013, the Company merged with and into a Delaware corporation with the same name that was its wholly-owned subsidiary, with such Delaware Corporation as the surviving corporation of the merger. The Company has developed an environmentally safe system for the collection and disposal of infectious fluids that result from surgical procedures and post-operative care. The Company also makes ongoing sales of our proprietary cleaning fluid and filters to users of our systems. In April 2009, the Company received 510(k) clearance from the FDA to authorize the Company to market and sell its STREAMWAY FMS products.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has suffered recurring losses from operations and has a stockholders’ deficit. These factors raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Since inception to December 31, 2013, the Company raised approximately $6,956,000 in equity and $3,935,000 in debt financing, including $2,337,000 in equity and $1,823,000 in convertible debt in 2013. In 2014, the Company has completed a private offering of units of preferred stock and warrants. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources”.

Recent Accounting Developments

We reviewed all significant newly issued accounting pronouncements and determined they are either not applicable to our business or that no material effect is expected on our financial position and results of our operations.

Valuation of Intangible Assets

We review identifiable intangible assets for impairment in accordance with ASC 350 — Intangibles —  Goodwill and Other, whenever events or changes in circumstances indicate the carrying amount may not be recoverable. Our intangible assets are currently solely the costs of obtaining trademarks and patents. Events or changes in circumstances that indicate the carrying amount may not be recoverable include, but are not limited to, a significant change in the medical device marketplace and a significant adverse change in the business climate in which we operate. If such events or changes in circumstances are present, the undiscounted cash flows method is used to determine whether the intangible asset is impaired. Cash flows would include the estimated terminal value of the asset and exclude any interest charges. If the carrying value of the asset exceeds the undiscounted cash flows over the estimated remaining life of the asset, the asset is considered impaired, and the impairment is measured by reducing the carrying value of the asset to its fair value using the discounted cash flows method. The discount rate utilized is based on management's best estimate of the related risks and return at the time the impairment assessment is made.

Our accounting estimates and assumptions bear various risks of change, including the length of the current economic downturn facing the United States, the expansion of the slowdown in consumer spending in the U.S. medical markets despite the early expressed opinions of financial experts that the medical market would not be as affected as other markets and failure to gain acceptance in the medical market.

SKYLINE MEDICAL, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (continued)

Accounting Policies and Estimates

The presentation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Presentation of Taxes Collected from Customers

Sales taxes are imposed on the Company’s sales to nonexempt customers. The Company collects the taxes from customers and remits the entire amounts to the governmental authorities. The Company’s accounting policy is to exclude the taxes collected and remitted from revenues and expenses.

Shipping and Handling

Shipping and handling charges billed to customers are recorded as revenue. Shipping and handling costs are recorded within cost of goods sold on the statement of operations.

Advertising

Advertising costs are expensed as incurred. There were no advertising expenses for 2013 and 2012.

Research and Development

Research and development costs are charged to operations as incurred. Research and development costs were approximately $235,000 and $15,000 for 2013 and 2012, respectively.

Revenue Recognition

The Company recognizes revenue in accordance with the SEC’s Staff Accounting Bulletin Topic 13 Revenue Recognition and ASC 605 — Revenue Recognition.

Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed and determinable and collectability is probable. Delivery is considered to have occurred upon either shipment of the product or arrival at its destination based on the shipping terms of the transaction. The Company’s standard terms specify that shipment is FOB Skyline and the Company will, therefore, recognize revenue upon shipment in most cases. This revenue recognition policy applies to shipments of the STREAMWAY FMS units as well as shipments of cleaning solution and filters. When these conditions are satisfied, the Company recognizes gross product revenue, which is the price it charges generally to its customers for a particular product. Under the Company’s standard terms and conditions, there is no provision for installation or acceptance of the product to take place prior to the obligation of the customer. The customer’s right of return is limited only to the Company’s standard one-year warranty whereby the Company replaces or repairs, at its option, and it would be rare that the STREAMWAY FMS unit or significant quantities of cleaning solution and filters may be returned. Additionally, since the Company buys the STREAMWAY FMS units, cleaning solution and filters from “turnkey” suppliers, the Company would have the right to replacements from the suppliers if this situation should occur.

Receivables

Receivables are reported at the amount the Company expects to collect on balances outstanding. The Company provides for probable uncollectible amounts through charges to earnings and credits to the valuation based on management’s assessment of the current status of individual accounts, changes to the valuation allowance have not been material to the financial statements.

SKYLINE MEDICAL, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (continued)

Inventories

Inventories are stated at the lower of cost or market, with cost determined on a first-in, first-out basis. Inventory balances are as follows:

	December 31, 2013	December 31, 2012
Finished goods	$56,818	$91,008
Raw materials	18,603	39,543
Work-In-Process	46,754	14,658
Total	$122,175	$145,209

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the respective assets. Estimated useful asset life by classification is as follows:

Years
Computers and office equipment	3 – 7
Leasehold improvements	5
Manufacturing Tooling	3 – 7

The Company’s investment in Fixed Assets consists of the following:

	December 31, 2013	December 31, 2012
Computers and office equipment	$61,505	$12,258
Leasehold Improvements	23,614
Manufacturing Tooling	89,900
Total	175,019	12,258
Less: Accumulated Depreciation	16,909	8,737
Total Fixed Assets, Net	$158,110	$3,521

Upon retirement or sale, the cost and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is reflected in operations. Maintenance and repairs are charged to operations as incurred.

Intangible Assets

Intangible assets consist of trademarks and patent costs. These assets are not subject to amortization until the property patented is in production. The assets are reviewed for impairment annually, and impairment losses, if any, are charged to operations when identified. The Company wrote-off the entire original STREAMWAY System patent of $140,588 in 2013.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740 — Income Taxes (“ASC 740”). Under ASC 740, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and net operating loss and credit carryforwards using enacted tax rates in effect for the year in which the differences are expected to impact taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

SKYLINE MEDICAL, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (continued)

The Company reviews income tax positions expected to be taken in income tax returns to determine if there are any income tax uncertainties. The Company recognizes tax benefits from uncertain tax positions only if it is more likely than not that the tax positions will be sustained on examination by taxing authorities, based on technical merits of the positions. The Company has identified no income tax uncertainties.

Tax years subsequent to 2010 remain open to examination by federal and state tax authorities.

Patents and Intellectual Property

On January 25th, 2014 the Company filed a non-provisional PCT Application No. PCT/US2014/013081 claiming priority from the U.S. Provisional Patent Application, number 61756763 which was filed one year earlier on January 25th, 2013. The Patent Cooperation Treaty (“PCT”) allows an applicant to file a single patent application to seek patent protection for an invention simultaneously in each of the 148 countries of the PCT, including the United States. By filing this single “international” patent application through the PCT, it is easier and more cost effective than filing separate applications directly with each national or regional patent office in which patent protection is desired.

Our PCT patent application is for the new model of the surgical fluid waste management system. We obtained a favorable International Search Report from the PCT searching authority indicating that the claims in our PCT application are patentable (i.e., novel and non-obvious) over the cited prior art. A feature claimed in the PCT application is the ability to maintain continuous suction to the surgical field while measuring, recording and evacuating fluid to the facilities sewer drainage system. This provides for continuous operation of the STREAMWAY System unit in suctioning waste fluids, which means that suction is not interrupted during a surgical operation, for example, to empty a fluid collection container or otherwise dispose of the collected fluid.

The Company holds the following granted patents in the United States and a pending application in the United States on its earlier models: US7469727, US8123731 and US Publication No. US20090216205 (collectively, the “Patents”). These Patents will begin to expire on August 8, 2023.

Subsequent Events

Sale of Convertible Preferred Stock and Warrants.  In February 2014, we raised $2,055,000 less offering expenses from a private place of convertible preferred stock. As of February 4, 2014, Skyline Medical Inc. (the “Company”) entered into a Securities Purchase Agreement with certain investors (the “Purchasers”) pursuant to which the Company agreed to offer and sell 20,550 shares of Series A Convertible Preferred Stock, par value $0.01 (the “Preferred Shares”), and warrants (the “Warrants”) to acquire an aggregate of approximately 21,334 shares of the Company’s common stock, par value $0.01 (“Common Stock”). The Preferred Shares are convertible into shares of Common Stock at an initial conversion price of $19.50 per share of Common Stock. The Warrants are exercisable at an exercise price of $24.38 per share and expire five years from the closing date. The Company received gross proceeds of $2,055,000, before offering expenses. The closing of the sale of the Preferred Shares and Warrants (collectively, the “Securities”) occurred as of February 4, 2014 (the “Closing”). If the Company’s Common Stock is not listed on the NASDAQ Stock Market, the New York Stock Exchange, or the NYSE MKT within 180 days of the Closing, the Company shall issue additional Warrants to purchase additional shares of Common Stock, equal to 30% of the shares of Common Stock which the Preferred Shares purchased by each Purchaser purchased are convertible.

The Securities Purchase Agreement requires the Company to register the resale of the shares of Common Stock underlying the Preferred Shares (the “Underlying Shares”) and the Common Stock underlying the Warrants (the “Warrant Shares”). The Company is required to prepare and file a registration statement with the Securities and Exchange Commission within 90 days of the closing of the offering, and to use

SKYLINE MEDICAL, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (continued)

commercially reasonable efforts to have the registration statement declared effective within 105 days if there is no review by the Securities and Exchange Commission, and within 150 days in the event of such review.

The Securities were offered and sold without registration under the Securities Act of 1933, as amended (the “Securities Act”), or state securities laws, in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder. The Securities may not be offered or sold in the United States without an effective registration statement or pursuant to an exemption from applicable registration requirements.

The Preferred Shares are convertible at the option of the holder into the number of shares of Common Stock determined by dividing the stated value of the Preferred Shares being converted by the conversion price of $19.50, subject to adjustment for stock splits, reverse stock splits and similar recapitalization events. If the Company issues additional shares of Common Stock, other than certain stock that is excluded under the terms of the Securities Purchase Agreement, in one or more capital raising transactions with an aggregate purchase price of at least $100,000 for a price less than the then existing conversion price for the Preferred Shares (the “New Issuance Price”), then the then existing conversion price shall be reduced to the New Issuance Price, provided, however, that under no circumstances shall the New Issuance Price be less than $9.75 or reduced to a price level that would be in breach of the listing rules of any stock exchange or that would have material adverse effect on the Corporation’s ability to list its Common Stock on a stock exchange, including but not limited to the change of accounting treatment of the Preferred Stock. The Preferred Shares contain certain limitations on conversion so that the holder will not own more than 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Preferred Shares held by the applicable holder, with the percentage subject to increase in certain circumstances. The Preferred Shares are eligible to vote with the Common Stock on an as-converted basis, but only to the extent that the Preferred Shares are eligible for conversion without exceeding the Beneficial Ownership Limitation. The Preferred Shares are entitled to receive dividends on a pari passu basis with the Common Stock, when, and if declared. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), after the satisfaction in full of the debts of the Company and the payment of any liquidation preference owed to the holders of shares of Common Stock ranking prior to the Preferred Shares upon liquidation, the holders of the Preferred Shares shall receive, prior and in preference to the holders of any junior securities, an amount equal to $2,055,000 times 1.2, plus all declared but unpaid dividends.

The Warrants are exercisable on any day on or after the date of issuance, have an exercise price of $19.50 per share, subject to adjustment, and a term of five years from the date they are first exercisable. However, a holder will be prohibited from exercising a Warrant if, as a result of such exercise, the holder, together with its affiliates, would exceed the Beneficial Ownership Limitation as described above for the Preferred Shares. If any Warrant has not been fully exercised prior to the first anniversary of the Closing and if during such period the Company has not installed or received firm purchase orders (accepted by the Company) for at least 500 STREAMWAY Automated Surgical Fluid Disposal Systems, then, the number of Common Stock for which such Warrant may be exercised shall be increased 2.5 times.

Settlement with Group of Warrantholders.  In September 2013, the Company received a request to issue 66,585 shares of its common stock to a group of partnerships and individuals in connection with the cashless exercise of stock purchase warrants covering a total of 82,459 shares. In processing the exercise, the Company commenced an internal investigation regarding the warrants and withheld delivery of the certificates for a substantial majority of the shares, pending the outcome of the investigation.

After investigation, the Company disagreed with the group’s position that all of such shares should be delivered in connection with the exercise. Following negotiations, effective March 3, 2014, the Company and

SKYLINE MEDICAL, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (continued)

the group entered into a settlement agreement that resulted in, among other things, a net reduction of 16,867 shares. This reduction is reflected as outstanding on the balance sheet as of December 31, 2013.

NOTE 2 — DEVELOPMENT STAGE OPERATIONS

The Company was formed April 23, 2002. Since inception through December 31, 2013, 2,932,501 shares of common stock have been issued between par value and $125.25. Operations since incorporation have primarily been devoted to raising capital, obtaining financing, development of the Company’s product, administrative services, customer acceptance and sales and marketing strategies.

NOTE 3 — STOCKHOLDERS’ DEFICIT, STOCK OPTIONS AND WARRANTS

In connection with the financing completed in October 2008, the Company has effected two reverse stock splits, one on June 6, 2008 and another on October 20, 2008. In accordance with SAB Topic 4C, all stock options and warrants and their related exercise prices are stated at their post-reverse stock split values.

The Company has an equity incentive plan, which allows issuance of incentive and non-qualified stock options to employees, directors and consultants of the Company, where permitted under the plan. The exercise price for each stock option is determined by the Board of Directors. Vesting requirements are determined by the Board of Directors when granted and currently range from immediate to three years. Options under this plan have terms ranging from three to ten years.

Accounting for share-based payment

The Company has adopted ASC 718 — Compensation — Stock Compensation (“ASC 718”). Under ASC 718 stock-based employee compensation cost is recognized using the fair value based method for all new awards granted after January 1, 2006 and unvested awards outstanding at January 1, 2006. Compensation costs for unvested stock options and non-vested awards that were outstanding at January 1, 2006, are being recognized over the requisite service period based on the grant-date fair value of those options and awards, using a straight-line method. We elected the modified-prospective method under which prior periods are not retroactively restated.

ASC 718 requires companies to estimate the fair value of stock-based payment awards on the date of grant using an option-pricing model or other acceptable means. The Company uses the Black-Scholes option valuation model which requires the input of significant assumptions including an estimate of the average period of time employees will retain vested stock options before exercising them, the estimated volatility of the Company's common stock price over the expected term, the number of options that will ultimately be forfeited before completing vesting requirements, the expected dividend rate and the risk-free interest rate. Changes in the assumptions can materially affect the estimate of fair value of stock-based compensation and, consequently, the related expense recognized. The assumptions the Company uses in calculating the fair value of stock-based payment awards represent the Company's best estimates, which involve inherent uncertainties and the application of management's judgment. As a result, if factors change and the Company uses different assumptions, the Company's equity-based compensation expense could be materially different in the future.

Since the Company's common stock has no significant public trading history, and the Company has experienced no significant option exercises in its history, the Company is required to take an alternative approach to estimating future volatility and estimated life and the future results could vary significantly from the Company's estimates. The Company compiled historical volatilities over a period of 2 to 7 years of 15 small-cap medical companies traded on major exchanges and 10 mid-range medical companies on the OTC Bulletin Board and combined the results using a weighted average approach. In the case of ordinary options to employees the Company determined the expected life to be the midpoint between the vesting term and the legal term. In the case of options or warrants granted to non-employees, the Company estimated the life to be the legal term unless there was a compelling reason to make it shorter.

SKYLINE MEDICAL, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

NOTE 3 — STOCKHOLDERS’ DEFICIT, STOCK OPTIONS AND WARRANTS - (continued)

When an option or warrant is granted in place of cash compensation for services, the Company deems the value of the service rendered to be the value of the option or warrant. In most cases, however, an option or warrant is granted in addition to other forms of compensation and its separate value is difficult to determine without utilizing an option pricing model. For that reason the Company also uses the Black-Scholes option-pricing model to value options and warrants granted to non-employees, which requires the input of significant assumptions including an estimate of the average period the investors or consultants will retain vested stock options and warrants before exercising them, the estimated volatility of the Company's common stock price over the expected term, the number of options and warrants that will ultimately be forfeited before completing vesting requirements, the expected dividend rate and the risk-free interest rate. Changes in the assumptions can materially affect the estimate of fair value of stock-based consulting and/or compensation and, consequently, the related expense recognized.

Since the Company has limited trading history in its stock and no first-hand experience with how its investors and consultants have acted in similar circumstances, the assumptions the Company uses in calculating the fair value of stock-based payment awards represent its best estimates, which involve inherent uncertainties and the application of management's judgment. As a result, if factors change and the Company uses different assumptions, the Company's equity-based consulting and interest expense could be materially different in the future.

Valuation and accounting for options and warrants

The Company determines the grant date fair value of options and warrants using a Black-Scholes option valuation model based upon assumptions regarding risk-free interest rate, expected dividend rate, volatility and estimated term. For grants issued during 2008, the Company used a 2.0 to 4.5% risk-free interest rate, 0% dividend rate, 53 – 66% volatility and estimated term of 2.5 to 7.5 years. Values computed using these assumptions ranged from $7.65 per share to $25.20 per share. Warrants or options awarded for services rendered are expensed over the period of service (normally the vesting period) as compensation expense for employees or an appropriate consulting expense category for awards to consultants and directors. Warrants granted in connection with a common equity financing are included in stockholders’ equity, provided that there is no re-pricing provision that requires them to be treated as a liability (See Note 8) and warrants granted in connection with a debt financing are treated as a debt discount and amortized using the interest method as interest expense over the term of the debt.

Warrants issued in connection with the $100,000 convertible debt that closed March 1, 2007 created a debt discount of $40,242 that was being amortized as additional interest over its 5-year term. Warrants issued in connection with the $170,000 convertible “bridge” debt that closed in July 2007 created a calculated debt discount of $92,700 that was fully expensed over its loan term that matured April 30, 2008.

The Company issued $100,000 in convertible debt in October 2009 and issued a warrant, in connection with the debt, for 2,667 shares of common stock at $48.75 per share. The Company determined that the warrant had an initial value of $30,150 that was treated as a debt discount and amortized as additional interest expense over the 24-month term of the note.

The Company also issued $200,000 in convertible debt in June 2010 and issued a warrant, in connection with the debt, to purchase 14,815 shares of common stock at $34.50 per share. The Company determined that the value of the June 2010 warrant was $96,613. This value was treated as a debt discount and amortized as additional interest expense over the 22-month term of the note.

The Company also issued $32,000 in convertible debt in September 2010 and issued a warrant to purchase 4,267 shares of common stock at $13.50 per share. The Company determined that this warrant had a value of $15,553 that was treated as a debt discount and amortized as additional interest expense over the 18-month term of the note.

SKYLINE MEDICAL, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

NOTE 3 — STOCKHOLDERS’ DEFICIT, STOCK OPTIONS AND WARRANTS - (continued)

The Company also issued $16,800 in convertible debt in December 2010 and issued a warrant to purchase 2,667 shares of common stock at $6.30 per share. The Company determined that this warrant had a value of $7,232 that was treated as a debt discount and amortized as additional interest expense over the 24-month term of the note.

In January 2011, the Company issued three convertible notes of $50,000 each and also issued warrants to purchase 21,270 common shares at $15.00 per share. The value of the warrants was determined to be $47,908 and was being treated as a debt discount and amortized as additional interest expense over the 24-month term of the notes.

For grants of stock options and warrants in 2011 the Company used a 0.34 to 2.44% risk-free interest rate, 0% dividend rate, 54 – 66% volatility and estimated term of 3 to 10 years. Values computed using these assumptions ranged from $0.945 to $25.59 per share.

In November 2012, the Company issued four convertible notes of $27,500, $27,500, $51,243 and $50,000, respectively. The note holders were issued shares of our common stock at $7.50 per share value in consideration for the notes. Though short term the value of the notes are being treated as a debt discount with an aggregate discount of $33,469 and amortized as additional interest expense over the six month term of the notes.

For grants of stock options and warrants in 2012 the Company used a 0.33% to 1.80% risk-free interest rate, 0% dividend rate, 54%, 59% or 66% volatility and estimated terms of 3, 5 or 10 years. Value computed using these assumptions ranged from $0.83 to $7.20 per share.

In January 2013, in connection with a private placement offering the Company issued 8% convertible one year promissory notes in an aggregate principal amount of $300,000 convertible into 33,334 shares of common stock assuming a conversion rate of $9.00 per share and five year warrants to purchase up to an aggregate 33,334 shares of the corporation’s common stock at an exercise price of $11.25 per share. The value of the notes were treated as a debt discount with an aggregate discount of $77,644, and amortized as an additional interest expense over the twelve month term of the notes. In addition, we issued to the placement agent for these sales five year warrants to purchase an aggregate of 2,667 shares of common stock at an exercise price of $9.00 per share.

In January and March 2013, in connection with a separate and new private placement offering we issued 95,239 shares of common stock at $5.25 per share and warrants to purchase 95,239 shares of common stock at $11.25 per share to 5 investors in return for their $500,000 investment in the Company.

On March 15, 2013 the Company completed the private sale of 95,239 shares of the Company’s common stock, par value $.01 per share, at $5.25 per share for an aggregate purchase price of $500,000, warrants to purchase 95,239 shares of common stock at an exercise price of $6.00 per share, and warrants to purchase 47,620 shares of common stock at an exercise price of $11.25 per share.

In April 2013, the Company issued 2,667 shares of common stock, par value $.01 per share, to a former consultant exercising options; the Company issued 4,445 shares of common stock, par value $.01 per share, at $.75 per share to the former CEO exercising options.

In May 2013, the Company converted four (4) notes totaling $156,243, plus $11,169 in interest; issued in November 2012, the noteholders received 14,882 shares of common stock, par value $.01, at $7.50 per share. One of the noteholders was Dr. Samuel Herschkowitz who received 4,763 shares.

SKYLINE MEDICAL, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

NOTE 3 — STOCKHOLDERS’ DEFICIT, STOCK OPTIONS AND WARRANTS - (continued)

In May and June 2013 in connection with a private placement offering we issued 8% convertible one year promissory notes in an aggregate principal amount of $1,000,000 convertible into 80,000 shares of common stock assuming a conversion rate of $13.50 per share and five year warrants to purchase up to an aggregate of 61,482 shares of the corporation’s common stock at an exercise price of $14.85 per share. The value of the notes net of discount was $275,640 in 2013; due in May and June 2014. In addition, we issued to the placement agent for these sales five year warrants to purchase an aggregate of 5,926 shares of common stock at an exercise price of $13.50 per share.

In August and September 2013 the Company entered into agreements with holders of certain of its outstanding warrants to purchase the Company’s common stock to amend the exercise price of the warrant to $7.50 per share in connection with the agreement of each such holder to exercise the warrants in full. Prior to the amendments, the exercise prices of such warrants ranged from $11.25 to $34.50 per share. Twenty-four warrants were exercised with a reduced exercise price, and nineteen warrants were exercised pursuant to a net exercise provision. Together such warrant exercises resulted in aggregate cash proceeds of $1,044,490 to the Company, and the issuance of an aggregate 139,266 shares of common stock through the reduced warrant exercise and 87,118 shares which were issued pursuant to a net exercise provision.

In October 2013 the Company entered into agreements with a holder of certain of its outstanding warrants to purchase the Company’s common stock to amend the exercise price of the warrant to $9.38 per share in connection with the agreement of the holder to exercise the warrants in full. Prior to the amendments, the exercise price of such warrants was $18.75 per share. Two warrants were exercised with a reduced exercise price. Together the warrant exercises resulted in aggregate cash proceeds of $125,000 to the Company, and the issuance of an aggregate 13,334 shares of common stock.

For grants of stock options and warrants in 2013 the Company used a 0.78% to 2.04% risk-free interest rate, 0% dividend rate, 59% or 66% volatility and estimated terms of 5 or 10 years. Value computed using these assumptions ranged from $8.93 to $18.15 per share.

The following summarizes transactions for stock options and warrants for the periods indicated:

	Stock Options(1)		Warrants(1)
	Number of Shares	Average Exercise Price	Number of Shares	Average Exercise Price
Outstanding at December 31, 2005	239	$125.25	279	$196.50
Issued	319	125.25	958	63.75
Outstanding at December 31, 2006	558	125.25	1,237	93.75
Issued	80	125.25	380	26.25
Outstanding at December 31, 2007	638	125.25	1,617	78.00
Issued	16,577	15.00	67,669	33.75
Expired			(160)	282.00
Outstanding at December 31, 2008	17,215	19.50	69,126	33.75
Issued	2,733	27.75	29,177	48.75
Outstanding at December 31, 2009	19,948	20.25	98,303	36.75
Issued	29,467	12.75	45,809	25.50
Expired	(2,773)	32.25	(120)	125.25
Exercised			(1,714)	34.50
Outstanding at December 31, 2010	46,642	14.25	142,278	33.00
Issued	33,111	0.75	242,963	10.50
Expired	(1,119)	54.75	(26,812)	36.00

SKYLINE MEDICAL, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

NOTE 3 — STOCKHOLDERS’ DEFICIT, STOCK OPTIONS AND WARRANTS - (continued)

	Stock Options(1)		Warrants(1)
	Number of Shares	Average Exercise Price	Number of Shares	Average Exercise Price
Exercised	(1,333)	0.75
Outstanding at December 31, 2011	77,301	8.25	358,429	17.25
Issued	126,866	6.00	155,846	11.25
Expired	(29,805)	8.25	(44,886)	37.50
Exercised	(5,506)	0.75	(958)	0.75
Outstanding at December 31, 2012	168,856	6.75	468,431	9.75
Issued	239,816	6.75	343,196	9.00
Expired	(15,467)	18.00	(111,025)	13.50
Exercised	(7,472)	0.75	(238,682)	8.25
Outstanding at December 31, 2013	385,733	$6.75	461,920	$10.50

(1)	Adjusted for the reverse stock splits in total at June 6, 2008, October 20, 2008, and October 24, 2014.

At December 31, 2013, 368,783 stock options are fully vested and currently exercisable with a weighted average exercise price of $6.38 and a weighted average remaining term of 8.80 years. There are 461,920 warrants that are fully vested and exercisable. Stock-based compensation recognized in 2013 and 2012 was $3,700,070 and $830,372, respectively. The Company has $166,905 of unrecognized compensation expense related to non-vested stock options that are expected to be recognized over the next 22 months.

The following summarizes the status of options and warrants outstanding at December 31, 2013:

Range of Exercise Prices	Shares	Weighted Average Remaining Life
Options:
$0.75	7,334	7.52
$1.28	4,336	4.43
$4.88	134	9.20
$5.25	2,631	9.44
$5.63	192,000	9.21
$5.93	23,207	9.22
$6.00	124,000	8.63
$66.00	5,334	8.07
$9.94	3,019	9.54
$10.50	3,239	9.54
$11.25	9,023	7.16
$12.75	67	9.36
$20.25	4,939	10.00
$21.75	1,334	9.77
$23.85	1,258	9.75
$24.75	1,334	9.73
$25.61	267	9.75
$26.25	1,000	0.37
$43.88	1,277	0.44
Total	385,733

SKYLINE MEDICAL, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

NOTE 3 — STOCKHOLDERS’ DEFICIT, STOCK OPTIONS AND WARRANTS - (continued)

Range of Exercise Prices	Shares	Weighted Average Remaining Life
Warrants:
$0.75	2,667	1.94
$5.63	35,556	0.85
$6.00	102,857	4.20
$7.50	19,047	0.33
$9.00	2,667	4.90
$11.25	221,977	3.98
$12.00	2,000	0.38
$12.75	17,255	0.27
$13.50	7,112	2.83
$14.85	23,611	4.41
$1500	16,500	0.18
$18.75	5,000	0.77
$34.50	1,110	0.30
$57.68	4,561	0.50
Total	461,920

Stock options and warrants expire on various dates from January 2014 to December 2023.

Under the terms of the Company's agreement with investors in the October 2008 financing, 25,600 shares of common stock were the maximum number of shares allocated to the Company's existing shareholders at the time of the offering (also referred to as the original shareholders or the “Founders”). Since the total of the Company's fully diluted shares of common stock was greater than 25,600 shares, in order for the Company to proceed with the offering, the Board of Directors approved a reverse stock split of 1-for-1.2545. After this split was approved, additional options and warrants were identified, requiring a second reverse stock split in order to reach the 25,600 shares. The second reverse stock split on the reduced 1-for-1.2545 balance was determined to be 1-for-1.33176963. Taken together, if only one reverse stock split was performed, the number would have been a reverse stock split of 1-for-1.670705.

On June 6, 2008, the Board of Directors approved the first reverse stock split. The authorized number of shares of common stock of 266,667 was proportionately divided by 1.2545 to arrive at 212,569.

On October 20, 2008, the Board of Directors (i) approved the second reverse stock split pursuant to which the authorized number of shares of common stock of 212,569 was proportionately divided by 1.33177 to arrive at 159,614 shares and (ii) approved a resolution to increase the number of authorized shares of the Company's common stock from 159,614 to 533,334, which was approved by the Company’s shareholders holding a majority of the shares entitled to vote thereon at a special meeting of shareholders held on December 3, 2008.

The shareholders approved an increase in authorized shares to 1,066,667 shares in an annual shareholder meeting held on June 22, 2010 and approved an increase in authorized shares to 2,666,667 shares in a special shareholder meeting held on September 7, 2011.

The shareholders approved an increase in authorized shares to 4,000,000 shares in a special shareholder meeting held on January 15, 2013.

The shareholders approved an amendment of the Company’s 2012 Stock Incentive Plan to increase the reserve of shares authorized for issuance to 666,667 shares and to increase the threshold of limitation on certain grants to 266,667 shares on April 15, 2013.

SKYLINE MEDICAL, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

NOTE 3 — STOCKHOLDERS’ DEFICIT, STOCK OPTIONS AND WARRANTS - (continued)

An increase from 4,000,000 to 10,666,667 authorized shares, and an amendment of the Company’s 2012 Stock Incentive Plan to increase the reserve of shares authorized for issuance to 1,333,334 shares was approved at the September 10, 2013 annual meeting.

Stock Options and Warrants Granted by the Company

The following table is the listing of stock options and warrants as of December 31, 2013 by year of grant:

Stock Options:

Year	Shares	Price
2008	5,613	$1.28 – 43.88
2009	1,000	26.25
2010	5,467	11.25
2011	7,334	.75
2012	126,636	5.25 – 6.00
2013	239,683	4.88 – 25.61
Total	385,733	$.75 – 43.88
Warrants:

Year	Shares	Price
2008	4,561	$34.50 – 57.68
2009	1,110	34.50
2010	2,667	.75
2011	114,635	5.63 – 18.75
2012	71,367	11.25 – 15.00
2013	267,580	6.00 – 14.85
Total	461,920	$.75 – 57.68

NOTE 4 — LOSS PER SHARE

The following table presents the shares used in the basic and diluted loss per common share computations:

	Year Ended December 31,		From April 23, 2002 (Inception) To December 31, 2013
	2013	2012
Numerator:
Net loss available in basic and diluted calculation	$(9,406,304)	$(7,422,155)	$(28,697,415)
Denominator:
Weighted average common shares outstanding-basic	2,026,115	927,838	996,362
Effect of dilutive stock options and warrants(1)	—	—	—
Weighted average common shares outstanding-diluted	2,026,115	927,838	996,362
Loss per common share-basic and diluted	$(4.64)	$(8.00)	$(28.80)

SKYLINE MEDICAL, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

NOTE 4 — LOSS PER SHARE - (continued)

(1)	The number of shares underlying options and warrants outstanding as of December 31, 2013 and December 31, 2012 are 847,777 and 637,277, respectively. The effect of the shares that would be issued upon exercise of such options and warrants has been excluded from the calculation of diluted loss per share because those shares are anti-dilutive.

NOTE 5 — INCOME TAXES

The provision for income taxes consists of an amount for taxes currently payable and a provision for tax consequences deferred to future periods. Deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

There is no income tax provision in the accompanying statements of operations due to the cumulative operating losses that indicate a 100% valuation allowance for the deferred tax assets and state income taxes is appropriate.

Federal and state income tax return operating loss carryovers as of December 31, 2013 were approximately $13,969,000 and will begin to expire in 2017.

The valuation allowance has been recorded due to the uncertainty of realization of the benefits associated with the net operating losses. Future events and changes in circumstances could cause this valuation allowance to change.

The components of deferred income taxes at December 31, 2013 and December 31, 2012 are as follows:

	December 31, 2013	December 31, 2012
Deferred Tax Asset:
Net Operating Loss	$3,259,000	$2,209,000
Other	59,000	73,000
Total Deferred Tax Asset	3,318,000	2,282,000
Less Valuation Allowance	3,318,000	2,282,000
Net Deferred Income Taxes	$—	$—

SKYLINE MEDICAL, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

NOTE 6 — LONG-TERM DEBT

Long-term debt is as follows:

	December 31, 2013	December 31, 2012
Note payable issued on October 26, 2009, net of a discount of $0 and $0 discount, with interest at 8% to March 31, 2012 when the remaining balance was payable and convertible into shares of common stock at $26.25 per share. The note was renegotiated in February 2013.	—	100,000
Note payable issued on June 12, 2010 with interest at 12% to March 31, 2012 when the remaining balance was payable, and is convertible into shares of common stock at $13.50 per share. The note was renegotiated in February 2013.	—	200,000
Note payable issued on December 23, 2010, with interest at 10%, matured December 23, 2012 and was convertible into shares of common stock at $6.30 per share. The note was renegotiated in February 2013.	—	16,800
Note payable issued on September 21, 2010 with interest at 12%, matured March 30, 2012 and was convertible into shares of common stock at $13.50 per share. The note was renegotiated in February 2013.	—	32,000
Note payable issued January 1, 2011 to a law firm that accepted this note in full payment of their past due legal fees. The note bears interest at 6%, matures January 1, 2015 and is convertible into shares of common stock at $11.25 per share. The note was renegotiated in March 2013, and has been paid in full.	—	89,300
On November 6, 2012 the Company issued four convertible notes at 20% interest, each, net of an aggregate discount of $21,138, due on April 6, 2013. The four notes were converted into 13,889 shares at $7.50 per share.	—	122,774
Total	—	560,874
Less amount due within one year	—	471,574
Long-Term Debt	$—	$89,300

Cash payments for interest were $55,198 and $31,008 for 2013 and 2012, respectively.

The four renegotiated notes above, totaling $450,958 in principal and interest, will be paid for the next two (2) years as follows: $120,000 in 2014 and $120,000 in 2015. The remaining balance including attorney’s fees and interest is due on February 1, 2016. The debt is secured by 8,889 shares of common stock held in escrow. The escrow account releases  1/3 or 4,445 shares per year to the Company if there is no default. If a default occurs the entire amount of stock left in escrow at the time of default is released to the former note holders.

NOTE 7 — RENT OBLIGATION

The Company leases its principal office under a lease that can be cancelled after three years with proper notice per the lease and an amortized schedule of adjustments that will be due to the landlord. The lease extends five years and expires January 2018. In addition to rent, the Company pays real estate taxes and repairs and maintenance on the leased property. Rent expense was $61,150 and $45,961 for 2013 and 2012, respectively.

SKYLINE MEDICAL, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

NOTE 7 — RENT OBLIGATION - (continued)

The Company’s rent obligation for the next five years are as follows:

2014	$36,000
2015	$37,000
2016	$38,000
2017	$39,000
2018	$3,000

NOTE 8 — LIABILITY FOR EQUITY-LINKED FINANCIAL INSTRUMENTS

The Company adopted ASC 815 — Derivatives and Hedging (“ASC 815”) on January 1, 2009. ASC 815 mandates a two-step process for evaluating whether an equity-linked financial instrument or embedded feature is indexed to the entity's own stock. It was effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years, which was the Company's first quarter of 2009. Many of the warrants issued by the Company contain a strike price adjustment feature, which upon adoption of ASC 815, changed the classification (from equity to liability) and the related accounting for warrants with a $479,910 estimated fair value of as of January 1, 2009. An adjustment was made to remove $486,564 from paid-in capital (the cumulative values of the warrants on their grant dates), a positive adjustment of $6,654 was made to accumulated deficit, representing the gain on valuation from the grant date to January 1, 2009, and $479,910 was booked as a liability. The warrants issued in 2012 and 2011 do not contain a strike price adjustment feature and, therefore, are not treated as a liability.

The January 1, 2009 valuation was computed using the Black-Scholes valuation model based upon a 2.5-year expected term, an expected volatility of 63%, an exercise price of $34.50 per share, a stock price of $26.25, a zero dividend rate and a 1.37% risk free interest rate. Subsequent to January 1, 2009 these warrants were re-valued at the end of each quarter and a gain or loss was recorded based upon their increase or decrease in value during the quarter. Likewise, new warrants that were issued during 2009 and 2010 were valued, using the Black-Scholes valuation model on their date of grant and an entry was made to reduce paid-in capital and increase the liability for equity-linked financial instruments. These warrants were also re-valued at the end of each quarter based upon their expected life, the stock price, the exercise price, assumed dividend rate, expected volatility and risk free interest rate. A significant reduction in the liability was realized in 2010 primarily due to a reduction from $37.50 to $16.50 per share in the underlying stock price. The Company realized an increase in the liability for existing warrants during 2011 primarily due to a reduction in the spread between the exercise price and the market price of the underlying shares. In 2012, there was a slight increase to the liability due to the extension of warrants. In 2013 there was a significant decrease as a result of the older warrants expiring or getting exercised.

The inputs to the Black-Scholes model during 2009 through 2013 were as follows:

Stock price	$26.25
Exercise price	$57.68
Expected life	.50 years
Expected volatility	54%
Assumed dividend rate	—%
Risk-free interest rate	.13% to 2.97%

SKYLINE MEDICAL, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

NOTE 8 — LIABILITY FOR EQUITY-LINKED FINANCIAL INSTRUMENTS - (continued)

The original valuations, annual gain (loss) and end of year valuations are shown below:

	Initial Value	Annual Gain (Loss)	Value at 12/31/09	2010 Gain (Loss)	Value at 12/31/10	2011 Gain (Loss)	Value at 12/31/2011	2012 Gain (Loss)	Value at 12/31/2012	2013 Gain (Loss)	Value at 12/31/2013
January 1 2009 adoption	$479,910	$(390,368)	$870,278	$868,772	$1,506	$(88,290)	$89,796	$(21,856)	$111,652	$100,053	$11,599
Warrants issued in quarter ended 6/30/2009	169,854	20,847	149,007	147,403	1,604	(4,689)	6,293	6,293	—	—	—
Warrants issued in quarter ended 9/30/2009	39,743	(738)	40,481	40,419	62	(1,562)	1,624	910	714	714	—
Warrants issued in quarter ended 12/31/2009	12,698	617	12,081	12,053	28	(724)	752	415	337	337	—
Subtotal	702,205		1,071,847
Warrants issued in quarter ended 3/31/2010	25,553			25,014	539	(5,570)	6,109	3,701	2,408	2,408	—
Warrants issued in quarter ended 6/30/2010	31,332			30,740	592	(6,122)	6,714	6,083	631	631	—
Warrants issued in quarter ended 9/30/2010	31,506			20,891	10,615	(44,160)	54,775	1,338	53,437	53,437	—
Total	$790,596	$(369,642)	$1,071,847	$1,145,292	$14,946	$(151,117)	$166,063	$(3,116)	$169,179	$157,580	$11,599

NOTE 9 — RELATED PARTY TRANSACTIONS

The Audit Committee has the responsibility to review and approve all transactions to which a related party and the Company may be a party prior to their implementation, to assess whether such transactions meet applicable legal requirements. Rick Koenigsberger, a director, is a holder of membership units in SOK Partners.

The Company entered into agreements, in 2008, with our Chairman of the Board, Lawrence Gadbaw, and in 2009 with a board member, Peter Morawetz, to pay Mr. Gadbaw $25,000 and Dr. Morawetz $30,000 upon the Company raising $3 million in new equity. Mr. Gadbaw received 3,704 shares at $6.75 per share in June 2012 as compensation in lieu of the $25,000 cash for raising $3 million in new equity. Mr. Gadbaw was paid the balance due under his separation agreement from 2008. This amount was $46,000 upon signing the agreement in 2008 payable at $2,000 per month; the payments to Mr. Gadbaw are complete. Mr. Gadbaw also received a warrant for 400 shares at $11.25 per share on June 30, 2012 as compensation for service as Chairman. Mr. Gadbaw and Dr. Morawetz have both resigned from the Board in the third quarter of 2013. Both Mr. Gadbaw and Dr. Morawetz received 667 shares of common stock each at $24.38 per share; 267 of these shares were for compensation from serving as Board members and the remaining 400 shares were issued to satisfy previous contractual agreements.

Convertible Note Issuances to Dr. Samuel Herschkowitz and SOK Partners, LLC

On September 11, 2013, both the Herschkowitz Note and the SOK Note (each as defined below in this Note 9) were converted in full by the holders thereof at $1.05 per share. The principal and interest balance of the Herschkowitz Note of $314,484 was converted into 299,509 shares of common stock. The principal and interest balance of the SOK Note of $680,444 was converted into 648,050 shares of common stock. The collateral that secured these notes was released back to the Company.

The remaining disclosure of this Note 9 provides historical information regarding the Herschkowitz Note, the SOK Note and certain other convertible note issuances.

On March 28, 2012, the Company, entered into a Convertible Note Purchase Agreement, dated as of March 28, 2012 (the “SOK Purchase Agreement”) with SOK Partners, LLC (“SOK Partners”), and an investment partnership. Josh Kornberg, who is a member of the Company’s Board of Directors, and Dr. Samuel Herschkowitz are affiliates of the manager of SOK Partners and Ricardo Koenigsberger, a director, is a holder of membership units of SOK Partners. Pursuant to the SOK Purchase Agreement, the Company issued a 20.0% convertible note due August 2012 in the principal amount of up to $600,000. Principal and

SKYLINE MEDICAL, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

NOTE 9 — RELATED PARTY TRANSACTIONS - (continued)

accrued interest on the note is due and payable on August 28, 2012. The Company’s obligations under the note are secured by the grant of a security interest in substantially all tangible and intangible assets of the Company. The SOK Purchase Agreement and the note include customary events of default that include, among other things, non-payment defaults, covenant defaults, inaccuracy of representations and warranties, cross-defaults to other indebtedness and bankruptcy and insolvency defaults. The occurrence of an event of default could result in the acceleration of the Company’s obligations under the note, and interest rate of twenty-four (24%) percent per annum accrues if the note is not paid when due.

On March 28, 2012, the Company received an advance of $84,657 under the note, including a cash advance of $60,000 net of a prepayment of interest on the first $300,000 in advances under the note. The holder of the note is entitled to convert the note into shares of common stock of the Company at an initial conversion price per share of $4.88 per share, subject to adjustment in the event of (1) certain issuances of common stock or convertible securities at a price lower than the conversion price of the note, and (2) recapitalizations, stock splits, reorganizations and similar events. In addition, the Company is required to issue two installments of an equity bonus to SOK Partners in the form of common stock valued at the rate of $4.88 per share. In March 2012, the Company issued the first equity bonus to SOK Partners, consisting of 61,539 shares of common stock, with a second installment due within five business days after SOK Partners has made aggregate advances under the note of at least $300,000. In May 2012 the Company issued the second installment consisting of 61,539 shares of common stock subsequent to SOK Partners surpassing the aggregate advances of $300,000. Until the maturity date of the note, if the Company obtains financing from any other source without the consent of SOK Partners, then the Company is required to issue additional bonus equity in an amount equal to $600,000 less the aggregate advances on the note made prior to the breach. The principal balance of the SOK Note was $357,282 as of December 31, 2012.

As long as any amount payable under the SOK Note remains outstanding, SOK Partners or its designee is entitled to appoint a new member to the Company’s Board of Directors, who will be appointed upon request. Mr. Koenigsberger was appointed to the Board by SOK Partners on June 25, 2012.

On March 28, 2012, the Company signed an Amended and Restated Note Purchase Agreement, dated as of December 20, 2011, with Dr. Samuel Herschkowitz (as amended, the “Herschkowitz Purchase Agreement”). Pursuant to the Herschkowitz Purchase Agreement, the Company issued a 20.0% convertible note due June 20, 2012 in the principal amount of $240,000 for previous advances under the note. The Company’s obligations under the note are secured by the grant of a security interest in substantially all tangible and intangible assets of the Company. The Company has previously issued to Dr. Herschkowitz an equity bonus consisting of 20,623 shares of common stock. An additional 100,000 shares were transferred to Dr. Herschkowitz effective in April 2012, upon the occurrence of an event of default on the note. On August 13, 2012, the Company entered into a settlement and forbearance agreement described below, relating to the defaults under the Herschkowitz Note and other matters.

As long as any amount payable under the Herschkowitz Note remains outstanding, Dr. Herschkowitz or his designee is entitled to appoint a special advisor to the Company’s Board of Directors, to be appointed as a member upon request. Pursuant to this authority, Josh Kornberg was appointed to the Board on March 9, 2012. In addition, pursuant to this authority, Mr. Koenigsberger was appointed to the Board on June 25, 2012.

Pursuant to a letter dated April 12, 2012, Dr. Herschkowitz advised the Company of the occurrence of numerous events of default under the terms of the Herschkowitz Note and the Herschkowitz Note Purchase Agreement. As a result of such events of default, Dr. Herschkowitz asserted significant rights as a secured creditor of the Company, including his rights as a secured creditor with a security interest in substantially all assets of the Company. Without a settlement relating to the defaults and other matters, Dr. Herschkowitz could have taken action to levy upon the Company’s assets, including patents and other intellectual property.

SKYLINE MEDICAL, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

NOTE 9 — RELATED PARTY TRANSACTIONS - (continued)

In addition, the Company and Atlantic Partners Alliance LLC (“APA”) were parties to a letter agreement dated March 14, 2012, providing APA and its affiliates (including Dr. Herschkowitz and SOK) with rights to avoid dilution relating to additional issuances of equity securities by the Company through July 14, 2012, evidencing the parties’ intent that APA would be provided with significant protection against dilution. This protection was in recognition of APA’s investments in the Company involving a high degree of risk and the Company’s contemplated need for restructuring its indebtedness, which were anticipated to result, and have resulted, in significant dilution. The parties acknowledged that Dr. Herschkowitz and SOK would not have made their historical cash investments in the Company to the same degree had the dilution protection not been provided, and the investments by these parties have enabled the Company to avoid insolvency. Since the respective dates of the Herschkowitz Note Purchase Agreement and the SOK Note Purchase Agreement, the Company had issued in excess of 213,334 shares of common stock to parties other than APA and its affiliates, resulting in significant dilution.

Effective August 15, 2012, the Company entered into a letter agreement with Dr. Herschkowitz, APA and SOK (the “Forbearance Agreement”). Under the Forbearance Agreement, among other things, (i) Dr. Herschkowitz agreed to forbear from asserting his rights as a secured creditor to substantially all of the Company’s assets, resulting from the Company’s defaults; (ii) the Company issued an aggregate 353,334 shares of common stock to Dr. Herschkowitz and SOK and adjusted the conversion price of their convertible notes to $1.05 per share from $4.88 per share, to satisfy the Company’s obligations to adjust for dilution; (iii) Dr. Herschkowitz and SOK agreed to extend the maturity of their notes to December 31, 2012; (iv) the Company agreed to pay certain compensation to Dr. Herschkowitz upon the achievement of financial milestones and (v) Dr. Herschkowitz clarified and waived certain of his rights, including the right to interest at a penalty rate upon default.

In the Forbearance Agreement, Dr. Herschkowitz agreed to forbear from exercising any of his rights arising under the Herschkowitz Note or the Herschkowitz Note Purchase Agreement with respect to the existing defaults against the Company, subject to the limitations set forth in the letter agreement and without releasing or waiving any future breach of the letter agreement. He further agreed to forbear from exercising any rights with respect to events of default, security interests in the collateral and other similar remedies against the Company or his interests under the Herschkowitz Note or the Herschkowitz Note Purchase Agreement until the occurrence of an event of default under the Herschkowitz Note: (a) that does not constitute an existing default and (b) occurs and accrues after the date of the letter agreement.

Dr. Herschkowitz and the Company acknowledged that 100,000 shares of the Company’s common stock, constituting the “penalty shares” under the Herschkowitz Note Purchase Agreement, were delivered to Dr. Herschkowitz in April 2012 as provided in the Herschkowitz Note Purchase Agreement upon an event of default. Notwithstanding a provision that would have increased the rate of interest from 20% to 24% upon an event of default, Dr. Herschkowitz agreed that the Company would not pay the increased rate of interest but would accrue interest at 20% until a subsequent event of default.

Under the Forbearance Agreement, the Herschkowitz Note and the SOK Note were amended as follows: (i) the due dates of the notes were extended to December 31, 2012 from the previous due dates of June 20, 2012 and August 28, 2012, respectively; (ii) Dr. Herschkowitz will release his security agreement after payment of all currently outstanding promissory notes to parties other than SOK; and (iii) the Herschkowitz Note was amended to add certain events of default relating to judgments against the Company or other creditors taking action with respect to the collateral. In consideration of the extension additional milestone fees were revised as described below. Pursuant to a Forbearance and Settlement Agreement with these parties dated August 15, 2012, as subsequently amended, the due date of these notes were extended to August 31, 2013.

SKYLINE MEDICAL, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

NOTE 9 — RELATED PARTY TRANSACTIONS - (continued)

APA and its affiliates agreed to terminate the letter agreement regarding dilution dated March 14, 2012. In consideration of the various provisions of the letter agreement and in recognition of the understanding of the parties regarding dilution and the agreements of APA and its affiliates to forbear and to extend the due dates of the notes, the Company (i) issued 176,667 shares to Dr. Herschkowitz, (ii) issued 176,667 shares to SOK, and (iii) the conversion price of the Herschkowitz Note and the SOK Note, respectively was changed to $1.05 per share from $4.88 per share.

In the event that the Company consummated the following series of transactions on or prior to June 30, 2013: (i) a merger or similar transaction with a public shell company, (ii) raising between $2 million and $4 million through an offering of the securities of the public shell company concurrent with or subsequent to the shell merger and (iii) listing the Company’s shares on NASDAQ pursuant to an underwritten offering of the Company’s securities resulting in gross proceeds of between $5 million and $30 million, then the Company would have to be required to deliver to Dr. Herschkowitz the following compensation: (A) $75,000 upon consummating the shell merger, (B) $150,000 upon consummating the qualifying financing round and (C) 3% of the gross proceeds of the NASDAQ underwriting, which payment shall under no circumstances be less than $200,000 or greater than $1,000,000. The Company was also required to reimburse Dr. Herschkowitz at his actual out-of-pocket cost for reasonable expenses incurred in connection with the shell transactions, with a maximum limit of $10,000 for such expenses.

In connection with the extension of the due date for the Herschkowitz Note and the SOK Note on March 6, 2013, the milestone fees were revised. The following fees were payable to Dr. Herschkowitz in the event that the Company consummates the following series of transactions on or prior to December 31, 2013: (i) financing raising not less than $1 million, compensation of $75,000; (ii) a going private transaction, compensation of $200,000 or greater and (iii) 3% of the gross proceeds of the NASDAQ underwriting, which payment shall under no circumstances be less than $200,000 or greater than $3,000,000. In May 2013 Dr. Herschkowitz received $75,000 after the Company surpassed raising $1 million.

As a result of the transactions under the Forbearance Agreement and other investments, Dr. Herschkowitz, SOK and their affiliates currently own shares of common stock and securities representing beneficial ownership of more than 65% of the Company’s outstanding common stock, giving such parties significant control over election of the Board of Directors and other matters.

On November 6, 2012, the Company issued and sold convertible promissory notes in the total principal amount of $156,243 to Dr. Herschkowitz and certain of his assignees. The Company issued to these parties an aggregate 20,833 shares of common stock in consideration of placement of the notes. The notes bear interest at a rate of 20% per annum and are secured by a security interest in the Company’s accounts receivable, patents and certain patent rights and are convertible into common stock upon certain mergers or other fundamental transactions at a conversion price based on the trading price prior to the transaction. The proceeds from this transaction were used to pay off approximately $155,000 in principal amount of secured indebtedness. Such notes were converted in April 2013 in to 13,889 shares of common stock at $7.50 per share.

In December 2013 the Company received an additional $300,000 in debt financing from SOK Partners under a non-convertible grid note due February 28, 2014, with 10% interest based on a 365 day year. Dr. Herschkowitz received 10% of the gross proceeds in advance, and the Company received $250,000 in three tranches in December 2013. In January 2014, the Company received an additional $20,000 from SOK Partners completing the grid note maximum. Should the company default on the note the interest rate will increase to 20% interest based on a 365 day year. In February 2014, the Company wired $305,589.04 to SOK Partners in complete payment of the grid note, including interest.

SKYLINE MEDICAL, INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO FINANCIAL STATEMENTS

NOTE 10 — RETIREMENT SAVINGS PLANS

We have a pre-tax salary reduction/profit-sharing plan under the provisions of Section 401(k) of the Internal Revenue Code, which covers employees meeting certain eligibility requirements. In fiscal 2012, its inception year, and again in 2013, we matched 100%, of the employee’s contribution up to 4.0% of their earnings. The employer contribution was $32,790 and $1,654 in 2013 and 2012. There were no discretionary contributions to the plan in 2013 and 2012.

NOTE 11 — COMMITMENTS AND CONTINGENCIES

Marshall Ryan & Mid-State Stainless, Inc. v. Skyline Medical Inc. & Dr. Samuel Herschkowitz.  On March 5, 2014, plaintiffs filed an action in District Court in Hennepin County, Minnesota against the Company and one of its stockholders, Dr. Samuel Herschkowitz. Marshall Ryan, one of the plaintiffs, is an engineer who worked with the Company on design of certain of its products. The action alleges, among other things, breach of a consulting agreement, a manufacturing agreement and a supply agreement between plaintiffs and the Company, various claims of fraud and negligent misrepresentation and breach of the duty of good faith and fair dealing. The Company believes the claims are without merit and is preparing its response.

PART 1. FINANCIAL INFORMATION
Item 1. Condensed Financial Statements

SKYLINE MEDICAL INC.
(A DEVELOPMENT STAGE COMPANY)

CONDENSED BALANCE SHEETS
(Unaudited)

	September 30, 2014	December 31, 2013
ASSETS
Current Assets:
Cash	$244,044	$101,953
Accounts Receivable	238,604	97,245
Inventories	315,620	122,175
Prepaid Expense and other assets	148,950	60,588
Total Current Assets	947,218	381,961
Fixed Assets, net	216,946	158,110
Intangibles, net	72,701	53,355
Total Assets	$1,236,865	$593,426
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable	1,577,818	1,062,108
Accrued expenses	2,089,885	2,057,957
Short-term note payable net of discounts of $353,583 and $0 (See Note 4)	1,169,677	280,000
Deferred Revenue	5,000	69,000
Total Current Liabilities	4,842,380	3,469,065
Accrued Expenses	229,318	331,216
Liability for equity-linked financial instruments (See Note 8)	—	11,599
Total Liabilities	$5,071,698	$3,811,880
Commitments and Contingencies	—	—
Stockholders' Deficit:
Series A Convertible Preferred Stock, $.01 par value, $100 Stated Value, 40,000 authorized, 20,550 outstanding	206	—
Common stock, $.01 par value, 10,666,667 authorized, 2,999,386 and 2,932,501 outstanding	29,993	29,325
Additional paid-in capital	29,380,273	25,449,636
Deficit accumulated during development stage	(33,245,305)	(28,697,415)
Total Stockholders' Deficit	(3,834,833)	(3,218,453)
Total Liabilities and Stockholders' Deficit	$1,236,865	$593,426

See Notes to Condensed Financial Statements.

SKYLINE MEDICAL INC.
(A DEVELOPMENT STAGE COMPANY)

CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenue	$397,254	$107,835	$785,767	$386,418
Cost of goods sold	134,726	26,181	264,174	135,120
Gross Margin	262,528	81,654	521,593	251,298
General and administrative expense	737,519	3,195,589	3,247,024	5,906,805
Operations expense	183,154	354,027	740,012	763,422
Sales and marketing expense	325,141	164,712	849,364	357,274
Interest expense	131,935	407,516	164,962	629,722
Gain on valuation of equity-linked financial instruments	—	(65,287)	(11,599)	(153,960)
Total expense	1,377,749	4,056,557	4,989,763	7,503,263
Net income (loss) available to common shareholders	$(1,115,221)	$(3,974,903)	$(4,468,170)	$(7,251,965)
Loss per common share basic and diluted	$(0.37)	$(2.18)	$(1.51)	$(4.30)
Weighted average shares used in computation, basic and diluted	2,984,335	1,821,006	2,967,483	1,687,625

See Notes to Condensed Financial Statements.

SKYLINE MEDICAL INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF STOCKHOLDERS' DEFICIT
PERIOD FROM DECEMBER 31, 2012
TO SEPTEMBER 30, 2014
(Unaudited)

	Preferred Stock	Common Stock		Paid-in Capital	Deficit	Total
		Shares	Amount
Balance at 12/31/2012		1,389,963	$13,900	$15,974,008	$(19,291,111)	$(3,303,203)
Shares issued to debtors as compensation at $11.25 per share		3,869	39	43,482		43,521
Shares issued under PPM to five investors at $5.25 per share		95,238	952	499,048		500,000
Shares issued to an escrow account underlying a debt agreement		13,333	133	9,867		10,000
Shares issued to debtors as compensation at $11.25 per share		3,071	31	34,519		34,550
Shares issued to an institutional investor at $5.25 per share		95,238	952	499,048		500,000
Value of shares per an agreement with a former officer				40,480		40,480
Shares issued to consultant as compensation at $5.03 per share		3,333	33	16,717		16,750
Value of Equity instruments issued with debt				392,556		392,556
Shares issued to former consultant exercising options at $.75 per share		2,667	27	1,973		2,000
Shares issued to former CEO exercising options at $.75 per share.		4,444	44	3,289		3,333
Shares issued upon conversion of four notes payable at $11.25 per share		13,888	139	156,104		156,243
Shares issued for interest to the four notes payable at $11.25 per share		993	10	11,160		11,170
Shares issued for cashless exercise of warrants at $9.00 per share		3,704	37	2,741		2,778
Shares issued for cashless exercise of warrants at $12.00 per share		2,178	22	1,611		1,633
Shares issued for cashless exercise of warrants at $11.25 per share		8,436	84	6,243		6,327
Shares issued for cashless exercise of warrants at $15.00 per share		3,491	35	2,583		2,618
Shares issued to 24 warrant holders exercised at a reduced price for $7.50 per share		139,265	1,393	1,043,097		1,044,490
Shares issued to 4 PPM investors converting notes at $9.00 per share		35,167	352	316,152		316,504
Shares issued to 10 PPM investors converting notes at $13.50 per share		72,072	721	1,019,479		1,020,200
Shares issued to consultant as compensation at $28.50 per share		2,000	20	56,980		57,000
Shares issued for two note conversions at $1.05 per share		947,551	9,476	985,452		994,928
Shares issued for warrant exercise at $11.25 per share		14,286	143	160,572		160,715
Shares issued for a cashless exercise of warrants at $7.50 per share		40,325	403	29,841		30,244

See Notes to Condensed Financial Statements.

SKYLINE MEDICAL INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF STOCKHOLDERS' DEFICIT
PERIOD FROM DECEMBER 31, 2012
TO JUNE 30, 2014 – (continued)
(Unaudited)

	Preferred Stock	Common Stock		Paid-in Capital	Deficit	Total
		Shares	Amount
Shares issued to an investor for a cashless exercise of warrants at $12.75 per share		2,724	27	2,017		2,044
Shares issued for a cashless exercise of warrants at $5.63 per share		7,263	73	5,374		5,447
Shares issued to former Board Directors as compensation at $24.38 per share		1,333	13	99,987		100,000
Reduced warrant exercise compensation expense				2,140,946		2,140,946
Options issued as part of employee bonus				147,500		147,500
Shares issued to one investor for cashless warrant exercised at $9.00 per share		3,704	37	2,741		2,778
Shares issued for cashless warrant exercise at $9.75 per share		2,130	21	1,576		1,597
Shares issued for interest on two note conversions at $13.50 per share		546	5	7,360		7,365
Shares issued in settlement with a former noteholder at $20.25 per share		5,040	50	102,010		102,060
Shares issued for a stock option exercise at $4.88 per share		133	1	649		650
Shares issued to one warrant holder executed at a reduced price of $9.38 per share		13,333	133	124,867		125,000
Shares issued for option exercise at $5.25 per share		227	2	1,188		1,190
Shares issued for cashless warrant exercise at $5.63 per share		1,556	16	1,151		1,167
Vesting expense				1,505,270		1,505,270
Net loss					(9,406,304)	(9,406,304)
Balance at 12/31/13		2,932,501	29,325	25,449,637	(28,697,415)	(3,218,453)
Shares issued for cashless warrant exercise at $15.00 per share		1,728	17	1,279		1,296
Shares issued for option exercise at $1.25 per share		4,336	43	5,387		5,430
Shares issued at $20.63 per share as Investor Relations compensation		2,000	20	41,230		41,250
Shares issued for cashless warrant exercise at $12.75 per share		3,323	33	2,460		2,493
Shares issued for an option exercise at $5.25 per share		267	3	1,397		1,400
Shares issued for cashless warrant exercise at $.75 per share		2,174	22	1,608		1,630
Shares issued for warrant exercise at $13.50 per share		2,667	27	35,973		36,000
Shares issued at $18.75 per share as Investor Relations compensation		1,333	13	24,987		25,000
Reduction in escrow account per settlement agreement		(4,444)	(44)	(3,289)		(3,333)
Shares issued for cashless warrant exercise at $7.50 per share		4,807	48	3,557		3,605

See Notes to Condensed Financial Statements.

SKYLINE MEDICAL INC.
(A DEVELOPMENT STAGE COMPANY)

STATEMENT OF STOCKHOLDERS' DEFICIT
PERIOD FROM DECEMBER 31, 2012
TO JUNE 30, 2014 - (continued)
(Unaudited)

	Preferred Stock	Common Stock		Paid-in Capital	Deficit	Total
		Shares	Amount
Shares issued for cashless warrant exercise at $5.63 per share		3,112	31	2,302		2,333
Shares issued for cashless warrant exercise at $12.75 per share		299	3	221		224
Shares issued to 16 shareholders of Series A Convertible Preferred Stock Dividends as converted to common shares at $19.50 per share		972	10	18,909	(18,919)	—
Vesting Expense				422,184		422,184
Options issued as part of employee bonus				694,500		694,500
Shares issued for combined cashless and cash warrant exercise at $11.25 per share.		7,778	78	52,422		52,500
Issuance of Preferred stock	206			2,054,795		2,055,001
Shares issued to Investor Relations consultant exercisable at $11.25 per share		2,133	21	23,979		24,000
Shares issued to Investor Relations consultant exercisable at $18.75 per share		1,333	13	24,987		25,000
Shares issued for cashless warrant exercise at $13.50 per share		3,725	37	2,757		2,794
Shares issued to 16 shareholders of Series A Convertible Preferred Stock Dividends as converted to common shares at $19.50 per share		1,561	16	30,384	(30,400)	—
Value of equity instruments issued with debt				313,175		313,175
Shares issued for cashless warrant exercise at $9.75 per share		1,410	14	1,044		1,058
Shares issued for a cash warrant exercise at $5.63 per share		11,111	111	62,389		62,500
Shares issued for an option exercise at $5.25 per share		333	3	1,747		1,750
Shares issued for a note conversion at $6.68 per share		3,018	30	19,970		20,000
Shares issued for a note conversion at $6.68 per share		3,019	30	19,970		20,000
Shares issued for a note conversion at $5.85 per share		3,435	34	19,966		20,000
Shares issued for a note conversion at $5.03 per share		3,894	38	19,961		20,000
Shares issued to 16 shareholders of Series A Convertible Preferred Stock Dividends as converted to common shares at $19.50 per share		1,561	16	30,386	(30,401)	—
Net loss					(4,468,170)	(4,468,170)
Balance at 9/30/2014	$206	2,999,386	$29,993	$29,380,273	$(33,245,305)	$(3,834,833)

See Notes to Condensed Financial Statements.

SKYLINE MEDICAL INC.
(A DEVELOPMENT STAGE COMPANY)

CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	2014	2013
Cash flow from operating activities:
Net loss	(4,468,170)	(7,251,965)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	44,118	156,409
Vested stock options and warrants	440,117	3,791,802
Equity instruments issued for management and consulting	111,917	137,230
Amortization of debt discount	87,853	413,695
(Gain) loss on valuation of equity-linked instruments	(11,599)	(153,960)
Changes in assets and liabilities:
Accounts receivable	(141,359)	(43,480)
Inventories	(193,445)	44,142
Prepaid expense and other assets	(88,362)	(7,053)
Accounts payable	515,710	3,012
Accrued expenses	624,530	(430,998)
Deferred Revenue	(64,000)	5,000
Net cash used in operating activities:	(3,142,690)	(3,336,166)
Cash flow from investing activities:
Purchase of fixed assets	(102,954)	(49,791)
Purchase of intangibles	(19,346)	(52,074)
Net cash used in investing activities	(122,300)	(101,865)
Cash flow from financing activities:
Proceeds from long-term and convertible debt	1,500,000	1,542,718
Repayment of convertible debt	—	—
Principal payments on debt	(305,000)	—
Issuance of preferred stock	2,055,000	—
Issuance of common stock	157,081	2,210,536
Net cash provided by (used in) financing activities	3,407,081	3,753,254
Net increase (decrease) in cash	142,091	315,223
Cash at beginning of period	101,953	13,139
Cash at end of period	244,044	328,362
Non cash transactions:
Conversion of debt to accrued liabilities	—	415,775
Common stock issued for accrued interest/bonus	694,500	395,304
Common stock issued to satisfy debt	80,000	2,318,568
Stock/warrant issued to satisfy accounts payable/Liabilities	—	100,521

See Notes to Condensed Financial Statements.

SKYLINE MEDICAL INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONDENSED FINANCIAL STATEMENTS
(Amounts presented at and for the nine months ended September 30, 2014 and
September 30, 2013 are unaudited)

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Continuance of Operations

BioDrain Medical, Inc. (the “Company”) was incorporated under the laws of the State of Minnesota in 2002. Effective August 6, 2013, the Company changed its name to Skyline Medical Inc. Pursuant to an Agreement and Plan of Merger dated effective December 16, 2013, the Company merged with and into a Delaware corporation with the same name that was its wholly-owned subsidiary, with such Delaware Corporation as the surviving corporation of the merger. The Company has developed an environmentally safe system for the collection and disposal of infectious fluids that result from surgical procedures and post-operative care. The Company also makes ongoing sales of our proprietary cleaning fluid and filters to users of our systems. In April 2009, the Company received 510(k) clearance from the FDA to authorize the Company to market and sell its STREAMWAY FMS products.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. The Company has suffered recurring losses from operations and has a stockholders’ deficit. These factors raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Since inception to September 30, 2014, the Company has raised approximately $9,248,000 in equity, inclusive of $2,055,000 from a private placement of Series A Convertible Preferred Stock, and $5,518,000 in debt financing. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources”.

Recent Accounting Developments

In May 2014, the Financial Accounting Standards Board (“FASB”) issued ASU 2014-09, Revenue from Contracts with Customers and created a new topic in the FASB Accounting Standards Codification (“ASC”), Topic 606. The new standard provides a single comprehensive revenue recognition framework for all entities and supersedes nearly all existing U.S. GAAP revenue recognition guidance, including industry-specific guidance. The core principle of the revenue model is that an entity should recognize revenue in a manner that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The standard is designed to create greater comparability for financial statement users across industries and also requires enhanced disclosures. The amendments are effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period. Early application is not permitted. We are currently evaluating the impact this guidance may have on our financial statements and related disclosures.

In June 2014, the FASB issued ASU 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements. ASU 2014-10 eliminates the distinction of a development stage entity and certain related disclosure requirements, including the elimination of inception-to-date information on the statements of operations, cash flows and stockholders' equity. The amendments in ASU 2014-10 will be effective prospectively for annual reporting periods beginning after December 15, 2014, and interim periods within those annual periods, however early adoption is permitted. The Company evaluated and adopted ASU 2014-10 for the reporting period ended September 30, 2014.

In June 2014, the FASB issued ASU 2014-12, “Compensation — Stock Compensation” providing explicit guidance on how to account for share-based payments granted to employees in which the terms of the award provide that a performance target that affects vesting could be achieved after the requisite service period. The amendments in this Update are effective for annual periods and interim periods within those annual periods beginning after December 15, 2015. Early adoption is permitted. We are currently evaluating the impact this guidance may have on our financial statements.

SKYLINE MEDICAL INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONDENSED FINANCIAL STATEMENTS
(Amounts presented at and for the nine months ended September 30, 2014 and
September 30, 2013 are unaudited)

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (continued)

We reviewed all other significant newly issued accounting pronouncements and determined they are either not applicable to our business or that no material effect is expected on our financial position and results of our operations.

Valuation of Intangible Assets

We review identifiable intangible assets for impairment in accordance with ASC 350- Intangibles — Goodwill and Other, whenever events or changes in circumstances indicate the carrying amount may not be recoverable. Our intangible assets are currently solely the costs of obtaining trademarks and patents. Events or changes in circumstances that indicate the carrying amount may not be recoverable include, but are not limited to, a significant change in the medical device marketplace and a significant adverse change in the business climate in which we operate. If such events or changes in circumstances are present, the undiscounted cash flows method is used to determine whether the intangible asset is impaired. Cash flows would include the estimated terminal value of the asset and exclude any interest charges. If the carrying value of the asset exceeds the undiscounted cash flows over the estimated remaining life of the asset, the asset is considered impaired, and the impairment is measured by reducing the carrying value of the asset to its fair value using the discounted cash flows method. The discount rate utilized is based on management's best estimate of the related risks and return at the time the impairment assessment is made.

Our accounting estimates and assumptions bear various risks of change, including the length of the current economic downturn facing the United States, the expansion of the slowdown in consumer spending in the U.S. medical markets despite the early expressed opinions of financial experts that the medical market would not be as affected as other markets and failure to gain acceptance in the medical market.

Accounting Policies and Estimates

The presentation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Presentation of Taxes Collected from Customers

Sales taxes are imposed on the Company’s sales to nonexempt customers. The Company collects the taxes from customers and remits the entire amounts to the governmental authorities. The Company’s accounting policy is to exclude the taxes collected and remitted from revenues and expenses.

Shipping and Handling

Shipping and handling charges billed to customers are recorded as revenue. Shipping and handling costs are recorded within cost of goods sold on the statement of operations.

Advertising

Advertising costs are expensed as incurred. Advertising expenses were $4,201 and $11,994 in the three and nine months ended September 30, 2014 and there were no advertising expenses in the three and nine months ended September 30, 2013.

Research and Development

Research and development costs are charged to operations as incurred. Research and development expenses were $72,294 and $321,929 in the three and nine months ended September 30, 2014 and $73,621 and $207,162 for September 30, 2013.

SKYLINE MEDICAL INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONDENSED FINANCIAL STATEMENTS
(Amounts presented at and for the nine months ended September 30, 2014 and
September 30, 2013 are unaudited)

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (continued)

Revenue Recognition

The Company recognizes revenue in accordance with the SEC’s Staff Accounting Bulletin Topic 13 Revenue Recognition and ASC 605 — Revenue Recognition.

Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed and determinable and collectability is probable. Delivery is considered to have occurred upon either shipment of the product or arrival at its destination based on the shipping terms of the transaction. The Company’s standard terms specify that shipment is FOB Skyline and the Company will, therefore, recognize revenue upon shipment in most cases. This revenue recognition policy applies to shipments of the STREAMWAY FMS units as well as shipments of cleaning solution kits. When these conditions are satisfied, the Company recognizes gross product revenue, which is the price it charges generally to its customers for a particular product. Under the Company’s standard terms and conditions, there is no provision for installation or acceptance of the product to take place prior to the obligation of the customer. The customer’s right of return is limited only to the Company’s standard one-year warranty whereby the Company replaces or repairs, at its option, and it would be rare that the STREAMWAY FMS unit or significant quantities of cleaning solution kits may be returned. Additionally, since the Company buys both the STREAMWAY FMS units and cleaning solution kits from “turnkey” suppliers, the Company would have the right to replacements from the suppliers if this situation should occur.

Receivables

Receivables are reported at the amount the Company expects to collect on balances outstanding. The Company provides for probable uncollectible amounts through charges to earnings and credits to the valuation based on management’s assessment of the current status of individual accounts, changes to the valuation allowance have not been material to the financial statements.

Inventories

Inventories are stated at the lower of cost or market, with cost determined on a first-in, first-out basis. Inventory balances are as follows:

	September 30, 2014	December 31, 2013
Finished goods	$69,331	$56,818
Raw materials	207,928	18,603
Work-In-Process	38,361	46,754
Total	$315,620	$122,175

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation of property and equipment is computed using the straight-line method over the estimated useful lives of the respective assets. Estimated useful asset life by classification is as follows:

Years
Computers and office equipment	3 – 7
Leasehold improvements	5
Manufacturing tooling	3 – 7
Demo Equipment	3

SKYLINE MEDICAL INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONDENSED FINANCIAL STATEMENTS
(Amounts presented at and for the nine months ended September 30, 2014 and
September 30, 2013 are unaudited)

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (continued)

The Company’s investment in Fixed Assets consists of the following:

	September 30, 2014	December 31, 2013
Computers and office equipment	$126,234	$61,505
Leasehold improvements	23,874	23,614
Manufacturing tooling	97,288	89,900
Demo Equipment	30,577	—
Total	277,973	175,019
Less: Accumulated depreciation	61,027	16,909
Total Fixed Assets, Net	$216,946	$158,110

Upon retirement or sale, the cost and related accumulated depreciation are removed from the balance sheet and the resulting gain or loss is reflected in operations. Maintenance and repairs are charged to operations as incurred.

Intangible Assets

Intangible assets consist of trademarks and patent costs. These assets are not subject to amortization until the property patented is in production. The assets are reviewed for impairment annually, and impairment losses, if any, are charged to operations when identified. The Company wrote-off the entire original STREAMWAY System patent of $140,588 in 2013.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740 — Income Taxes (“ASC 740”). Under ASC 740, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and net operating loss and credit carryforwards using enacted tax rates in effect for the year in which the differences are expected to impact taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

The Company reviews income tax positions expected to be taken in income tax returns to determine if there are any income tax uncertainties. The Company recognizes tax benefits from uncertain tax positions only if it is more likely than not that the tax positions will be sustained on examination by taxing authorities, based on technical merits of the positions. The Company has identified no income tax uncertainties.

Tax years subsequent to 2010 remain open to examination by federal and state tax authorities.

Patents and Intellectual Property

On January 25th, 2014 the Company filed a non-provisional PCT Application No. PCT/US2014/013081 claiming priority from the U.S. Provisional Patent Application, number 61756763 which was filed one year earlier on January 25th, 2013. The Patent Cooperation Treaty (“PCT”) allows an applicant to file a single patent application to seek patent protection for an invention simultaneously in each of the 148 countries of the PCT, including the United States. By filing this single “international” patent application through the PCT, it is easier and more cost effective than filing separate applications directly with each national or regional patent office in which patent protection is desired.

Our PCT patent application is for the new model of the surgical fluid waste management system. We obtained a favorable International Search Report from the PCT searching authority indicating that the claims in our PCT application are patentable (i.e., novel and non-obvious) over the cited prior art. A feature claimed

SKYLINE MEDICAL INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONDENSED FINANCIAL STATEMENTS
(Amounts presented at and for the nine months ended September 30, 2014 and
September 30, 2013 are unaudited)

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (continued)

in the PCT application is the ability to maintain continuous suction to the surgical field while measuring, recording and evacuating fluid to the facilities sewer drainage system. This provides for continuous operation of the STREAMWAY System unit in suctioning waste fluids, which means that suction is not interrupted during a surgical operation, for example, to empty a fluid collection container or otherwise dispose of the collected fluid.

The Company holds the following granted patents in the United States and a pending application in the United States on its earlier models: US7469727, US8123731 and US Publication No. US20090216205 (collectively, the “Patents”). These Patents will begin to expire on August 8, 2023.

Subsequent Events

The Company filed a Certificate of Amendment effecting a 1:75 reverse stock split (the “Reverse Stock Split”) with the Secretary of State of the State of Delaware, which became effective under Delaware law as of October 24, 2014. At the effective time (the “Effective Time”) of the Reverse Stock Split, the issued and outstanding Common Stock of the Company was combined on a 1-for-75 basis such that every seventy-five shares of Common Stock outstanding immediately prior to the Effective Time was combined into one share of Common Stock. This share combination was effected through the exchange and replacement of certificates representing issued and outstanding shares of Common Stock as of the Effective Time, together with immediate book-entry adjustments to the stock register of the Company maintained in accordance with the Delaware General Corporation Law. In the event that the share combination would have resulted in a shareholder being entitled to receive less than a full share of Common Stock, the fractional share that would so result was rounded up to the nearest whole share of Common Stock. The par value of each share of issued and outstanding Common Stock was not affected by the share combination.

For purposes of trading of the common stock, the Reverse Stock Split was approved, by FINRA and became effective as of market open on October 28, 2014.

In the Condensed Financial Statement and Notes thereto, and elsewhere in this Report, all numbers of shares and per share amounts, as appropriate, have been restated to reflect the Reverse Stock Split.

In September 2014 we filed a registration statement for the public offering of shares of our common stock and five-year warrants to purchase shares of common stock at an exercise price equal to 125% of the offering price per share of the common stock. We have applied to list our common stock on the NASDAQ Capital Market effective upon the completion of the public offering.

Interim Financial Statements

The Company has prepared the unaudited interim financial statements and related unaudited financial information in the footnotes in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and the rules and regulations of the Securities and Exchange Commission (“SEC”) for interim financial statements. These interim financial statements reflect all adjustments consisting of normal recurring accruals, which, in the opinion of management, are necessary to present fairly the Company’s financial position, the results of its operations and its cash flows for the interim periods. These interim financial statements should be read in conjunction with the annual financial statements and the notes thereto contained in the Form 10-K filed with the SEC on March 27, 2014. The nature of the Company’s business is such that the results of any interim period may not be indicative of the results to be expected for the entire year.

SKYLINE MEDICAL INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONDENSED FINANCIAL STATEMENTS
(Amounts presented at and for the nine months ended September 30, 2014 and
September 30, 2013 are unaudited)

NOTE 2 — DEVELOPMENT STAGE OPERATIONS

The Company was formed April 23, 2002. Since inception to November 3, 2014, 3,021,831 shares of common stock have been issued between par value and $125.00 (post reverse split). Operations since incorporation have been devoted to raising capital, obtaining financing, development of the Company’s product, and administrative services.

NOTE 3 — STOCKHOLDERS’ DEFICIT, STOCK OPTIONS AND WARRANTS

The Company has an equity incentive plan, which allows issuance of incentive and non-qualified stock options to employees, directors and consultants of the Company, where permitted under the plan. The exercise price for each stock option is determined by the Board of Directors. Vesting requirements are determined by the Board of Directors when granted and currently range from immediate to three years. Options under this plan have terms ranging from three to ten years.

On February 4, 2014, (the “Closing Date”) we raised $2,055,000 in gross proceeds from a private placement of Series A Convertible Preferred Stock, par value $0.01 (the “Preferred Shares”) pursuant to a Securities Purchase Agreement with certain investors (the “Purchasers”) purchased 20,550 Preferred Shares, and warrants (the “Warrants”) to acquire an aggregate of approximately 21,334 shares of Common Stock. The Preferred Shares are convertible into shares of Common Stock at an initial conversion price of $19.50 per share of Common Stock. The Warrants are exercisable at an exercise price of $24.38 per share and expire five years from the Closing Date. If the Common Stock is not listed on the NASDAQ Stock Market, the New York Stock Exchange, or the NYSE MKT within 180 days of the Closing, the Company was required to issue additional Warrants to purchase additional shares of Common Stock, equal to 30% of the shares of Common Stock which the Preferred Shares each Purchaser purchased are convertible into. As of August 4, 2014, the Company issued additional warrants to purchase 61,539 shares to the Purchasers in connection with this provision.

The Securities Purchase Agreement requires the Company to register the resale of the shares of Common Stock underlying the Preferred Shares (the “Underlying Shares”) and the Common Stock underlying the Warrants (the “Warrant Shares”). On September 9, 2014, a resale registration statement covering the Underlying Shares, the Warrant Shares and certain other securities (the “Resale Registration Statement”) was declared effective.

The Preferred Shares are convertible at the option of the holder into the number of shares of Common Stock determined by dividing the stated value of the Preferred Shares being converted by the conversion price of $19.50, subject to adjustment for stock splits, reverse stock splits and similar recapitalization events. If the Company issues additional shares of Common Stock, other than certain stock that is excluded under the terms of the Securities Purchase Agreement, in one or more capital raising transactions with an aggregate purchase price of at least $100,000 for a price less than the then existing conversion price for the Preferred Shares (the “New Issuance Price”), then the then existing conversion price shall be reduced to the New Issuance Price, provided, however, that under no circumstances shall the New Issuance Price be less than $9.75 or reduced to a price level that would be in breach of the listing rules of any stock exchange or that would have material adverse effect on the Company’s ability to list its Common Stock on a stock exchange, including but not limited to the change of accounting treatment of the Preferred Stock. In July 2014, in connection with the issuance of certain convertible notes, the conversion price of the Preferred Stock was adjusted to $9.75 per share. Further, the Company has agreed to additional shares of Common Stock to holders of the Preferred Stock in certain circumstances, as described in the following paragraph. The Preferred Shares contain certain limitations on conversion so that the holder will not own more than 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Preferred Shares held by the applicable holder, with the percentage subject to

SKYLINE MEDICAL INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONDENSED FINANCIAL STATEMENTS
(Amounts presented at and for the nine months ended September 30, 2014 and
September 30, 2013 are unaudited)

NOTE 3 — STOCKHOLDERS’ DEFICIT, STOCK OPTIONS AND WARRANTS - (continued)

increase in certain circumstances. The Preferred Shares are eligible to vote with the Common Stock on an as-converted basis, but only to the extent that the Preferred Shares are eligible for conversion without exceeding the Beneficial Ownership Limitation. The Preferred Shares are entitled to receive dividends on a pari passu basis with the Common Stock, when, and if declared. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a “Liquidation”), after the satisfaction in full of the debts of the Company and the payment of any liquidation preference owed to the holders of shares of Common Stock ranking prior to the Preferred Shares upon liquidation, the holders of the Preferred Shares shall receive, prior and in preference to the holders of any junior securities, an amount equal to $2,055,000 times 1.2, plus all declared but unpaid dividends.

In July 2014, in connection with the offering of convertible notes and warrants and in connection with the waiver of certain rights, the Company agreed to issue additional shares of Common Stock to the Preferred Stockholders (the “Additional Shares”) (A) automatically upon the closing of a Qualified Public Offering (as defined in the Certificate of Designation), to the extent that (i) the Qualified Public Offering closes within six (6) months of the first closing of the convertible notes offering (“Qualified Public Offering Deadline”) and (ii) 70% of the public offering price per share of the Common Stock in the Qualified Public Offering (the “QPO Discount Price”) is less than the Conversion Price floor contained in Section 7(e)(i) of the Certificate of Designation (the “Conversion Price Floor”), or (B) if a Qualified Public Offering has not been consummated by the Qualified Public Offering Deadline, upon the Preferred Stockholders’ conversion of their shares of Preferred Stock to the extent that 70% of the volume weighted average price of the Common Stock on the principal Trading Market (as defined in the Certificate of Designation) of the Common Stock during the ten Trading Days (as defined in the Certificate of Designation) immediately preceding the Qualified Public Offering Deadline (the “Non-QPO Discount Price”) is less than the Conversion Price Floor.

The Warrants are exercisable on any day on or after the date of issuance, have an exercise price of $24.38 per share, subject to adjustment, and a term of five years from the date they are first exercisable. However, a holder will be prohibited from exercising a Warrant if, as a result of such exercise, the holder, together with its affiliates, would exceed the Beneficial Ownership Limitation as described above for the Preferred Shares. If any Warrant has not been fully exercised prior to the first anniversary of the Closing and if during such period the Company has not installed or received firm purchase orders (accepted by the Company) for at least 500 STREAMWAY® Automated Surgical Fluid Disposal Systems, then, the number of shares of Common Stock for which such Warrant may be exercised shall be increased 2.5 times.

In addition, in July, August and September 2014, the Company issued 71,257 warrants to investors in convertible notes as further described below.

Accounting for share-based payment

The Company has adopted ASC 718- Compensation-Stock Compensation (“ASC 718”). Under ASC 718 stock-based employee compensation cost is recognized using the fair value based method for all new awards granted after January 1, 2006 and unvested awards outstanding at January 1, 2006. Compensation costs for unvested stock options and non-vested awards that were outstanding at January 1, 2006, are being recognized over the requisite service period based on the grant-date fair value of those options and awards, using a straight-line method. We elected the modified-prospective method under which prior periods are not retroactively restated.

ASC 718 requires companies to estimate the fair value of stock-based payment awards on the date of grant using an option-pricing model or other acceptable means. The Company uses the Black-Scholes option valuation model which requires the input of significant assumptions including an estimate of the average period of time employees will retain vested stock options before exercising them, the estimated volatility of

SKYLINE MEDICAL INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONDENSED FINANCIAL STATEMENTS
(Amounts presented at and for the nine months ended September 30, 2014 and
September 30, 2013 are unaudited)

NOTE 3 — STOCKHOLDERS’ DEFICIT, STOCK OPTIONS AND WARRANTS - (continued)

the Company's common stock price over the expected term, the number of options that will ultimately be forfeited before completing vesting requirements, the expected dividend rate and the risk-free interest rate. Changes in the assumptions can materially affect the estimate of fair value of stock-based compensation and, consequently, the related expense recognized. The assumptions the Company uses in calculating the fair value of stock-based payment awards represent the Company's best estimates, which involve inherent uncertainties and the application of management's judgment. As a result, if factors change and the Company uses different assumptions, the Company's equity-based compensation expense could be materially different in the future.

Since the Company's common stock has no significant public trading history, and the Company has experienced no significant option exercises in its history, the Company is required to take an alternative approach to estimating future volatility and estimated life and the future results could vary significantly from the Company's estimates. The Company compiled historical volatilities over a period of 2 to 7 years of 15 small-cap medical companies traded on major exchanges and 10 mid-range medical companies on the OTC Bulletin Board and combined the results using a weighted average approach. In the case of ordinary options to employees the Company determined the expected life to be the midpoint between the vesting term and the legal term. In the case of options or warrants granted to non-employees, the Company estimated the life to be the legal term unless there was a compelling reason to make it shorter.

When an option or warrant is granted in place of cash compensation for services, the Company deems the value of the service rendered to be the value of the option or warrant. In most cases, however, an option or warrant is granted in addition to other forms of compensation and its separate value is difficult to determine without utilizing an option pricing model. For that reason the Company also uses the Black-Scholes option-pricing model to value options and warrants granted to non-employees, which requires the input of significant assumptions including an estimate of the average period the investors or consultants will retain vested stock options and warrants before exercising them, the estimated volatility of the Company's common stock price over the expected term, the number of options and warrants that will ultimately be forfeited before completing vesting requirements, the expected dividend rate and the risk-free interest rate. Changes in the assumptions can materially affect the estimate of fair value of stock-based consulting and/or compensation and, consequently, the related expense recognized.

Since the Company has limited trading history in its stock and no first-hand experience with how its investors and consultants have acted in similar circumstances, the assumptions the Company uses in calculating the fair value of stock-based payment awards represent its best estimates, which involve inherent uncertainties and the application of management's judgment. As a result, if factors change and the Company uses different assumptions, the Company's equity-based consulting and interest expense could be materially different in the future.

Valuation and accounting for options and warrants

The Company determines the grant date fair value of options and warrants using a Black-Scholes option valuation model based upon assumptions regarding risk-free interest rate, expected dividend rate, volatility and estimated term.

In January 2013, in connection with a private placement offering we issued 8% convertible one year promissory notes in an aggregate principal amount of $300,000 convertible into 33,333 shares of common stock assuming a conversion rate of $9.00 per share and five year warrants to purchase up to an aggregate of 33,333 shares of the corporation’s common stock at an exercise price of $11.25 per share. The value of the notes are being treated as a debt discount with an aggregate discount of $77,644, and amortized as an

SKYLINE MEDICAL INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONDENSED FINANCIAL STATEMENTS
(Amounts presented at and for the nine months ended September 30, 2014 and
September 30, 2013 are unaudited)

NOTE 3 — STOCKHOLDERS’ DEFICIT, STOCK OPTIONS AND WARRANTS - (continued)

additional interest expense over the twelve month term of the notes. In addition, we issued to the placement agent for these sales five year warrants to purchase an aggregate of 2,667 shares of common stock at an exercise price of $9.00 per share.

In January and March 2013, in connection with a separate and new private placement offering we issued 95,238 shares of common stock at $5.25 per share and warrants to purchase 95,238 shares of common stock at $11.25 per share to 5 investors in return for their $500,000 investment in the Company.

On March 15, 2013 the Company completed the private sale of 95,239 shares of the Company’s common stock, par value $.01 per share, at $5.25 per share for an aggregate purchase price of $500,000, warrants to purchase 95,239 shares of common stock at an exercise price of $6.00 per share, and warrants to purchase 47,619 shares of common stock at an exercise price of $11.25 per share.

In April 2013, the Company issued 2,667 shares of common stock, par value $.01 per share, to a former consultant exercising options; the Company issued 4,444 shares of common stock, par value $.01 per share, at $0.75 per share to the former CEO exercising options.

In May 2013, the Company converted four (4) notes totaling $156,243, plus $11,169 in interest; issued in November 2012, the noteholders received 14,881 shares of common stock, par value $.01, at $7.50 per share. One of the noteholders was Dr. Samuel Horowitz who received 4,762 shares.

In May and June 2013 in connection with a private placement offering we issued 8% convertible one year promissory notes in an aggregate principal amount of $1,000,000 convertible into 80,000 shares of common stock assuming a conversion rate of $13.50 per share and five year warrants to purchase up to an aggregate of 61,481 shares of the corporation’s common stock at an exercise price of $14.85 per share. The value of the notes net of discount was $275,640 in 2013; due in May and June 2014. In addition, we issued to the placement agent for these sales five year warrants to purchase an aggregate of 5,926 shares of common stock at an exercise price of $13.50 per share.

In August and September 2013 the Company entered into agreements with holders of certain of its outstanding warrants to purchase the Company’s common stock to amend the exercise price of the warrant to $7.50 per share in connection with the agreement of each such holder to exercise the warrants in full. Prior to the amendments, the exercise prices of such warrants ranged from $11.25 to $34.50 per share. Twenty-four warrants were exercised with a reduced exercise price, and nineteen warrants were exercised pursuant to a net exercise provision. Together such warrant exercises resulted in aggregate cash proceeds of $1,044,490 to the Company, and the issuance of an aggregate 139,265 shares of common stock through the reduced warrant exercise and 87,117 shares which were issued pursuant to a net exercise provision.

In October 2013 the Company entered into agreements with a holder of certain of its outstanding warrants to purchase the Company’s common stock to amend the exercise price of the warrant to $9.38 per share in connection with the agreement of the holder to exercise the warrants in full. Prior to the amendments, the exercise price of such warrants was $18.75 per share. Two warrants were exercised with a reduced exercise price. Together the warrant exercises resulted in aggregate cash proceeds of $125,000 to the Company, and the issuance of an aggregate 13,333 shares of common stock.

For grants of stock options and warrants in 2013 the Company used a 0.78% to 2.04% risk-free interest rate, 0% dividend rate, 59% or 66% volatility and estimated terms of 5 or 10 years. Value computed using these assumptions ranged from $1.43 to $18.34 per share.

In January 2014 the Company issued 4,336 shares of common stock to the former CEO at $1.25 per share upon his exercising options.

SKYLINE MEDICAL INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONDENSED FINANCIAL STATEMENTS
(Amounts presented at and for the nine months ended September 30, 2014 and
September 30, 2013 are unaudited)

NOTE 3 — STOCKHOLDERS’ DEFICIT, STOCK OPTIONS AND WARRANTS - (continued)

In January through March 2014, 9 warrant holders exercised warrants through a cashless exercise for a total of 15,442 shares of common stock.

In January and February 2014 the Company issued warrants to purchase 21,538 shares pursuant to a February 4, 2014 private placement whereby the Company issued 20,550 shares of Series A Convertible Preferred Stock raising gross proceeds of $2,055,000. The warrants are at an exercise price of $24.38.

In February 2014 the Company issued a warrant to purchase 1,482 shares of common stock at an exercise price of $20.25 to a major shareholder Dr. Samuel Herschkowitz. The warrant is in consideration for a bridge loan extended in December 2013 that has been paid in February 2014.

On March 31, 2014, the Company issued dividends to the Purchasers of the Preferred Shares as described above. The dividends are at an annual rate of 6% of the stated value of the Preferred Shares paid on a quarterly basis in the form of common stock per a stipulated $19.50 per share. As a result 970 shares of common stock were issued to 16 holders of Preferred Shares.

In March 2014, the Company issued 4,444 shares of common stock to a warrant holder for a partial cash exercise at $11.25 per share; issued 3,333 shares to the holder via the cashless exercise of the remainder of the warrant.

In June 2014, the Company issued 3,725 shares of common stock to a warrant holder exercising cashless warrants.

On June 30, 2014, the Company issued dividends to the Purchasers of the Preferred Shares as described above. The dividends are at an annual rate of 6% of the stated value of the Preferred Shares paid on a quarterly basis in the form of common stock per a stipulated $19.50 per share. As a result 1,561 shares of common stock were issued to 16 holders of Preferred Shares.

On June 30, 2014, the Company issued a warrant to purchase 5,431 shares of common stock at an exercise price of $12.38 to SOK Partners, LLC, in consideration for a bridge loan in the form of convertible notes. On September 9, 2014 the Resale Registration Statement went into effect. The convertible note agreement provided an immediate approximately 11% reduction to the warrant agreement. Therefore, the warrant has been adjusted to purchase 4,831 shares of common stock at an exercise price of $12.38 to SOK Partners, LLC in consideration for a bridge loan.

In July 2014, the Company issued warrants to purchase 28,986 shares of common stock at an exercise price of $12.38 to two lenders in consideration for a bridge loan in the form of convertible notes. The shares above reflect approximately an 11% reduction resulting from the Resale Registration Statement that went effective September 9, 2014.

In August 2014, the Company issued warrants to purchase 61,539 of common stock at an exercise price of $24.38 to the Purchasers of the Preferred Shares. The Securities Purchase Agreement with the Preferred Shareholders stipulated that if the Company was not listed on either the NASDAQ Stock Market, the New York Stock Exchange or the NYSE MKT within 180 days of closing the agreement then warrants to purchase the above additional shares would be issued in aggregate to the Preferred Shareholders.

In August and September 2014, the Company issued warrants to purchase 37,440 shares of common stock at an exercise price of $12.38 to four lenders in consideration for a bridge loan in the form of convertible notes. The shares above reflect the approximate 11% reduction resulting from the Resale Registration Statement that went effective September 9, 2014.

SKYLINE MEDICAL INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONDENSED FINANCIAL STATEMENTS
(Amounts presented at and for the nine months ended September 30, 2014 and
September 30, 2013 are unaudited)

NOTE 3 — STOCKHOLDERS’ DEFICIT, STOCK OPTIONS AND WARRANTS - (continued)

On September 30, 2014, the Company issued dividends to the Purchasers of the Preferred Shares as described above. The dividends are at an annual rate of 6% of the stated value of the Preferred Shares paid on a quarterly basis in the form of common stock per a stipulated $19.50 per share. As a result 1,561 shares of common stock were issued to 16 holders of Preferred Shares.

For grants of stock options and warrants in 2014 the Company used a 1.44% to 2.75% risk-free interest rate, 0% dividend rate, 59% to 66% volatility and estimated terms of 5 to 10 years. Value computed using these assumptions ranged from $3.21 to $13.91 per share.

The following summarizes transactions for stock options and warrants for the periods indicated:

	Stock Options		Warrants
	Number of Shares	Average Exercise Price	Number of Shares	Average Exercise Price
Outstanding at December 31, 2012	168,856	$6.75	468,431	$9.75
Issued	239,816	6.75	343,196	9.00
Expired	(15,467)	18.00	(111,025)	13.50
Exercised	(7,472)	0.75	(238,682)	8.25
Outstanding at December 31, 2013	385,733	6.75	461,920	10.50
Issued	71,838	8.11	155,818	3.74
Expired	(6,746)	25.65	(77,685)	9.88
Exercised	(4,936)	1.76	(40,722)	8.38
Outstanding at September 30, 2014	445,889	$7.58	499,331	$8.60

At September 30, 2014, 427,051 stock options are fully vested and currently exercisable with a weighted average exercise price of $7.26 and a weighted average remaining term of 8.24 years. All warrants are fully vested and exercisable. Stock-based compensation recognized for the nine months ending September 2014 and September 30, 2013 was $440,117 and $3,791,802, respectively. The Company has $262,055 of unrecognized compensation expense related to non-vested stock options that are expected to be recognized over a weighted average period of approximately 18 months.

The following summarizes the status of options and warrants outstanding at September 30, 2014:

Range of Exercise Prices	Shares	Weighted Average Remaining Life
Options:
$0.75	7,333	6.77
$4.88	134	8.45
$5.25	2,031	7.94
$5.63	192,000	8.46
$5.93	23,206	8.47
$6.00	123,998	7.88
$6.60	5,332	7.32
$8.25	3,636	10.00
$9.94	3,019	8.79
$10.50	3,238	8.79
$11.25	14,799	7.72

SKYLINE MEDICAL INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONDENSED FINANCIAL STATEMENTS
(Amounts presented at and for the nine months ended September 30, 2014 and
September 30, 2013 are unaudited)

NOTE 3 — STOCKHOLDERS’ DEFICIT, STOCK OPTIONS AND WARRANTS - (continued)

Range of Exercise Prices	Shares	Weighted Average Remaining Life
$12.75	10,069	9.54
$13.88	2,160	9.51
$15.00	3,334	9.47
$17.25	40,261	9.44
$18.75	3,335	9.40
$20.25	4,940	9.26
$21.75	1,336	9.02
$23.85	1,260	9.01
$24.75	334	8.99
$25.61	134	8.99
Total	445,889
Warrants:
$0.75	400	1.19
$6.00	102,857	3.45
$9.00	2,666	3.32
$11.25	204,200	3.27
$12.38	71,257	3.53
$13.50	4,444	3.72
$14.85	23,612	3.66
$15.00	1,168	0.34
$18.75	4,166	0.03
$20.25	1,481	3.03
$24.38	83,080	4.86
Total	499,331

Stock options and warrants expire on various dates from October 2014 to September 2024.

The shareholders approved an increase in authorized shares to 1,066,667 shares in an annual shareholder meeting held on June 22, 2010 and approved an increase in authorized shares to 2,666,667 shares in a special shareholder meeting held on September 7, 2011.

The shareholders approved an increase in authorized shares to 4,000,000 shares in a special shareholder meeting held on January 15, 2013.

The shareholders approved an amendment of the Company’s 2012 Stock Incentive Plan to increase the reserve of shares authorized for issuance to 666,667 shares and to increase the threshold of limitation on certain grants to 266,667 shares on April 15, 2013.

An increase from 4,000,000 to 10,666,667 authorized shares, and an amendment of the Company’s 2012 Stock Incentive Plan to increase the reserve of shares authorized for issuance to 1,333,334 shares was approved at the September 10, 2013 annual meeting.

SKYLINE MEDICAL INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONDENSED FINANCIAL STATEMENTS
(Amounts presented at and for the nine months ended September 30, 2014 and
September 30, 2013 are unaudited)

NOTE 3 — STOCKHOLDERS’ DEFICIT, STOCK OPTIONS AND WARRANTS - (continued)

Stock Options and Warrants Granted by the Company

The following table is the listing of stock options and warrants as of September 30, 2014 by year of grant:

Stock Options:

Year	Shares	Price
2010	5,466	$11.25
2011	7,333	.75
2012	126,029	5.25 – 6.00
2013	238,556	4.88 – 25.61
2014	68,505	8.25 – 18.75
Total	445,889	$.75 – 25.61
Warrants:

Year	Shares	Price
2010	400	$.75
2011	4,166	18.75
2012	71,368	11.25 – 15.00
2013	267,579	6.00 – 14.85
2014	155,818	12.38 – 24.38
Total	499,331	$.75 – 24.38

NOTE 4 — SHORT-TERM NOTES PAYABLE

On July 23, 2014, the Company entered into a Securities Purchase Agreement (the “SOK Securities Purchase Agreement”) with SOK Partners, LLC, an affiliate of the Company (“SOK”), pursuant to which the Company agreed to issue and sell (i) a senior convertible note, in an original principal amount of $122,196 (the “SOK Note”), which SOK Note shall be convertible into a certain amount of shares (the “SOK Conversion Shares”) of Common Stock, in accordance with the terms of the SOK Note, and (ii) a warrant (the “SOK Warrant”) to initially acquire up to 5,431 additional shares of Common Stock (the “SOK Warrant Shares”, and collectively with the SOK Note, the SOK Warrant and the SOK Conversion Shares, the “SOK Securities”) for an aggregate purchase price of $100,000 (with the reduced principal amount as described below representing an approximately 8.7% original issue discount) (the “SOK Convertible Notes Offering”). Upon effectiveness of the Resale Registration Statement (as defined below) on September 9, 2014, the principal amount of the note was reduced to $108,696 and the number of warrants was reduced to 4,831 shares.

Also, on July 23, 2014, the Company entered into a Securities Purchase Agreement with 31 Group, LLC (an affiliate of Aegis Capital Corp., the underwriter for the Company’s pending public offering) pursuant to which the Company agreed to issue and sell (i) a senior convertible note, in an original principal amount of $610,978 (subsequently reduced to $543,478) (the “31 Group Note”), which shall be convertible into a certain amount of shares of Common Stock, in accordance with the terms of the 31 Group Note, (ii) a warrant (the “31 Group Warrant”) to initially acquire up to 27,155 additional shares of Common Stock (subsequently reduced to 24,155 shares) (the “31 Group Conversion Shares”, and collectively with the 31 Group Note, the

SKYLINE MEDICAL INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONDENSED FINANCIAL STATEMENTS
(Amounts presented at and for the nine months ended September 30, 2014 and
September 30, 2013 are unaudited)

NOTE 4 — SHORT-TERM NOTES PAYABLE - (continued)

31 Group Warrant and the 31 Group Conversion Shares, the “31 Group Securities”) for an aggregate purchase price of $500,000 (representing an approximately 8.7% original issue discount) (the “31 Group Convertible Notes Offering”).

Also, on July 23, 2014, the Company entered into a Securities Purchase Agreement with Evan Myrianthopoulos (a managing director of the representative of the underwriters), pursuant to which the Company agreed to issue and sell (i) a senior convertible note, in an original principal amount of $30,548.90 (subsequently reduced to $27,173.90) (the “Myrianthopoulos Note”), which shall be convertible into a certain amount of shares of Common Stock, in accordance with the terms of the Myrianthopoulos Note, (ii) a warrant (the “Myrianthopoulos Warrant”) to initially acquire up to 1,358 additional shares of Common Stock (subsequently reduced to 1,208 shares) (the “Myrianthopoulos Conversion Shares”, and collectively with the Myrianthopoulos Note, the Myrianthopoulos Warrant and the Myrianthopoulos Conversion Shares, the “Myrianthopoulos Securities”) for an aggregate purchase price of $25,000 (representing an approximately 8.7% original issue discount) (the “Myrianthopoulos Convertible Notes Offering”).

On July 31, 2014, August 8, 2014, August 12, 2014, September 4, 2014 and September 5, 2014, the Company entered into Securities Purchase Agreements (collectively, the “Affiliate Securities Purchase Agreements”) with certain affiliates of the Company and certain persons with whom the Company was required to have a pre-existing relationship (the “Affiliates”) pursuant to which the Company agreed to issue and sell (i) senior convertible notes, in an original aggregate principal amount of $1,069,222 (subsequently reduced to $951,086) (the “Affiliate Notes”), which Affiliate Notes shall be convertible into a certain amount of shares (the “Affiliate Conversion Shares”) of the Company’s Common Stock in accordance with the terms of the Affiliate Notes, and (ii) warrants (the “Affiliate Warrants”) to initially acquire up to 48,879 additional shares of Common Stock (subsequently reduced to 42,271 shares) (the “Affiliate Warrant Shares”, and collectively with the Affiliate Notes, the Affiliate Warrants and the Affiliate Conversion Shares, the “Affiliate Securities”) for an aggregate purchase price of $875,000 (representing an approximately 8.7% original issue discount) (the “Affiliate Convertible Notes Offering”).

The SOK Note, 31 Group Note, the Myrianthopoulos Note and the Affiliate Notes mature on July 23, 2015 (subject to extension as provided in the Notes) and, in addition to the original issue discount, accrue interest at a rate of 12.0% per annum. The Notes are convertible at any time after issuance, in whole or in part, at the Investor’s or SOK’s option, as the case may be, into shares of Common Stock, at a conversion price equal to the lesser of (i) the product of (x) the arithmetic average of the lowest three volume weighted average prices of the Common Stock during the ten consecutive trading days ending and including the trading day immediately preceding the applicable conversion date and (y) 72.5% (or if an event of default has occurred and is continuing, 70%), and (ii) $11.25 (as adjusted for stock splits, stock dividends, recapitalizations or similar events).

On September 30, 2014, the SOK Note, 31 Group Note, the Myrianthopoulos Note and the Affiliate Notes had a combined amortization of $250,494. At the same point in time the SOK Note, the 31 Group Note, the Myrianthopoulos Note and the Affiliate Notes had a combined original issue discount of $103,088. Additionally, as of September 30, 2014, the 31 Group, LLC converted $40,000 of their note. One of the affiliate investors also converted $40,000 of their note by September 30, 2014.

SKYLINE MEDICAL INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONDENSED FINANCIAL STATEMENTS
(Amounts presented at and for the nine months ended September 30, 2014 and
September 30, 2013 are unaudited)

NOTE 5 — LOSS PER SHARE

The following table presents the shares used in the basic and diluted loss per common share computations:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Numerator:
Net loss available in basic and diluted calculation	$(1,115,221)	$(3,974,903)	$(4,468,170)	$(7,251,965)
Denominator:
Weighted average common shares outstanding-basic	259,899	1,821,006	2,052,709	1,687,625
Effect of diluted stock options and warrants(1)	—	—	—	—
Weighted average common shares outstanding-basic	2,984,335	1,821,006	2,967,483	1,687,625
Loss per common share-basic and diluted	$(0.37)	$(2.18)	$(1.51)	$(4.30)

(1)	The number of shares underlying options and warrants outstanding as of September 30, 2014 and September 30, 2013 are 945,220 and 861,287 respectively. The effect of the shares that would be issued upon exercise of such options and warrants has been excluded from the calculation of diluted loss per share because those shares are anti-dilutive.

NOTE 6 — INCOME TAXES

The provision for income taxes consists of an amount for taxes currently payable and a provision for tax consequences deferred to future periods. Deferred income taxes are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

There is no income tax provision in the accompanying statements of operations due to the cumulative operating losses that indicate a 100% valuation allowance for the deferred tax assets and state income taxes is appropriate.

During September 2013, the Company experienced an “ownership change” as defined in Section 382 of the Internal Revenue Code which could potentially limit the ability to utilize the Company’s net operating losses (NOLs). The general limitation rules allow the Company to utilize its NOLs subject to an annual limitation that is determined by multiplying the federal long-term tax-exempt rate by the Company’s value immediately before the ownership change.

At September 30, 2014, the Company had approximately $16.0 million of gross NOLs to reduce future federal taxable income, the majority of which are expected to be available for use in 2015, subject to the Section 382 limitation described above. The federal NOLs will expire beginning in 2022 if unused. The Company also had approximately $17.1 million of gross NOLs to reduce future state taxable income at September 30, 2014, which will expire in years 2022 through 2034 if unused. The Company's net deferred tax assets, which include the NOLs, are subject to a full valuation allowance. At September 30, 2014, the federal and state valuation allowances were $7.1 million and $1.5 million, respectively.

SKYLINE MEDICAL INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONDENSED FINANCIAL STATEMENTS
(Amounts presented at and for the nine months ended September 30, 2014 and
September 30, 2013 are unaudited)

NOTE 6 — INCOME TAXES - (continued)

The components of deferred income taxes at September 30, 2014 and December 31, 2013 are as follows:

	September 30, 2014	December 31, 2013
Deferred Tax Asset:
Net Operating Loss	$7,920,000	$3,259,000
Other	631,000	59,000
Total Deferred Tax Asset	8,551,000	3,318,000
Less Valuation Allowance	8,551,000	3,318,000
Net Deferred Income Taxes	$—	$—

NOTE 7 — RENT OBLIGATION

The Company leases its principal office under a lease that can be cancelled after three years with proper notice per the lease and an amortized schedule of adjustments that will be due to the landlord. The lease extends five years and expires January 2018. In addition to rent, the Company pays real estate taxes and repairs and maintenance on the leased property. Rent expense was $15,719 and $48,775, for the three and nine months ended September 30, 2014 and was $11,162 and $46,321 for the three and nine months ended September 30, 2013 respectively.

The Company’s rent obligation for the next five years is as follows:

2015	$37,000
2016	$38,000
2017	$39,000
2018	$3,600
2019	$—

NOTE 8 — LIABILITY FOR EQUITY-LINKED FINANCIAL INSTRUMENTS

The Company adopted ASC 815- Derivatives and Hedging (“ASC 815”) on January 1, 2009. ASC 815 mandates a two-step process for evaluating whether an equity-linked financial instrument or embedded feature is indexed to the entity's own stock. It was effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years, which was the Company's first quarter of 2009. Many of the warrants issued by the Company contain a strike price adjustment feature, which upon adoption of ASC 815, changed the classification (from equity to liability) and the related accounting for warrants with a $479,910 estimated fair value of as of January 1, 2009. An adjustment was made to remove $486,564 from paid-in capital (the cumulative values of the warrants on their grant dates), a positive adjustment of $6,654 was made to accumulated deficit, representing the gain on valuation from the grant date to January 1, 2009, and $479,910 was booked as a liability. The warrants issued in 2011 do not contain a strike price adjustment feature and, therefore, are not treated as a liability.

The January 1, 2009 valuation was computed using the Black-Scholes valuation model based upon a 2.5-year expected term, an expected volatility of 63%, an exercise price of $34.50 per share, a stock price of $26.25, a zero dividend rate and a 1.37% risk free interest rate. Subsequent to January 1, 2009 these warrants were re-valued at the end of each quarter and a gain or loss was recorded based upon their increase or decrease in value during the quarter. Likewise, new warrants that were issued during 2009 and 2010 were valued, using the Black-Scholes valuation model on their date of grant and an entry was made to reduce paid-in capital and increase the liability for equity-linked financial instruments. These warrants were also re-valued at the end of each quarter based upon their expected life, the stock price, the exercise price,

SKYLINE MEDICAL INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONDENSED FINANCIAL STATEMENTS
(Amounts presented at and for the nine months ended September 30, 2014 and
September 30, 2013 are unaudited)

NOTE 8 — LIABILITY FOR EQUITY-LINKED FINANCIAL INSTRUMENTS - (continued)

assumed dividend rate, expected volatility and risk free interest rate. A significant reduction in the liability was realized in 2010 primarily due to a reduction from $37.50 to $16.50 per share in the underlying stock price. The Company realized a slight increase in the liability for existing warrants during the first quarter of 2012. In 2013 there was a significant decrease in the liability primarily due to current expirations and the amount of warrants reaching expiration in the near term. In 2014, all warrants expired and the liability was reduced to zero.

The inputs to the Black-Scholes model during 2009 through 2014 were as follows:

Stock price	$4.50 to $37.50
Exercise price	$.75 to $24.38
Expected life	2.0 to 6.5 years
Expected volatility	59%
Assumed dividend rate	—%
Risk-free interest rate	.13% to 2.97%

The original valuations, annual gain/(loss) and end of year valuations are shown below:

	Initial Value	Annual Gain (Loss)	Value at 12/31/09	2010 Gain (Loss)	Value at 12/31/10	2011 Gain (Loss)	Value at 12/31/2011	2012 Gain (Loss)	Value at 12/31/2012	2013 Gain (Loss)	Value at 12/31/2013	2014 Gain (Loss)	Value at 9/30/2014
January 1, 2009 adoption	$479,910	$(390,368)	$870,278	$868,772	$1,506	$(88,290)	$89,796	$(21,856)	$111,652	$100,053	$11,599	$11,599	$—
Warrants issued in quarter ended 6/30/2009	169,854	20,847	149,007	147,403	1,604	(4,689)	6,293	6,293	—	—	—	—	—
Warrants issued in quarter ended 9/30/2009	39,743	(738)	40,481	40,419	62	(1,562)	1,624	910	714	714	—	—	—
Warrants issued in quarter ended 12/31/2009	12,698	617	12,081	12,053	28	(724)	752	415	337	337	—	—	—
Subtotal	702,205		1,071,847
Warrants issued in quarter ended 3/31/2010	25,553			25,014	539	(5,570)	6,109	3,701	2,408	2,408	—	—	—
Warrants issued in quarter ended 6/30/2010	31,332			30,740	592	(6,122)	6,714	6,083	631	631	—	—	—
Warrants issued in quarter ended 9/30/2010	31,506			20,891	10,615	(44,160)	54,775	1,338	53,437	53,437	—	—	—
Total	$790,596	$(369,642)	$1,071,847	$1,145,292	$14,946	$(151,117)	$166,063	$(3,116)	$169,179	$157,580	$11,599	$11,599	$—

NOTE 9 — RELATED PARTY TRANSACTIONS

The Company, entered into agreements, in 2008, with our Chairman of the Board, Lawrence Gadbaw, and in 2009 with a board member, Peter Morawetz, to pay Mr. Gadbaw $25,000 and Dr. Morawetz $30,000 upon the Company raising $3 million in new equity. Mr. Gadbaw received 3,704 shares at $6.75 per share in June 2012 as compensation in lieu of the $25,000 cash for raising $3 million in new equity. Mr. Gadbaw was paid the balance due under his separation agreement from 2008. This amount was $46,000 upon signing the agreement in 2008 payable at $2,000 per month; the payments to Mr. Gadbaw are complete. Mr. Gadbaw also received a warrant for 400 shares at $11.25 per share on June 30, 2012 as compensation for service as Chairman. Mr. Gadbaw and Dr. Morawetz have both resigned from the Board in the third quarter of 2013. Both Mr. Gadbaw and Dr. Morawetz received 667 shares of common stock each at $24.38 per share; 267 of these shares were for compensation from serving as Board members and the remaining 400 shares were issued to satisfy previous contractual agreements.

SKYLINE MEDICAL INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONDENSED FINANCIAL STATEMENTS
(Amounts presented at and for the nine months ended September 30, 2014 and
September 30, 2013 are unaudited)

NOTE 9 — RELATED PARTY TRANSACTIONS - (continued)

Convertible Note Issuances to Dr. Samuel Herschkowitz and SOK Partners, LLC

On September 11, 2013, both the Herschkowitz Note and the SOK Note (each as defined below in this Note 9) were converted in full by the holders thereof at $1.05 per share. The principal and interest balance of the Herschkowitz Note of $314,484 was converted into 299,509 shares of common stock. The principal and interest balance of the SOK Note of $680,444 was converted into 648,050 shares of common stock. The collateral that secured these notes was released back to the Company.

The remaining disclosure of this Note 9 provides historical information regarding the Herschkowitz Note, the SOK Note and certain other convertible note issuances.

On March 28, 2012, the Company, entered into a Convertible Note Purchase Agreement, dated as of March 28, 2012 (the “SOK Purchase Agreement”) with SOK Partners, LLC (“SOK Partners”), and an investment partnership. Josh Kornberg, who is a member of the Company’s Board of Directors, and Dr. Samuel Herschkowitz are affiliates of the manager of SOK Partners and Ricardo Koenigsberger, a director, is a holder of membership units of SOK Partners. Pursuant to the SOK Purchase Agreement, the Company issued a 20.0% convertible note due August 2012 in the principal amount of up to $600,000. Principal and accrued interest on the note is due and payable on August 28, 2012. The Company’s obligations under the note are secured by the grant of a security interest in substantially all tangible and intangible assets of the Company. The SOK Purchase Agreement and the note include customary events of default that include, among other things, non-payment defaults, covenant defaults, inaccuracy of representations and warranties, cross-defaults to other indebtedness and bankruptcy and insolvency defaults. The occurrence of an event of default could result in the acceleration of the Company’s obligations under the note, and interest rate of twenty-four (24%) percent per annum accrues if the note is not paid when due.

On March 28, 2012, the Company received an advance of $84,657 under the note, including a cash advance of $60,000 net of a prepayment of interest on the first $300,000 in advances under the note. The holder of the note is entitled to convert the note into shares of common stock of the Company at an initial conversion price per share of $4.88 per share, subject to adjustment in the event of (1) certain issuances of common stock or convertible securities at a price lower than the conversion price of the note, and (2) recapitalizations, stock splits, reorganizations and similar events. In addition, the Company is required to issue two installments of an equity bonus to SOK Partners in the form of common stock valued at the rate of $4.88 per share. In March 2012, the Company issued the first equity bonus to SOK Partners, consisting of 61,539 shares of common stock, with a second installment due within five business days after SOK Partners has made aggregate advances under the note of at least $300,000. In May 2012 the Company issued the second installment consisting of 61,539 shares of common stock subsequent to SOK Partners surpassing the aggregate advances of $300,000. Until the maturity date of the note, if the Company obtains financing from any other source without the consent of SOK Partners, then the Company is required to issue additional bonus equity in an amount equal to $600,000 less the aggregate advances on the note made prior to the breach. The principal balance of the SOK Note was $357,282 as of December 31, 2012.

As long as any amount payable under the SOK Note remains outstanding, SOK Partners or its designee is entitled to appoint a new member to the Company’s Board of Directors, who will be appointed upon request. Mr. Koenigsberger was appointed to the Board by SOK Partners on June 25, 2012.

On March 28, 2012, the Company signed an Amended and Restated Note Purchase Agreement, dated as of December 20, 2011, with Dr. Samuel Herschkowitz (as amended, the “Herschkowitz Purchase Agreement”). Pursuant to the Herschkowitz Purchase Agreement, the Company issued a 20.0% convertible note due June 20, 2012 in the principal amount of $240,000 for previous advances under the note. The Company’s obligations under the note are secured by the grant of a security interest in substantially all

SKYLINE MEDICAL INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONDENSED FINANCIAL STATEMENTS
(Amounts presented at and for the nine months ended September 30, 2014 and
September 30, 2013 are unaudited)

NOTE 9 — RELATED PARTY TRANSACTIONS - (continued)

tangible and intangible assets of the Company. The Company has previously issued to Dr. Herschkowitz an equity bonus consisting of 20,623 shares of common stock. An additional 100,000 shares were transferred to Dr. Herschkowitz effective in April 2012, upon the occurrence of an event of default on the note. On August 13, 2012, the Company entered into a settlement and forbearance agreement described below, relating to the defaults under the Herschkowitz Note and other matters.

As long as any amount payable under the Herschkowitz Note remains outstanding, Dr. Herschkowitz or his designee is entitled to appoint a special advisor to the Company’s Board of Directors, to be appointed as a member upon request. Pursuant to this authority, Josh Kornberg was appointed to the Board on March 9, 2012. In addition, pursuant to this authority, Mr. Koenigsberger was appointed to the Board on June 25, 2012.

Pursuant to a letter dated April 12, 2012, Dr. Herschkowitz advised the Company of the occurrence of numerous events of default under the terms of the Herschkowitz Note and the Herschkowitz Note Purchase Agreement. As a result of such events of default, Dr. Herschkowitz asserted significant rights as a secured creditor of the Company, including his rights as a secured creditor with a security interest in substantially all assets of the Company. Without a settlement relating to the defaults and other matters, Dr. Herschkowitz could have taken action to levy upon the Company’s assets, including patents and other intellectual property.

In addition, the Company and Atlantic Partners Alliance LLC (“APA”) were parties to a letter agreement dated March 14, 2012, providing APA and its affiliates (including Dr. Herschkowitz and SOK) with rights to avoid dilution relating to additional issuances of equity securities by the Company through July 14, 2012, evidencing the parties’ intent that APA would be provided with significant protection against dilution. This protection was in recognition of APA’s investments in the Company involving a high degree of risk and the Company’s contemplated need for restructuring its indebtedness, which were anticipated to result, and have resulted, in significant dilution. The parties acknowledged that Dr. Herschkowitz and SOK would not have made their historical cash investments in the Company to the same degree had the dilution protection not been provided, and the investments by these parties have enabled the Company to avoid insolvency. Since the respective dates of the Herschkowitz Note Purchase Agreement and the SOK Note Purchase Agreement, the Company had issued in excess of 213,334 shares of common stock to parties other than APA and its affiliates, resulting in significant dilution.

Effective August 15, 2012, the Company entered into a letter agreement with Dr. Herschkowitz, APA and SOK (the “Forbearance Agreement”). Under the Forbearance Agreement, among other things, (i) Dr. Herschkowitz agreed to forbear from asserting his rights as a secured creditor to substantially all of the Company’s assets, resulting from the Company’s defaults; (ii) the Company issued an aggregate 353,334 shares of common stock to Dr. Herschkowitz and SOK and adjusted the conversion price of their convertible notes to $1.05 per share from $4.88 per share, to satisfy the Company’s obligations to adjust for dilution; (iii) Dr. Herschkowitz and SOK agreed to extend the maturity of their notes to December 31, 2012; (iv) the Company agreed to pay certain compensation to Dr. Herschkowitz upon the achievement of financial milestones and (v) Dr. Herschkowitz clarified and waived certain of his rights, including the right to interest at a penalty rate upon default.

In the Forbearance Agreement, Dr. Herschkowitz agreed to forbear from exercising any of his rights arising under the Herschkowitz Note or the Herschkowitz Note Purchase Agreement with respect to the existing defaults against the Company, subject to the limitations set forth in the letter agreement and without releasing or waiving any future breach of the letter agreement. He further agreed to forbear from exercising any rights with respect to events of default, security interests in the collateral and other similar remedies against the Company or his interests under the Herschkowitz Note or the Herschkowitz Note Purchase

SKYLINE MEDICAL INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONDENSED FINANCIAL STATEMENTS
(Amounts presented at and for the nine months ended September 30, 2014 and
September 30, 2013 are unaudited)

NOTE 9 — RELATED PARTY TRANSACTIONS - (continued)

Agreement until the occurrence of an event of default under the Herschkowitz Note: (a) that does not constitute an existing default and (b) occurs and accrues after the date of the letter agreement.

Dr. Herschkowitz and the Company acknowledged that 100,000 shares of the Company’s common stock, constituting the “penalty shares” under the Herschkowitz Note Purchase Agreement, were delivered to Dr. Herschkowitz in April 2012 as provided in the Herschkowitz Note Purchase Agreement upon an event of default. Notwithstanding a provision that would have increased the rate of interest from 20% to 24% upon an event of default, Dr. Herschkowitz agreed that the Company would not pay the increased rate of interest but would accrue interest at 20% until a subsequent event of default.

Under the Forbearance Agreement, the Herschkowitz Note and the SOK Note were amended as follows: (i) the due dates of the notes were extended to December 31, 2012 from the previous due dates of June 20, 2012 and August 28, 2012, respectively; (ii) Dr. Herschkowitz will release his security agreement after payment of all currently outstanding promissory notes to parties other than SOK; and (iii) the Herschkowitz Note was amended to add certain events of default relating to judgments against the Company or other creditors taking action with respect to the collateral. In consideration of the extension additional milestone fees were revised as described below. Pursuant to a Forbearance and Settlement Agreement with these parties dated August 15, 2012, as subsequently amended, the due date of these notes were extended to August 31, 2013.

APA and its affiliates agreed to terminate the letter agreement regarding dilution dated March 14, 2012. In consideration of the various provisions of the letter agreement and in recognition of the understanding of the parties regarding dilution and the agreements of APA and its affiliates to forbear and to extend the due dates of the notes, the Company (i) issued 176,667 shares to Dr. Herschkowitz, (ii) issued 176,667 shares to SOK, and (iii) the conversion price of the Herschkowitz Note and the SOK Note, respectively was changed to $1.05 per share from $4.88 per share.

In the event that the Company consummated the following series of transactions on or prior to June 30, 2013: (i) a merger or similar transaction with a public shell company, (ii) raising between $2 million and $4 million through an offering of the securities of the public shell company concurrent with or subsequent to the shell merger and (iii) listing the Company’s shares on NASDAQ pursuant to an underwritten offering of the Company’s securities resulting in gross proceeds of between $5 million and $30 million, then the Company would have to be required to deliver to Dr. Herschkowitz the following compensation: (A) $75,000 upon consummating the shell merger, (B) $150,000 upon consummating the qualifying financing round and (C) 3% of the gross proceeds of the NASDAQ underwriting, which payment shall under no circumstances be less than $200,000 or greater than $1,000,000. The Company was also required to reimburse Dr. Herschkowitz at his actual out-of-pocket cost for reasonable expenses incurred in connection with the shell transactions, with a maximum limit of $10,000 for such expenses.

In connection with the extension of the due date for the Herschkowitz Note and the SOK Note on March 6, 2013, the milestone fees were revised. The following fees were payable to Dr. Herschkowitz in the event that the Company consummates the following series of transactions on or prior to December 31, 2013: (i) financing raising not less than $1 million, compensation of $75,000; (ii) a going private transaction, compensation of $200,000 or greater and (iii) 3% of the gross proceeds of the NASDAQ underwriting, which payment shall under no circumstances be less than $200,000 or greater than $3,000,000. In May 2013 Dr. Herschkowitz received $75,000 after the Company surpassed raising $1 million.

As a result of the transactions under the Forbearance Agreement and other investments, Dr. Herschkowitz, SOK and their affiliates currently own shares of common stock and securities representing

SKYLINE MEDICAL INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONDENSED FINANCIAL STATEMENTS
(Amounts presented at and for the nine months ended September 30, 2014 and
September 30, 2013 are unaudited)

NOTE 9 — RELATED PARTY TRANSACTIONS - (continued)

beneficial ownership of more than 57% of the Company’s outstanding common stock, giving such parties significant control over election of the Board of Directors and other matters.

On November 6, 2012, the Company issued and sold convertible promissory notes in the total principal amount of $156,243 to Dr. Herschkowitz and certain of his assignees. The Company issued to these parties an aggregate 20,833 shares of common stock in consideration of placement of the notes. The notes bear interest at a rate of 20% per annum and are secured by a security interest in the Company’s accounts receivable, patents and certain patent rights and are convertible into common stock upon certain mergers or other fundamental transactions at a conversion price based on the trading price prior to the transaction. The proceeds from this transaction were used to pay off approximately $155,000 in principal amount of secured indebtedness. Such notes were converted in April 2013 in to 13,889 shares of common stock at $7.50 per share.

In December 2013, the Company received an additional $300,000 in debt financing from SOK Partners under a non-convertible grid note due February 28, 2014, with 10% interest based on a 365 day year. Dr. Herschkowitz received 10% of the gross proceeds in advance, and the Company received $250,000 in three tranches in December 2013. In January 2014, the Company received an additional $20,000 from SOK Partners completing the grid note maximum. Should the company default on the note the interest rate will increase to 20% interest based on a 365 day year. In February 2014, the Company paid $305,589.04 to SOK Partners in complete payment of the grid note, including interest.

In connection with the sale of the Preferred Shares on February 4, 2014 as described in Note 3, Josh Kornberg, our CEO, was one of the Purchasers. Mr. Kornberg purchased 19,231 Preferred Shares for a purchase price of $25,000 and received warrants to purchase 52 shares of common stock.

On July 23, 2014, the Company entered into the SOK Securities Purchase Agreement pursuant to which the Company agreed to issue and sell certain securities to SOK, as described in Note 4 of this Report.

NOTE 10 — RETIREMENT SAVINGS PLAN

We have a pre-tax salary reduction/profit-sharing plan under the provisions of Section 401(k) of the Internal Revenue Code, which covers employees meeting certain eligibility requirements. In fiscal 2012, 2013 and again in 2014, we matched 100% of the employee’s contribution up to 4% of their earnings. The employer contribution was $14,102 and $9,231 for the three months ending September 30, 2014 and September 30, 2013, respectively, and was $29,596 and $27,328, for the nine months ending September 30, 2014 and September 30, 2013, respectively.

NOTE 11 — COMMITMENTS AND CONTINGENCIES

On July 17, 2014, Skyline Medical Inc. (the “Company”) and a stockholder entered into a settlement agreement and release (the “Settlement Agreement”) with Marshall Ryan (“Ryan”) and a company related to Ryan (together, the “Plaintiffs”). The settlement relates to a previously disclosed lawsuit by the Plaintiffs initiated in March 2014. Ryan is an engineer who previously worked with the Company on design of certain of the Company’s products. The lawsuit alleged among other things, breach of a 2008 consulting agreement, a 2006 manufacturing agreement and a 2006 supply agreement among the Plaintiffs and the Company, various claims of fraud and negligent misrepresentation, and breach of the duty of good faith and fair dealing.

Under the Settlement Agreement, the parties have agreed that the lawsuit will be dismissed. The Company has agreed to pay Ryan an aggregate of $500,000 in various cash installments through April 25, 2015, which amount includes $200,000 in installments that are payable during the remainder of 2014. The Settlement Agreement, among other things, extinguishes any prior claims of Plaintiffs for royalties or other

SKYLINE MEDICAL INC.
(A DEVELOPMENT STAGE COMPANY)

NOTES TO CONDENSED FINANCIAL STATEMENTS
(Amounts presented at and for the nine months ended September 30, 2014 and
September 30, 2013 are unaudited)

NOTE 11 — COMMITMENTS AND CONTINGENCIES - (continued)

alleged rights to payments under their prior agreements with the Company. Payment of the outstanding balance under the Settlement Agreement will be accelerated if the Company raises $2 million or more of gross dollars in a single funding round or raises aggregate funding of $4 million of gross dollars on or before April 10, 2015. If the Company defaults on the required cash payments and fails to cure as provided in the Settlement Agreement, then Ryan will have the option to either sue Skyline to enforce the Settlement Agreement or rescind the Settlement Agreement, including returning all payments previously made thereunder.

The Settlement Agreement also contains mutual releases covering claims other than a breach of the Settlement Agreement. In the Settlement Agreement, Ryan fully, unconditionally and irrevocably affirms and ratifies the Company’s rights to Ryan’s prior patent assignments, and disclaims any right, title or interest in the Company’s Streamway product including any claims to royalties both past and future. In addition, the parties confirmed that the patents related to the Streamway product belong exclusively to Skyline and remain in full force and effect.

NOTE 12 — SUPPLEMENTAL CASH FLOW DATA

Cash payments for interest were $21,627 and $14,503 for the three months ended September 30, 2014 and September 30, 2013, and $43,233 and $56,433 for the nine months ended September 30, 2014 and September 30, 2013.

1,111,112 Shares of Common Stock
Warrants to Purchase 1,111,112 shares of Common Stock

PROSPECTUS

Aegis Capital Corp

The date of this prospectus is               , 2014

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the FINRA filing fee and the NASDAQ initial listing fee.

Securities and Exchange Commission registration fee	$3,416.90
FINRA filing fee	$4,479.31
NASDAQ initial Filing fee	$50,000.00
Printing and engraving expenses	$50,000.00
Blue Sky fees and expenses	$—
Legal fees and expenses	$300,000.00
Accounting fees and expenses	$20,000.00
Miscellaneous	$172,103.79
Total	$600,000.00

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

We are a Delaware corporation and certain provisions of the Delaware Statutes and our bylaws provide for indemnification of our officers and directors against liabilities that they may incur in such capacities. A summary of the circumstances in which indemnification is provided is discussed below, but this description is qualified in its entirety by reference to our bylaws and to the statutory provisions.

Section 145 of the Delaware General Corporation Law provides for, under certain circumstances, the indemnification of our officers, directors, employees and agents against liabilities that they may incur in such capacities. A summary of the circumstances in which such indemnification provided for is contained herein, but that description is qualified in its entirety by reference to the relevant Section of the Delaware General Corporation Law.

In general, the statute provides that any director, officer, employee or agent of a corporation may be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred in a proceeding (including any civil, criminal, administrative or investigative proceeding) to which the individual was a party by reason of such status. Such indemnity may be provided if the indemnified person’s actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in or not opposed to our best interest; and (iii) with respect to any criminal action, such person had no reasonable cause to believe the actions were unlawful. Unless ordered by a court, indemnification generally may be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the stockholders that the applicable standard of conduct was met by the individual to be indemnified.

The statutory provisions further provide that to the extent a director, officer, employee or agent is wholly successful on the merits or otherwise in defense of any proceeding to which he was a party, he is entitled to receive indemnification against expenses, including attorneys’ fees, actually and reasonably incurred in connection with the proceeding.

Indemnification in connection with a proceeding by or in the right of the Company in which the director, officer, employee or agent is successful is permitted only with respect to expenses, including attorneys’ fees actually and reasonably incurred in connection with the defense. In such actions, the person to be indemnified must have acted in good faith, in a manner believed to have been in our best interest and must not have been adjudged liable to us unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense which the Court of Chancery or such other court shall deem proper. Indemnification is otherwise prohibited in connection with a proceeding brought on behalf of the Company in which a director is adjudged liable to us, or in connection with any proceeding charging improper personal benefit to the director in which the director is adjudged liable for receipt of an improper personal benefit.

Delaware law authorizes us to reimburse or pay reasonable expenses incurred by a director, officer, employee or agent in connection with a proceeding in advance of a final disposition of the matter. Such advances of expenses are permitted if the person furnishes to us a written agreement to repay such advances if it is determined that he is not entitled to be indemnified by us.

The statutory section cited above further specifies that any provisions for indemnification of or advances for expenses does not exclude other rights under our certificate of incorporation, corporate bylaws, resolutions of our stockholders or disinterested directors, or otherwise. These indemnification provisions continue for a person who has ceased to be a director, officer, employee or agent of the corporation and inure to the benefit of the heirs, executors and administrators of such persons.

The statutory provision cited above also grants the power to the Company to purchase and maintain insurance policies that protect any director, officer, employee or agent against any liability asserted against or incurred by him in such capacity arising out of his status as such. Such policies may provide for indemnification whether or not the corporation would otherwise have the power to provide for it.

Article 8 of our certificate of incorporation provides that we shall indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

We have purchased directors’ and officers’ liability insurance in order to limit the exposure to liability for indemnification of directors and officers, including liabilities under the Securities Act of 1933.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The following is a summary of our transactions during the last four years involving sales of our securities that were not registered under the Securities Act:

On January 7, 2011, we issued three convertible notes in the amount of $50,000 each to three individuals who had lent the Company $50,000 each. The notes bear interest at 10%, are convertible into shares of common stock at $6.30 to $7.50 per share and have a 24 month maturity date. We also issued warrants to purchase 21,270 shares of common stock at $15.00 per share in connection with this financing arrangement.

In February, 2011, we issued 4,667 shares of common stock and a warrant to purchase 4,667 shares of common stock at $15.00 per share to two investors in return for their $33,000 investment in the Company.

On February 11, 2011, we issued 8,889 shares of common stock and a warrant to purchase 8,889 shares of common stock at $11.25 per share to an investor in return for his $50,000 investment in the Company. On March 5, 2012, the warrants were re-issued at $5.63 per share for consulting services.

On February 14, 2011, we issued a warrant to purchase 6,667 shares of common stock at $11.25 per share to a consultant in return for their help in arranging financing.

On February 17, 2011, we issued 44,445 shares of common stock and a warrant to purchase 44,445 shares of common stock at $11.25 per share (assigned to an affiliate of the investors) to two investors in return for their $250,000 investment in the Company. On March 5, 2012, the warrants were re-issued at $5.63 per share for consulting services.

On February 17, 2011, we issued a warrant to purchase 5,334 shares at $5.63 per share to a consultant in return for their help in raising funds.

On February 23, 2011, we issued 2,425 shares of common stock as a result of an institutional lender converting $10,000 in debt into shares of common stock at a price determined by a formula in the loan agreement.

On March 3, 2011, we issued a warrant to purchase 1,334 shares at $7.50 per share to a consultant for their support in selling the Company’s products.

On March 7, 2011, we issued warrants to purchase 8,000 shares of common stock at $7.50 per share to three individuals in return for their consulting services.

On March 15, 2011, we issued a warrant to purchase 2,667 shares at $7.50 per share to a consultant as a partial payment of his prior executive recruiting services.

In the first and second quarters of 2011, we issued 21,177 shares of common stock and warrants to purchase 21,177 shares of common stock at $12.75 per share to four investors in return for their $135,000 investment in the Company.

On March 17, 2011, we issued 5,547 shares of common stock as a result of an institutional lender converting $20,000 in debt into shares of common stock at a price determined by a formula in the loan agreement.

On March 23, 2011, we issued 17,778 shares of common stock and a warrant to purchase 17,778 shares of common stock at $11.25 per share to an investor in return for his $100,000 investment in the Company.

On March 25, 2011, we issued a warrant to purchase 1,334 shares of common stock at $12.00 per share to a consultant in exchange for investor relations services.

On April 14, 2011, we issued 1,112 shares of common stock to the holder of a $100,000 convertible note as payment of prepaid interest as required under terms of the note.

On April 19, 2011, we issued 2,729 shares of common stock as a result of an institutional lender converting $8,000 of debt into shares of common stock at a price determined by a formula in the loan agreement.

On April 22, 2011, we issued 1,000 shares of common stock to the holder of a $50,000 convertible note as payment of prepaid interest as required under terms of the note.

On May 2, 2011, we issued 3,922 shares of common stock and a warrant to purchase 3,922 shares at $6.38 per share to an investor in return for his $25,000 investment in the Company.

On May 16, 2011, we issued 6,473 shares of common stock as a result of an institutional lender converting $15,000 in debt into shares of common stock at a price determined by a formula in the loan agreement.

On May 23, 2011, we issued 3,343 shares of common stock as a result of an institutional lender converting $7,000 in debt and $2,000 of accrued interest into shares of common stock at a price determined by a formula in the loan agreement.

On May 24, 2011, we issued 6,667 shares of common stock and a warrant to purchase 6,667 shares at $9.00 per share to an investor in return for his $35,000 investment in the Company.

In July and August of 2011, we issued 46,667 shares of common stock and warrants to purchase 46,667 shares at $5.63 per share to seven investors in return for their $210,000 investment in the Company.

On July 12, 2011, we issued 7,620 shares of common stock and a warrant to purchase 7,616 shares at $7.50 per share to an investor in return for his $40,000 investment in the Company.

On July 14, 2011, we issued 766 shares of common stock and a warrant to purchase 766 shares of common stock at $7.50 per share to a consultant for his consulting services.

On August 2, 2011, we issued 1,334 shares of common stock to an officer of the Company in connection with an exercise under a stock option agreement dated June 14, 2011.

In the third and fourth quarters of 2011, the Company issued 16,167 shares of common stock and warrants to purchase 16,167 shares of common stock at $18.75 per share to five investors in return for their $242,500 investment in the Company.

On August 31, 2011, the Company issued 6,334 shares of common stock and a warrant to purchase 6,334 shares of common stock at $5.63 per share to a fund raising consultant.

On August 31, 2011, the Company issued 3,876 shares of common stock to a consultant as partial compensation for investor relations consulting work.

On October 11, 2011, the Company issued 7,667 shares of common stock to a consultant as sole compensation for investor relations consulting work.

In November 2011, the Company issued 2,167 shares of common stock and warrants to purchase 2,167 shares of common stock at $15.00 per share to two investors in return for their $32,500 investment in the Company.

On December 20, 2011, the Company issued 20,623 shares of common stock at $11.25 per share to Dr. Samuel Herschkowitz in return for his $225,000 investment in the Company, and $7,000 Board Meeting Fees.

On February 3, 2012, the Company issued 1,167 shares of common stock to a consultant as compensation for consulting work.

On March 5, 2012, the Company re-issued a warrant to purchase 1,334 shares of common stock at $9.75 per share to an investor for consulting services. The original warrant was issued on June 23, 2008.

On March 6, 2012, the Company re-issued a warrant to purchase 1,334 shares of common stock at $9.75 per share to an investor for consulting services. The original warrant was issued on June 11, 2008.

On March 6, 2012, the Company re-issued a warrant to purchase 952 shares of common stock at $9.75 per share to an investor for consulting services. The original warrant was issued on June 11, 2008.

On March 26, 2012, the Company issued 4,000 shares of common stock at $4.88 per share to Josh Kornberg, currently a Director of the Company for consulting services.

On March 28, 2012, we entered into a Convertible Note Purchase Agreement, dated as of March 28, 2012 between the Company and SOK, an investment partnership. Josh Kornberg is an affiliate of SOK. Pursuant to the Purchase Agreement, we issued a 20% convertible note due August 2012 in the principal amount of up to $600,000. Advances have totaled approximately $357,000 through July 27, 2012. In April 2012, the Company issued the first equity bonus to SOK, consisting of 61,539 shares of common stock. See “Certain Relationships and Related Party Transactions.”

On March 28, 2012, we signed an Amended and Restated Note Purchase Agreement, dated as of December 20, 2011, with Dr. Samuel Herschkowitz (as amended, the “Herschkowitz Purchase Agreement”). Pursuant to the Herschkowitz Purchase Agreement, we issued a 20.0% convertible note due June 20, 2012 in the principal amount of $240,000 for previous advances under the note. The Company has previously issued to Dr. Herschkowitz an equity bonus consisting of 20,623 shares of common stock. An additional 100,000 shares were transferred to Dr. Herschkowitz upon the occurrence of an event of default on the note. See “Certain Relationships and Related Party Transactions.”

In April 2012, a private investor elected to convert a $63,000 convertible note into shares of common stock. The investor also elected to convert $29,000 of a $37,500 convertible note into shares of common stock.

In April 2012, an institutional investor elected to convert $8,500 remaining from an original convertible note of $37,500 into 4,662 shares of common stock.

In April 2012, the Company issued an equity bonus consisting of 1,334 shares of common stock to Dr. Samuel Herschkowitz for an additional $15,000 advance under the December 20, 2011 convertible note due June 20, 2012. Dr. Herschkowitz was also issued 2,178 shares of common stock as an equity bonus for $24,500 Board meeting fees.

In May 2012, the Company issued 5,507 shares of common stock to a former Board member and Officer of the Company in exchange for exercising stock options at $0.75 per share.

In May 2012, the Company issued the second equity bonus to SOK, consisting of 61,539 shares of common stock. See “Certain Relationships and Related Party Transactions.”

In May 2012, the Company issued 43,901 shares of common stock to an institutional investor to transfer debt to equity by an Election to Convert a convertible note.

In May 2012, the Company issued 38,011 shares of common stock to a vendor to transfer debt to equity by an Election to Convert Accounts Payable.

In May 2012, the Company issued 19,520 shares of common stock to an individual investor to transfer debt to equity by an Election to Convert a convertible note.

In May 2012, the Company issued 7,545 shares of common stock to an individual investor to transfer debt to equity by an Election to Convert a convertible note.

In May 2012, the Company issued 20,965 shares of common stock to an individual investor to transfer debt to equity by an Election to Convert a convertible note.

In June 2012, an institutional investor elected to convert $12,000 of a $50,000 convertible note into 5,162 shares of common stock.

In June 2012, the Company issued 5,297 shares of common stock to a vendor to transfer debt to equity by a settlement agreement.

In June 2012, the Company issued 3,698 shares of common stock at $6.75 per share to the Mr. Lawrence Gadbaw the Company’s Chairman of the Board as consulting compensation.

In June 2012, the Company issued 34,284 shares of common stock at $5.25 per share and warrants to purchase 34,284 shares of common stock at $11.25 per share to 8 investors in return for their $179,990 investment in the Company.

In June 2012, an institutional investor elected to convert $18,000 of a $50,000 convertible note into 6,799 shares of common stock.

In June 2012, the Company issued 3,783 shares of common stock to an individual investor to transfer debt to equity by an Election to Convert a convertible note.

In June 2012, an institutional investor elected to convert $20,000 remaining of a $50,000 convertible note, plus $2,000 interest, into 9,877 shares of common stock.

In June 2012, the Company issued 8,334 shares of common stock to an IR firm as sole compensation for investor relations consulting work.

In August 2012, the Company issued 48,278 shares of common stock at $5.25 per share and warrants to purchase 48,278 shares of common stock at $11.25 per share to 16 investors in return for their $253,456.58 investment in the Company.

In August 2012, the Company issued 176,667 shares of stock to Dr. Sam Herschkowitz and 176,667 shares of stock to SOK, per a settlement and forbearance agreement.

In August 2012, the Company issued 15,556 shares of common stock at $11.25 per share as part of a settlement with our former COO.

In October 2012, the Company issued 4,000 shares of common stock at $5.25 per share to an investor relations firm as compensation for investor relations consulting work.

In October 2012, the Company issued 2,095 shares of common stock at $11.25 per share to a vendor as compensation for work completed.

In November 2012, the Company issued 36,191 shares of common stock at $5.25 per share and warrants to purchase 36,191 shares of common stock at $11.25 per share to 5 investors in return for their $190,000 investment in the Company.

On November 6, 2012, we issued and sold convertible promissory notes in the total principal amount of $156,243 to Dr. Herschkowitz and certain of his assignees. Pursuant to the note purchase agreements, we issued to these parties an aggregate 20,833 shares of common stock in consideration of placement of the notes.

In November 2012, the Company issued 958 shares of common stock at $0.75 per share to an investor exercising a warrant.

In December 2012, the Company issued 12,858 shares of common stock at $5.25 per share and warrants to purchase 12,858 shares of common stock at $1.25 per share to 2 investors in return for their $67,500 investment in the Company.

In December 2012 the Company issued 3,148 shares of common stock at $5.25 per share in exchanged for a promissory note without restrictive legend; the note totaled $16,526.40 including principal and interest.

In December 2012 the Company purchased back 4,840 shares of common stock at $6.75 per share from a former COO. The Company remitted payment for the shares directly to the federal and state taxing authorities for payroll taxes pertaining directly to the former COO.

In January 2013, in connection with a private placement offering we issued convertible one year promissory notes that bear interest at 8%, in an aggregate principal amount of $300,000 convertible into 33,334 shares of common stock assuming a conversion rate of $9.00 per share and five year warrants to purchase up to an aggregate of 33,334 shares of the corporation’s common stock at an exercise price of $11.25 per share. The value of the notes are net discounts of $45,517 in 2013; due in January 2014. In addition, we issued to the placement agent for these sales five year warrants to purchase an aggregate of 2,667 shares of common stock at an exercise price of $11.25 per share. All of the notes were converted in September 2013 resulting in 35,168 shares of common stock issued at $9.00 per share.

In January and March, 2013, in connection with a separate and new private placement offering we issued 95,239 shares of common stock at $5.25 per share and warrants to purchase 95,239 shares of common stock at $11.25 per share to 5 investors in return for their $500,000 investment in the Company.

In January 2013, the Company issued 3,869 shares of common stock at $11.25 per share in payment to a vendor for $43,521.39 including principal and interest.

In February 2013, the Company issued 13,334 shares of common stock to an escrow account to secure a settlement agreement with a former note holder. The escrow agent releases  1/3 of the stock back to the Company once per year until the settlement is paid in full. If the Company prepays the balance due then all the stock remaining in escrow is released back to the Company. If the Company defaults, and cannot cure the default within the contracted time period, then the stock is released to the note holder toward payment of the settlement.

In February 2013, the Company issued 3,334 shares of common stock in agreement with an investor relations firm canceling their services.

In March 2013, the Company issued 3,072 shares of common stock to a vendor as part of a cash/stock settlement of their long term note with the Company.

In March 2013, the Company issued 95,239 shares of common stock as an equity bonus. Includes a warrant to purchase 95,239 shares of common stock at $6.00 per share. Includes a warrant to purchase 47,620 shares of common stock at $11.25 per share. Includes a warrant to purchase 2,540 shares of common stock at $6.00 per share. Includes a warrant to purchase 5,080 shares of common stock at $6.00 per share.

On April 22, 2013, the Company issued 2,667 shares of common stock to a former consultant exercising stock options with an exercise price of $0.75.

On April 25, 2013, the Company issued 4,445 shares of common stock to the former CEO exercising stock options with an exercise price of $.75.

On May 7, 2013 the Company converted the notes issuing 14,882 aggregate shares of common stock at $11.25 per share to the note holders. One of the note holder’s is Dr. Herschkowitz, a related party, who received 4,763 shares of common stock.

In May and June 2013, in connection with a private placement offering we issued convertible one year promissory notes that bear interest at 8%, in an aggregate principal amount of $1,000,000 convertible into 80,000 shares of common stock assuming a conversion rate of $13.50 per share and five year warrants to purchase up to an aggregate of 61,482 shares of the corporation’s common stock at an exercise price of $14.85 per share. The value of the notes is net discounts of $275,640 in 2013; due in May and June 2014. In addition, we issued to the placement agent for these sales five year warrants to purchase an aggregate of 5,926 shares of common stock at an exercise price of $13.50 per share. All of the notes were converted in September 2013 resulting in 75,777 shares of common stock issued at $13.50 per share.

In August and September 2013 some warrant holders opted for a cashless warrant exercise resulting in issuing 87,118 shares of common stock pursuant to the warrant instruction for cashless exercise. The Company has entered into a settlement agreement with holders of certain of these warrants resulting in a net reduction of 16,867 shares. Upon the closing of March 3, 2014, such shares will be canceled and will no longer be reflected as outstanding as of December 31, 2013. (see “Subsequent Events” in Note 1 to the Consolidated Financial Statements included in this prospectus).

In September 2013 the Company offered a limited amount of large warrant holders to exercise at a reduced rate of $7.50 per share. Twenty-four warrants were exercised for a total of 139,266 shares for $1,044,490.

In September 2013 the Company issued 2,000 shares of common stock at $28.50 per share for consulting to a public relation/investor relations company.

In September 2013 the Company issued 299,509 shares of common stock at $1.05 per share upon conversion of a secured note, which is no longer outstanding.

In September 2013 the Company issued 648,043 shares of common stock at $1.05 per share to a secured note holder converting the debt to equity. The security interest held by the noteholder has been returned to the Company. UCC forms were filed appropriately.

In September 2013, two directors resigned from the Board. Both received 667 shares of common stock each at $34.375 per share; 267 of these shares were for compensation from serving as Board members and the remaining 400 shares were issued to satisfy previous contractual agreements.

In October 2013, the Company issued to Wisconsin Rural Enterprise Fund, LLC (“WREF”) 5,040 shares of the Company’s common stock in full and final settlement of all of WREF’s claims against the Company related to a certain Stock Purchase and Sale Agreement entered into by and between the Company and WREF on December 2, 2006.

In October 2013 the Company issued 546 shares of the Company’s common stock to two noteholders for missed interest payments when the notes were converted in September 2013. The shares were issued at $13.50 per share.

In October 2013 an employee exercised vested options at $4.88 per share to receive 134 shares of the Company’s common stock.

In October a warrant holder exercised at a reduced rate of $9.38 per share. The warrant was exercised for a total of 13,334 shares for $125,000.

In November 2013 a vendor exercised a portion of options received in payment for executive placement. He received 227 shares of common stock at $5.25 per share.

In December 2013 a warrant holder opted for a cashless warrant exercise resulting in issuing 1,556 shares of common stock pursuant to the warrant instruction for cashless exercise.

In January 2014 a warrant holder opted for a cashless warrant exercise resulting in issuing 1,729 shares of common stock pursuant to the warrant instruction for cashless exercise.

On January 6, 2014, the Company issued 4,336 shares of common stock to the former CEO exercising stock options with an exercise price of $0.75.

In January 2014 a vendor received 2,000 shares of common stock at $20.63 per share in payment for public relations services.

In January 2014 a warrant holder opted for a cashless warrant exercise resulting in issuing 3,324 shares of common stock pursuant to the warrant instruction for cashless exercise.

In January 2014 a vendor exercised a portion of options received in payment for executive placement. He received 267 shares of common stock at $5.25 per share.

In February 2014, we raised $2,055,000 in gross proceeds from a private placement of Series A Convertible Preferred Stock, par value $0.01 (the “Preferred Shares”) pursuant to a Securities Purchase Agreement with certain investors (the “Purchasers”) who purchased 20,550 Preferred Shares, and warrants (the “Warrants”) to acquire an aggregate of approximately 21,538 shares of Common Stock. The Preferred Shares were initially convertible into shares of Common Stock at a conversion price of $19.50 per share of Common Stock, subject to adjustment. The Warrants are exercisable at an exercise price of $24.38 per share and expire five years from the Closing Date. If the Common Stock is not listed on the Nasdaq Stock Market, the New York Stock Exchange, or the NYSE MKT within 180 days of the Closing, the Company was required to issue additional Warrants to purchase additional shares of Common Stock, equal to 30% of the shares of Common Stock which the Preferred Shares each Purchaser purchased are convertible into. As of August 4, 2014, the Company issued additional warrants to purchase 61,542 shares to the Purchasers in connection with this provision. See (“Subsequent Events” in Note 1 to the Consolidated Financial Statements included in this prospectus).

In February 2014 two warrant holders opted for a cashless warrant exercise resulting in issuing 2,175 shares of common stock pursuant to the warrant instruction for cashless exercise.

In February 2014 a warrant holder exercised his warrant resulting in issuing 2,667 shares of common stock at an exercise price of $13.50 per share for $36,000.

In February 2014 the Company issued 1,334 shares of common stock at $17.25 per share to a vendor as part of a contract for investor relations consulting.

In February 2014, as a result of completing payments for the first of three years pursuant to a settlement agreement, 13,334 shares of common stock held in escrow was canceled and reissued for 8,889 shares. The shares held in escrow will reduce by 4,445 shares in February 2015 and then again for the remaining 4,445 shares in February 2016 as the settlement is paid without default.

In March 2014 four warrant holders opted for a cashless warrant exercise resulting in issuing 7,918 shares of common stock pursuant to the warrant instruction for cashless exercise.

In March 2014 one warrant holder opted for a cashless warrant exercise resulting in issuing 299 shares of common stock pursuant to the warrant instruction for cashless exercise.

In March 2014 the Company issued preferred dividends pursuant to the PPM agreement. The preferred shares were converted into common stock resulting in the issuance of 971 shares of common stock.

In March 2014 a warrant holder exercised a combined cashless and cash warrant exercise. The cashless exercise resulted in issuing 3,334 shares of common stock pursuant to the warrant instruction for exercise. The cash exercise resulted in the issuance of 4,445 shares of common stock at an exercise price of $11.25 per share.

In April 2014, SOK transferred 20,000 shares of common stock, par value $0.01, to six shareholders. Frank Mancuso is currently serving, and Arnon Dreyfuss previously served on the Board of Directors. Mr. Mancuso received 3,334 shares and Dr. Dreyfuss received 6,667 shares.

In May 2014, the Company issued 2,134 shares of common stock at $11.25 per share to a vendor as part of a contract for investor relations consulting.

In May 2014, the Company issued 1,334 shares of common stock at $18.75 per share to a vendor as part of a contract for investor relations consulting.

In May 2014, a warrant holder opted for a cashless warrant exercise resulting in issuing 3,725 shares of common stock pursuant to the warrant instruction for cashless exercise.

On June 30, 2014, the Company issued dividends to the holders of Preferred Shares in the form of common stock per a stipulated $19.50 per share. As a result 1,560 shares of common stock were issued to the Preferred Holders.

On July 23, 2014, the Company entered into Securities Purchase Agreements with certain investors, including SOK, an affiliate of the Company, pursuant to which the Company agreed to offer and sell an aggregate of $733,173.60 in principal amount of senior convertible notes, in addition to warrants to purchase shares of the Company’s common stock.

In July 2014, a warrant holder opted for a cashless warrant exercise resulting in issuing 1,411 shares of common stock pursuant to the warrant instruction for cashless exercise. The warrant holder notified the Company at the close of the second quarter that the original warrant had been lost in a fire. The warrant holder wanted to exercise his warrant but needed a replacement warrant to do so. The Company had already reported that the warrant had expired at the end of the second quarter. The Company issued a replacement warrant early in the third quarter and the warrant holder immediately opted for a cashless exercise.

On July 31, 2014, the Company, pursuant to a securities purchase agreement dated July 31, 2014 between the Company and the purchaser named therein, offered and sold an aggregate of $122,195.60 in principal amount of senior convertible notes, in addition to warrants to purchase shares of the Company’s common stock.

In August 2014, a warrant holder exercised his warrant resulting in issuing 11,112 shares of common stock at an exercise price of $5.63 per share for $62,500.

In August 2014 a vendor exercised a portion of options received in payment for executive placement. He received 334 shares of common stock at $5.25 per share.

On August 8, 2014 the Company, pursuant to a securities purchase agreement dated August 8, 2014 between the Company and the purchaser named therein, offered and sold an aggregate of $305,489.00 in principal amount of senior convertible notes, in addition to warrants to purchase shares of the Company’s common stock.

On August 12, 2014, the Company, pursuant to a securities purchase agreement dated August 12, 2014 between the Company and the purchaser named therein, offered and sold an aggregate of $122,195.60 in principal amount of senior convertible notes, in addition to warrants to purchase shares of the Company’s common stock.

On September 4, 2014 the Company, pursuant to a securities purchase agreement dated September 4, 2014 between the Company and the purchaser named therein, offered and sold an aggregate of $30,548.90 in principal amount of senior convertible notes, in addition to warrants to purchase shares of the Company’s common stock.

On September 5, 2014 the Company, pursuant to a securities purchase agreement dated September 5, 2014 between the Company and the purchaser named therein, offered and sold an aggregate of $488,782.40 in principal amount of senior convertible notes, in addition to warrants to purchase shares of the Company’s common stock.

In October 2014, SOK Partners, LLC transferred 138,977 shares of Skyline Medical common stock to Prospect Park Capital Corp. a nonaffiliated company. There are two Directors, Joshua Kornberg and Frank Mancuso, Jr., on the Board of Prospect Park Capital Corp. that are also Directors on the Board of Skyline Medical Inc. Mr. Kornberg is also CEO and President of Skyline Medical Inc.

In November 2014, the Company issued warrants to an advisor to purchase 5,557 shares of common stock at $12.38 per share, subject to adjustment of the exercise price in certain events.

In connection with the closing of this offering, the Company will issue an aggregate of 93,056 shares to the Convertible Noteholders in consideration for the Convertible Noteholders’ converting certain balances of their 2014 Convertible Notes upon the closing of this offering and the execution of a general release, pursuant to which the Convertible Noteholders agree to release the Company from any and all claims, demands, actions, causes of actions, damages, obligations, liabilities and suits of whatsoever kind or nature arising from, relating to, or otherwise in connection with the 2014 Convertible Notes.

In connection with the closing of this offering, 31 Group will exercise its warrant resulting in the issuance of 4,041 shares of common stock at an exercise price of $12.375 per share for $50,000.

Unless otherwise specified above, the Company believes that all of the above transactions were transactions not involving any public offering within the meaning of Section 4(a)(2) of the Securities Act, since (a) each of the transactions involved the offering of such securities to a substantially limited number of persons; (b) each person took the securities as an investment for his/her/its own account and not with a view to distribution; (c) each person had access to information equivalent to that which would be included in a registration statement on the applicable form under the Securities Act; and (d) each person had knowledge and experience in business and financial matters to understand the merits and risk of the investment; therefore no registration statement needed to be in effect prior to such issuances. All share and per share amounts provided above have been adjusted to give effect to the 1:75 Reverse Stock Split.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

See “Exhibit Index” below, which follows the signature pages to this registration statement.

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

(a) (1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, an increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	[Intentionally omitted]
(5)	For the purpose of determining any liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(7)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(i)	The undersigned Registrant hereby undertakes that it will:
(1)	for determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.
(2)	for determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Eagan, on November 25, 2014.

SKYLINE MEDICAL INC.
By: /s/ Joshua Kornberg Joshua Kornberg Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date
/s/ Joshua Kornberg Joshua Kornberg	President, Chief Executive Officer (principal executive officer), and Interim Chairman of the Board	November 25, 2014
/s/ Bob Myers Bob Myers	Chief Financial Officer (principal financial and accounting officer)	November 25, 2014
* Frank Mancuso, Jr.	Director	November 25, 2014
* Thomas J. McGoldrick	Director	November 25, 2014
* Andrew Reding	Director	November 25, 2014
* Ricardo Koenigsberger	Director	November 25, 2014
* /s/ Joshua Kornberg as attorney-in-fact.

EXHIBIT INDEX

Exhibit Number	Description
1.1**	Form of Underwriting Agreement
2.1	Agreement and Plan of Merger, dated December 16, 2013, between Skyline Medical Inc., a Minnesota corporation, and the registrant(1)
3.1	Certificate of Incorporation(1)
3.2	Certificate of Amendment to Certificate of Incorporation regarding reverse stock split, filed with the Delaware Secretary of State on October 20, 2014(20)
3.3	Bylaws(18)
3.4	Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock(2)
4.1	Form of Warrant(2)
4.2	Form of Warrant(7)
4.3	Form of Warrant(11)
4.4	Form of Warrant(15)
4.5	Form of Warrant(16)
4.6	Amended and Restated 2012 Stock Incentive Plan(3)
4.7	Form of Senior Convertible Note(19)
4.8	Form of Warrant issued to investors of Convertible Notes(19)
4.9	Form of Registration Rights Agreement(19)
4.10	Form Waiver and Consent of, and Notice to, Holder of Preferred Stock of the registrant(19)
4.11**	Form of Warrant Agency Agreement by and between Skyline Medical Inc. and Corporate Stock Transfer, Inc. and Form of Warrant Certificate
4.12**	Form of Representative’s Warrant (included as part of Exhibit 1.1)
5.1**	Opinion of Maslon Edelman Borman & Brand, LLP
10.1	Form of Securities Purchase Agreement, dated as of February 4, 2014, by and among the registrant and certain Purchasers(2)
10.2	Settlement Agreement and Mutual General Release dated September 18, 2013, entered into by and among Kevin Davidson, Skyline Medical Inc., Atlantic Partners Alliance, LLC, SOK Partners, LLC, Joshua Kornberg and Dr. Samuel Herschkowitz(4)
10.3	Amended and Restated Executive Employment Agreement with Joshua Kornberg, signed on June 17, 2013 and effective March 14, 2013(6)
10.4	BioDrain Medical, Inc., 2012 Stock Incentive Plan Restricted Stock Award Agreement with Joshua Kornberg, signed on June 17, 2013 and effective March 14, 2013(6)
10.5	Form of Convertible Promissory Note(7)
10.6	Promissory Note in the Principal amount of $100,000 in favor of Brookline Group, LLC, dated as of March 8, 2013(9)
10.7	Form of Securities Purchase Agreement(11)
10.8	Office Lease Agreement between the registrant and Roseville Properties Management Company, as agent for Lexington Business Park, LLC(12)
10.9	Form of Non-Qualified Stock Option Agreement under the 2012 Stock Incentive Plan(13)
10.10	Employment Agreement with Josh Kornberg dated August 13, 2012(13)
10.11	Non-Qualified Stock Option Agreement with Josh Kornberg dated August 13, 2012(13)
10.12	Employment Agreement with Robert Myers dated August 11, 2012(13)

Exhibit Number	Description
10.13	Employment Agreement with David Johnson dated August 13, 2012(13)
10.14	Separation Agreement with Kevin Davidson effective October 11, 2012(13)
10.15	Note Purchase Agreement, dated as of November 6, 2012, between Dr. Samuel Herschkowitz and the registrant(14)
10.16	Note Purchase Agreement, dated as of November 6, 2012, between Dr. Samuel Herschkowitz and the registrant(14)
10.17	Note Purchase Agreement, dated as of November 6, 2012, between Dr. Samuel Herschkowitz and the registrant(14)
10.18	Note Purchase Agreement, dated as of November 6, 2012, between Dr. Samuel Herschkowitz and the registrant(14)
10.19	Amended Lease with Roseville Properties Management Company, Inc. dated January 28, 2013(14)
10.20	Form of Convertible Promissory Note(15)
10.21	Forbearance and Settlement Agreement among the registrant, Dr. Samuel Herschkowitz and SOK Partners, LLC dated August 15, 2012(13)
10.22	Form of Securities Purchase Agreement(16)
10.23	Convertible Note Purchase Agreement between the Company and SOK Partners, LLC dated March 28, 2012, including the form of Convertible Promissory Grid Note(17)
10.24	Amended and Restated Note Purchase Agreement between the Company and Dr. Samuel Herschkowitz dated as of December 20, 2011, including the form of Convertible Promissory Note (issued in the amount of $240,000)(17)
10.25	Letter Agreement, dated August 22, 2013, among Dr. Samuel Herschkowitz, SOK Partners, LLC and the registrant(5)
10.26	Letter Agreement, dated April 25, 2013, among Dr. Samuel Herschkowitz, SOK Partners, LLC and the registrant(8)
10.27	Letter Agreement, dated March 6, 2013, among Dr. Samuel Herschkowitz, SOK Partners, LLC and the registrant(10)
10.28	Form of Securities Purchase Agreement with investors in Convertible Notes(19)
23.1**	Consent of Independent Registered Public Accounting Firm
23.2**	Consent of Maslon Edelman Borman & Brand, LLP (included as part of Exhibit 5.1)
23.3	Power of Attorney (included as part of the signature pages to this registration statement)
101**	Interactive Data File

*	Previously filed.
**	Filed herewith.
(1)	Filed on December 19, 2013 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.
(2)	Filed on February 5, 2014 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.
(3)	Filed on August 27, 2013 as an exhibit to our Proxy Statement on Schedule 14A and incorporated herein by reference.
(4)	Filed on November 14, 2013 as an exhibit to our Quarterly Report on Form 10-Q and incorporated herein by reference.
(5)	Filed on August 28, 2013 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.
(6)	Filed on June 18, 2013 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.

(7)	Filed on June 12, 2013 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.
(8)	Filed on May 1, 2013 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.
(9)	Filed on March 14, 2013 as an exhibit to our Current report on Form 8-K and incorporated herein by reference.
(10)	Filed on March 12, 2013 as an exhibit to our Current Report on Form 8-K (by incorporation by reference from the Schedule 13D/A filed by Dr. Herschkowitz and other parties on March 8, 2013) and incorporated herein by reference.
(11)	Filed on February 26, 2013 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.
(12)	Filed on November 12, 2008 as an exhibit to our Registration Statement on Form S-1 and incorporated herein by reference.
(13)	Filed on October 18, 2012 as an exhibit to our Registration Statement on Form S-1 and incorporated herein by reference.
(14)	Filed on January 31, 2013 as an exhibit to our Registration Statement on Form S-1 (except for Exhibit 10.19, by incorporation by reference from the Schedule 13D/A filed by Dr. Herschkowitz and other parties on November 8, 2012) and incorporated herein by reference.
(15)	Filed on January 15, 2013 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.
(16)	Filed on June 21, 2012 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.
(17)	Filed on April 3, 2012 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.
(18)	Filed on July 24, 2014 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.
(19)	Filed on August 27, 2013 as Appendix C to our Definitive Proxy Statement for the 2013 Annual Meeting and incorporated herein by reference.
(20)	Filed on October 24, 2014 as an exhibit to our Current Report on Form 8-K and incorporated herein by reference.